Exhibit 99.2

                        UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF DELAWARE

 - - - - - - - - - - - - - - - - - - - x
                                       :
                                       :     Chapter 11
In re:                                 :
                                       :     Case No. 02- 12986 (MFW)
GENTEK INC., et al.,                   :
and NOMA COMPANY,                      :
                                       :     Jointly Administered
                           Debtors.    :
 - - - - - - - - - - - - - - - - - - - x


                              [SECOND PROPOSED]*
                  DISCLOSURE STATEMENT WITH RESPECT TO JOINT
              PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11,
      UNITED STATES CODE OF GENTEK INC., ET AL. AND NOMA COMPANY, DEBTORS

D. J. Baker                                                Domenic E. Pacitti (I.D. No. 3989)
Rosalie Walker Gray                                        J. Kate Stickles (I.D. No. 2917)
Adam S. Ravin                                              SAUL EWING LLP
SKADDEN, ARPS, SLATE, MEAGHER                              222 Delaware Avenue
& FLOM LLP                                                 P.O. Box 1266
Four Times Square                                          Wilmington, Delaware  19899
New York, New York 10036-6522                              Telephone:  (302) 421-6800
Telephone: (212) 735-3000                                  Fax:  (302) 421-6813
Fax: (212) 735-2000
                                                           Attorneys for Debtor
-and-                                                      Debtor-in-Possession Noma Company

Mark S. Chehi (I.D. No. 2855)                              Neil B. Glassman (I.D. No. 2087)
Jane M. Leamy (I.D. No. 4113)                              Charlene D. Davis (I.D. No. 2336)
SKADDEN, ARPS, SLATE, MEAGHER                              THE BAYARD FIRM
& FLOM LLP                                                 222 Delaware Avenue, Suite 900
One Rodney Square                                          Wilmington, Delaware 19899
Wilmington, Delaware 19899                                 Telephone: (302) 655-5000
Telephone: (302) 651-3000                                  Fax: (302)658-6395
Fax: (302) 651-3001
                                                           Attorneys for Debtor and  Debtor-in-Possession
Attorneys for Debtors and                                  GenTek Inc. regarding Noma Company and for
Debtors-in-Possession                                      Debtors and Debtors-in-Possession other than
(excluding Noma Company)                                   Noma Company regarding certain matters

Dated:   August 21, 2003
         Wilmington, Delaware


THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS RESERVE THE RIGHT TO MODIFY OR SUPPLEMENT THIS DISCLOSURE STATEMENT AND THE ACCOMPANYING JOINT PLAN OF REORGANIZATION PRIOR TO AND UP TO THE DATE OF APPROVAL OF THIS DISCLOSURE STATEMENT.


* To be deleted upon approval of this Disclosure Statement. If the Disclosure Statement is refiled prior to its approval by the Bankruptcy Court, the Disclosure Statement as refiled will be designated as the [Third Proposed] Disclosure Statement.

                                  DISCLAIMER

                  THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE, OF GENTEK INC., ET AL. AND NOMA COMPANY, DEBTORS (THE "PLAN"). THE INFORMATION MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

                  ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ANNEXED TO THE PLAN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN SHALL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

                  THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF GENTEK INC., OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

                  AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN GENTEK INC., OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES.


--------------------------------------------------------------------------------
THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS RESERVE THE RIGHT TO MODIFY OR SUPPLEMENT THIS DISCLOSURE STATEMENT
AND THE ACCOMPANYING JOINT PLAN OF REORGANIZATION PRIOR TO AND UP TO THE DATE
OF APPROVAL OF THIS DISCLOSURE STATEMENT.
--------------------------------------------------------------------------------


                               TABLE OF CONTENTS

                                                                                                                      Page

I.   INTRODUCTION.......................................................................................................1
II.  OVERVIEW OF THE PLAN...............................................................................................2
     A.   General Structure of the Plan.................................................................................3
     B.   Summary of Treatment of Claims and Interests under the Plan...................................................5
III. PLAN VOTING INSTRUCTIONS AND PROCEDURES...........................................................................16
     A.   Notice to Holders of Claims and Interests....................................................................16
     B.   Voting Rights................................................................................................17
     C.   Solicitation Materials.......................................................................................17
     D.   Voting Procedures, Ballots and Voting Deadline...............................................................18
     E.   Special Notice Concerning Voting.............................................................................19
     F.   Confirmation Hearing and Deadline for Objections to Confirmation.............................................19
IV.  GENERAL INFORMATION CONCERNING THE DEBTORS........................................................................20
     A.   Overview of Business Operations..............................................................................20
     B.   Organizational Structure.....................................................................................20
     C.   Business Operations..........................................................................................20
     D.   Management and Employees.....................................................................................28
     E.   Capital Structure of the Company.............................................................................34
     F.   Summary of Assets............................................................................................37
     G.   Historical Financial Information.............................................................................38
     H.   Events Leading to Commencement of the Chapter 11 Case........................................................38
V.   CHAPTER 11 CASE...................................................................................................39
     A.   Continuation of Business; Stay of Litigation.................................................................39
     B.   First Day Orders.............................................................................................39
     C.   Recognition of the Chapter 11 Case in Canada.................................................................40
     D.   Retention of Professionals...................................................................................40
     E.   Official Appointment of Creditors Committee..................................................................40
     F.   Authorization to Use Cash Collateral.........................................................................41
     G.   Postpetition and Postconfirmation Funding....................................................................41
     H.   Other Material Matters Addressed During the Chapter 11 Case..................................................42
     I.   Plan Process.................................................................................................47
VI.  SUMMARY OF THE PLAN OF REORGANIZATION.............................................................................48
     A.   Overall Structure of the Plan................................................................................48
     B.   Substantive Consolidation....................................................................................48
     C.   Compromise and Settlement....................................................................................50
     D.   Reorganized Capital Structure Created by Plan................................................................52
     E.   Classification and Treatment of Claims and Interests.........................................................54
     F.   Reservation of Rights Regarding Claims.......................................................................71
     G.   Restructuring Transactions...................................................................................71
     H.   Allowed Claims, Distribution Rights and Objections to Claims.................................................74
     I.   Disposition of Executory Contracts and Unexpired Leases......................................................77
     J.   Revesting of Assets; Release of Liens; Effective Date Restructurings.........................................79
     K.   Post-Consummation Corporate Structure, Management and Operation..............................................80
     L.   Confirmation and/or Consummation.............................................................................82
     M.   Releases, Discharge, Injunctions, Exculpation and Indemnification............................................84
     N.   Preservation of Rights of Action.............................................................................87
     O.   Pursuit of Preference Rights.................................................................................87
     P.   Retention of Jurisdiction....................................................................................89
     Q.   Amendment, Alteration and Revocation of Plan.................................................................90
     R.   Plan Implementing Documents..................................................................................91
VII. CERTAIN RISK FACTORS TO BE CONSIDERED.............................................................................91
     A.   General Considerations.......................................................................................92
     B.   Certain Bankruptcy Considerations............................................................................92
     C.   Claims Estimations...........................................................................................92
     D.   Conditions Precedent to Consummation.........................................................................92
     E.   Inherent Uncertainty of Financial Projections................................................................92
     F.   Certain Risk Factors Relating to Securities to be Issued Under the Plan......................................93
     G.   Competition..................................................................................................95
     H.   Raw Materials / Production...................................................................................95
     I.   Market Conditions............................................................................................95
     J.   Cyclicality..................................................................................................95
     K.   Environmental................................................................................................95
     L.   Reliance on Key Personnel....................................................................................97
     M.   Latona Transition............................................................................................97
     N.   Preference Rights............................................................................................97
     O.   Unfunded Pension Liability and Asset Rate of Return..........................................................98
     P.   Risks Related to Foreign Operations..........................................................................98
     Q.   Leverage.....................................................................................................98
     R.   Litigation...................................................................................................99
     S.   Adverse Publicity............................................................................................99
     T.   Certain Tax Considerations...................................................................................99
VIII.     APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS...........................................................99
     A.   Offer and Sale of New Securities Pursuant to the Plan:
          Bankruptcy Code Exemption from Registration Requirements.................................................... 99
     B.   Subsequent Transfers of New Securities......................................................................100
IX.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN..............................................................101
     A.   Certain U.S. Federal Income Tax Consequences of the Plan....................................................101
     B.   Certain Canadian Federal Income Tax Consequences of the Plan
          to Noma Company and Canadian Holders of Claims..............................................................108
X.   FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS..........................................................110
     A.   Feasibility of the Plan.....................................................................................110
     B.   Acceptance of the Plan......................................................................................111
     C.   Best Interests Test.........................................................................................111
     D.   Liquidation Analysis........................................................................................112
     E.   Valuation of the Reorganized Debtors........................................................................112
     F.   Application of the "Best Interests" of Creditors Test to the Liquidation Analysis and the Valuation.........113
     G.   Confirmation Without Acceptance of All Impaired Classes: The "Cramdown" Alternative.........................113
XI.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN........................................................114
     A.   Alternative Plan(s) of Reorganization.......................................................................114
     B.   Liquidation under Chapter 7 or Chapter 11...................................................................114
XII. THE SOLICITATION; VOTING PROCEDURES..............................................................................115
     A.   Parties in Interest Entitled to Vote........................................................................115
     B.   Classes Entitled to Vote to Accept or Reject the Plan.......................................................115
     C.   Solicitation Order..........................................................................................115
     D.   Waivers of Defects, Irregularities, Etc.....................................................................116
     E.   Withdrawal of Ballots; Revocation...........................................................................116
     F.   Special Instructions for holders of Bondholder Unsecured Claims.............................................116
     G.   Voting Rights of Disputed Claimants.........................................................................116
     H.   Further Information; Additional Copies......................................................................117

RECOMMENDATION AND CONCLUSION.........................................................................................118



                              TABLE OF APPENDICES


Appendix A        Joint Plan of Reorganization under Chapter 11, Title 11,
                  United States Code, of GenTek Inc., et al. and Noma Company,
                  Debtors

Appendix B        Pro Forma Financial Projections

Appendix C        Corporate Structure Chart

Appendix D        Historical Financial Information

Appendix E        Liquidation Analysis

Appendix F        Post-Effective Date Corporate Structure Chart

                               I. INTRODUCTION

                  The debtors and debtors-in-possession in the above-referenced Chapter 11 Case include the following related companies (collectively, the "Debtors"):


GenTek Inc.                                                Krone Digital Communications Inc.
Balcrank Products, Inc.                                    Krone Incorporated
Big T-2 Company LLC                                        Krone International Holding Inc.
Binderline Draftline, Inc.                                 Krone Optical Systems Inc.
Con-X Corporation                                          Krone USA, Incorporated
Defiance, Inc.                                             Noma Company
Defiance Kinematics Inc.                                   Noma Corporation
Defiance Precision Products, Inc.                          Noma O.P., Inc.
Defiance Precision Products Management LLC                 PCT Mexico Corporation
Defiance Precision Products Manufacturing LLC              Printing Development, Inc.
Defiance Testing and Engineering Services, Inc.            Reheis, Inc.
Electronic Interconnect Systems, Inc.                      Toledo Technologies Inc.
Fini Enterprises, Inc.                                     Toledo Technologies Management LLC
General Chemical Corporation                               Toledo Technologies Manufacturing LLC
HN Investment Holdings Inc.                                Vigilant Networks LLC
Hy-Form Products, Inc.                                     Waterside Urban Renewal Corporation


                  The Debtors submit this disclosure statement (this "Disclosure Statement") pursuant to Section 1125 of Title 11 of the United States Code (the "Bankruptcy Code"), for use in the solicitation of votes on the Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code, of GenTek Inc. ("GenTek"), et al. and Noma Company, Debtors, dated [__], 2003 (the "Plan"). A copy of the Plan is attached as Appendix A to this Disclosure Statement. All capitalized terms used in this Disclosure Statement but not otherwise defined herein have the meanings ascribed to such terms in the Plan. In addition, all references in this Disclosure Statement to monetary figures refer to United States currency, unless otherwise expressly provided.

                  This Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financial history, their reasons for seeking protection and reorganization under Chapter 11, significant events that have occurred during the Chapter 11 Case and the anticipated organization, operations and financing of the Debtors upon successful emergence from Chapter 11. This Disclosure Statement also describes certain terms and provisions of the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the Plan and the securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

                  By order dated [__], 2003, the Bankruptcy Court has approved this Disclosure Statement as containing "adequate information" in accordance with Section 1125 of the Bankruptcy Code, to enable a hypothetical, reasonable investor typical of holders of Claims against, or Interests in, the Debtors to make an informed judgment as to whether to accept or reject the Plan; and has authorized its use in connection with the solicitation of votes with respect to the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN. No solicitation of votes may be made except pursuant to this Disclosure Statement or the summary of the Disclosure Statement and
Section 1125 of the Bankruptcy Code. In voting on the Plan, holders of Claims entitled to vote should not rely on any information relating to the Debtors and their businesses, other than that contained in this Disclosure Statement or the summary of the Disclosure Statement, the Plan and all exhibits hereto and thereto.

                  Pursuant to the provisions of the Bankruptcy Code, only classes of claims or interests that are (i) "impaired" by a plan of reorganization and (ii) entitled to receive a distribution under such plan are entitled to vote on the plan. In the Debtors' cases, only Claims in Classes 4, 5, 6, 7, 8, 9, 10 and 11 are impaired by and entitled to receive a distribution under the Plan, and only the holders of Claims in those Classes are entitled to vote to accept or reject the Plan. Claims in Classes 1, 2 and 3 are unimpaired by the Plan, and the holders thereof are conclusively presumed to have accepted the Plan. Claims or Interests in Classes 12, 13, 14, 15 and 16, which receive nothing under the Plan, are deemed to have rejected the Plan and the holders of Claims or Interests in each of such Classes are not entitled to vote.

                  FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN, PLEASE SEE ARTICLE VI OF THIS DISCLOSURE STATEMENT, ENTITLED "SUMMARY OF THE PLAN OF REORGANIZATION," AND ARTICLE VII OF THIS DISCLOSURE STATEMENT, ENTITLED "CERTAIN RISK FACTORS TO BE CONSIDERED."

                  THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, CERTAIN EVENTS THAT HAVE OCCURRED IN THE CHAPTER 11 CASE AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE SUMMARIES OF THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE AS OF THE DATE HEREOF, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS AND TO THE EXTENT THEY MAY CHANGE AS PERMITTED BY THE PLAN AND APPLICABLE LAW. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

                  NOTHING CONTAINED HEREIN SHALL BE DEEMED TO CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF ALLOWED CLAIMS OR INTERESTS. YOU SHOULD CONSULT YOUR PERSONAL COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE PLAN.

                  CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the pro forma financial projections set forth in Appendix B annexed hereto (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Debtors do not undertake any obligation to, and do not intend to, update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement will not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof. Moreover, the Projections are based on assumptions that, although believed to be reasonable by the Debtors, may differ from actual results.

                  THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THE HOLDERS OF CLAIMS IN CLASSES 4, 5, 6, 7, 8, 9, 10 and 11. THE DEBTORS URGE SUCH HOLDERS TO VOTE TO ACCEPT THE PLAN.

                           II. OVERVIEW OF THE PLAN

                  The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article VI of this Disclosure Statement, entitled "Summary of the Plan of Reorganization."

                  The Plan provides for the classification and treatment of Claims against and Interests in the Debtors, based upon a joint plan structure supported by substantive consolidation and compromise principles. The Plan designates 14 Classes of Claims and 2 Classes of Interests. These Classes take into account the differing nature and priority under the Bankruptcy Code of the various Claims and Interests.

                  The Plan represents an agreement as to the terms of a consensual reorganization under Chapter 11, reached among the Debtors, the official committee of unsecured creditors appointed pursuant to Section 1102(a) of the Bankruptcy Code in the Chapter 11 Case (the "Creditors Committee") and the secured lenders (the "Existing Lenders") under that certain credit agreement dated as of April 30, 1999, as amended and restated as of August 9, 2000 and as of August 1, 2001 (the "Existing Credit Agreement").

                  The Debtors believe that the Plan presents the best means currently available for their emergence from Chapter 11.

A.       General Structure of the Plan

                  The Plan is structured as a joint plan, pursuant to substantive consolidation or compromise. The terms of the Plan are the product of an agreement reached among the Debtors, the Existing Lenders and the Creditors Committee, as previously mentioned. Claims are treated generally in accordance with the priorities established under the Bankruptcy Code, although given the nature and amount of Secured Claims and the value of the Debtors' assets, the treatment afforded to holders of unsecured Claims, who would not otherwise be entitled to any recovery from the Debtors, results from the willingness of the Existing Lenders as holders of Secured Claims to give up a portion of their recovery. The Existing Lenders have an Allowed Claim in the amount of $756 million (including the Tranche B Lender Deficiency Claim and the Tranche B Lender Secured Claim). As discussed in more detail below, the enterprise value of Reorganized GenTek (including Noma Company) on a going concern basis is assumed to be between $500.0 million and $600.0 million, with a midpoint of $550.0 million. Accordingly, the Existing Lenders are undersecured and the Existing Lenders' Claims will not be paid in full. Distributions to the Existing Lenders, which will consist of Cash and New Securities, will have a value that roughly approximates, but the Debtors believe to be less than, the value of the collateral that secures their Claims. The unsecured deficiency Claims of the Existing Lenders are receiving no recovery. Nevertheless, the Plan proposes that holders of unsecured Claims will share in the new equity to be distributed under the Plan, in the form of New GenTek Common Stock and New GenTek Warrants, or in certain cases, will be entitled to elect to share in a distribution of Cash. Special provisions apply to holders of certain unsecured tort Claims.

                  The following is an overview of certain material terms of the Plan:

         o The Debtors will be reorganized pursuant to the Plan and will continue in operation, achieving the objectives of Chapter 11 for the benefit of their creditors, customers, suppliers, employees and communities.

         o Holders of Administrative Claims, Priority Tax Claims and Other Priority Claims will be paid in full as required by the Bankruptcy Code, unless otherwise agreed by the holders of such claims.

         o Holders of Allowed Existing Lender Secured Claims will share in specified amounts of Cash, New Senior Term Notes, and New GenTek Common Stock. Additional shares of New GenTek Common Stock and New GenTek Warrants may also be received (a) if the Dissenting Bondholder Holdback is applicable; and (b) to the extent that such securities would have been distributed to holders of General Unsecured Claims but for their election of the Cash Option (if applicable) and to holders of Trade Vendor Claims but for their election of the Cash Option or Reduction Option (if applicable).

         o Allowed Tranche B Lender Secured Claims will be acquired by GenTek in exchange for a specified amount of New Senior Term Notes, and New GenTek Common Stock from GenTek, which in the aggregate will have a value of $69 million. Any Tranche B Lender Deficiency Claim will, as applicable, be treated as an Existing Lender Secured Claim or an Existing Lender Deficiency Claim.

         o        The Existing Lender Deficiency Claims will be waived.

         o Subject to the enforcement of subordination rights against any Dissenting Bondholders (if the Dissenting Bondholder Holdback is approved by the Bankruptcy Court), a specific number of shares of New GenTek Common Stock and a specific number of New GenTek Warrants will be made available to holders of Bondholder Unsecured Claims (other than Dissenting Bondholders) the value of which will approximate 10.6% of such Claims.

         o Allowed General Unsecured Claims (except those who elect the Cash Option) and Allowed Trade Vendor Claims (except those who elect the Cash Option or, in the case of Claims in an amount equal to or less than $10,000, the Reduction Option) will receive a Pro Rata distribution of a specific number of shares of New GenTek Common Stock and a specific number of New GenTek Warrants having a value equal to approximately 10.6% of such Allowed Claims, assuming such Allowed Claims aggregate $85 million. The value of the distributions may be greater or less than 10.6% if the aggregate amount of Allowed Claims sharing therein is less or greater than $85 million.

         o In lieu of a distribution of New GenTek Common Stock and New GenTek Warrants and in the event that a sufficient number of votes are received in Class 7 or Class 8 to constitute an acceptance of the Plan by either such Classes under Bankruptcy Code Section 1126(c), each holder of an Allowed General Unsecured Claim (if Class 7 accepts the Plan) and/or each holder of an Allowed Trade Vendor Claim (if Class 8 accepts the Plan) who elects the Cash Option will receive payments in Cash in an amount representing up to, but not exceeding, 6% of the Allowed amount of such holder's Claim, with the payment amount depending upon the amount of other Allowed General Unsecured Claims and Allowed Trade Vendor Claims participating in the Cash Election. Those holders of Trade Vendor Claims in an amount equal to or less than $10,000 who elect the Reduction Option will receive cash equal to $250 and nothing else.

         o Holders of Allowed General Unsecured Claims and Allowed Trade Vendor Claims against Noma Company will receive the same distributions as holders of such Claims against the other Debtors, but their distributions will be deemed to have been made by GenTek rather than Noma Company, pursuant to a deemed transfer of their Claims to GenTek in exchange for such distributions. Such Allowed Claims will thereafter be held by Reorganized GenTek as intercompany debt of Reorganized Noma Company.

         o Certain Preference Rights will be transferred to a litigation trust for collection. Any net recoveries will be distributed among holders of Allowed Existing Lender Secured Claims (60%), Allowed General Unsecured Claims, Allowed Trade Vendor Claims, Allowed California Tort Claims (if Class 10 Acceptance is not obtained), and Allowed Pennsylvania Tort Claims (if Class 11 Acceptance is not obtained) (25%), and Allowed Bondholder Unsecured Claims (15%).

         o In the event that a sufficient number of votes are received by the holders of California Tort Claims to constitute an acceptance of the Plan by such Class under Section 1126(c) of the Bankruptcy Code, the holders of California Tort Claims will be deemed to have waived any right to any recovery from the Debtors under the Plan. The automatic stay imposed by Section 362(a) of the Bankruptcy Code will be lifted to the extent necessary to enable the holders of California Tort Claims to prosecute such Claims in California State court and, if a final award in favor of such holders is made by final judgment or settlement agreement, to pursue the Cash proceeds that may thereafter be recoverable by such holders from any applicable liability insurance policy. In the event that an insufficient number of votes are received by the holders of California Tort Claims to constitute an acceptance of the Plan by such Class under Section 1126(c) of the Bankruptcy Code, the Debtors will file an objection to the California Tort Claims and will thereafter seek to have such Claims liquidated as determined by the United States District Court for the District of Delaware. If and to the extent such Claims are Allowed by the United States District Court for the District of Delaware, each holder of such Allowed California Tort Claim will receive a distribution of New GenTek Common Stock and New GenTek Warrants that provides the holders of Allowed California Tort Claims with the same percentage recovery on their Allowed Claims as was received by those holders of Allowed Claims in Classes 7 and 8 who received distributions pursuant to the Equity Option.

         o In the event that a sufficient number of votes are received by the holders of Pennsylvania Tort Claims to constitute an acceptance of the Plan by such Class under Section 1126(c) of the Bankruptcy Code and Pennsylvania Class Settlement Approval is obtained, the Pennsylvania Tort Claim Representative, on behalf of holders of Pennsylvania Tort Claims, will receive in the aggregate: (i) $120,000 in Cash,
                  (ii) the Pennsylvania Tort Claim Note, and (iii) Cash in the amount of $1.3 million payable solely by the Debtors' insurer (without any recourse, whatsoever, against the Debtors). In the event that an insufficient number of votes are received by the holders of Pennsylvania Tort Claims to constitute an acceptance of the Plan by such Class under
                  Section 1126(c) of the Bankruptcy Code or if Pennsylvania Class Settlement Approval is not obtained, the Debtors will seek to have the Claims of the holders of Pennsylvania Tort Claims liquidated in the United States District Court for the District of Delaware and will, to the extent of any judgment obtained against the Debtors that is not covered by insurance, provide such Claim holders with the same percentage recovery on their Allowed Claims as was received by those holders of Allowed Claims in Classes 7 and 8 who received distributions pursuant to the Equity Option.

         o        Old Equity Interests will be cancelled pursuant to Section
                  4.4 of the Plan.

         o The Reorganized Debtors will obtain third party secured financing in a principal amount of approximately $125 million to refinance the DIP Facility, pay administrative and priority claims, provide cash payments to certain prepetition creditors, pay transaction costs, and fund working capital and general corporate purposes of the Reorganized Debtors following their emergence.

B.       Summary of Treatment of Claims and Interests under the Plan

                  The table below summarizes the classification and treatment of the prepetition Claims and Interests under the Plan. For certain Classes of Claims, estimated percentage recoveries are also set forth below. Estimated percentage recoveries have been calculated based upon a number of assumptions, including the amount of Allowed Claims in each Class and the value ascribed to the New Securities to be issued under the Plan.

                  For certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. The Debtors have not yet reviewed and fully analyzed all Proofs of Claim filed in the Chapter 11 Case. Estimated Claim amounts for each Class set forth below are based upon the Debtors' review of their books and records and of certain Proofs of Claim, and include estimates of a number of Claims that are contingent, disputed and/or unliquidated. With respect to Classes 7 and 8, if the aggregate amount of General Unsecured Claims and Trade Vendor Claims that are ultimately Allowed exceeds the Debtors' estimate, the estimated percentage recovery set forth below for holders of Claims in such Classes would be reduced. If the aggregate amount of Allowed General Unsecured Claims and Allowed Trade Vendor Claims equals $85 million, the holders of such Allowed Claims (assuming all elect the Equity Option), will receive a distribution having an approximate value equal to 10.6% of such Allowed Claims. If the aggregate amount exceeds $85 million, the value of distributions will be less than that amount. If the aggregate amount is less than $85 million, the value of distributions will be more than that amount. Accordingly, for these reasons, no representation can be or is being made with respect to whether the estimated percentage recoveries shown in the table below for Classes 7 and 8 will actually be realized by the holders of Allowed Claims in those Classes. Although the Debtors' estimate for Class 7 includes an amount ($7.5 million) for the alleged significant Claims of Honeywell International Inc., that amount may be less than the amount at which such Claims are ultimately Allowed, in which case the aggregate amount of Allowed Claims in Classes 7 and 8 may exceed $85 million, with the effect stated above.

                  The reorganization value of the Reorganized Debtors (including Noma Company) is assumed for the purposes of the Plan to be between approximately $500.0 million to $600.0 million, with a midpoint value of $550.0 million. Based upon the reorganization value of the Debtors' businesses and total debt of $267.5 million, the assumed range of equity values for the Reorganized Debtors approximates $232.5 million and $332.5 million, with a midpoint value of $282.5 million. Assuming a distribution of 10 million shares upon consummation of the Plan, the imputed estimate of the range of equity value on a per share basis is $23.25 to $33.25, with a midpoint of $28.25. Further, the Plan assumes the enterprise value of Reorganized Noma Company to be between approximately $65.0 million and $85.0 million, with a midpoint of $75.0 million.

                  Based on the assumed range of stock prices per share for the New GenTek Common Stock, a value per warrant can be estimated for the New GenTek Warrants. In performing this calculation, the Debtors' financial advisor utilized the Black-Scholes valuation methodology, which requires a number of assumptions in addition to those specific to the New GenTek Warrants. In particular, the three principal assumptions underlying the Black-Scholes methodology relate to the risk-free rate of return, maturity and volatility of the stock underlying the warrants.

                  Using the midpoint value per share for the New GenTek Common Stock and other important assumptions, the Black-Scholes model yields a value for (1) the New Tranche A Warrants, which have an exercise price of $58.50 per share, of $5.14 per warrant (total value of $6.0 million); (2) the New Tranche B Warrants, which have an exercise price of $64.50 per share, of $8.24 per warrant (total value of $5.1 million); and the New Tranche C Warrants, which have an exercise price of $71.11 per share, of $10.78 per warrant (total value of $3.3 million).

                  The foregoing valuations are based on numerous assumptions, including, among other things, an assumption that the operating results projected for the Reorganized Debtors will be achieved in all material respects, including revenue growth and improvements in operating margins, earnings and cash flow. The valuation assumptions also consider, among other matters, (a) market valuation information concerning certain publicly traded securities of certain other companies that are considered relevant, (b) certain general economic and industry information considered relevant to the businesses of the Reorganized Debtors and (c) such other investigations and analysis deemed necessary or appropriate.

                  The valuation assumptions are not a prediction or reflection of post-Confirmation trading prices of the New GenTek Common Stock and the New GenTek Warrants. Such securities may trade at substantially lower or higher prices because of a number of factors, including, but not limited to, those discussed in Article VII. The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.


-------------------------------------------------- -------------------------------------------------------------------------
Class Description                                  Treatment under Plan
-------------------------------------------------- -------------------------------------------------------------------------
Administrative Claims                              An Administrative Claim is a Claim for payment of an administrative expense of a kind specified in Section 503(b) or 1114(e)(2) of the
Estimated Allowed Claims:                          Bankruptcy Code and entitled to priority pursuant to Section
Approximately $38.3 million(1)                     507(a)(1) of the Bankruptcy Code, including, but not limited to, (a)
                                                   the actual, necessary costs and expenses incurred after the Petition
(This estimated amount excludes                    Date of preserving the Estates and operating the businesses of the Debtors,
$33.5 million of letters of credit                 including wages, salaries, bonuses, or commissions for services rendered after
issued and undrawn under the DIP                   the commencement of the Chapter 11 Case, (b) Professional Fee
Facility)                                          Claims, (c) Substantial Contribution Claims, (d) all fees and charges assessed against the Estates under 28 U.S.C. ss.1930, (e)
                                                   all Allowed Claims for reclamation under Section 546(c)(2)(A) of the
                                                   Bankruptcy Code, (f) Cure payments for executory contracts and unexpired leases that are assumed under Section 365 of the
                                                   Bankruptcy Code, and (g) DIP Facility Claims.

                                                   Under the Plan, except as otherwise provided for therein, and subject to the requirements of Sections 12.1 through 12.3 of the
                                                   Plan, on, or as soon as reasonably practicable after, the latest of
                                                   (i) the Effective Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such
                                                   Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, the holder of each such Allowed Administrative Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such different treatment as to which the applicable Debtor and such holder will have agreed upon in writing; provided, however, that
                                                   Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11
                                                   Case will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                                                   Under the Plan, each holder of an Allowed DIP Facility Claim will receive, on the later of the Effective Date or the date on which such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and the holder of such DIP Facility Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed DIP Facility Claim, (i) Cash equal to the full amount of such Allowed DIP Facility Claim, or (ii) such different treatment as to which the Debtors and such holder will have agreed upon in writing; provided, however, that in respect of any letters of credit issued and undrawn under the DIP Facility,
                                                   GenTek will be required to either: (a) cash collateralize such letters of credit in an amount equal to 105% of the undrawn amount of any such letters of credit, (b) return any such letters of credit to the applicable fronting bank undrawn and marked "cancelled", or
                                                   (c) provide a "back-to-back" letter of credit to the issuing bank in a form and issued by an institution reasonably satisfactory to such issuing bank, in an amount equal to 105% of the then undrawn amount of such letters of credit.

                                                   Pursuant to the Plan, the Adequate Protection Claims will be deemed satisfied in full by payments made pursuant to the Cash Collateral
                                                   Orders. Any replacement or other Liens created under such Orders will terminate and will have no further force and effect as of the
                                                   Effective Date.

                                                   Administrative Claims are not classified and are treated as required by the Bankruptcy Code. The holders of such Claims are not entitled to vote on the Plan.

                                                   Estimated Percentage Recovery: 100%

-------------------

(1) The dollar amounts to be included in this table may be revised prior to the date of the hearing to consider approval of the Disclosure
         Statement. The actual amounts of Allowed Claims could materially exceed or could be materially less than the amounts shown herein.

-------------------------------------------------- -------------------------------------------------------------------------
Priority Tax Claims                                Priority Tax Claims are Claims of governmental units for taxes that are entitled to priority pursuant to Section 507(a)(8) of the
                                                   Bankruptcy Code.

Estimated Allowed Claims:
Approximately $3.4 million                         Under the Plan, each holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, release, and discharge of
(Above amount includes an estimated $3 million     and  in exchange for such Allowed Priority Tax Claim, (i) on, or
Claim in favor of the Internal Revenue Service.)   as soon as reasonably practicable after, the later of the Effective
                                                   Date or the date on which such Claim becomes an Allowed Claim, Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii)
                                                   such other different treatment as to which the applicable Debtor and such holder will have agreed upon in writing, or (iii) at the
                                                   Reorganized Debtors' sole discretion, deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority
                                                   Tax Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim.

                                                   Priority Tax Claims are not classified and are treated as required by the Bankruptcy Code. The holders of such Claims are not entitled to vote on the Plan.

                                                   Estimated Percentage Recovery: 100%
-------------------------------------------------- -------------------------------------------------------------------------
Class 1, Other Priority Claims                     Class 1 consists of all Other Priority Claims against the Debtors, which are Claims entitled to priority pursuant to Section 507(a) of the Bankruptcy Code (or, in the case of a Canadian Claim, a Claim entitled
Estimated Allowed Claims:                          to priority over Secured Claims pursuant to applicable Canadian Law),
Approximately $0.0 million                         other than a Priority Tax Claims or Administrative Claim.

                                                   The Plan provides that on, or as soon as reasonably practicable after, the latest of (i) the Effective Date, (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, or (iii) the date on which such Other Priority Claim becomes payable pursuant to any agreement between a Debtor and the holder of such
                                                   Other Priority Claim, each holder of an Allowed Other Priority Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, either (A) Cash equal to the unpaid portion of such Allowed Other
                                                   Priority Claim or (B) such other different treatment as to which the applicable Debtor and such holder will have agreed upon in writing.

                                                   Other Priority Claims are Unimpaired. The holders of such Claims are, therefore, not entitled to vote on the Plan.

                                                   Estimated Percentage Recovery: 100%
-------------------------------------------------- -------------------------------------------------------------------------
Class 2, Convenience Claims                        Class 2 consists of Convenience Claims, which are Claims in an amount equal to or less than $250 (a) against GenTek or any of the
                                                   Subsidiary Debtors (excluding Noma Company) that are not a Secured Claim,
Estimated Allowed Claims:                          Administrative Claim, Priority Tax Claim, Other Priority Claim,
Approximately $0.2 million                         Bondholder Unsecured Claim, California Tort Claim, Pennsylvania Tort
                                                   Claim, Intercompany Claim, Subordinated Claim, Existing Lender
                                                   Deficiency Claim, Tranche B Lender Deficiency Claim, or
                                                   Non-Compensatory Damages Claim; (b) against Noma Company that are not a Secured Claim, Administrative Claim, Priority Tax Claim, Other
                                                   Priority Claim, Intercompany Claim, or Existing Lender Deficiency
                                                   Claim; or (c) based upon a prepetition trade payable in respect of goods or services supplied to any of the Debtors by a vendor or other provider of goods and services in the ordinary course of business.

                                                   Under the Plan, on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, each holder of an Allowed Convenience Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Convenience Claim, Cash in an amount equal to the lesser of (i) the Allowed amount of such Claim or (ii) $250.

                                                   Convenience Claims are Unimpaired. The holders of such Claims are, therefore, not entitled to vote on the Plan.

                                                   Estimated Percentage Recovery: 100%
-------------------------------------------------- -------------------------------------------------------------------------
Class 3, BNS Claims                                Class 3 consists of BNS Claims, which include (i) the BNS Secured
                                                   Claim, which is a Secured Claim of GenTek against Noma Company
Estimated Allowed Claims:                          arising under the Canadian Credit Agreement, and (ii) the
Approximately $5.7 million                         BNS Indemnity Claim, which is the indemnity claim of The Bank of
                                                   Nova Scotia against GenTek.

                                                   The Plan provides that on the Distribution Date, the holder of the
                                                   BNS Secured Claims, in full satisfaction, settlement, release, and discharge of and in exchange for such BNS Claims, will receive cash from Noma Company in an amount equal to such Claims.

                                                   The Plan further provides that as of the Effective Date, the BNS
                                                   Indemnity Claim will be discharged, and the Debtors, the Reorganized
                                                   Debtors, and any Person seeking to exercise rights of creditors of any of the Debtors will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever in connection with or related to that certain Assignment of Debt &
                                                   Security dated October 9, 2002 and that may be asserted against The
                                                   Bank of Nova Scotia.

                                                   BNS Claims are Unimpaired. The holders of such Claims are, therefore, not entitled to vote on the Plan.

                                                   Estimated Percentage Recovery: 100%
-------------------------------------------------- -------------------------------------------------------------------------
Class 4, Existing Lender Secured Claims            Class 4 consists of Existing Lender Secured Claims, which are Secured
                                                   Claims arising under the Existing Credit Agreement as of the Petition
Estimated Allowed Claims:                          Date, other than a Tranche B Lender Secured Claim, but including the
Approximately $506.1 million                       Tranche B Lender Deficiency Claim to the extent that it is a Secured
                                                   Claim.
(Above amount excludes $181.1 million in
Existing Lender Deficiency Claims, which are       Under the Plan, the holders of an Existing Lender Secured Claim, in
receiving no recovery under the Plan.)             full satisfaction, settlement, release, and discharge of and in exchange for such Existing Lender Secured Claim, will receive on the
                                                   Distribution Date, through the Existing Lender Agent, their Pro Rata share, in the aggregate, of (i) an amount equal to $60 million in
                                                   Cash less any adequate protection payments received by the Existing
                                                   Lenders after August 1, 2003 from the proceeds of any tax refund and
                                                   (without duplication) any adequate protection payments received by the Existing Lenders after September 30, 2003, (ii) $216.5 million principal amount of the New Senior Term Notes, (iii) 8,126,177 shares of the New GenTek Common Stock (subject to dilution as set forth in Section 6.7(d) of the Plan), and (iv) if authorized by the
                                                   Bankruptcy Court, a number of shares of New GenTek Common Stock and a number of New GenTek Warrants equal to the Dissenting Bondholder
                                                   Holdback. Additionally, the holders of the Existing Lender Secured
                                                   Claims will receive, on or as soon as practicable after the
                                                   Distribution Date, their Pro Rata share, in the aggregate of the New
                                                   GenTek Common Stock and New GenTek Warrants that would otherwise have been distributed to (i) those holders of General Unsecured
                                                   Claims who elected the Cash Option and (ii) those holders of Trade
                                                   Vendor Claims who elected the Cash Option or the Reduction Option.
                                                   Finally, from time to time as determined by the Litigation Trust
                                                   Committee, the holders of Existing Lender Secured Claims will receive their Pro Rata share of sixty percent (60%) of any of the
                                                   Preference Claim Litigation Trust Proceeds available on the dates that such proceeds are distributed by the Litigation Trust
                                                   Committee. All Liens held as security for the Existing Lender
                                                   Secured Claims will be terminated as of the Effective Date.

                                                   Pursuant to the Plan, the Existing Lenders will accept the distributions provided for Existing Lender Secured Claims in full satisfaction, settlement, release, and discharge of and in exchange for all Claims arising under the Existing Credit Agreement (other than the Tranche B Lender Secured Claim, which will be treated as provided below). The holders of Existing Lender Deficiency Claims will not receive or retain any property under the Plan on account of any Existing Lender Deficiency Claims and all Existing Lender
                                                   Deficiency Claims will be deemed waived by the Existing Lenders and discharged as of the Effective Date.

                                                   Existing Lender Secured Claims are Impaired. The holders of such
                                                   Claims are, therefore, entitled to vote on the Plan.

-------------------------------------------------- -------------------------------------------------------------------------
Class 5, Tranche B Lender Secured Claims           Class 5 consists of Tranche B Lender Secured Claims.  A Tranche B
                                                   Lender Secured Claim is a Secured Claim against Noma Company arising
Estimated Allowed Claims:                          under or in connection with the Tranche B Term Loan Facility under the
Approximately $69.0 million                        Existing Credit Agreement, which Claim will have the deemed value provided in Section 4.3 of the Plan.

                                                   Under the Plan, the Tranche B Lender Secured Claims will be acquired by GenTek in exchange for (i) New Senior Term Notes in the principal amount of $33.5 million, and (ii) 1,256,980 shares of New GenTek
                                                   Common Stock (subject to dilution as set forth in Section 6.7(d) of the Plan) from GenTek, which in the aggregate will have a value equal to the enterprise value of Noma Company, less the value of the
                                                   BNS Secured Claim. Thereafter, the Tranche B Lender Secured Claims
                                                   will be held by Reorganized GenTek as unsecured intercompany claims against Reorganized Noma Company and will be subordinated to all other indebtedness and liabilities of Reorganized Noma Company. All
                                                   Liens held as security for the Tranche B Lender Secured Claims will be terminated as of the Effective Date immediately after the acquisition of GenTek.

                                                   The Tranche B Lender Deficiency Claim will be Allowed in the amount of $75.8 million and will, as applicable, be treated as an Existing
                                                   Lender Secured Claim or an Existing Lender Deficiency Claims in
                                                   accordance with the Plan.

                                                   Tranche B Lender Secured Claims are Impaired. The holders of such
                                                   Claims are, therefore, entitled to vote on the Plan.

-------------------------------------------------- -------------------------------------------------------------------------
Class 6, Other Secured Claims                      Class 6 consists of Other Secured Claims, which are Secured Claims arising prior to the Petition Date against any of the Debtors, other
Estimated Allowed Claims:                          than an Existing Lender Secured Claim, a Tranche B Lender Secured Claim
Approximately $1.0 million                         or a BNS Secured Claim.

(The actual amounts of Allowed Claims for          The Plan provides that on theEffective Date, at the option of the
Class 6 could materially exceed or could be        Reorganized Debtors, with the consent of the Existing Lender Agent,
materially less than the estimated amounts         either (i) the legal, equitable, and contractual rights of each
shown herein.)                                     holder of an Allowed Other Secured Claim will be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy
                                                   Code; (ii) each holder of an Allowed Other Secured Claim will (A)
                                                   retain the Liens securing such Allowed Other Secured Claims and (B)
                                                   receive deferred Cash payments totaling at least the amount of such
                                                   Allowed Other Secured Claim, of a value, as of the Effective Date, of at least the value of such holder's interest in the Estate's interest in such property; (iii) the collateral securing such
                                                   Allowed Other Secured Claim will be surrendered to the holder of such Allowed Other Secured Claim; or (iv) each holder of an Allowed
                                                   Other Secured Claim will be paid in full on the Effective Date.

                                                   Other Secured Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

                                                   Estimated Percentage Recovery:  100%

-------------------------------------------------- -------------------------------------------------------------------------
Class 7, General Unsecured Claims                  Class 7 consists of General Unsecured Claims, which are Claims in an amount greater than $250 (a) against GenTek or any of the Subsidiary
Estimated Allowed Claims:                          Debtors that are not a Secured Claim, Administrative Claim, Priority
Approximately $35.0 million                        Tax Claim, Other Priority Claim, Trade Vendor Claim, Bondholder
                                                   Unsecured Claim, California Tort Claim, Pennsylvania Tort Claim,
(The actual amounts of Allowed Claims              Subordinated Claim, Existing Lender Deficiency Claim, Tranche B
for Class Intercompany Claim,7 could               Lender Deficiency Claim, or Non-Compensatory Damages Claim; and (b)
materially exceed or could be materially           against Noma Company that are not a Secured Claim, Administrative
less than the estimated amounts shown herein.)     Claim, Priority Tax Claim, Other Priority Claim, Trade Vendor Claim,
                                                   Intercompany Claim, Tranche B Lender Deficiency Claim or Existing
                                                   Lender Deficiency Claim. Class 7 specifically includes, without limitation, rejection damage Claims, employee Claims, non-priority tax Claims, environmental Claims, indemnification Claims, customer
                                                   Claims, escheat Claims, and litigation Claims (other than
                                                   Pennsylvania Tort Claims and California Tort Claims).

                                                   The Plan provides that each holder of an Allowed General Unsecured
                                                   Claim is entitled to elect either the (i) Equity Option or (ii) the
                                                   Cash Option. Such election will be irrevocably designated by each holder of a General Unsecured Claim, no later than the Option
                                                   Election Deadline, on the election form provided by the Debtors to such holder on or after the Effective Date. Holders of General
                                                   Unsecured Claims who fail to elect either the Cash Option or the
                                                   Equity Option on such holder's election form will be deemed to have elected the Equity Option, and will receive the corresponding distribution to the extent their Claims are Allowed.

                                                   Under the Plan, each holder of an Allowed General Unsecured Claim who elects the Equity Option, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, will receive on the Distribution Date a distribution of New GenTek
                                                   Common Stock and New GenTek Warrants (subject to dilution as set forth in Section 6.7(d) of the Plan) equal to its Pro Rata share, calculated by including all Allowed General Unsecured Claims
                                                   (including those receiving distributions under the Cash Option), and all Allowed Trade Vendor Claims (including those receiving distributions under the Cash Option and the Reduction Option), of
                                                   (x) 174,365 shares of New GenTek Common Stock (subject to dilution as set forth in Section 6.7(d) of the Plan) and (y) New GenTek
                                                   Warrants as follows: (1) a number of New Tranche A Warrants providing the right to purchase 331,628 shares of New GenTek Common
                                                   Stock, (2) a number of New Tranche B Warrants providing the right to purchase 175,002 shares of New GenTek Common Stock, and (3) a number of New Tranche C Warrants providing the right to purchase 85,471 shares of New GenTek Common Stock. The New GenTek Common Stock and
                                                   New GenTek Warrants that would otherwise have been distributed to those holders of Allowed General Unsecured Claims receiving a distribution pursuant to the Cash Option (as set forth below) will be distributed to the holders of Existing Lender Secured Claims as set forth in Section 4.3(a) of the Plan.

                                                   Under the Plan, in the event that a sufficient number of votes are received in Class 7 to constitute acceptance of the Plan by such
                                                   Class under Bankruptcy Code Section 1126(c), each holder of an
                                                   Allowed General Unsecured Claim who elects the Cash Option, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, will receive payments in Cash on the
                                                   Distribution Date in an amount representing the lesser of (i) 6% of the Allowed amount of such Claim and (ii) such holder's Pro Rata share of $5 million in Cash, with the payment amount depending upon the amount of other Allowed General Unsecured Claims and Allowed
                                                   Trade Vendor Claims (if Class 8 accepts the Plan) participating in the Cash Option. In the event that an insufficient number of votes are received in Class 7 to constitute acceptance of the Plan by such
                                                   Class under Bankruptcy Code Section 1126(c), each holder of an
                                                   Allowed General Unsecured Claim who elects the Cash Option will receive a distribution in accordance with the Equity Option.

                                                   Holders of Allowed General Unsecured Claims, regardless of whether they elect the Equity Option or the Cash Option, will also be entitled to receive, from time to time as determined by the
                                                   Litigation Trust Committee, their Pro Rata share, along with holders of Allowed Trade Vendor Claims and holders of California Tort Claims
                                                   (if Class 10 Acceptance is not obtained), and holders of Allowed
                                                   Pennsylvania Tort Claims (if Class 11 Acceptance is not obtained), of 25% of any of the Preference Claim Litigation Trust Proceeds
                                                   available on the dates that such proceeds are distributed by the
                                                   Litigation Trust Committee.

                                                   General Unsecured Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

                                                   Estimated Percentage Recovery: 10.6% under Equity Option; 6% under
                                                   Cash Option

-------------------------------------------------- -------------------------------------------------------------------------
Class 8, Trade Vendor Claims                       Class 8 consists of Trade Vendor Claims which are Claims in an amount greater than $250 that are based upon prepetition trade payables in respect of goods or services supplied to any of the
Estimated Allowed Claims:                          Debtors by a vendor or other provider of goods or services in the
Approximately $50.0 million                        ordinary course of business.

(The actual amounts of Allowed Claims              Under the Plan, each holder of an Allowed Trade Vendor Claim, is
for Class 8 could materially exceed or             entitled to elect any one of the (i) Equity Option, (ii) the Cash
could be materially less than the                  Option, or (iii) in the case of an Allowed Trade Vendor Claim in an
estimated amounts shown herein.)                   amount equal to or less than $10,000, the Reduction Option. Such election will be irrevocably designated by each holder of a Trade
                                                   Vendor Claim, no later than the Option Election Deadline, on the election form provided by the Debtors to such holder on or after the
                                                   Effective Date. Holders of Trade Vendor Claims who fail to elect either the Equity Option, the Cash Option, or the Reduction Option
                                                   on such holder's election form will be deemed to have elected the
                                                   Equity Option, and will receive the corresponding distribution to the extent their Claim is Allowed.

                                                   Under the Plan, each holder of an Allowed Trade Vendor Claim who elects the Equity Option, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, will receive on the Distribution Date a distribution of New GenTek Common
                                                   Stock and New GenTek Warrants (subject to dilution as set forth in
                                                   Section 6.7(d) of the Plan) having a value equal to its Pro Rata share, calculated by including all Allowed Trade Vendor Claims
                                                   (including those receiving distributions under the Cash Option and the Reduction Option), and all Allowed General Unsecured Claims
                                                   (including those receiving distributions under the Cash Option), of
                                                   (x) 174,365 shares of New GenTek Common Stock (subject to dilution as set forth in Section 6.7(d) of the Plan) and (y) New GenTek
                                                   Warrants as follows: (1) a number of Tranche A Warrants providing the right to purchase 331,628 shares of New GenTek Common Stock, (2)
                                                   a number of New Tranche B Warrants providing the right to purchase
                                                   175,002 shares of New GenTek Common Stock, and (3) a number of New
                                                   Tranche C Warrants providing the right to purchase 85,471 shares of
                                                   New GenTek Common Stock. The New GenTek Common Stock and New GenTek
                                                   Warrants that would otherwise have been distributed to those holders of Trade Vendor Claims receiving a distribution pursuant to the Cash
                                                   Option or the Reduction Option (each as set forth below) will be distributed to the holders of Existing Lender Secured Claims as set forth in Section 4.3(a) of the Plan.

                                                   In addition, under the Plan, in the event that a sufficient number of votes are received in Class 8 to constitute acceptance of the
                                                   Plan by such Class under Bankruptcy Code Section 1126(c), each holder of an Allowed Trade Vendor Claim who elects the Cash Option, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, will receive payments in Cash on the Distribution Date in an amount representing the lesser of (i) 6%
                                                   of the Allowed amount of such Claim and (ii) such holder's Pro Rata share of $5 million in Cash, with the payment amount depending upon the amount of other Allowed Trade Vendor Claims and Allowed General
                                                   Unsecured Claims (if Class 7 accepts the Plan) participating in the
                                                   Cash Option. In the event that an insufficient number of votes are received in Class 8 to constitute acceptance of the Plan by such
                                                   Class under Bankruptcy Code Section 1126(c), each holder of an
                                                   Allowed Trade Vendor Claim who elects the Cash Option will receive a distribution in accordance with the Equity Option.

                                                   Under the Plan, each holder of an Allowed Trade Vendor Claim in an amount equal to or less than $10,000 who elects the Reduction
                                                   Option, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, will receive on the
                                                   Distribution Date $250 in Cash.

                                                   Under the Plan, holders of Allowed Trade Vendor Claims who elect the
                                                   Equity Option or the Cash Option (but not those holders who elect the Reduction Option) will also be entitled to receive, from time to time as determined by the Litigation Trust Committee, their Pro Rata share, along with holders of Allowed General Unsecured Claims, holders of California Tort Claims (if Class 10 Acceptance is not
                                                   obtained), and holders of Allowed Pennsylvania Tort Claims (if Class
                                                   11 Acceptance is not obtained), of 25% of any of the Preference
                                                   Claim Litigation Trust Proceeds available on the dates that such proceeds are distributed by the Litigation Trust Committee.

                                                   Trade Vendor Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

                                                   Estimated Percentage Recovery: 10.6% under Equity Option; 6% under
                                                   Cash Option

-------------------------------------------------- -------------------------------------------------------------------------
Class 9, Bondholder Unsecured Claims               Class 9 consists of Bondholder Unsecured Claims which are Claims arising from or relating to the GenTek 11% Notes, including any claims of the Indenture Trustee on account of the fees and expenses
Estimated Allowed Claims:                          to which it is entitled under the Indenture.
Approximately $215.7 million
                                                   Under the Plan, the Bondholder Unsecured Claims will be deemed
                                                   Allowed in their entirety for all purposes of the Plan and the
                                                   Chapter 11 Case. Each holder of an Allowed Bondholder Unsecured
                                                   Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Bondholder Unsecured Claim, will receive on the Distribution Date its Pro Rata share of (x) 442,478 shares of
                                                   New GenTek Common Stock (subject to dilution as set forth in Section
                                                   6.7(d) of the Plan) and (y) New GenTek Warrants as follows: (i) a number of New Tranche A Warrants providing the right to purchase
                                                   841,556 shares of New GenTek Common Stock, (ii) a number of New
                                                   Tranche B Warrants providing the right to purchase 444,093 shares of
                                                   New GenTek Common Stock, and (iii) a number of New Tranche C
                                                   Warrants providing the right to purchase 216,895 shares of New
                                                   GenTek Common Stock; provided that, to the extent allowed by the
                                                   Bankruptcy Court, the Existing Lenders will enforce, through the
                                                   Dissenting Bondholder Holdback, their subordination and turnover rights under the Indenture against any Dissenting Bondholder. If the
                                                   Bankruptcy Court authorizes the Existing Lenders to enforce their subordination rights so as to preclude a Dissenting Bondholder from receiving a distribution under the Plan, on the Distribution Date, the Dissenting Bondholder Holdback will be immediately distributed to the Existing Lenders pursuant to their subordination and turnover rights. If and to the extent the Bankruptcy Court declines to authorize the Existing Lenders to enforce their subordination rights so as to preclude a Dissenting Bondholder from receiving a distribution under the Plan, each Dissenting Bondholder will receive the same distributions provided to holders of Allowed Bondholder
                                                   Unsecured Claims and the Dissenting Bondholder Holdback will be cancelled.

                                                   Under the Plan, holders of Allowed Bondholder Unsecured Claims will also be entitled to receive, from time to time as determined by the
                                                   Litigation Trust Committee, their Pro Rata share, of 15% of any of the Preference Claim Litigation Trust Proceeds available on the dates that such proceeds are distributed by the Litigation Trust
                                                   Committee.

                                                   Bondholder Unsecured Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

                                                   Estimated Percentage Recovery: 10.6%

-------------------------------------------------- -------------------------------------------------------------------------
Class 10, California Tort Claims                   Class 10 consists of California Tort Claims, which are Claims that are based upon, arise out of or relate to any alleged chemical release (or any response thereto) occurring at or from the Debtors'
Estimated Allowed Claims:                          facility located in Richmond, California.  This Class includes, without
Approximately $0                                   limitation, Claims for indemnification, contribution and reimbursement associated with any such chemical release.
(The estimated amount of Allowed Claims
in Class 10 may be dependent upon the
results of litigation in connection with such      Under the Plan, if Class 10 Acceptance is obtained, in full
Claims. The Debtors believe the Claims are         satisfaction, settlement, release, and discharge of and in exchange
without merit).                                    for the California Tort Claims, the automatic stay imposed by
                                                   Section 362(a) of the Bankruptcy Code will be lifted to the extent necessary to enable the holders of California Tort Claims to prosecute such Claims before the Honorable David Flinn, Superior
                                                   Court Judge, Contra Costa County, State of California (or such other coordination judge in Contra Costa County as may be approved by the
                                                   Judicial Council, Judge Flinn or other authorized judicial body) in accordance with applicable non-bankruptcy law and, if a final award in favor of such holders is made by final judgment or settlement agreement, to pursue the Cash proceeds that may thereafter be recoverable by such holders from any applicable liability insurance policy or policies under which the Debtor General Chemical
                                                   Corporation is an insured party in an amount up to the judgment or settlement amount, as limited by the terms of any applicable policy and applicable insurance, including the amount and type of coverage, if any, available under such policy or policies. Nothing herein will be deemed to give any holder of a California Tort Claim any right of direct action against any insurer, and no provision hereof will be deemed to constitute an assignment of any insurance policy or of an interest therein. Each holder of a California Tort Claim will be deemed to have waived the right to seek any recovery from the
                                                   Debtors on account of such holder's Claim, and no such holder will receive any distribution of property on account of such holder's
                                                   Claim under the Plan. All California Tort Claims will be discharged as against the Debtors as of the Effective Date.

                                                   Under the Plan, if Class 10 Acceptance is not obtained, the Debtors will file an objection to the California Tort Claims and will thereafter seek to have such Claims liquidated as determined by the
                                                   United States District Court for the District of Delaware. During
                                                   the pendency of such objection, the automatic stay imposed by
                                                   Section 362(a) of the Bankruptcy Code will remain in effect as to
                                                   California Tort Claims. If and to the extent such Claims are Allowed by the United States District Court for the District of Delaware, in
                                                   full satisfaction, settlement, release, and discharge of and in exchange for such Allowed California Tort Claim, each holder of such
                                                   Allowed California Tort Claim will receive on the Distribution Date a distribution of New GenTek Common Stock and New GenTek Warrants
                                                   that provides the holders of Allowed California Tort Claims with the same percentage recovery on any uninsured portion of their Allowed
                                                   Claim as was received by those holders of Allowed Claims in Classes
                                                   7 and 8 who received distributions pursuant to the Equity Option.

                                                   Additionally, the Plan provides in the event that Class 10
                                                   Acceptance is not obtained, holders of Allowed California Tort
                                                   Claims will also be entitled to receive, from time to time as determined by the Litigation Trust Committee, their Pro Rata share based upon any uninsured portion of their Allowed Claim, along with holders of holders of Allowed General Unsecured Claims, holders of
                                                   Allowed Trade Vendor Claims, and holders of Allowed Pennsylvania
                                                   Tort Claims (if Class 11 Acceptance is not obtained), of 25% of any of the Preference Claim Litigation Trust Proceeds available on the dates that such proceeds are distributed by the Litigation Trust
                                                   Committee.

                                                   California Tort Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

                                                   Estimated Percentage Recovery: Subject to litigation

-------------------------------------------------- -------------------------------------------------------------------------
Class 11, Pennsylvania Tort Claims                 Class 11 consists of Pennsylvania Tort Claims, which are Claims that are based upon, arise out of or relate to any chemical release (or any response thereto) alleged to have occurred at or from the Debtors'
                                                   facilities located in Marcus Hook, Pennsylvania and North Claymont,
                                                   Delaware.
Estimated Allowed Claims:
Approximately $0.0 million                         Under the Plan, in the event that Class 11 Acceptance is obtained, the  Pennsylvania Tort Claim representative, on behalf of each holder
(In the absence of Class 11 Acceptance,            of an Allowed Pennsylvania Tort Claim, in full satisfaction,
the estimated amount of Allowed Claims             settlement, release, and discharge of and in exchange for each
in Class 11 will be dependent upon the             Pennsylvania Tort Claim, will receive in the aggregate: (i) $120,000
results of litigation in connection with           in Cash from the Debtors; (ii) the Pennsylvania Tort Claim Note; and
such Claims. The Debtors believe the Claims        (iii) a Cash payment in the amount of $1.3 million solely from the
are without merit).                                Debtors' insurer (without any recourse, whatsoever, against the
                                                   Debtors). The foregoing distribution to the Pennsylvania Tort Claim
                                                   Representative will be allocated among the holders of Pennsylvania
                                                   Tort Claims as determined by the terms of the Pennsylvania Class
                                                   Settlement Approval. The automatic stay imposed by Section 362(a) of the Bankruptcy Code will be lifted to the extent necessary to permit the Pennsylvania Class Settlement Approval. Notwithstanding the fact that Class 11 Acceptance is obtained, any holder of an Allowed
                                                   Pennsylvania Tort Claim who validly exercises such holder's Class
                                                   Opt Out Rights shall, individually, receive the treatment that would have been afforded to such holder if Class 11 Acceptance had not been obtained.

                                                   Under the Plan, in the event that Class 11 Acceptance is not obtained, the Debtors will file an objection to the Pennsylvania
                                                   Tort Claims and will thereafter seek to have such Claims liquidated as determined by the United States District Court for the District
                                                   of Delaware. During the pendency of such objection, the automatic stay imposed by Section 362(a) of the Bankruptcy Code will remain in effect as to Pennsylvania Tort Claims. If and to the extent such
                                                   Claims are Allowed by the United States District Court for the
                                                   District of Delaware, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Pennsylvania Tort
                                                   Claim, each holder of such Allowed Pennsylvania Tort Claim will receive on the Distribution Date a distribution of New GenTek Common
                                                   Stock and New GenTek Warrants that provides the holders of Allowed
                                                   Pennsylvania Tort Claims with the same percentage recovery on any uninsured portion of their Allowed Claims as was received by those holders of Allowed Claims in Classes 7 and 8 who received
                                                   distributions pursuant to the Equity Option.

                                                   Additionally, the Plan provides that in the event that Class 11
                                                   Acceptance is not obtained, holders of Allowed Pennsylvania Tort
                                                   Claims will also be entitled to receive, from time to time as determined by the Litigation Trust Committee, their Pro Rata share based upon any uninsured portion of their Allowed Claim, along with holders of Allowed Trade Vendor Claims, holders of Allowed General
                                                   Unsecured Claims, and holders of Allowed California Tort Claims (if
                                                   Class 10 Acceptance is not obtained), of 25% of any of the
                                                   Preference Claim Litigation Trust Proceeds available on the dates that such proceeds are distributed by the Litigation Trust
                                                   Committee.

                                                   Pennsylvania Tort Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

                                                   Estimated Percentage Recovery: Subject to settlement or as determined by litigation

-------------------------------------------------- -------------------------------------------------------------------------
Class 12, Intercompany Claims                      Class 12 consists of Intercompany Claims, which are Claims, other than a BNS Secured Claim, arising prior to the Petition Date against any of the Debtors by another Debtor or by a non-Debtor subsidiary or
Estimated Allowed Claims:                          affiliate of the Debtor but only to the extent that such affiliate is a
Approximately $0.3 million                         direct or indirect subsidiary of GenTek.

(Above amount excludes Intercompany                Under the Plan, subject to the Restructuring Transactions as set
Claims that are subject to the Restructuring       forth in Section 6.3(f) of the Plan, no holder of an Intercompany
Transactions.)                                     Claim will receive or retain any property of the Debtors under the
                                                   Plan on account of such Claim and all Intercompany Claims will be discharged as of the Effective Date.

                                                   Holders of Intercompany Claims are Impaired and will receive no distribution under the Plan. The holders of such Claims are, therefore, deemed to have rejected the Plan and are not entitled to vote on the Plan.

                                                   Estimated Percentage Recovery:  0%

-------------------------------------------------- -------------------------------------------------------------------------
Class 13, Subordinated Claims                      Class 13 consists of Subordinated Claims, which are Claims against any of the Debtors other than Noma Company that are subordinated pursuant to
                                                   Sections 510(b) or (c) of the Bankruptcy Code, which will include any
                                                   Claim arising from the rescission of a purchase or sale of any Old
 Estimated Allowed Claims:                         Security, any Claim for damages arising from the purchase or sale of an
Approximately $0.0 million                         Old Security, or any Claim for reimbursement, contribution, or indemnification on account of any such Claim. A Claim against Noma
                                                   Company that otherwise constitutes a Subordinated Claim but for the exclusion of Noma Company from the definition will be treated as a
                                                   General Unsecured Claim.

                                                   Under the Plan, holders of Subordinated Claims will not receive or retain any property of the Debtors under the Plan on account of such
                                                   Claims. All Subordinated Claims will be discharged as of the
                                                   Effective Date.

                                                   Subordinated Claims are Impaired and will receive no distribution under the Plan. The holders of such Claims are, therefore, deemed to have rejected the Plan and are not entitled to vote on the Plan.

                                                   Estimated Percentage Recovery: 0%


-------------------------------------------------- -------------------------------------------------------------------------

Class 14, Non-Compensatory                         Class 14 consists of Non-Compensatory which are Claims Damages Claims against
Damages Claims                                     any of the Debtors other than Noma Company, but not including any California
                                                   Tort Claim (if a sufficient number of votes are received in Class 10 to constitute an acceptance of the Plan by such Class under Section 1126(c) of
Estimated Allowed Claims:                          the Bankruptcy Code) or any Pennsylvania Tort Claim (if a sufficient number of
Approximately $0.0 million                         votes are received in Class 11 to constitute an acceptance of the Plan by such
                                                   Class under Section 1126(c) of the Bankruptcy Code), for any fine, penalty,
(Amount may increase with respect to               or forfeiture, or multiple, exemplary, or punitive damages, to the extent
components of California Tort Claims or            that such fine, penalty, forfeiture, or damage is not compensation for actual
Pennsylvania Tort Claims depending on              pecuniary loss suffered by the holder of such Claim, including any
the results of litigation.)                        such claim based upon, arising from, or relating to any cause of action whatsoever (including, without limitation, violation of law, personal injury, or wrongful death, whether secured or unsecured, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise); provided, however, that such term will not include any Claim that might otherwise constitute a Non-Compensatory Damages Claim but for a
                                                   Final Order determining such Claim to be allowed as an
                                                   Administrative Claim, DIP Facility Claim, Priority Tax Claim, Other
                                                   Priority Claim, Convenience Claim, Existing Lender Secured Claim,
                                                   Tranche B Lender Secured Claim, BNS Secured Claim, Other Secured
                                                   Claim, General Unsecured Claim, Bondholder Unsecured Claim,
                                                   Intercompany Claim, Existing Lender Deficiency Claim or Subordinated
                                                   Claim.

                                                   Under the Plan, the holders of Non-Compensatory Damages Claims will not receive or retain any property under the Plan on account of such
                                                   Claims. All Non-Compensatory Damages Claims will be discharged as of the Effective Date.

                                                   Non-Compensatory Damages Claims are Impaired and will receive no distribution under the Plan. The holders of such Claims are, therefore, deemed to have rejected the Plan and are not entitled to vote on the Plan.

                                                   Estimated Percentage Recovery: 0%

-------------------------------------------------- -------------------------------------------------------------------------
Class 15, Subsidiary Interests                     Class 15 consists of Subsidiary Interests which are, collectively, the issued and outstanding shares of stock of the Subsidiary
                                                   Debtors, as of the Petition Date.

                                                   Subject to the Restructuring Transactions, as set forth in Section
                                                   6.3(f) of the Plan, for the deemed benefit of the holders of the New
                                                   Securities, General Chemical Corporation (as reorganized) will retain its equity interests in Noma Company, subject to any applicable restrictions arising under the Exit Facility, and the New
                                                   Senior Term Notes Credit Agreement.

                                                   The equity interests in all of the other Subsidiary Debtors will be cancelled. In order to preserve GenTek's corporate structure subject to the Restructuring Transactions, as set forth in Section 6.3(f) of the Plan, and for the deemed benefit of the holders of the New
                                                   Securities, subject to any applicable restrictions arising under the
                                                   Exit Facility, and the New Senior Term Notes Credit Agreement, each such Subsidiary Debtor (other than Noma Company) will issue new common stock which will, be held by its former majority stockholder or any successor thereto under the Restructuring Transactions.

                                                   Subsidiary Interests are Impaired and will receive no distribution under the Plan. The holders of such Interests are, therefore, deemed to have rejected the Plan and are not entitled to vote on the Plan.

                                                   Estimated Percentage Recovery: 0%

-------------------------------------------------- -------------------------------------------------------------------------
Class 16, GenTek Interests                         Class 16 consists of GenTek Interests which are collectively, all equity interests in GenTek, including, without limitation, the Old
                                                   GenTek Common Stock, the Old GenTek Stock Options, together with any
                                                   Warrants, conversion rights, rights of first refusal, or other rights, contractual or otherwise, to acquire or receive any stock or other equity ownership interests in GenTek, and any contracts, subscriptions, commitments, or agreements pursuant to which a party was or could have been entitled to receive shares, securities, or other ownership interests in GenTek as of the Petition Date.

                                                   Under the Plan, all GenTek Interests of any kind, including without limitation, the Old GenTek Common Stock, the Old GenTek Stock
                                                   Options or any Warrants or other agreements to acquire the same
                                                   (whether or not arising under or in connection with any employment agreement), will be cancelled as of the Effective Date and the holders thereof will not receive or retain any property under the
                                                   Plan on account of such Interests.

                                                   GenTek Interests are Impaired and will receive no distribution under the Plan. The holders of such Interests are, therefore, deemed to have rejected the Plan and are not entitled to vote the Plan.

                                                   Estimated Percentage Recovery: 0%

-------------------------------------------------- -------------------------------------------------------------------------

                  THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AGAINST THE DEBTORS AND THUS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

                 III. PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.       Notice to Holders of Claims and Interests

                  Approval by the Bankruptcy Court of this Disclosure Statement means that the Bankruptcy Court has found that this Disclosure Statement, or in the case of the holders of California Tort Claims and Pennsylvania Tort Claims the approved summary, contains information of a kind and in sufficient and adequate detail to enable holders of Claims to make an informed judgment whether to accept or reject the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT OR THE SUMMARY DOES NOT CONSTITUTE EITHER A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR THEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

                  IF THE PLAN IS APPROVED BY THE REQUISITE VOTE OF HOLDERS OF CLAIMS ENTITLED TO VOTE AND IS SUBSEQUENTLY CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, WHETHER OR NOT THEY WERE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS ENTITLED TO VOTE ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES AND SCHEDULES AND, IN THE CASE OF HOLDERS OF CALIFORNIA TORT CLAIMS AND PENNSYLVANIA TORT CLAIMS, THE APPROVED SUMMARY, CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR REJECT THE PLAN.

                  THIS DISCLOSURE STATEMENT, THE PLAN AND, IN THE CASE OF HOLDERS OF CALIFORNIA TORT CLAIMS AND PENNSYLVANIA TORT CLAIMS, THE APPROVED SUMMARY ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, or the approved summary, and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein or therein. No such information will be relied upon in making a determination to vote to accept or reject the Plan.

B.       Voting Rights

                  Pursuant to the provisions of the Bankruptcy Code, only holders of claims and interests in classes that are (a) treated as "impaired" by the plan of reorganization and (b) entitled to receive a distribution under such plan are entitled to vote on the plan. In the Chapter 11 Case, under the Plan, only holders of Claims in classes 4, 5, 6, 7, 8, 9, 10 and 11 are entitled to vote on the Plan. Claims and Interests in other Classes are either unimpaired and their holders are deemed to have accepted the Plan, or they are receiving no distributions under the Plan and their holders are deemed to have rejected the Plan.

                  Notwithstanding the foregoing, only holders of Allowed Claims in the voting Classes are entitled to vote on the Plan. A Claim which is unliquidated, contingent or disputed is not an Allowed Claim, and is thus not entitled to vote, unless and until the amount is estimated or determined, or the dispute is determined, resolved or adjudicated in the Bankruptcy Court or another court of competent jurisdiction, or pursuant to agreement with the Debtors. However, the Bankruptcy Court may deem a contingent, unliquidated or disputed Claim to be allowed on a provisional basis, for purposes only of voting on the Plan. If your Claim is contingent, unliquidated or disputed, you will receive instructions for seeking temporary allowance of your Claim for voting purposes, and it will be your obligation to obtain an order provisionally allowing your Claim.

                  Holders of Allowed Claims in the voting Classes may vote on the Plan only if they are holders as of the Voting Record Date.

C.       Solicitation Materials

                  In soliciting votes for the Plan pursuant to this Disclosure Statement or the approved summary, the Debtors, through their voting agent Logan & Co., Inc. (the "Voting Agent" or "Logan"), will send to holders of Claims who are entitled to vote copies of (a) the Disclosure Statement and Plan, or in the case of the holders of California Tort Claims and Pennsylvania Tort Claims an approved summary, (b) the notice of, among other things, (i) the date, time and place of the hearing to consider confirmation of the Plan and related matters and (ii) the deadline for filing objections to confirmation of the Plan (the "Confirmation Hearing Notice"), (c) one or more ballots (and return envelopes) to be used in voting to accept or to reject the Plan and (d) other materials as authorized by the Bankruptcy Court. Canadian Creditors of Noma Company will be given notice of the date, time and place of the hearing to consider the Confirmation Recognition Order.

                  If you are the holder of a Claim who is entitled to vote, but you did not receive a ballot, or if your ballot is damaged or illegible, or if you have any questions concerning voting procedures, you may contact the following:

                  LOGAN & COMPANY, INC.
                  546 VALLEY ROAD
                  UPPER MONTCLAIR, NEW JERSEY 07043
                  TELEPHONE: (973) 509-3190
                  ATTENTION: ANNA MULRENAN

                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                  FOUR TIMES SQUARE
                  NEW YORK, NEW YORK 10036
                  TELEPHONE: (302) 655-8501
                  ATTENTION: CHRISTOPHER LANO

D.       Voting Procedures, Ballots and Voting Deadline

                  After carefully reviewing the Plan, this Disclosure Statement, or in the case of the holders of California Tort Claims and Pennsylvania Tort Claims the approved summary, and the detailed instructions accompanying your ballot, you are asked to indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the accompanying ballot. You should complete and sign your original ballot (copies will not be accepted) and return it as instructed in the envelope provided.

                  Each ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded ballot or ballots sent to you with this Disclosure Statement or in the case of the holders of California Tort Claims and Pennsylvania Tort Claims with the approved summary.

                  With respect to Bondholder Unsecured Claims, special voting instructions apply to beneficial owners, nominees of beneficial owners and securities clearing agencies. Those special instructions will accompany the ballot provided to holders of Bondholder Unsecured Claims. Those instructions may be different from the general instructions contained herein. In the event of an inconsistency, the special instructions that accompany the ballot should be followed.

                  IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN [__], 2003, AT 4:00 P.M. EASTERN TIME (THE "VOTING DEADLINE") BY THE FOLLOWING:

                  LOGAN & COMPANY, INC.
                  ATTENTION: GENTEK INC., ET AL. AND NOMA COMPANY
                  546 VALLEY ROAD
                  UPPER MONTCLAIR, NEW JERSEY 07043

                  UNLESS OTHERWISE PROVIDED IN THE INSTRUCTIONS ACCOMPANYING THE BALLOTS, FAXED BALLOTS WILL NOT BE ACCEPTED. BALLOTS THAT ARE RECEIVED BUT NOT SIGNED WILL NOT BE COUNTED. BALLOTS THAT ARE SIGNED BUT DO NOT SPECIFY WHETHER THE HOLDER ACCEPTS OR REJECTS THE PLAN WILL BE COUNTED AS AN ACCEPTANCE. DO NOT RETURN ANY STOCK CERTIFICATES, DEBT INSTRUMENTS OR OTHER EVIDENCES OF YOUR CLAIM WITH YOUR BALLOT.

                  If you have any questions about (a) the procedure for voting your Claim, (b) the packet of materials that you have received, or (c) the amount of your Claim, or if you wish to obtain, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact:

                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                  FOUR TIMES SQUARE
                  NEW YORK, NEW YORK 10036
                  TELEPHONE: (302)-655-8501
                  ATTENTION: CHRISTOPHER LANO

                  For further information and general instruction on voting to accept or reject the Plan, see Article XII of this Disclosure Statement and the instructions accompanying your ballot.

                  THE DEBTORS URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE TO EXERCISE THEIR RIGHT BY COMPLETING THEIR BALLOTS AND RETURNING THEM BY THE VOTING DEADLINE.

E. Special Notice Concerning Voting

1. Releases with Respect to Holders of Claims that Vote to Accept the Plan

(a) Releases from Holders of Claims that Vote to Accept the Plan

                  PURSUANT TO THE PLAN, EACH HOLDER OF A CLAIM THAT AFFIRMATIVELY VOTES IN FAVOR OF THE PLAN WILL BE DEEMED TO FOREVER RELEASE, WAIVE, AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION, AND LIABILITIES WHATSOEVER AGAINST
(I) THE DEBTORS' SUBSIDIARIES (INCLUDING NON-DEBTOR SUBSIDIARIES), (II) THE EXISTING LENDERS, THE EXISTING LENDER AGENT, THE CREDITORS COMMITTEE (BUT NOT ITS MEMBERS IN THEIR INDIVIDUAL CAPACITIES), THE INDENTURE TRUSTEE AND THEIR RESPECTIVE PRESENT AGENTS OR PROFESSIONALS, (III) ANY OF THE DIRECTORS, OFFICERS, AND EMPLOYEES OF THE DEBTORS SERVING IMMEDIATELY PRIOR TO THE EFFECTIVE DATE, THOSE OF DEBTORS' DIRECTORS, OFFICERS AND EMPLOYEES DESIGNATED ON EXHIBIT F, AND ANY OF THE DEBTORS' PRESENT AGENTS OR PROFESSIONALS (INCLUDING ANY PROFESSIONALS RETAINED BY THE DEBTORS), AND (IV) LATONA, ANY DIRECTORS, OFFICERS, AND EMPLOYEES OF LATONA SERVING IMMEDIATELY PRIOR TO THE EFFECTIVE DATE, AND ANY PRESENT AGENTS OR PROFESSIONALS OF LATONA (THE PERSONS IDENTIFIED IN CLAUSES (I) THROUGH (IV) COLLECTIVELY, THE "CLAIMHOLDER RELEASEES") IN CONNECTION WITH OR RELATED TO THE DEBTORS, THE CHAPTER 11 CASE, OR THE PLAN (OTHER THAN THE RIGHTS UNDER THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES, AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED THEREUNDER), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREUNDER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT ARE BASED IN WHOLE OR PART ON ANY ACT, OMISSION, TRANSACTION, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS OR THE REORGANIZED DEBTORS, THE CHAPTER 11 CASE, OR THE PLAN.

(b) Releases in Favor of Holders of Claims that Vote to Accept the Plan

                  EACH OF THE CLAIMHOLDER RELEASEES WILL BE DEEMED TO FOREVER RELEASE, WAIVE, AND DISCHARGE ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION, AND LIABILITIES WHATSOEVER TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS OR THE REORGANIZED DEBTORS, THE CHAPTER 11 CASE, OR THE PLAN, AGAINST EACH HOLDER OF A CLAIM THAT AFFIRMATIVELY VOTES IN FAVOR OF THE PLAN.

2.       Dissenting Bondholders

                  ANY GENTEK BONDHOLDER (OR ANY PERSON CLAIMING THROUGH A GENTEK BONDHOLDER) THAT VOTES TO REJECT THE PLAN, OBJECTS TO CONFIRMATION OF THE PLAN OR TAKES OTHER ACTIONS WITH THE INTENT TO FRUSTRATE THE PURPOSES OF THE PLAN, THE BANKRUPTCY COURT MAY AUTHORIZE THE ENFORCEMENT AGAINST THEM OF THE SUBORDINATION PROVISIONS OF THE INDENTURE, WITH THE RESULT THAT THEIR DISTRIBUTIONS UNDER THE PLAN MAY REVERT TO THE EXISTING LENDERS.

F.       Confirmation Hearing and Deadline for Objections to Confirmation

                  Pursuant to Section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Bankruptcy Court has scheduled a Confirmation Hearing for [__], 2003, at [__] [a.m./p.m.] Eastern Time. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. Objections to Confirmation of the Plan must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection, and the amount and Class of the Claim. Any such objection must be filed with the Bankruptcy Court on or before [__], 2003, at [__] [a.m./p.m.] Objections to Confirmation of the Plan are governed by Bankruptcy Rule 9014.

                 IV. GENERAL INFORMATION CONCERNING THE DEBTORS

A.       Overview of Business Operations

                  GenTek, a publicly-owned Delaware corporation, is the parent of a group of 79 companies located in the United States, Canada and other foreign countries (GenTek and all such companies together, the "Company"). Certain of GenTek's businesses were formerly part of the businesses of The General Chemical Group Inc. ("GCG"). On April 30, 1999, GCG separated GenTek's manufacturing and performance products businesses (the "GenTek Business") from GCG's soda ash and calcium chloride industrial chemicals business through a spin-off (the "Spin-off"), by transferring the GenTek Business to GenTek, and distributing the common stock of GenTek to GCG's shareholders. Since the Spin-off, GenTek has been a separate, stand-alone company which operates through its subsidiaries.

                  GenTek and 31 of its direct and indirect subsidiaries (the "Subsidiary Debtors") filed voluntary petitions for reorganization relief under Chapter 11 of the Bankruptcy Code. With the exception of Noma Company, which is organized under the laws of Canada, all of the Subsidiary Debtors are U.S. corporations. GenTek's non-U.S. subsidiaries, other than Noma Company, were not included in the Chapter 11 filings. Noma Company commenced the Canadian Proceedings to recognize and coordinate the Chapter 11 process with respect to Canadian Claims.

                  The Company is a diversified manufacturer of industrial components, performance chemicals and communications products. The Company operates on a worldwide basis through three primary business segments: manufacturing, performance products and communications. The business segments were determined based on several factors, including products and services provided and markets served. Each segment is managed separately. The manufacturing segment serves the automotive, appliance and electronic, and industrial markets; the performance products segment serves customers in many industries, including the environmental services, pharmaceutical and personal care, technology and chemical processing markets; and the communications segment serves the public telecom and private enterprise network markets.

                  The Company's customer base includes leading companies such as: Anixter, Bosch, Colgate-Palmolive, Cummins, Church & Dwight,
DaimlerChrysler, Delphi, DSM, Eaton, Ford, General Electric, General Motors, Georgia Pacific, IBM, Kodak, Unilever, Verizon and Whirlpool.

                  The Company maintains its corporate headquarters in Hampton, New Hampshire, and its primary operational headquarters in Parsippany, New Jersey. The Company operates globally over 80 manufacturing and production facilities, located primarily in the United States and Canada, with additional facilities in Australia, Austria, China, Germany, Great Britain, India, Ireland and Mexico.

                  The Company keeps its books of records and accounts based on annual accounting periods ending on December 31 of each year. Accordingly, all references in this Disclosure Statement to a particular fiscal year refer to the 12-month period ending on December 31 of that year. For example, references to fiscal 2002 are to the fiscal year commencing on January 1, 2002 and ending on December 31, 2002.

B.       Organizational Structure

                  GenTek is a holding company. The operations of GenTek's subsidiaries are managed by General Chemical Corporation ("General Chemical"). The corporate structure of the GenTek and its subsidiaries is reflected in Appendix C. The Plan contemplates certain Restructuring Transactions that will modify portions of the corporate structure. See Section VI.G for a description of the Restructuring Transactions.

C.       Business Operations

                  1. Business Segments

                  As stated above, the Company operates through three primary business segments: manufacturing, performance products and communications. A description of each business segment is provided below.

                           (a) Manufacturing Segment

                               (i) Debtors Engaged in Manufacturing Segment

                  The following Debtors are engaged in the manufacturing segment of the Company's operations: Balcrank Products, Inc., Binderline Draftline, Inc. (inactive), Defiance, Inc., Defiance Kinematics Inc. (inactive), Defiance Precision Products, Inc., Defiance Precision Products Manufacturing LLC, Defiance Testing and Engineering Services, Inc., Defiance Precision Products Management LLC, Electronic Interconnect Systems, Inc., Hy-Form Products, Inc. (inactive), Noma O.P., Inc., Noma Company, Noma Corporation, PCT Mexico Corporation (inactive), Toledo Technologies Management LLC, Toledo Technologies Manufacturing LLC, and Toledo Technologies Inc.

                               (ii) Overview/Manufacturing

                  The manufacturing segment provides a broad range of engineered components and services to three principal markets: automotive, appliance and electronic, and industrial. The Company's products for these markets are described below.

                  Automotive. For the automotive market, the Company provides:

                  o precision-engineered components for valve-train systems, including stamped and machined rocker and roller-rocker arms, cam follower rollers, cam follower roller axles, antifriction bearings and other hardened/machined components;

                  o electronic wire and cable assemblies, such as wire harnesses, molded parts, electro-mechanical assemblies, engine block heaters, battery blankets, ignition cables and various electrical switches, used in the manufacture of automobiles, light and heavy duty trucks and personal recreation vehicles such as snowmobiles and jet-skis;

                  o computer-aided and mechanical vehicle and component testing services for the transportation industry; and

                  o fluid transport and handling equipment for automotive service applications.

                  The Company's precision-engineered stamped and machined engine components for valve-train systems improve engine efficiency by reducing engine friction and component mass. These components are used both in traditional overhead valve and in the increasingly popular single and double overhead cam (OHC) engines which power cars, light trucks and sport utility vehicles. The increased use of these OHC engines has resulted in significant volume growth through market share gains, as vehicle manufacturers are able to obtain better fuel economy and higher horsepower using OHC engines. The Company's wire and cable assembly products include a variety of automotive electronic components for use in original equipment manufacturers' (OEMs) production as well as the aftermarket. The Company is a leading Tier-2 supplier of products such as wire harnesses, engine block heaters, battery blankets, ignition cables and various electrical and electro-mechanical switches and assemblies.

                  Through its automotive testing offerings, the Company provides mechanical testing services and computer-aided design, engineering and simulation services for automotive structural and mechanical systems to OEMs and Tier 1 suppliers. The Company provides a wide range of testing services for automotive components and systems from single sub-systems, such as chassis, suspension, seats and seating assemblies, to entire vehicles. The Company's engineering and simulation services provide customers with finite element modeling, kinematics, crash and variation simulation analyses, experimental dynamics and vehicle development programs, and allow its customers to test their automotive products for durability, stress, noise, vibration and environmental considerations.

                  Appliance and Electronic. The Company produces custom-designed power cord systems and wire and cable assemblies for a broad range of appliances and electronic products including:

                  o household appliances, such as refrigerators, freezers, dishwashers, washing machines, ovens, ranges and vacuum cleaners;

                  o electronic office equipment, including copiers and printers; and

                  o various electronic products, such as medical equipment, ATM machines and gaming machines.

                  The Company's specialized wiring expertise and high quality wire and cable assemblies are generally provided to larger OEM customers. A highly competitive environment has required the Company's customers to improve their productivity by outsourcing to lower cost suppliers. The Company's manufacturing facilities are strategically located in both Canada and Mexico, permitting the Company to share with customers efficiencies gained through its operating scale and cost structure. The Company also owns a 50% interest in PrettlNoma Systems GmbH, a joint venture that produces modular control panel systems for consumer appliance manufacturers. PrettlNoma Systems is based in Neuruppin, Germany and, in addition, operates facilities in Mexico, Poland, Turkey and the United States.

                  Industrial. For the industrial market, the Company manufactures:

                  o custom-designed wire harness and power cord systems for power tools, motors, pumps and other industrial products; and

                  o wire and cable for industrial markets, the commercial and residential construction industries and for a wide variety of end market uses by OEMs.

                                    The Company produces a broad product line
of single and multi conductor wire and cable, wire harnesses and power cord systems. The Company's wire jacketing expertise includes the use of polyvinyl chloride (PVC), rubber, thermoplastic elastomer
(TPE) and cross-link compounds.

                           (b) Performance Products Segment

                               (i) Debtors Engaged in Performance Products
                                   Segment

                  The following Debtors are engaged in the performance products segment of the Company's operations: Fini Enterprises, Inc., General Chemical Corporation, Reheis, Inc., and Waterside Urban Renewal Corporation (inactive).

                               (ii) Overview/Performance Products

                  The Company's performance products segment provides a broad range of value-added products and services to four principal markets: environmental services, pharmaceutical and personal care, technology and chemical processing. The Company's products and services for these markets are described below.

                  Environmental Services. With a network of 34 plants strategically located throughout the United States and Canada, the Company is the largest North American producer of aluminum sulfate, or "alum," which is used as a coagulant in potable water and waste water treatment applications, and a leading supplier of ferric sulfate and other specialty flocculents (polymer-based materials used for settling and/or separating solids from liquids). The Company's water treatment products and services are designed to address the important environmental issues confronting its customers. These value-added products and services provide cleaner drinking water, restore algae-infested lakes, reduce damaging phosphorus runoff from agricultural operations, and significantly reduce pollution from industrial waste water.

                  In the environmental market, the Company also provides sulfuric acid regeneration services to the refining and chemical industries, and pollution abatement and sulfur recovery services to selected refinery customers. Refineries use sulfuric acid as a catalyst in the production of alkylate, a gasoline blending component with favorable performance and environmental properties. The alkylation process contaminates and dilutes the sulfuric acid, thereby creating the need to dispose of or regenerate the contaminated acid. The Company transports the contaminated acid back to the Company's facilities for recycling and redelivers the fresh, recycled acid back to customers. This "closed loop" process offers customers significant savings versus alternative disposal methods and also benefits the environment by significantly reducing refineries' waste streams. Similar regeneration services are provided to manufacturers of ion exchange resins and silicone polymers.

                  Pharmaceutical and Personal Care. The Company is a leading supplier of the active chemical ingredients used in the manufacture of antiperspirants, and also supplies active ingredients used in prescription pharmaceuticals, nutritional supplements, nutraceuticals and veterinary health products.

                  Technology. The Company provides ultrahigh-purity electronic chemicals for the semiconductor and disk drive industries. The Company's electronic chemicals include ultrahigh-purity acids, caustics, solvents, etchants and formulated photo ancillaries for use in the manufacture of semiconductor processing chips and computer disk drives.

                  Chemical Processing. The Company manufactures and/or distributes a broad range of products that serve as chemical intermediates in the production of such everyday products as newspapers, tires, paints, dyes and carpets. The Company's products include:

                  o alum and polymer-based enhanced coagulants used in paper manufacturing to impart water resistance;

                  o sodium and ammonia sulfites used to produce fixing and developing solutions for conventional film and x-ray processing;

                  o sodium nitrite, of which the Company is one of only two North American producers, primarily used as a reactant in the manufacture of dyes, pigments and rubber processing chemicals;

                  o potassium fluoride and fluoborate derivatives sold into the metal treatment, agrochemical, surfactant and analytical reagent markets; and

sulfuric acid, which is used in the manufacture of titanium pigments, fertilizers, synthetic fibers, steel, petroleum and paper, as well as many other products.

                           (c) Communications Segment

                               (i) Debtors Engaged in Communications Segment

                  The following Debtors are engaged in the communications segment of the Company's operations: Big T-2 Company LLC (inactive), Con-X Corporation (inactive), Krone Optical Systems Inc., Krone Digital Communications Inc., Krone International Holding Inc., Krone Incorporated, Krone USA, Incorporated, Printing Developments, Inc., and Vigilant Networks LLC (inactive).

                               (ii) Overview/Communications

                  The communications segment is a global provider of products, systems and services for local and wide area data and communications networks. These products and services use and build on the throughput-enhancing technology that the Company has developed. The Company's offerings include throughput-optimized copper and fiber-optic cabling and connectivity products for both public and private enterprise networks, as well as design, installation and maintenance services for wide-area wireline and wireless networks.

                  The Company competes in the global markets for telecommunications and data networking equipment and services, particularly the public telecom (or access) and private enterprise (or premise) segments of these markets. The public telecommunications network is comprised of the long-haul network (long distance copper and fiber cables), the metro area (city wide) network, and the access portion of the network. The Company competes primarily in this access portion which consists of the telecommunications central office, remote terminals and the local loop also known as the "last mile." The local loop links the enterprise customer's home or office to the metro area and the long-haul portions of the public network. The enterprise segment of the market consists of the voice, data and video networks located within the customer's (or end-user's) premises.

                  The communications segment's customers include Fortune 1000 companies, incumbent local exchange carriers (ILECs), competitive local exchange carriers (CLECs), internet service providers (ISPs), managed service providers (MSPs), data networking equipment distributors, government institutions, public utilities and academic institutions.

                  2. Competition

                  Manufacturing. Competition in the manufacturing segment's markets is based upon a number of factors including design and engineering capabilities, quality, price and the ability to meet customer delivery requirements. In the automotive market, the Company competes with, among others, Eaton, Hitchiner, INA, Sumitomo, Torrington/Timken, Yazaki and captive OEMs. In the appliance and electronic and industrial markets, the Company competes with Belden, General Cable, International Wire, Nexans, Southwire and Viasystems, among others.

                  Performance Products. Although the Company's performance products segment generally has significant market share positions in the product areas in which it competes, most of its end markets are highly competitive. In the pharmaceuticals and personal care market, the Company's major competitors include Giulini, Summit and Westwood.

                  The Company's competitors in the environmental market include the refineries that perform their own sulfuric acid regeneration, as well as DuPont, Marsulex, Peak, PVS Chemical Solutions, Inc. ("PVS") and Rhodia Inc. ("Rhodia"), which also have sulfuric acid regeneration facilities that are generally located near their major customers. In addition, the Company competes with Geo Specialty Chemicals, U.S. Aluminates and other regional players in the water treatment market.

                  Competitors in the technology market include Ashland (pending acquisition by Air Products), GEM Electronics and
Tyco/Mallinckrodt-Baker. Competitors in the chemical processing market include BASF, Calabrian, Rhodia, Solvay S.A. and U.S. Salt.

                  Communications. Competition in the markets served by the communications segment is based on a number of factors, including but not limited to: performance, price, product features, quality and reliability; product-line breadth and end-to-end systems capabilities; global distribution and customer support capabilities; customer service and technical support; relationships with customers, distributors and system integrators; product interoperability and the ability to support emerging protocols; and brand recognition. Further, the ability to achieve and maintain successful performance is dependent on the Company's ability to develop products that meet the ever-changing requirements of data and voice communications technology. Due to the breadth of the Company's products and services, it competes against different competitors in different product and service areas, with the majority of its competitors focusing on only particular segments of the total market in which the Company competes.

                  In the cabling and connectivity systems market, the primary competitors capable of supplying entire solutions are Avaya, Cable Design Technologies, Nexans and Tyco/AMP. Additionally, competitors that supply only the cabling portion of a complete system include Belden, CommScope, General Cable and Optical Cable Corporation. Connectivity competitors include ADC Telecommunications, Corning, Hubbell, Huber & Suhner, Molex, Ortronics, Panduit, Reichle & De-Massari, Siemon and 3M/Quante.

                  3. Raw Materials for Products

                  The Company purchases a variety of raw materials for its businesses. The Company's primary raw materials in its manufacturing segment are copper and steel. The Company's performance products segment's competitive cost position is, in part, attributable to its control of certain raw materials that serve as the feedstocks for many of its products. Consequently, major raw material purchases are limited primarily to sulfuric acid where it is uneconomical for the Company to supply itself due to distribution costs, soda ash (for the manufacture of sodium nitrite), bauxite and hydrate (for the manufacture of alum), zirconium oxychloride (for the manufacture of antiperspirant active ingredients) and sulfur (for the manufacture of sulfuric acid). The primary raw materials used by the communications segment are copper, steel and plastic.

                  4. Restructuring Efforts

                  The Company has been engaged for the last several years in a restructuring process intended to reduce its workforce, close or consolidate facilities and discontinue certain product lines. Such process has been ongoing through the Chapter 11 Case. A description of the Company's restructuring efforts is included below.

                           (a) Prepetition Restructuring

                  During 2001 and 2002, the Company recorded charges totaling $26 million related to employee termination costs for approximately 2,400 employees and $6 million related to lease obligations and other closure costs at facilities no longer in use. The employee terminations impacted all of the Company's business segments, with the majority of the terminations occurring in the manufacturing and communications segments.

                           (b) Decommissioning of Delaware Valley Facility.

                  On February 28, 2003, General Chemical announced a plan to decommission the sulfuric acid production, regeneration, and related operations located in the South Plant at its Delaware Valley Facility in North Claymont, Delaware, subject to the approval of the Bankruptcy Court. The Debtors' motion seeking such approval was granted by the Bankruptcy Court on July 24, 2003, subject to specific terms of settlement reached with several parties in interest. See Section V.H.5. The sulfuric acid operation is expected to cease production no later than November 11, 2003. The business will continue until the decommissioning occurs. To minimize the impact on its sulfuric acid regeneration and merchant acid customers, General Chemical has made arrangements to continue offering services to customers through its four other sulfuric acid facilities, supplemented by agreements with certain strategic partners. In particular, the Company has agreed with Rhodia to allow Rhodia to negotiate to assume responsibility for five of its sulfuric acid regeneration contracts, and with PVS to allow PVS to negotiate to assume responsibility for four other of its sulfuric acid regeneration contracts, in each case subject to entering into appropriate modified contracts with the customers. Other operations of Delaware Valley, including the production of sulfur, fluorine, potassium and ammonia-based compounds and warehousing, distribution and transportation operations will continue. General Chemical has developed a plan for the safe and orderly decommission of the sulfuric acid facility, and will comply with all applicable environmental and other legal obligations with respect to the decommissioning of the facility and any required remediation of the property.

                           (c) Joint Venture Transition of Certain Derivatives
                               Products

                  On February 28, 2003, General Chemical and Esseco S.p.A., a leading European manufacturer and global supplier of sulfur dioxide and a wide range of its derivative products, formed a joint venture, Esseco General Chemical LLC. Initially, the joint venture will focus on the supply and distribution of all grades of sodium metabisulfite, sodium sulfite and sodium thiosulfate, among other products to the North American market. The joint venture became operational in April, 2003.

                           (d) Continuing Restructuring Initiatives

                  The Company is continuing to take steps to enhance the competitive postures of its businesses, to align its costs with the changes in the revenue outlook for each of its businesses and to eliminate inefficient facilities and functions. In particular, the Company expects to close one or more facilities in the manufacturing segment during late 2003.

                  5. Affiliate Transactions

                           (a) Latona Management Agreement

                  GenTek is party to a management agreement with Latona Associates Inc. ("Latona"). Latona is a management company that provides strategic management, business and financial advisory services to the Debtors with respect to, among other matters, the manufacturing and performance products businesses conducted by the Debtors, including strategic guidance and advice with respect to tax, employee benefits insurance and risk management matters. Paul M. Montrone, the current controlling stockholder and Chairman of the Board of GenTek, also controls Latona. In addition, Paul M. Meister, Vice Chairman of the Board of GenTek, is a Managing Director of Latona.

                  GenTek's agreement with Latona currently extends through December 31, 2004. GenTek currently pays Latona approximately $5 million annually, payable quarterly in advance and adjusted annually for increases in the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index. GenTek was charged $5 million, $4.9 million and $4.7 million for the years 2002, 2001 and 2000, respectively. GenTek paid only 75% of the amount due to Latona with respect to the first and second quarters of 2003 as well as for the month of July 2003, and currently intends to similarly reduce payments for the third quarter of 2003.

                  Latona receives payment of its management fee under the management agreement in advance. The Debtors believe that the payments made by GenTek during the one (1)-year period prior to the Petition Date were either not payments on account of antecedent debts or were payments made in the ordinary course of business and would not constitute preferential transfers that may be recovered by GenTek. The Creditors Committee has alleged from time to time that the payments made to Latona under the management agreement could be challenged as fraudulent transfers. It is the position of the Existing Lenders and the Debtors that the amounts of any potential recoveries from the pursuit of fraudulent transfer claims would be limited, the litigation would be difficult and expensive, and there is substantial doubt as to whether the litigation would ultimately be successful. The Creditors Committee has agreed in the context of the global compromise referred to below to forego any challenge to the payments made under the management agreement. Approval of the global compromise will be the subject of a separate motion filed with the Bankruptcy Court.

                           (b) Transition Support Agreement with GCG

                  Pursuant to a transition support agreement (the "Transition Support Agreement"), entered into in connection with the Spin-off, GenTek agreed to provide GCG with tax, legal, management information systems, accounting, treasury, purchasing services, human resources, insurance management and claims administration, and certain other administrative services, and GCG agreed to provide GenTek with certain services, upon which they may agree for the duration of the agreement. For the years ended December 31, 2002, 2001 and 2000, GenTek charged GCG $1.4 million, $1.4 million and $1.7 million, respectively, related to this agreement.

                           (c) Transactions with GCG

                  For the years ended December 31, 2002, 2001 and 2000, GenTek purchased soda ash and calcium chloride from GCG amounting to $2.8 million, $4.0 million, and $4.4 million, respectively. These purchases were made at market rates.

                  During the one (1)-year period prior to the Petition Date, General Chemical made payments to GCG on account of antecedent debts. However, the Debtors believe that GCG may have ordinary course and other recognized defenses to any preferential transfer claims. In any event, as part of the global compromise described below, the Existing Lenders, the Creditors Committee and the Debtors have agreed to waive any such preferential transfer claims. Approval of the global compromise will be the subject of a separate motion filed with the Bankruptcy Court.

                           (d) Management Agreement with Prestolite

                  On August 25, 2000, the Company acquired the digital communications business of Prestolite Wire Corporation ("Prestolite"). Paul M. Montrone beneficially owns a controlling interest in Prestolite, and he and Paul M. Meister are on the Board of Directors of Prestolite. As part of the acquisition of the Prestolite digital communications business, which was approved by a special committee of disinterested directors of the Board of Directors of GenTek, the Company paid Prestolite $250,000 in 2000 for various corporate and administrative transition services provided by Prestolite in respect of the digital communications business. Also as part of this transaction, Prestolite agreed to pay the Company to provide various management services to Prestolite's remaining businesses. Prestolite paid the Company $2.1 million and $2.5 million in 2002 and 2001, respectively, in respect of such services. The management agreement had a one-year initial term, subject to extension. The agreement has been automatically extended for an additional year on each anniversary of the effective date. In addition, pursuant to the management agreement, Prestolite Digital LLC and one of the Debtors, Krone Digital Communications Inc. ("Krone Digital") entered into a Letter Agreement dated August 25, 2000, governing the transfer of certain employees of Prestolite's former Digital Communications Group to Krone Digital and the hiring of certain employees of Prestolite by Krone Digital.

                           (e) Transactions with Prestolite

                  The Company and Prestolite buy and sell certain wire and cable products at market rates from and to each other. Purchases from Prestolite for the years ended December 31, 2002, 2001 and 2000 were $11 million, $9.8 million, and $22.3 million, respectively. Sales to Prestolite for the years ended December 31, 2002, 2001 and 2000 were $3.8 million, $2.6 million, and $2.7 million, respectively.

                  During the one (1)-year period prior to the Petition Date, GenTek made payments to Prestolite on account of antecedent debts. However, the Debtors believe that Prestolite may have ordinary course and other recognized defenses to any preferential transfer claims. In any event, as part of the global compromise described below, the Existing Lenders, the Creditors Committee and the Debtors have agreed to waive any such preferential transfer claims. Approval of the global compromise will be the subject of a separate motion filed with the Bankruptcy Court.

                           (f) Miscellaneous Transactions with Prestolite

                  In addition, the Company permits Prestolite to utilize a portion of its Nogales, Arizona warehouse, for which Prestolite currently pays the Company a portion of the cost of leasing and operating the facility. Payments from Prestolite for the years ended December 31, 2002 and 2001 were $228,000 and $165,000, respectively. Certain of Prestolite's insurance is written under the Company's policies. Prestolite pays its ratable share of the Company's premium for this insurance. Payments from Prestolite for the years ended December 31, 2002, 2001 and 2000 were $268,000, $111,000 and $146,000, respectively. Prestolite permits one of the Company's subsidiaries to share its Southfield, Michigan corporate location. The Company pays Prestolite twenty five (25) percent of the cost of leasing and operating the Southfield premises. Payments by the Company for the years ended December 31, 2002 and 2001 were $113,000 and $76,000, respectively.

                           (g) Global Compromise With Related Entities

                  The Existing Lenders, the Creditors Committee and the Debtors are negotiating a global compromise with the related entities. The global compromise will include amendments to the management agreements with Latona and Prestolite, agreements with Prestolite to continue certain shared premises and product purchase arrangements and to sublease certain property, all on terms favorable to the Debtors, as more particularly described below. As part of the global compromise, all claims, demands and causes of action held by the Debtors against the related entities, including Latona, Prestolite and GCG, will be waived and released. The global compromise will be presented to the Bankruptcy Court for approval by separate motion.

                               (i) Latona

                  The Debtors and Latona are negotiating to amend the management agreement, and to move to assume the management agreement as amended. As of the date hereof, the expected amended terms are as follows:

                  o The term of the management agreement will continue for a period not to exceed one year after the Effective Date.

                  o Commencing on the Effective Date, for the one-year term of the management agreement, Latona will be paid a management fee equal to $3 million, payable in four installments: $900,000 on the Effective Date, $900,000 on the three-month anniversary of the Effective Date, $700,000 on the six-month anniversary of the Effective Date, and $500,000 on the nine-month anniversary of the Effective Date.

                  o If the Reorganized Debtors elect to terminate the management agreement before the end of the term (other than a termination resulting from a material breach of the management agreement by Latona), Latona will nevertheless be entitled to receive the management fee on the installment terms set forth above.

                  o Reorganized GenTek and its new Board of Directors will have reasonable access to Paul M. Montrone, Paul M. Meister and Latona's other employees for the duration of the management agreement.

                  o The Debtors will release Latona and its directors, officers, employees, affiliates and advisors, among others, for any and all claims, causes of action, rights or demands, other than the obligations provided for in the amended management agreement, which the Debtors have or may have as of the date the amended management agreement becomes effective.

                  The parties may agree on other terms and conditions, including an option to the Reorganized Debtors to extend the length of the management agreement on reasonable terms.

                  The Debtors anticipate that Latona issues will be appropriately addressed by amendments to the Latona management agreement. The motion to assume the Latona management agreement as amended and to approve a compromise of claims against Latona will be separately considered by the Bankruptcy Court.

                  The United States Trustee has filed a motion seeking an order compelling the Debtors to seek disgorgement of all payments made to Latona during the pendency of the Chapter 11 Case. The basis for the motion is the United States Trustee's view that Latona is a "professional" that should have been retained as such by order of the Bankruptcy Court, but could not have been so retained due to its status as an insider. The Debtors strongly disagree with that position. In the Debtors' view, Latona is a service provider pursuant to an executory contract. If the United States Trustee prevails on the motion, Latona may decline to make the concessions contemplated in the amended management agreement. In that event, the Debtors will have to decide between assumption without amendments or rejection of the agreement. If the agreement is rejected, the Debtors will have to obtain an alternative service provider to render the services currently provided by Latona. This disruption would likely increase the Reorganized Debtors' general and administrative costs or could have other negative effects. Moreover, without the amended management agreement, the Debtors may be unable to obtain concessions as to agreements with Prestolite. See Section VII.M.

                               (ii) Prestolite

                  The Debtors and Prestolite are negotiating to amend the Prestolite management agreement, to continue certain shared premises and product purchase arrangements and to sublease certain property. As of the date hereof, the expected agreements and other accommodations are as follows:

                  o The term of the management agreement will continue for a period not to exceed one year after the Effective Date.

                  o Commencing on the Effective Date, for the one-year term of the management agreement, the Debtors will be paid a management fee equal to $1.25 million, payable in four installments: $375,000 on the Effective Date, $375,000 on the three-month anniversary of the Effective Date, $300,000 on the six-month anniversary of the Effective Date and $200,000 on the nine-month anniversary of the Effective Date.

                  o If Prestolite elects to terminate the management agreement before the end of the term, the Debtors will nevertheless be entitled to receive the management fee on the installment terms set forth above.

                  o Prestolite will have reasonable access to the Debtors' senior management and other employees for the duration of the management agreement.

                  o During the term of the management agreement, Prestolite will, in addition to paying the management fee, continue to reimburse the Debtors for its pro rata share of the costs associated with certain shared facilities, insurance policies and communications infrastructure. The Debtors estimate that Prestolite's share of such shared services costs will total approximately $850,000 during the one-year term of the management agreement, with actual amounts to be determined by the Debtors consistent with past practice.

                  o Prestolite will agree to continue to purchase certain products from the Debtors during the term of the management agreement, [with terms and conditions to be agreed by the parties.]

                  o Prestolite will enter into a sub-lease agreement for a term to be negotiated, to lease Noma's Nogales, Mexico facility. The Debtors estimate that Prestolite's lease payments for the Nogales facility will approximate $250,000 annually during the term of the sub-lease. Amounts paid under the sub-lease will be consistent with market rents for similar facilities in the Nogales market.

                  o The Debtors will release Prestolite and its directors, officers and employees for any and all claims, causes of action, rights or demands, other than the obligations provided for in the amended management agreement.

                  The Debtors believe that they have appropriately addressed the Prestolite issues by the foregoing accommodations. The motion to approve such accommodations, including the assumption of amended agreements and the release, will be separately considered by the Bankruptcy Court.

D.       Management and Employees

         1. Board of Directors

                  GenTek's Board of Directors (the "Board" or the "Board of Directors") oversees the Company's management, reviews its long-term strategic plans and exercises direct decision making authority in key areas. Set forth below is information with respect to GenTek's Board members:

                  o Paul M. Montrone, Chairman of the Board, has been a director of the GenTek since April 1999. Mr. Montrone has been Chairman of the Board and Chief Executive Officer of Fisher Scientific International Inc. ("Fisher") (scientific laboratory products) since March 1998, Chief Executive Officer and a director of Fisher from prior to 1998 to March 1998. Mr. Montrone is also a director of GCG (Chairman).

                  o Paul M. Meister, Vice Chairman of the Board, has been a director of GenTek since April 1999. Mr. Meister has been Vice Chairman of the Board of Fisher since March 2001 and was Vice Chairman of the Board, Executive Vice President and Chief Financial Officer of Fisher from March 1998 to March 2001. From prior to 1998 to March 1998, Mr. Meister was Senior Vice President and Chief Financial Officer of Fisher. Mr. Meister is also a director of Minerals Technologies Inc., M&F Worldwide Corp., National Waterworks, Inc. and GCG (Vice Chairman).

                  o Bruce L. Koepfgen has been a director of GenTek since September 1999. Mr. Koepfgen is a private investor and President of Koepfgen Company LLC, a management consulting firm, who spent 23 years with Salomon Brothers Inc, 15 of which as a managing director. Most recently, he led Salomon's efforts in Fixed Income Sales and managed its Chicago office. He was also Chairman of Salomon Analytics, a company established to develop sophisticated fixed income analytic tools for institutional investors.

                  o Richard R. Russell has been a director, President and Chief Executive Officer of GenTek since April 1999. Mr. Russell served as President and Chief Executive Officer and a director of GCG from 1994 until April 1999. Mr. Russell has also been the President and Chief Executive Officer of General Chemical since 1986.

                  o Scott M. Sperling has been a director of GenTek since April 1999, and served as a director of GCG from 1996 to 1999. Mr. Sperling has been employed by Thomas H. Lee Partners, L.P. (private equity firm), and its predecessor Thomas H. Lee Company, since prior to 1998. Mr. Sperling currently serves as a Managing Director of Thomas H. Lee Partners, L.P. Mr. Sperling is a director of Fisher, Vertis, Inc., and Wyndham International.

                  o Ira Stepanian has been a director of GenTek since April 1999, and served as a director of GCG from 1996 to 1999. Mr. Stepanian is the retired Chairman and Chief Executive Officer of Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston. Mr. Stepanian spent 32 years with Bank of Boston, serving as Chief Executive Officer (1987-1995) and Chairman (1989-1995) prior to his retirement.

                  GenTek's employee directors do not receive any compensation for services performed as directors or for meeting attendance. Non-employee directors of GenTek (other than Messrs. Montrone and Meister) receive compensation of $40,000 per year, with no additional fees for attendance at Board or committee meetings. Pursuant to the Deferred Compensation Plan for Non-Employee Directors of GenTek, any director entitled to compensation may elect, generally prior to the commencement of any calendar year, to have all or any portion of the director's compensation for such calendar year and for succeeding calendar years credited to a deferred compensation account.

                  The Board has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee.

                  The Audit Committee has consisted of Messrs. Koepfgen, Sperling and Stepanian, with Mr. Stepanian serving as Chairman. The Audit Committee has been responsible, for among other things, the appointment, compensation, retention and oversight of the independent auditors, reviewing with the management and the independent auditors the Company's operating results and resolving any disagreements between the management and the auditors; establishing procedures to handle complaints regarding the Company or its accounting; considering the adequacy of the internal accounting and control procedures of GenTek; and authorizing in advance the audit and non-audit services to be performed by the independent auditors.

                  The Compensation Committee has consisted of Messrs. Koepfgen, Stepanian and Sperling, with Mr. Sperling serving as Chairman. The Compensation Committee has been responsible for the review and recommendation of compensation arrangements for directors and officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans of GenTek and its subsidiaries.

                  The Executive Committee has consisted of Messrs. Montrone, Russell and Stepanian, with Mr. Montrone serving as Chairman. The Executive Committee has been responsible for overseeing the management and direction of all of the businesses and affairs of GenTek, in such manner as the Executive Committee deems in the best interests of GenTek.

                  The Nominating and Corporate Governance Committee has consisted of Messrs. Koepfgen, Sperling and Stepanian, with Mr. Koepfgen serving as Chairman. The Nominating and Corporate Governance Committee has been responsible for recommending the appropriate criteria for the selection of new directors, identifying and recommending candidates qualified and suitable to become members of the Board, overseeing the system of corporate governance, and developing and recommending corporate governance principles, which are reviewed on an annual basis.

         2. Executive Officers and Key Employees

                  Set forth below is information with respect to the Company's executive officers and key employees:

                  o Richard R. Russell, President and Chief Executive Officer and a Director since April 1999. From 1994 until April 1999, he served as the President and Chief Executive Officer and a Director of GCG. Mr. Russell has also been the President and Chief Executive Officer of General Chemical since 1986.

                  o Matthew R. Friel, Vice President, Chief Financial Officer and Treasurer since September 2001. From September 1997 to September 2002, Mr. Friel served as Managing Director of Latona. Latona has provided GenTek with strategic management, business and financial advisory services since 1995.

                  o Mark J. Connor, Assistant Treasurer since October 2000. From 1998 through October 2000, Mr. Connor served as Assistant Treasurer of The Warnaco Group, Inc.

                  o Ronald A. Lowy, Chief Operating Officer of the Krone Group since January 2001. Mr. Lowy served as Vice President and General Manager - Automotive and Industrial Products of Prestolite Wire Corporation from January 2000 to December 2000, and Vice President and General Manager - Automotive Products of Prestolite Wire Corporation from 1995 to 2000.

                  o Kevin J. O'Connor, Vice President and Controller since April 1999. From March 1996 until April 1999, he served as the Controller of GCG. Mr. O'Connor has also served as Controller of General Chemical since 1986.

                  o Ramanlal L. Patel, President of the Manufacturing segment since December 2001. Mr. Patel has also served as President and Chief Executive Officer of Noma Company since January 2001. From 1997 to December 2000, he was Chief Executive Officer of Pram Filtration Corporation.

                  o Charles W. Shaver, Vice President and General Manager for Performance Products since November 2001. Mr. Shaver served as Vice President and General Manager for Performance Products for Arch Chemicals, Inc. from 1999 to November 2001. From September 1996 to 1999 he served as Vice President of Operations and Chief Operating Officer for MMT, Inc.

                  o Scott Sillars, Acting Treasurer since 2002. From 1998 through 2002, Mr. Sillars served as Independent Consultant in general management and corporate finance. Mr. Sillars served as Vice President and Chief Financial Officer of Medifinancial Solutions, Inc. from 1995 through 1998.

                  o Matthew M. Walsh, Vice President and Operations Controller since December 2000. Mr. Walsh served as Vice President and Treasurer from January 2000 through December 2000. Mr. Walsh served as Group Controller-Performance Products of General Chemical from October 1997 to December 1999.

                  3. Employees / Labor Relations

                  At December 31, 2002, the Company had approximately 7,500 employees, of whom approximately 2,500 are full-time salaried employees, approximately 2,200 are full-time hourly employees and approximately 2,800 are hourly employees working in nonunion facilities. Approximately 500 of the Company's 2,500 salaried employees are based in Germany. German-based employees are members of unions and are subject to industry-wide and other collective bargaining agreements. The Company's union contracts have a duration which vary from two to four years. The Company's relations with its different unions are generally good.

                  At December 31, 2002, the Debtors had approximately 3,600 employees in the United States and Canada, of whom approximately 1,100 are full-time salaried employees, approximately 2,400 are full-time hourly employees and approximately 100 are independent contractors or temporary workers.

                  4. Compensation and Benefits

                  The Company has historically provided a competitive compensation and benefit package to its executive officers, senior management and other key personnel, consistent with its belief that the success of its businesses is dependent to a significant extent upon the efforts and abilities of such key personnel.

                           (a) Severance Practices

                  The Company's terminated employees at the professional and middle-management level are eligible to receive severance payments ranging from two months to one year of salary. All terminated employees below the middle-management level are eligible for severance payments equal to at least one week's salary per year of service, with a minimum of two weeks and up to a maximum of 26 weeks.

                  In their Chapter 11 Case, the Debtors requested authorization to continue the practice of paying severance to employees and to continue postpetition the severance practice for employees other than senior executives who reported directly to the Chief Executive Officer or Chief Financial Officer of GenTek (the "Senior Executives"). On November 7, 2002, the Bankruptcy Court authorized the Debtors to continue with its severance practice postpetition to employees below the level of Senior Executives and to pay outstanding prepetition obligations. The Bankruptcy Court also authorized the Debtors to provide severance-related COBRA benefits and any other termination benefit required to be paid by applicable non-bankruptcy statute or regulations to employees at the Senior Executive level and above. Other severance benefits for Senior Executives were subsequently authorized pursuant to the key employee retention plan described below.

                           (b) Bonus Plans

                  Prior to the Petition Date, the Company maintained various types of incentive cash bonus plans at the corporate and subsidiary levels, and profit sharing programs at some plant locations for many employee positions (collectively, the "Bonus Plans"). Payments under the Bonus Plans are generally dependant upon the respective employee's achievement of personal objectives and the year-end performance of the Company. Such payments are generally made in the first quarter of the year after review of performance results for the prior year, except that plant locations may issue quarterly payments.
                  Although the Debtors believed that the Bonus Plans were in the ordinary course of business and, thus, did not require Court approval, the Debtors requested express authorization to continue these ordinary course programs for all eligible employees except the Senior Executives in order to assuage any fears from the Debtors' employees that payments under these programs were not going to be made. On November 7, 2002, the Bankruptcy Court authorized the Debtors to continue the Bonus Plans for all eligible employees below the level of Senior Executives. Later, on May 19, 2003, pursuant to motion of the Debtors, the Bankruptcy Court entered an order authorizing the Debtors to honor their obligations under the Bonus Plans to Senior Executives.

                           (c) Stock Incentive Plans

                  The Company has, in the past, endeavored to foster an ownership culture that encourages superior performance by GenTek's executive officers and employees through the use of stock-based compensation plans designed to increase stock ownership throughout the Company, including the GenTek Inc. Long-Term Incentive Plan and the GenTek 2000 Long-Term Incentive Plan.

                  Pursuant to Section 7.6 of the Plan, as of the Effective Date of the Plan, any stock based employee incentive plan entered into before the Petition Date will be rejected by the Debtors under Section 365 of the Bankruptcy Code. A new stock incentive plan, in the form of the New GenTek Management and Directors Incentive Plan, as described in Section VI.K.6, is proposed to be established on the Effective Date.

                           (d) Retention Plan

                  The Company initiated a Retention Plan in April 2002, in connection with its commencement of certain prepetition restructuring initiatives. In order to ensure that the Company would be able to rely on the services of its most essential employees (the "Key Employees") during this period, the Retention Plan provided for retention bonuses to be paid to a select group of 23 Key Employees in two installments with approximately 30% of each bonus scheduled to be paid in December 2002 and the remaining amount of each bonus payable in December 2003.

                  On December 20, 2002, pursuant to motion of the Debtors, the Bankruptcy Court authorized the Debtors to pay the December 2002 payments under their Retention Plan, subject to a cap of $835,000. The Debtors did not seek authorization to pay the remaining amount scheduled to be paid in December 2003. Instead the Retention Plan amounts payable in December 2003 were replaced by the key employee retention plan described below. The Retention Plan was terminated on January 21, 2003, the date on which the Bankruptcy Court approved the key employee retention plan.

                           (e) Pension and Other Retirement Plans

                  The Company maintains several defined benefit pension plans covering certain employees in Canada, Germany, Ireland and the United States. A participating employee's annual postretirement pension benefit is determined by the employee's credited service and, in most plans, final average annual earnings with the Company. Vesting requirements are from two to five years. The Company's funding policy is to annually contribute the statutorily required minimum amount as actuarially determined. The Company also sponsors several defined contribution pension plans covering certain employees in Canada, Hong Kong and the United States. The Company's contributions are based upon a formula utilizing an employee's credited service and average annual salary. Vesting requirements are from two to five years. In addition, the Company makes available a 401(k) and other savings plan to participating employees.

                           (f) Supplemental Executive Retirement Plans

                  The Company maintains supplemental executive retirement plans (the "SERP Plans") for certain Key Employees, which provide salary deferral contributions, employer matching contributions, retirement account contributions and pension plan contributions in excess of the deferral limitations and the discrimination tests set forth in Sections 401 and 402 of the Internal Revenue Code. The SERP Plans are each, in part, an unfunded "excess benefit plan" within the meaning of the Employee Retirement Income Security Act and, in part, an unfunded plan of deferred compensation for certain SERP Participants. Although SERP contributions vested immediately, the SERP Plans are unfunded and provide that any benefits payable thereunder will be paid out of the Company's general assets.

                  As of the Petition Date, the Debtors estimated that the aggregate unfunded balance for current employees under all SERP Plans was approximately $4.9 million. Except as may be otherwise provided in the key employee retention plan, as described below, and in the Plan, amounts owed by the Debtors under the SERP Plans are General Unsecured Claims.

                           (g) Key Employee Retention Plan

                  The Debtors' postpetition Key Employee Retention Plan (the "KERP Plan") was designed to address the heightened uncertainties facing the Debtors' employees as a result of the commencement of the Debtors' bankruptcy proceedings. On January 21, 2003, the KERP Plan was approved by the Bankruptcy Court. The KERP Plan has the following components:

                  o Payment of periodic retention bonuses to certain Key Employees designated as the "Bonus Participants." Payments under the KERP Retention Bonus plan are based on specific percentages of the Bonus Participant's annual compensation. The Retention Bonus payments were scheduled to be made as follows:
                           (i) 25% of the Retention Bonus on April 11, 2003 (the "April Payment"); (ii) 25% of the Retention Bonus on the date the Debtors' plan of reorganization becomes effective (the "Emergence Payment"); and (iii) 50% upon the earlier to occur of (x) the date that is six
                           (6) months after the Effective Date of the plan of reorganization, or (y) December 31, 2003 (the "Final Payment" which together with the April Payment and the Emergence Payment, comprises the Retention Bonus). As noted above, payment of the Retention Bonus on a periodic basis during the Debtors' Chapter 11 Case will be in lieu of the December 2003 bonuses otherwise payable to eligible Key Employees under the Retention Plan. The aggregate amount allocable to the Bonus Participants pursuant to the KERP Plan will not exceed $8.2 million.

                  o Severance and related termination benefits to certain Key Employees designated as the "Severance Participants." In the event that a Severance Participant's employment is terminated (i) by the Severance Participant for Good Reason, (ii) by any Debtor for any reason other than Cause, or (iii) by either the Severance Participant or any Debtor due to disability or death, the Severance Participant will be entitled to receive a lump sum cash payment equal to (x) the Severance Participant's current annual salary on the termination date multiplied by the severance multiplier for such Severance Participant, plus (y) all unused vacation time accrued by such Severance Participant under the Company's vacation policy, plus (z) all accrued but unpaid compensation earned by such Severance Participant as of the termination date. In addition, the Severance Participant will continue to be covered by all life, health care, medical and dental insurance plans and programs (excluding disability) for a period of months equal to the Severance Participant's applicable severance multiplier multiplied by 12.

                  o Enhanced severance protections in the event that certain Key Employees designated as the "Enhanced Severance Participants" are terminated in connection with a sale of a business segment in which they are employed or with a change of control of the Debtors (the consummation of a plan of reorganization and the transactions contemplated thereby will not be deemed a change of control). The KERP Plan provides for alternative severance protections to Enhanced Severance Participants in the event that they terminate their employment for Good Reason or their employment is terminated by any Debtor or its successor for reason other than for Cause (excluding death or disability) following a change of control of the Debtors or a sale of the business segment by which they are then employed that occurs in each case after the date in which the Plan is confirmed by the Bankruptcy Court and prior to the first anniversary of the Effective Date. Subject to certain conditions as established in the KERP Plan, the Enhanced Severance Participants will be entitled to receive a lump sum cash payment equal to the sum of the Severance Participant's current annual salary on the termination date plus such Enhanced Severance Participant's target annual bonus with respect to the year in which the termination date occurs, multiplied by the change of control severance multiplier applicable to such Enhanced Severance Participant.

                  o Benefits under the SERP Plans to certain active employees designated as "SERP Participants." The KERP provides that the Debtors will distribute to each SERP Participant his or her benefits (not to exceed $215,000 per SERP Participant) under the SERP in accordance with the terms of the SERP, except that no distribution may be made to any SERP Participant prior to the second anniversary of the Effective Date.

                           Only two participants in the SERP had benefits exceeding $215,000: Richard R. Russell and Ronald A. Lowy. As to such of their benefits in excess of $215,000, the Plan provides as follows: (i) all portions of such excess amount that is attributable to the savings component of a SERP (including employee contributions, employer matching contributions, and accrued interest) will be deemed to vest ratably over a four-year period commencing on the Effective Date and will be otherwise paid in accordance with the terms of such plans, provided, however that no such payment will be made prior to the second anniversary of the Effective Date; during the aforementioned four-year vesting period, the entire excess SERP balance will accrue interest at the United States Treasury Bill rate; and notwithstanding the foregoing, during the aforementioned four-year vesting period, any non-vested portion of the SERP balance of any employee covered by this subsection will vest immediately on the earlier of (x) the date upon which such employee's employment is terminated for any reason other than for "cause" or such employee terminates such employment for "good reason" as each such term is defined in the GenTek Inc. Key Employee Retention Plan, (y) as to Mr. Lowy, the date upon which the Debtors' businesses or the Debtors' communications' segment is sold through a single transaction or series of related transactions, or (z) as to Mr. Russell, the date upon which the Debtors' businesses are sold through a single transaction or series of related transactions; and (ii) all portions of such excess amount that is attributable to the pension component of a SERP will be treated as a General Unsecured Claim. Only Mr. Russell has a pension component to his SERP. Nothing contained herein will be deemed to modify the existing terms of any SERP, including, without limitation, the Debtors' and the Reorganized Debtors' rights of termination and amendment thereunder.

                           (h) Postconfirmation Compensation and Benefits

                  After the Effective Date, the Debtors intend to continue to provide compensation and benefits consistent with those historically offered. Under the Plan, except to the extent (i) previously assumed or rejected by an order of the Bankruptcy Court on or before the Confirmation Date, or (ii) the subject of a pending motion to reject filed by a Debtor on or before the Confirmation Date, or (iii) previously terminated, or (iv) as provided in subsections 7.6 (d) or (e) of the Plan, all compensation and benefit programs of the Debtors, including all pension and retirement plans entered into before or after the Petition Date and not since terminated, will be deemed to be, and will be treated as though they are, executory contracts that are assumed under the Plan. Nothing contained in the Plan is intended to modify the existing terms of such compensation and benefit programs, including, without limitation, the Debtors' rights of termination and amendment thereunder.

                  As to pension plans, the Debtors sponsor at least twelve
(12) defined benefit pension plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), 29 U.S.C. ss.ss. 1301-1461. Subject to the rights of the Debtors and the Reorganized Debtors to terminate or amend such plans, the Debtors will continue after the Effective Date all of these defined benefit pension plans. As part of the continuation of the defined benefit pension plans, subject to any such termination or amendment, the Reorganized Debtors intend to meet the minimum funding standards under ERISA and the Internal Revenue Code, pay all insurance premiums owed to the Pension Benefit Guaranty Corporation ("PBGC"), and administer and operate the defined benefit pension plans in accordance with their terms and ERISA. If none of the defined benefit pension plans are terminated as of the Effective Date of the Plan, the defined benefit pension plans remain ongoing, and PBGC's claims for unfunded benefit liabilities did not arise and accordingly, are not discharged. Nothing in the Plan is intended to release or discharge any statutory liability or obligation of the Debtors or the Reorganized Debtors with respect to the PBGC or the defined benefit pension plans. Neither PBGC nor any of the defined benefit pension plans will be enjoined or precluded from enforcing such liability as a result of the Plan.

                  Nevertheless, future compensation and benefit decisions will be made by the Board of Directors of Reorganized GenTek. Depending upon such decisions, there is no assurance that key employees will continue in the employ of the Reorganized Debtors.

E.         Capital Structure of the Company

                  1. Prepetition Equity

                  GenTek's authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share and 40,000,000 shares of Class B common stock, par value $.01 per share, which has ten votes per share, is subject to significant restrictions on transfer and is convertible at any time into common stock on a share-for-share basis and 10,000,000 shares of preferred stock, par value $.01 per share. The common stock and Class B common stock are substantially identical, except for the disparity in voting power, restrictions on transfer and conversion provisions. As of June 30, 2003, GenTek had 22,830,833 and 2,505,337 shares of common stock and Class B common stock outstanding, respectively, and no shares outstanding of preferred stock. As of June 30, 2003, there were 142 stockholders of record of GenTek's common stock and 1 stockholder of record of GenTek's Class B common stock.

                  GenTek paid a regular quarterly cash dividend of $.05 per share for the second, third and fourth quarters of 1999, for each quarter of 2000 and for the first, second and third quarters of 2001. During the fourth quarter of 2001, GenTek suspended the payment of quarterly dividends and no dividends were paid in 2002.

                  GenTek's common stock was delisted from the New York Stock Exchange on April 8, 2002 and is currently quoted on the over the counter bulletin board under the symbol GNKIQ. There is no established public trading market for GenTek's Class B common stock. See Section VII.F for a description of certain risk factors relating to Securities to be issued under the Plan.

                  For purposes of the Plan, GenTek's common stock has been classified as GenTek Interests and is treated in Class 16.

                  2. Material Prepetition Debt Obligations

                           (a) Bank Debt

                               (i) The Existing Credit Agreement

                  On April 30, 1999, GenTek and Noma Company entered into a credit facility (the "Existing Credit Agreement") with a syndicate of banks and other financial institutions, led by JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Existing Lender Agent. The proceeds of the Existing Credit Agreement were used to repay outstanding borrowings of GCG under its existing credit facilities prior to the Spin-off of GenTek from GCG. On August 9, 2000, the Existing Credit Agreement was amended and restated providing for $500 million in term loans and a $300 million revolving credit facility, which included letters of credit up to $125 million. The term loans were divided in three tranches: (a) Tranche A included a $100 million six-year term loan facility and a $50 million additional term loan facility to GenTek;
(b) Tranche B included a $150 million eight-year term loan facility to Noma Company; and (c) Tranche C included a new $200 million term loan facility to GenTek. On August 1, 2001, the Existing Credit Agreement, as amended and restated as of August 9, 2000, was further amended and restated to modify certain financial and other covenants. The obligations under the Existing Credit Agreement, as amended and restated, were secured by a security interest in substantially all the assets of the Company and of most domestic subsidiaries of the Company, including all of the capital stock of most of the Company's domestic subsidiaries and 65 percent of the capital voting stock of the Company's first tier foreign subsidiaries. The Company and certain of its subsidiaries also granted mortgages on a number of pieces of real property to secure such obligations. The obligations of Noma Company under the Existing Credit Agreement were secured by a security interest in substantially all of the assets of Noma Company. The October 11, 2002 voluntary bankruptcy petition filing resulted in an immediate acceleration of the principal amount and accrued and unpaid interest on the Existing Credit Agreement, as amended and restated. As of the Petition Date, the Debtors were indebted to the Existing Lenders in the principal sum of approximately $772 million (including obligations under letters of credit), plus accrued interest and applicable costs and fees.

                  The Company periodically entered into interest rate swap agreements to effectively convert a portion of its floating-rate to fixed-rate debt in order to reduce the Company's exposure to movements in interest rates and achieve a desired proportion of variable versus fixed-rate debt, in accordance with the Company's policy. Such agreements involved the exchange of fixed and floating interest rate payments over the life of the agreement without the exchange of underlying principal amounts. After the Petition Date, the swap agreements were terminated and this resulted in Claims in an amount of approximately $13 million that rank pari passu with the Existing Lenders' Claims under the Existing Credit Agreement.

                   The obligations with respect to the Existing Credit Agreement are referred in the Plan as Existing Lender Secured Claims and Tranche B Lender Secured Claims and are treated in Class 4 and Class 5, respectively.

                               (ii) The Canadian Credit Agreement

                  A Canadian credit agreement among Noma Company, Sandco Automotive Ltd. ("Sandco"), and General Chemical Performance Products Ltd./Produits Performants General Chemical Ltee. ("GCPPL"), as borrowers, and The Bank of Nova Scotia ("BNS"), as lender, was entered into on March 13, 2001 and amended as of October 31, 2001 (the "Canadian Credit Agreement"). This facility provided for: (a) a CND $10 million revolving credit facility to each of Noma Company, Sandco and GCPPL, to use for general corporate purposes (Credit A); (b) a CND $9 million term loan facility to Sandco for repayment of the existing credit facilities with the lender (Credit B); and (c) a CND $6 million term loan facility to GCPPL to be used for general corporate purposes (Credit C). The obligations of Noma Company, Sandco and GCPPL under the Canadian Credit Agreement were secured by security interests in substantially all of the assets of such companies.

                  On October 9, 2002, pursuant to an assignment of debt and security agreement, GenTek purchased all of BNS's rights in the outstanding loans under the Canadian Credit Agreement and all of the guarantees and collateral securing the same. GenTek, as guarantor, repaid all the Credit A loans and Credit B loans of Sandco. GCPPL repaid all of its Credit A loans and Credit C loans. The Credit A loans to Noma Company remained outstanding in the amount of CND $9 million.

                  Pursuant to an intercreditor agreement, dated as of October 31, 2001, between BNS and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as the Existing Lender Agent for the Tranche B loan lenders under the Existing Credit Agreement, the obligations of Noma Company under the Tranche B term loan facility of the Existing Credit Agreement and the security granted for that facility were expressly subordinated to the obligations of Noma Company as borrower under the Canadian Credit Agreement.

                  Noma Company's secured obligations to GenTek with respect to the Canadian Credit Agreement are referred in the Plan as BNS Secured Claims and are treated in Class 3.

                           (b) 11% Notes

                  On August 9, 1999, the Company issued $200 million of 11% Senior Subordinated Notes due 2009 ("GenTek 11% Notes") under an indenture among the Company, certain subsidiary guarantors of the Company (the "Subsidiary Guarantors"), and U.S. Bank Trust National Association, as Trustee. The GenTek 11% Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, by most of the Company's wholly-owned domestic subsidiaries. The GenTek 11% Notes are not guaranteed by the Company's foreign subsidiaries, including Noma Company, or subsidiaries that are not guarantors under the Existing Credit Agreement. The GenTek 11% Notes are subordinated and junior in right of payment to all senior indebtedness, including the obligations of the Company and of the Subsidiary Guarantors under the Existing Credit Agreement, as amended and restated. On July 29, 2002, the Company received a payment blockage notice from its senior lenders preventing the Company from making its scheduled August 1, 2002 interest payment on its GenTek 11% Notes. The October 11, 2002 voluntary bankruptcy petition filing resulted in an immediate acceleration of the principal amount and accrued and unpaid interest on the GenTek 11% Notes.

                  The obligations with respect to the GenTek 11% Notes are referred to in the Plan as Bondholder Unsecured Claims and are treated in Class 9.

                           (c) Litigation Claims

                  The Debtors are involved in claims, litigation, administrative proceedings, and certain environmental proceedings, including those discussed below.

                               (i) Sunoco Employee Litigation

                   In April 1998, approximately 40 employees (and their respective spouses) of the Sunoco refinery in Marcus Hook, Pennsylvania, filed lawsuits in the Court of Common Pleas, Delaware County, Pennsylvania, against GCG (whose obligations have been assumed by the Debtors pursuant to the terms of the Spin-off), alleging that sulfur dioxide and sulfur trioxide releases from the Debtors' Delaware Valley Facility caused various respiratory and pulmonary injuries. Unspecified damages in excess of $50,000 for each plaintiff are sought. As a result of pretrial proceedings, there are presently only 36 employees who are pursuing individual personal injury claims and 29 spouses claiming loss of consortium. The Debtors denied all material allegations of the complaints. The alleged liabilities associated with these lawsuits are prepetition claims that are classified as Pennsylvania Tort Claims and treated under Class 11 of the Plan.

                  In addition, on September 24, 1999, the same attorneys that filed the April 1998 individual actions against the Debtors filed a purported class action complaint against the Debtors, titled Whisnant vs. General Chemical Corporation, in the Court of Common Pleas, Delaware County, Pennsylvania, on behalf of more than 1,000 current and former employees of the Sunoco Marcus Hook, Pennsylvania refinery located immediately adjacent to the Debtors' Delaware Valley Facility. The complaint alleged that unspecified releases of sulfur dioxide and sulfur trioxide over unspecified timeframes caused injuries to the plaintiffs, and sought, among other things, to establish a 'trust fund' for medical monitoring for the plaintiffs. In May 2002, the trial court denied plaintiffs' motion to certify the case to proceed as a class action. The plaintiffs appealed that decision, and the appeal was pending as of the Petition Date. The liabilities associated with this lawsuit are prepetition claims that are classified as Pennsylvania Tort Claims and treated in Class 11 of the Plan.

                               (ii) Richmond Litigation

                  Starting on or about April 29, 2002, approximately 25 lawsuits were filed in Contra Costa, San Francisco, Alameda and Marin counties in California state court, making claims against the Debtors and a third party arising out of a May 1, 2001 release of sulfur dioxide and sulfur trioxide from the Debtors' Richmond, California sulfuric acid facility. A class action lawsuit arising out of the same facts was also filed. The release was caused when the third party's truck hit a power pole and damaged an electrical substation owned by the local utility, thereby knocking out electrical power to a number of users, including the Debtors. This resulted in a loss of vacuum pressure at the Debtors' facility, which led to the release. The Debtors, which have also filed suit against the third party in California State Court in Contra Costa County in connection with the May 1, 2001 incident, have been served with some of the lawsuits. Some of the filed lawsuits also appear to allege damages arising out of a separate alleged release of sulfur trioxide from the Richmond facility on November 29, 2001, but it is unclear how many parties have actually made claims. The lawsuits claim various damages for alleged injuries, including, without limitation, claims for bodily injury, personal injury, emotional distress, medical monitoring, nuisance, loss of consortium, various economic injuries and punitive damages, but the amount of damages sought is not known. The liabilities associated with these lawsuits are prepetition claims that are classified as California Tort Claims and treated in Class 10 of the Plan. Over 73,000 proofs of claim were filed in the Debtors' Chapter 11 Case in connection with these lawsuits.

                               (iii) Environmental Administrative Proceedings

                  In general, monetary claims by private (non-governmental) parties relating to remedial actions at off-site locations used for disposal prior to the bankruptcy filing and penalties resulting from violations of applicable environmental law before that time are treated in the Plan as General Unsecured Claims in Class 7. In addition, the Debtors are obligated to comply with applicable environmental law in the conduct of their business as debtors-in-possession, including any potential obligation to conduct investigations and implement remedial actions at facilities the Debtors own or operate, and thus will be required to pay such expenses in full.

                  Avtex Site at Front Royal, Virginia. On March 22, 1990, the Environmental Protection Agency (the "EPA") issued to the Debtors a Notice of Potential Liability pursuant to Section 107(a) of CERCLA with respect to a site located in Front Royal, Virginia, owned at the time by Avtex Fibers Front Royal, Inc., which has filed for bankruptcy. A sulfuric acid plant adjacent to the main Avtex site was previously owned and operated by the Debtors. On September 30, 1998, the EPA issued an administrative order under Section 106 of CERCLA, which required GCG (whose obligations the Debtors assumed in connection with the Spin-off), AlliedSignal Inc. (now Honeywell) and Avtex to undertake certain removal actions at the acid plant. On October 19, 1998, the Debtors delivered to the EPA written notice of its intention to comply with that order, subject to numerous defenses. The requirements of the order include preparation of a study to determine the extent of any contamination at the acid plant site. The Debtors are working cooperatively with the EPA with respect to compliance with the order.

                  Delaware Valley Facility. On September 7, 2000, the EPA issued to the Debtors an Initial Administrative Order ("IAO") pursuant to
Section 3008(h) of the Resource Conservation and Recovery Act, which requires that the Debtors conduct an environmental investigation of certain portions of the Debtors' Delaware Valley Facility and, if necessary, propose and implement corrective measures to address any historical environmental contamination at the facility. The Debtors are working cooperatively with the EPA and Honeywell Inc. (formerly AlliedSignal Inc.), prior owner of the facility and current owner of a plant adjacent to the facility, to implement the actions required under the IAO. The requirements of the IAO will be performed over the course of the next several years. On February 28, 2003, the Debtors announced a plan to wind down and close most South Plant operations of its Delaware Valley Facility. This closure could result in an expansion of the investigation to be performed under the IAO. Depending on the scope of any potential expansion of the investigation under the IAO and any additional remedial activity required as a result, additional costs above those currently estimated could be incurred over a period of the next several years.

                  Hedges Washington Alum Plant. On our about August 11, 2003, the Washington State Department of Ecology ("Ecology") issued a determination that General Chemical Corporation is a "potentially liable party" under the Washington Model Toxics Control Act as a result of previous sampling conducted at the site. Debtors and Ecology are currently negotiating the terms of an Agreed Order pursuant to which Debtors will conduct additional investigation and/or remediation at the site.

F.       Summary of Assets

                  The Debtors have filed Schedules with the Bankruptcy Court that detail the assets owned by each of the Debtors. Such assets include real property, cash on hand, bank accounts and investments, security deposits, insurance policies, stock interests, accounts receivable, intellectual property, vehicles, office equipment, furnishings and supplies, machinery, fixtures, equipment and supplies used in business, inventory, and other items of personal property. Certain of the Debtors have no assets of any kind. The Schedules provide asset values on a net book basis, which are not reflective of actual values. The Schedules may be reviewed during business hours in the offices of the Clerk of the Bankruptcy Court or the Debtors' counsel. Information as to the Debtors' assets is also available in the balance sheets included in the financial data attached hereto as Appendix D and in the liquidation analysis attached hereto as Appendix E.

G.       Historical Financial Information

                  Attached as Appendix D is selected financial data for GenTek for the three and six months ended June 30, 2003, as reflected in the Form 10-Q filed with the Securities and Exchange Commission (the "SEC") for such period and for the fiscal year ended December 31, 2002, as reflected in the Form 10-K/A filed with the SEC for such period. The financial data as of June 30, 2003, has been reviewed by the Company's outside accountants but has not been audited. The financial data as of December 31, 2002 has been reproduced from the audited financial statements included in the Company's Form 10-K/A for the fiscal year ended December 31, 2002 but, due to its inclusion in this Disclosure Statement, is considered unaudited under applicable accounting rules. To review the full audited financial statements for the Company for such period, please refer to such Form 10-K/A on file with the SEC, which may be accessed on the SEC's website, http://www.sec.gov. In preparing their financial statements, the Company has followed the accounting directives as set forth in the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code."

H.       Events Leading to Commencement of the Chapter 11 Case

                  Since the beginning of 2001, the Company's operating results have been impacted negatively by a severe and prolonged downturn in the global telecommunications sector. Notwithstanding year 2001 restructuring initiatives implemented in response to such downturn (including a reduction in workforce, closure of several facilities and discontinuation of certain product lines), the Company's performance eroded progressively through the remainder of 2001 and into 2002.

                  The Company's operating losses led to writedowns in its asset values, and impaired its ability to comply with financial tests imposed by the Existing Credit Agreement. For the year ended December 31, 2001, the Company's auditors issued a report containing an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern. The qualified auditor's opinion was given due to the Company's anticipated non-compliance with certain financial covenants in the Existing Credit Agreement .

                  On March 31, 2002, JPMorgan Chase Bank, Existing Lender Agent for the lenders under the Company's Existing Credit Agreement, gave notice stating that the Company's failure to furnish an audit without a "going concern" or like qualification or exception constituted a default under the Existing Credit Agreement and that during the period of default, the lenders had no obligation to make any loan or issue any letter of credit to the Company. The Company's failure to cure this default within 30 days gave the Existing Lenders the right to accelerate the loans. Further, the Company was not in compliance with certain financial covenants contained in the Existing Credit Agreement when the financial results for the quarter ending March 31, 2002 were finalized.

                  The Company initiated discussions early in January 2002 with the Existing Lender Agent regarding amending the Existing Credit Agreement. The Company drew all remaining amounts available under the Existing Credit Agreement by the end of February 2002, which approximated $155 million. The Company has used these amounts to fund working capital, operating expenses and, further, since the Petition Date, to fund Chapter 11 expenses. The Company was unable to obtain an amendment to the Existing Credit Agreement prior to the March 31st default notice from JPMorgan Chase Bank.

                  The Company entered into discussions with a steering committee representing the Existing Lenders regarding amending the Existing Credit Agreement. On July 29, 2002, the Company received a payment blockage notice from its Existing Lenders preventing the Company from making its scheduled August 1, 2002 interest payment on its GenTek 11% Notes. The Company's failure to pay the August 1, 2002 interest payment within 30 days of its due date constituted an event of default under the GenTek 11% Notes and could have resulted in the acceleration of the principal amount and all accrued interest on the Notes at that time. In August, 2002 the Company commenced discussions with representatives of an ad hoc committee of holders of the GenTek 11% Notes. These discussions resulted in the Company entering into a forbearance agreement with 65.9% of the holders of the GenTek 11% Notes, under which the holders agreed to forbear from exercising their acceleration rights for a 60-day period beginning on August 28, 2002.

                  The Company continued discussions with the Existing Lenders and the ad hoc committee representing holders of the GenTek 11% Notes through early October 2002 in an effort to negotiate amendments and cure all defaults under the Existing Credit Agreement and the GenTek 11% Notes. These negotiations were unsuccessful. On October 11, 2002, GenTek and the Subsidiary Debtors, filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Company believed that the protection afforded by Chapter 11 would best preserve its ability to continue to serve its customers and preserve the value and goodwill of its businesses, while it reorganized and developed and implemented a new strategic plan to deleverage the Company's balance sheet and create an improved capital structure.

                               V. CHAPTER 11 CASE

A.       Continuation of Business; Stay of Litigation

                  As described above, on October 11, 2002, the Debtors filed petitions for relief under Chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate their businesses and manage their properties in the ordinary course, with transactions outside of the ordinary course of business requiring Bankruptcy Court approval.

                  An immediate effect of the filing of the Debtors' bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by Creditors, the enforcement of Liens against property of the Debtors and the continuation of litigation against the Debtors. The relief provides the Debtors with the "breathing room" necessary to assess and reorganize their businesses and prevents Creditors from obtaining an unfair recovery advantage while the reorganization is ongoing.

B.       First Day Orders

                  On the first day of the Chapter 11 Case, the Debtors filed several applications and motions seeking certain relief by virtue of so-called "first day orders." First day orders are intended to facilitate the transition between a debtor's prepetition and postpetition business operations by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court. The first day orders obtained in the Chapter 11 Case are typical of orders entered in large Chapter 11 cases across the country. Such orders authorized, among other things:

                  o joint administration of the Debtors' bankruptcy cases (excluding Noma Company);

                  o interim use of cash collateral (as further discussed below);

                  o the maintenance of the Debtors' bank accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date on interim basis;

                  o continuation of the Debtors' investment practices on an interim basis;

                  o payment of employees' prepetition compensation, benefits and expense reimbursement amounts on an interim basis;

                  o honoring of certain prepetition customer obligations and continuation of certain customer programs on an interim basis;

                  o an extension of the statutory period during which utilities are prohibited from altering, refusing or discontinuing services and/or requiring adequate assurance of payment as a condition of receiving services;

                  o payment of certain prepetition portions of tax and fee obligations owing to federal, state and local governmental entities on an interim basis;

                  o payment of certain prepetition obligations necessary to obtain imported goods and payment of certain prepetition shipping, warehousing and distribution charges; and

                  o payment of certain prepetition claims of critical and foreign vendors on an interim basis.

                  Subsequent to the entry of the first day orders, and notice and hearing by the Bankruptcy Court, the first day orders were entered on a final basis. In addition, Noma Company obtained an order authorizing its case to be jointly administered with the other Debtors. Also, the Debtors obtained orders authorizing:

                  o administrative expense status for and payment of undisputed obligations arising from postpetition delivery of goods, administrative expense status for certain holders of valid reclamation claims, and return of goods;

                  o performance of obligations under consignment agreements subject to the approval of the Creditors Committee and the Existing Lender Agent or its financial advisor; and

                  o provision of adequate assurance of payment to utility companies to avoid discontinuation of utility services.

C.       Recognition of the Chapter 11 Case in Canada

                  Pursuant to an application brought by Noma Company, the Superior Court of Justice in Ontario (the "Canadian Court") entered an order on December 10, 2002, that recognizes the Chapter 11 Case of Noma Company as a "foreign proceeding" under Section 18.6 of the Companies' Creditors Arrangement Act (CCAA). The Canadian Court also declared that certain orders made in the Chapter 11 Case are effective in Canada. The order entered by the Canadian Court imposed a stay on any legal enforcement or collection actions in Canada against Noma Company or its assets similar to the automatic stay provided by Section 362 of the Bankruptcy Code. The order was obtained to help alleviate confusion and uncertainty surrounding the legal effect in Canada of Noma Company's filing in the United States. Formal recognition of the Chapter 11 Case in Canada has worked to provide more certainty for Noma Company and its customers and creditors in Canada. Supplementary orders have been granted in the Canadian Proceedings recognizing the Claim process for Canadian creditors of Noma Company and the Claims bar date (the "Bar Date") in the Chapter 11 Case, and approving the DIP Financing Facility for Noma Company.

D.       Retention of Professionals

                  The Debtors (exclusive of Noma Company) are represented in the Chapter 11 Case by Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"). The Debtors obtained the financial advisory services of Lazard Freres & Co, LLC ("Lazard"), the auditing, tax and reorganization services of Deloitte & Touche LLP ("Deloitte"), and the special tax advisory services of KPMG LLP. In addition, the Debtors (exclusive of Noma Company) are represented by The Bayard Firm as special bankruptcy counsel, ThorntonGroutFinnigan LLP as special Canadian bankruptcy counsel, O'Melveny & Myers LLP, as special litigation counsel, Babst, Calland, Clements & Zomnir, P.C. as national environmental counsel, and Parkowski & Guerke, P.A. as special Delaware state environmental counsel. Noma Company is represented by Saul Ewing LLP in the United States and Blake, Cassels & Graydon LLP in Canada, as co-bankruptcy counsel. In addition, Noma Company obtained the auditing, tax and reorganization services of Deloitte & Touche LLP- Canada ("Deloitte Canada"). Finally, Logan was authorized to provide claims, noticing and balloting services to the Debtors. The Debtors have also retained a number of other professional firms to assist them in the ordinary course of their businesses.

E.       Official Appointment of Creditors Committee

                  On October 28, 2002, the United States Trustee for the District of Delaware (the "U.S. Trustee") appointed, pursuant to the Section 1102(a) of the Bankruptcy Code, certain entities to the Creditors Committee. On December 13, 2002, the U.S. Trustee added one (1) member to the Creditors Committee. On May 7, 2003 the U.S. Trustee added two (2) members to the Creditors Committee. The current members of the Creditors Committee are:
Prudential Investment Management, Inc., Muzinich & Co., Ingalls & Snyder Value Partners, L.P., Mr. Ralph M. Passino, Alcoa, Inc., Universal Bearings, Inc., Law Debenture Trust Company of New York, Mr. Jean McWilliams and Mr. Tony Newman. The Creditors Committee is represented by the law firms of Stroock & Stroock & Lavan LLP ("Stroock") and Morris, Nichols, Arscht & Tunnell ("Morris Nichols"). The Creditors Committee has retained financial advisory services from Chanin Capital Partners LLC ("Chanin"). The expenses of members of the Creditors Committee and the fees and expenses of the professionals serving on behalf of the Creditors Committee are entitled to be paid by the Debtors, subject to approval by the Bankruptcy Court.

F.       Authorization to Use Cash Collateral

                  1. Cash Collateral of Existing Lenders

                  The cash the Debtors had on hand as of the Petition Date, and substantially all cash received by the Debtors during the Chapter 11 Case, to the extent of perfected liens thereon, constituted "cash collateral" of the Existing Lenders. Cash collateral is defined in Section 363 of the Bankruptcy Code and includes, but is not limited to, "cash, negotiable instruments, documents of title, securities, deposit accounts, . . . other cash equivalents. .. . and . . . proceeds, products, offspring, rents or profits of property subject to a security interest. . ." 11 U.S.C.ss.363(a). Under the Bankruptcy Code, the Debtors are prohibited from using, selling or leasing cash collateral unless either the appropriate creditors(s) consent or the Bankruptcy Court, after notice and a hearing, authorizes such action. The Existing Lender Agent and the Debtors entered into a stipulation for the Debtors' use of cash collateral to fund the administration of the Debtors' estates and continued operation of their businesses. By final order dated November 14, 2002, the Debtors obtained authority from the Bankruptcy Court to enter into such stipulation to use cash collateral for general corporate purposes and costs and expenses related to the Chapter 11 Case (the "GenTek Cash Collateral Order"). To the extent any cash of the Debtors was not cash collateral, the GenTek Cash Collateral Order required that such cash be used first to pay the costs and expenses of administering the Chapter 11 Case.

                  2. Noma Company Use of GenTek Cash Collateral

                  As of the Petition Date, Noma Company was indebted to GenTek, under the Canadian Credit Agreement, in the approximate principal amount of CDN $9 million as a result of GenTek's purchase of Noma Company's obligation to BNS and the transfer by BNS to GenTek of Noma Company's obligations to BNS. Noma Company's cash on hand and amounts generated by the collection of accounts receivable, sale of inventory or other dispositions of Noma Company's interests in the collateral granted to secure the obligations under the Canadian Credit Agreement, constitute proceeds of such collateral and, therefore, are cash collateral of GenTek within the meaning of Section 363(a) of the Bankruptcy Code (the "GenTek Cash Collateral"). By final order dated December 3, 2002, Noma Company was authorized by the Bankruptcy Court to use the GenTek Cash Collateral for its working capital and general corporate purposes, payments and expenses authorized by the Bankruptcy Court, and to make adequate protection payments to Noma Company's secured lenders or for the repayment of any GenTek Cash Collateral (the "Noma Cash Collateral Order" and together with the GenTek Cash Collateral Order, the "Cash Collateral Orders").

G.       Postpetition and Postconfirmation Funding

                  1. DIP Facility

                  In order to augment its financial flexibility during the Chapter 11 Case, the Debtors negotiated with certain members of its Existing Credit Agreement a new credit facility to enable the Debtors to issue letters of credit, including letters of credit issued under the Existing Credit Agreement, in order to support GenTek and the Subsidiary Debtors' undertakings (other than ordinary trade credit) and to provide Noma Company with a revolving credit facility for working capital and other general corporate purposes.

                  Pursuant to an order by the Bankruptcy Court dated March 4, 2003 and an order by the Canadian Court dated March 13, 2003 (the "DIP Financing Orders"), the Debtors, including Noma Company, entered into a credit agreement (the "DIP Credit Agreement") as of March 21, 2003, with JPMorgan Chase Bank as agent (the "DIP Agent") and a syndicate of financial institutions, to provide (a) in the case of GenTek, up to $50 million in a standby letter of credit facility, including approximately $30 million of letters of credit issued under the Existing Credit Agreement (the"DIP L/C Facility"), and (b) in the case of Noma Company, a revolving credit facility up to an aggregate principal amount of $10 million at any time (the "DIP Revolving Credit Facility" and, together with the DIP L/C Facility, the "DIP Facility"). The DIP Facility matures on September 30, 2003, but it may be extended to December 31, 2003 by holders of a majority of the commitments. As of the date hereof, approximately $33.5 million of letters of credit have been issued under the DIP Facility. There have been no borrowings under the DIP Revolving Credit Facility.

                  Pursuant to the DIP Facility, all existing letters of credits outstanding under the Existing Credit Agreement were deemed letters of credit under the DIP L/C Facility. The letters of credit under the DIP L/C Facility are being used to support undertakings by GenTek or certain subsidiaries and provide financial assurance for obligations incurred by GenTek or any of these subsidiaries in the ordinary course of business. As previously mentioned, the letters of credit are not available to support ordinary trade credit. The DIP Revolving Credit Facility is being used for general corporate purposes of Noma Company.

                  The obligations under the DIP Credit Agreement are guaranteed by certain of GenTek's direct or indirect subsidiaries, each of which is a debtor and debtor-in-possession in the Chapter 11 Case. The DIP Credit Agreement provides that Noma Company is not a guarantor of GenTek or certain of its subsidiaries' obligations. However, GenTek and certain of its subsidiaries guarantee Noma Company's obligations.

                  Subject to certain carve-outs, all claims under the DIP Credit Agreement are secured by (a) a perfected first priority lien on, and security interests in, all of the right, title and interest of the Debtors in, to and under presently owned and after-acquired property as described in the DIP Financing Orders (the "Postpetition Collateral") that is not otherwise encumbered by a validly perfected, non avoidable security interest or lien on the Petition Date; (b) a perfected junior lien on, and security interest in, all Postpetition Collateral that is otherwise subject to a valid and perfected lien or security interest on the Petition Date or a valid lien perfected (but not granted) after the Petition Date to the extent such post-Petition Date perfection in respect of a pre-Petition Date claim is expressly permitted under the Bankruptcy Code; and (c) a perfected first priority, senior priming lien on, and security interest in (i) all property of the Debtors that is subject to a lien or security interest on the Petition Date to secure obligations of the Debtors to the Existing Lenders (the "Prepetition Obligations"), including liens granted by Noma Company to GenTek to secure prepetition obligations under the Canadian Credit Agreement, (ii) all property of the Debtors that is subject to a lien or security interest granted to the Existing Lenders pursuant to the Cash Collateral Orders; and (iii) property that is subject to liens that are junior to the liens that secure the Prepetition Obligations; all of which liens described in (i) through (iii) above are primed by and subordinated to the perfected first priority senior liens to be granted to the DIP Agent. In addition, all claims under the DIP Credit Agreement will have super-priority administrative expense claim status, which, subject to certain carve-outs, will entitle the DIP Lenders to be paid before any other claims against the Debtors are paid, provided that, these super-priority claims will have the same priority as, and will share ratably with, administrative expenses under Section 503(b) of the Bankruptcy Code with regard to proceeds of avoidance actions as described in the DIP Financing Orders.

                  2. Exit Financing

                  The Plan contemplates that the Reorganized Debtors will enter into a senior secured credit facility with a letter of credit sub-limit (the "Exit Facility") in order to obtain the funds necessary to repay the DIP Facility Claims, make other required payments and conduct their post-reorganization operations. The Exit Facility is expected to be secured by a first priority security interest in all of the capital stock of the Company's domestic subsidiaries, 65 percent of the capital stock of the Company's first-tier foreign subsidiaries and a security interest in substantially all of the assets of the Company's domestic subsidiaries and Noma Company.

                  The Debtors are currently working to obtain a commitment for the Exit Facility. Towards that end, the Debtors sought, and by order dated June 23, 2003, the Bankruptcy Court granted, authorization for the Debtors to pay up to a total amount of $750,000 for fees and expenses incurred by the prospective lenders in performing due diligence in connection with the issuance of a commitment for the Exit Facility.

H.       Other Material Matters Addressed During the Chapter 11 Case

                  In addition to the first day relief sought in the Chapter 11 Case, the Debtors have sought authority with respect to a multitude of matters designed to assist in the administration of the Chapter 11 Case, to maximize the value of the Debtors' Estates and to provide the foundation for the Debtors' emergence from Chapter 11. Set forth below is a brief summary of certain of the principal motions the Debtors have filed during the pendency of the Chapter 11 Case.

                  1. Employee Matters

                           (a) Retention and Severance Programs

                  By orders dated December 20, 2002 and January 21, 2003, the Bankruptcy Court authorized the Debtors to continue existing and implement new retention and severance programs for their key employees, including a Prepetition Retention Plan and a Key Employee Retention Plan. The authorization was granted to assist the Debtors in combating negative employee morale and turnover problems that result from the uncertainties and increased burdens of an employer's debtor-in-possession status. See Section IV.D.4 for a description of certain of these programs.

                           (b) Delaware Valley Employees

                   By order dated April 7, 2003, the Bankruptcy Court approved the Debtors' motion requesting authority to enter into retention and incentive agreements with certain employees whose jobs will be affected by the closure of the South Plant of the Debtors' Delaware Valley Facility. The order indicated that no employees entering into such agreements will be eligible to participate in the KERP Plan.

                           (c) Senior Executives Bonus Plan

                  By order dated May 19, 2003, the Bankruptcy Court authorized the Debtors to honor their obligations arising under the Management Incentive Plan which was intended to incentivize the performance of certain Senior Executives in calendar year 2002 by enabling such employees to receive a bonus payment based upon a number of factors including the achievement of specific financial and business targets.

                  2. Procedures for Certain Sales and/or Leases of Miscellaneous Assets

                  By order dated January 21, 2003, the Bankruptcy Court authorized procedures by which the Debtors could sell or lease equipment or miscellaneous assets to other Debtors without the necessity of a hearing, so long as notice describing the sale or lease transaction is given to certain parties-in-interest. Such procedures permit the Debtors to complete inter-debtor sale and lease transactions without further notice and hearing (unless there is an objection that is not resolved by agreement of the parties) for transactions up to a fair market value of $2.5 million.

                  By order dated June 12, 2003, the Bankruptcy Court established procedures permitting miscellaneous asset sales in three levels. Level 1 sales relate to any single asset or related group of assets with a sale price of less than or equal to $60,000, level 2 sales relate to any single or related group of assets with a sale price of greater than $60,000 but less or equal to $125,000, and level 3 sales relate to any single or related group of assets with a sale price of greater than $125,000 but less than or equal to $750,000. Level 1 and level 2 sales can be consummated without further order of the Bankruptcy Court, subject to prescribed noticing to specified parties in interest.

                  3. Esseco General Chemical LLC Joint Venture

                  By motion dated March 11, 2003, the Debtors requested authorization from the Bankruptcy Court to enter into a joint venture (the "Joint Venture") and several transactions with Esseco S.p.A., a leading European manufacturer and global supplier of sulfur dioxide and a wide range of its derivative products. By order dated April 4, 2003, the Bankruptcy Court authorized the implementation of the Joint Venture between General Chemical, a GenTek subsidiary, and Esseco S.p.A. Pursuant to the Restructuring Transactions contemplated herein and in the Plan, General Chemical Performance Products Inc. will hold General Chemical's interests in the Joint Venture.

                  4. Delaware Valley Facility

                  On March 4, 2003 the Debtors filed a motion with the Bankruptcy Court requesting authority to wind down and close the operations in the South Plant of its Delaware Valley Facility. See Section IV.C.4.b On March 26, 2003, Honeywell International Inc. ("Honeywell"), Sunoco, Inc. (R&M) ("Sunoco"), the U.S. Trustee, and the United Steelworkers of America, AFL-CIO-CLC ("USWA") filed objections to the Debtors' motion.

                  Thereafter, as reflected in the Consent Settlement Order dated July 24, 2003, entered into between the Debtors and Honeywell, the Court approved the closing of the South Plant and the Debtors and Honeywell agreed that, among other things, (i) General Chemical would operate Honeywell's existing fluosulfonic acid plant until October 31, 2003 (the "Extension Period"); (ii) General Chemical and Honeywell would each perform its respective obligations during the Extension Period in accordance with the terms of the Shared Premises Agreement dated May 21, 1986; (iii) General Chemical would cooperate in good faith with all reasonable requests of Honeywell to facilitate Honeywell's expedited construction of a new fluosulfonic acid plant; (iv) General Chemical and Honeywell would continue to mutually cooperate and negotiate in good faith regarding issues of mutual interest related to the future operation of the shared premises; and (v) General Chemical, with Honeywell's cooperation would, subject to certain limitations, continue its efforts to operate the existing fluosulfonic acid plant to produce an average daily output of 35 tons of fluosulfonic acid per day, provided that Honeywell would continue to supply sufficient quantities of Hydrogen Fluoride and a sufficient number of rail cars for storage of fluosulfonic acid. Additionally, as reflected in the Consent Settlement Order dated July 24, 2003, entered into between the Debtors and Sunoco, the Court approved the closing of the South Plant and the Debtors and Sunoco agreed that, among other things, (i) General Chemical would keep the South Plant operating through no later than November 11, 2003 and that General Chemical and Sunoco would each perform its respective obligations during that period in accordance with the terms of the Sulfuric Acid Regeneration and H2S and SO2 Processing Agreement dated January 1, 1997, as amended January 1, 2001 (the "Sunoco Contract") subject to certain exceptions set forth in the Consent Settlement Order and with the other terms of the Consent Settlement Order;
(ii) in the event that Sunoco completes the construction and start-up of at least one of the sulfur recovery units it is presently building it will so notify General Chemical and General Chemical may, in its sole discretion and upon five (5) days prior written notice, cease operation of the South Plant prior to November 11, 2003; and (iii) the Sunoco Contract will be rejected as of the day after November 11, 2003 or after such earlier date General Chemical on five (5) days prior written notice to Sunoco chooses to cease operation. Additionally, the USWA withdrew their objection on June 16, 2003 and the U.S. Trustee's objection was resolved.

                  5. Executory Contracts and Unexpired Leases

                               (a) Disposition of Contracts and Leases

                   Pursuant to Section 365 of the Bankruptcy Code, the Debtors may choose to assume, assume and assign or reject executory contracts and unexpired leases of real and personal property, subject to approval of the Bankruptcy Court. As a condition to assumption, or assumption and assignment, unless otherwise agreed by the non-Debtor party, the Debtors must cure all existing defaults under the contract or lease, and must provide adequate assurance of future performance of the contract or lease. If the contract or lease is rejected, any resulting rejection damages are treated as prepetition unsecured claims. Generally, and with certain exceptions, postpetition obligations arising under a contract or lease must be paid in full in the ordinary course of business. The Debtors have rejected a number of unexpired real and personal property leases and executory contracts, but with certain exceptions they have generally deferred any assumption decisions to the time of Confirmation of the Plan.

                           (b) Assumption of Stipulation with Delaware
Department of Natural Resources and Environmental Control

                  By order dated December 3, 2002, the Bankruptcy Court authorized General Chemical to assume a Stipulation of Final Judgment with Nicholas Dipasquale, Secretary of the Delaware Department of Natural Resources and Environmental Control. The Stipulation resolved more than forty alleged violations occurring since January 2001 at the Delaware Valley Facility, one of the Debtors' major sulfuric acid production facilities, based upon the payment of a primary penalty of $425,000, reimbursement of DNREC's investigation and remediation costs in the amount of $10,000 and payment of a further penalty of $50,000 that is offset, dollar for dollar against General Chemical's direct and indirect costs of undertaking an environmental study with respect to one of its manufacturing processes.

                           (c) Rhodia and PVS Contracts

                  The proposed decommissioning of the South Plant of the Debtors' Delaware Valley Facility (See Section IV.C.4.b) necessitated a means for disposing of the Debtors' various spent sulfuric acid regeneration executory contracts. After considering various alternatives, including rejection, the Debtors decided that the assumption and assignment of those contracts would be in the best interest of the Debtors' estates, their Creditors and all parties-in-interest, provided that necessary contract modifications could be agreed to by and between the assignee and the customer parties to such contracts. Accordingly, the Debtors negotiated assignment agreements with each of Rhodia and PVS, subject to approval by the Bankruptcy Court. The Debtors reserve the right to reject any of the contracts that are not assumed and assigned.

                  By order dated April 17, 2003, the Bankruptcy Court approved
(i) a contract assignment and transition services agreement between General Chemical and Rhodia, and (ii) a procedure for consensual transfer of General Chemical's five largest spent sulfuric acid regeneration contracts at the Debtors' Delaware Valley Facility via assumption and assignment pursuant to such agreement. Pursuant to Section 7.5 of the Plan, all rights, claims, interests, entitlements and obligations of General Chemical and Rhodia (subject to the consent of the customers party to such contracts) under such order and under the contract assignment and transition services agreement approved by such order will continue in full force and effect.

                  By order dated April 17, 2003, the Bankruptcy Court approved
(i) a contract assignment and transition services agreement between General Chemical and PVS, and (ii) a procedure for consensual transfer of General Chemical's remaining four spent sulfuric acid regeneration contracts at the Debtors' Delaware Valley Facility via assumption and assignment pursuant to such agreement. Pursuant to Section 7.5 of the Plan, all rights, claims, interests, entitlements and obligations of General Chemical and PVS (subject to the consent of the customers party to such contracts) under such order and under the contract assignment and transition services agreement approved by such order will continue in full force and effect.

                           (d) Esseco Contracts

                  As part of the transaction with Esseco S.p.A., General Chemical assumed and assigned to the Joint Venture, as part of its capital contribution, various contracts for the supply of derivative products to its customers and certain contracts for services such as packaging and warehousing. The assumption and assignment was approved by order dated April 4, 2003.

                           (e) Insurance Program

                  Since April, 1986, National Union Fire Insurance Company of Pittsburgh, PA and certain entities related to American International Group, Inc. (collectively referred herein as "AIG") have provided the Debtors and their predecessors in interest with insurance coverage for workers' compensation, automobile, and general liability (the "Insurance Policies"). In addition, AIG has administered claims that arise under the Insurance Policies pursuant to a claim service program (the "Claims Program"). Both the Insurance Policies and the Claims Program are governed by a payment agreement which sets forth the obligations of both the Debtors and AIG under the Insurance Policies and Claims Program (the "Payment Agreement" together with the Insurance Policies and the Claims Program, the "1986-2003 Insurance Program"). By order dated May 19, 2003, entered upon motion of the Debtors, the Bankruptcy Court approved the assumption of the 1986-2003 Insurance Program.

                           (f) Extension of Time to Assume or Reject Unexpired
Leases

                  Given the size and complexity of the Chapter 11 Case, the Debtors were unable to complete their analysis of all nonresidential real property leases during the time limitation prescribed by Section 365(d)(4) of the Bankruptcy Code. By order entered on January 16, 2003, the Bankruptcy Court extended the time by which the Debtors must assume or reject leases of nonresidential property for six months, through and including June 9, 2003. Thereafter, by order dated June 23, 2003, the Bankruptcy Court further extended the time by which the Debtors must assume or reject leases of nonresidential property to the date that is the earlier of September 30, 2003 or the Confirmation Date.

                  6. Pending Litigation and Automatic Stay

                  The nature of the Debtors' businesses is such that they are routinely involved in litigation. As a result of the commencement of the Chapter 11 Case, pursuant to Section 362 of the Bankruptcy Code, all litigation pending against the Debtors has been stayed. With the one exception described below, no requests have been made for relief from the automatic stay.

                  By order dated April 17, 2003, the Bankruptcy Court modified the automatic stay provisions of Section 362, nunc pro tunc to October 15, 2002, with respect to the action in the Superior Court of New Jersey, Chancery Division, captioned Dent, et. al v. General Chemical Corporation et. al, C.A. No. MRS-C-174-02, to allow such action to proceed to final judgment. The Bankruptcy Court indicated that the automatic stay will remain in effect with respect to the collection of any monetary claims awarded against the Debtors in any such final judgment and with respect to any action against property of the Debtors' Estates.

                  7. Claims Process

                  In Chapter 11, claims against a debtor are established either as a result of being listed in the debtor's schedules of liabilities or through assertion by the creditor in a timely filed proof of claim form. Once established, the claims are either allowed or disallowed. If allowed, the claim will be recognized and treated pursuant to the plan of reorganization. If disallowed, the creditor will have no right to obtain any recovery on or to otherwise enforce the claim against the debtor.

                           (a) Schedules and Statements

                  On December 5, 2002, the Debtors filed their schedules of liabilities (as amended, the "Schedules"), as well as their schedules of assets and executory contracts and their statements of financial affairs. The Schedules set forth the Claims of known Creditors against each of the Debtors as of the Petition Date, based upon the Debtors' books and records. On December 18, 2002 and February 13, 2003, the Debtors filed certain amendments to the Schedules. The Debtors reserve the right to further amend their Schedules during the remaining pendency of the Chapter 11 Case.

                           (b) Claims Bar Date

                  By order dated February 4, 2003, the Bankruptcy Court established April 14, 2003 at 4 p.m. Eastern Time as the Bar Date for filing Proofs of Claim against the Debtors by those Creditors required to do so. By order dated February 7, 2003, the Canadian Court recognized the Bar Date as applicable to creditors of Noma Company in Canada and established a procedure for Canadian creditors of Noma Company to file their claims in the Chapter 11 Case. The procedures followed with appropriate adjustments the procedure established by the Bankruptcy Court.

                  In compliance with procedures approved by the Bankruptcy Court and Canadian Court, the Debtors, through Logan, acting as claims agent, provided timely notice of the Bar Date by mail. In addition, the Debtors published notice of the Bar Date in The New York Times (National Edition), The Contra Costa Times (covering Contra Costa County, California), The Philadelphia Inquirer (covering Philadelphia, Pennsylvania), The News Journal (covering Delaware), the Chicago Tribune (covering Chicago, Illinois), the Detroit Free Press and News (covering Detroit, Michigan), and the Houston Chronicle (covering Houston and Dallas, Texas). The Debtors also published notice of the Bar Date in the following Canadian newspapers: The Globe and Mail, The Toronto Star and The Gazette-Montreal (in English and French).

                           (c) Claims Objection Process

                  Proofs of Claim aggregating over 76,000 in number have been filed against the Debtors. The large majority of the Proofs of Claim were filed by the holders of California Tort Claims and Pennsylvania Tort Claims. The Plan proposes that if Class 10 Acceptance is obtained, the automatic stay imposed by the Bankruptcy Code will be lifted to enable the holders of California Tort Claims to prosecute such Claims in California State Court and, if a final award in favor of such holders is obtained, to pursue the Cash proceeds that may thereafter be recoverable by such holders from Debtor General Chemical's insurer. Under this scenario, no Claims objections would be filed. If, however, Class 10 Acceptance is not obtained, the Debtors will file an objection to the California Tort Claims and will thereafter seek to have such Claims liquidated as determined by the United States District Court for the District of Delaware. During the pendency of such objection, the automatic stay imposed by Section 362(a) of the Bankruptcy Code will remain in effect as to California Tort Claims. As to the holders of Pennsylvania Tort Claims, the Plan proposes that if Class 11 Acceptance is obtained, the Pennsylvania Tort Claim Representative will receive a distribution of Cash, the Pennsylvania Tort Claim Note, and Cash from General Chemical's insurer. Under this scenario, no Claims objections would be filed. In the event that Class 11 Acceptance is not obtained, however, the Debtors will file an objection to the Pennsylvania Tort Claims and will thereafter seek to have such Claims liquidated as determined by the United States District Court for the District of Delaware. During the pendency of such objection, the automatic stay imposed by Section 362(a) of the Bankruptcy Code will remain in effect as to Pennsylvania Tort Claims.

                  With respect to all other Proofs of Claim, the Debtors have been engaged for a number of months in the process of evaluating the Proofs of Claim to determine whether objections seeking the disallowance of certain asserted Claims should be filed. As a result, numerous objections have been filed to date, and the majority of the Claims subject to such objections have been disallowed. The Debtors intend to continue that process. If the Debtors do not object to a Proof of Claim by the deadline established in the Plan, the Claim asserted therein will be deemed Allowed and will be treated pursuant to the Plan. As appropriate, the Debtors may seek to negotiate and settle disputes as to Proofs of Claims as an alternative to filing objections to the Proofs of Claim.

                  Based upon the review of Claims and reconciliation of Proofs of Claim conducted to date, the Debtors believe that General Unsecured Claims in Class 7 and the Trade Vendor Claims in Class 8 are likely to become Allowed Claims in the approximate aggregate amount of $35.0 million and $50.0 million, respectively. However, the Debtors have not yet completed the review, reconciliation and objection process. In addition, rejection damages claims associated with executory contracts and expired leases that are pending rejection have not yet been asserted. Therefore, it is possible that when such process is completed, including resolution of rejection damages claims, the amount of Allowed General Unsecured Claims and Allowed Trade Vendor Claims could exceed $35.0 million and $50.0 million, respectively. If so, the estimated percentage recoveries for holders of Claims in Classes 7 and 8 could be materially less than is estimated in this Disclosure Statement. For Class 7, the $35 million estimate includes an amount of $7.5 million for the Claim of Honeywell International Inc. Honeywell International Inc. believes that its Claim will be Allowed in a substantially higher amount. An objection to the Claim is currently pending before the Bankruptcy Court.

                  8. Trading Injunction

                  On July 22, 2003, the Debtors filed the Joint Motion of GenTek, Inc. et. al. and Noma Company for an Order pursuant to 11 U.S.C. ss.ss. 105(a), 362(a)(3) and 541 and Bankruptcy Rule 3001 Establishing Notification and Hearing Procedure for Trading in Claims and Equity Securities, which motion sought to establish notice and hearing procedures regarding the trading of certain claims against, and equity securities in, the Debtors. In pertinent part, this motion requires certain parties trading in the Debtors' equity and in Existing Lender Claims to give the Debtors advance notice of such trades, so that the Debtors can ensure that the proposed trades are not likely to have adverse tax consequences for the Debtors' estates as a whole. The motion generally does not affect the trading of any claims other than Existing Lender Claims. Such procedures are designed to protect and preserve valuable tax attributes of the Debtors which, if lost through unrestricted trading, could have significant negative consequences for the Debtors, their estates and the reorganization process. The Bankruptcy Court entered an Interim Order on July 24, 2003 enjoining certain trading to preserve the status quo pending consideration of the relief requested. The Bankruptcy Court entered a final order on August 7, 2003 granting the relief requested. The Debtors reserve their rights to seek additional relief as necessary and appropriate to protect and preserve the Debtors' valuable tax attributes.

I.       Plan Process

                  1. Extension of Exclusive Periods

                  Section 1121(b) of the Bankruptcy Code provides for an initial period of 120 days after the commencement of a Chapter 11 case during which a debtor has the exclusive right to propose a plan of reorganization (the "Exclusive Proposal Period"). In addition, Section 1121(c)(3) of the Bankruptcy Code provides that if a debtor proposes a plan within the Exclusive Proposal Period, it has the remaining balance of 180 days after the commencement of the Chapter 11 case to solicit acceptances of such plan (the "Exclusive Solicitation Period"). During the Exclusive Proposal Period and the Exclusive Solicitation Period, plans may not be proposed by any party in interest other than the debtor. Under Section 1121(d) of the Bankruptcy Code, the Exclusive Proposal Period and the Exclusive Solicitation Period may be extended for cause.

                  By order dated March 4, 2003, the Bankruptcy Court extended the Exclusive Proposal Period for an additional 90 days, to and including May 9, 2003 and correspondingly extended the Exclusive Solicitation Period for an additional 90 days, to and including July 8, 2003. Thereafter, by order dated May 19, 2003, the Bankruptcy Court further extended the Exclusive Proposal Period for an additional 52 days, to and including June 30, 2003 and correspondingly extended the Exclusive Solicitation Period for an additional 52 days, to and including August 29, 2003. The Debtors filed their plan of reorganization on June 30, 2003. Thus, the Debtors continue to have the exclusive right to propose and confirm a plan of reorganization until August 29, 2003 or such later date as the Bankruptcy Court may establish upon motion of the Debtors. By motion of the Debtors dated August 21, 2003, the Debtors are seeking an additional ninety (90)-day extension of the Exclusive Solicitation Period. The stay in the Canadian Proceedings has been extended to September 30, 2003 to coordinate with the plan process in the Chapter 11 Case.

                  2. Plan Negotiations; Consensual Plan Efforts

                  As previously indicated, the Plan represents a compromise between the Existing Lender Agent and the Creditors Committee, with respect primarily to the treatment of unsecured Claims under the Plan. The terms of the Plan were negotiated by the advisors representing the Existing Lenders and the Creditors Committee, commencing shortly after the Petition Date. Although a tentative agreement was reached during the last quarter of 2002, the parties deferred finalization of the agreement pending a review by the Existing Lenders' financial advisors, FTI Consulting, Inc., of the Debtors' proposed business plan. After extensive due diligence was conducted on the business plan, the advisors for the Existing Lender Agent and the Creditors Committee, together with the Debtors, recommenced negotiations in the second quarter of 2003. The Plan is the result of such negotiations.

                  The treatment of unsecured Claims under the Plan reflects the position of the Existing Lenders and the Tranche B Lenders that they are undersecured and that any unencumbered value in the Debtors is de minimis and would be exhausted by payment of Administrative Claims, Priority Tax Claims and Other Priority Claims before reaching undersecured Claims. Considering that position and the facts and circumstances of the Debtors' Chapter 11 Case, the Creditors Committee believes that it has negotiated treatment that is fair and reasonable. In the absence of a compromise, a litigated result could mean no distributions in any amount on account of unsecured Claims.

                  VI. SUMMARY OF THE PLAN OF REORGANIZATION

                  THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

                  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

                  THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

A.       Overall Structure of the Plan

                  Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. Upon the filing of a petition for relief under Chapter 11, Section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.

                  The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (a) is impaired under or has accepted the plan or (b) receives or retains any property under the plan. Subject to certain limited exceptions, and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for such debt the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

                  The terms of the Debtors' Plan are based upon, among other things, the Debtors' assessment of their ability to achieve the goals of their business plan, make the distributions contemplated under the Plan and pay their continuing obligations in the ordinary course of their businesses. Under the Plan, Claims against and Interests in the Debtors are divided into Classes according to their relative seniority and other criteria.

                  If the Plan is confirmed by the Bankruptcy Court and consummated, (a) the Claims in certain Classes will be reinstated or modified and receive distributions equal to the full amount of such Claims, (b) the Claims of certain other Classes will be modified and receive distributions constituting a partial recovery on such Claims and (c) the Claims and Interests in certain other Classes will receive no recovery on such Claims or Interests. On the Effective Date and at certain times thereafter, the Reorganized Debtors will distribute Cash, securities and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan and the securities and other property to be distributed under the Plan are described below.

B.       Substantive Consolidation

                  The Plan provides for the substantive consolidation of the Debtors' assets and liabilities. Substantive consolidation is an equitable remedy that must be approved by the Bankruptcy Court. The Plan constitutes a motion for substantive consolidation of the liabilities and properties of all the Debtors, the confirmation of the Plan will constitute approval of the motion by the Bankruptcy Court, and the Confirmation Order will contain findings supporting and conclusions providing for substantive consolidation on the terms set forth in Section 2.1(b) of the Plan.

                  Substantive consolidation of the Debtors is necessary because it will be the only way to provide any recovery to individual creditors of each Subsidiary Debtor. Substantive consolidation will benefit creditors of Subsidiary Debtors with fewer assets who will recover nothing in the event there is no substantive consolidation. In addition, if the Debtors' estates were not substantively consolidated, it would be necessary to have 32 separate plans of reorganization, with each creditor receiving a distribution from the Debtor with which the particular creditor did business. If the Debtors were required to separate assets and liabilities by individual Debtor in order to formulate 32 individual plans of reorganization, the benefit will be outweighed by the costs and will not properly reflect the manner in which the Debtors conduct their businesses.

                  In the Debtors' view, the following facts clearly warrant substantive consolidation:

                  o Subsidiary Debtors are directly or indirectly owned by the lead debtor. GenTek is the holding company of the Subsidiary Debtors. General Chemical is GenTek's wholly owned and direct subsidiary. All of GenTek's indirect subsidiaries are either direct or indirect subsidiaries of General Chemical.

                  o Officers and directors of the Subsidiary Debtors are substantially the same. The directors and officers of the Subsidiary Debtors are substantially the same individuals. Certain of such directors and officers also hold positions with GenTek. For example, Richard Russell, GenTek's President and Chief Executive Officer, serves as an officer of 18 of the other Debtors. In addition, Matthew Friel, GenTek's Chief Financial Officer and Treasurer, and Kevin O'Connor, GenTek's Controller, each have served as an officer of 27 of the other Debtors. Furthermore, Richard Russell and Matthew Friel have served on the Board of Directors of 24 and 17 Debtors, respectively.

                  o        Articulated decisions of the Board of Directors.
                           The Board of Directors of GenTek oversees the Debtors' management, reviews their long-term strategic plans and exercises decision making authority in key areas, including [appointment of independent auditors, review of the adequacy of the internal accounting and control procedures of GenTek and the Subsidiary Debtors, as well as the review and approval of compensation arrangements for officers and senior level employees of GenTek and the Subsidiary Debtors.]

                  o Consolidated corporate policy. Corporate policy is created and executed for all the Debtors at the direction of GenTek's management. Through a management agreement, Latona provides advice to GenTek concerning the Debtors' financing, recapitalization, restructurings, acquisitions, business combinations, investor relations, tax and employee matters, among others.

                  o        Centralized cash management system. The U.S.
                           Debtors utilize a fully integrated centralized cash management system that permits them to fund their ongoing operations in the most streamlined and cost-efficient manner possible. General Chemical, a wholly owned subsidiary of GenTek and the direct and indirect parent of most of the Debtors, maintains a central concentration account for all the Debtors at Mellon Bank. All cash deposited into the Debtors' lockbox, receipt and other deposit accounts is swept automatically to either the Mellon Bank concentration account or to other subconcentration accounts. The subconcentration accounts are zero balance accounts and all cash in the subconcentration accounts is swept to the Mellon Bank concentration account by the end of each business day. At the end of each business day, substantially all of the Debtors' cash accumulates in the Mellon Bank concentration account and is either transferred to an investment account or invested overnight in the Mellon Bank concentration account. Each business day, funds are automatically forwarded from the Mellon Bank concentration account to subconcentration accounts and in turn to the Debtors' disbursement accounts to meet each Debtor's daily operational needs.

                  o Debt guaranteed by Subsidiary Debtors. GenTek and the Subsidiary Debtors are obligors or guarantors under a prepetition senior secured credit facility and GenTek and its domestic subsidiaries have guaranteed the obligations of Noma Company under that facility. GenTek is also the obligor under $200 million of publicly-traded senior subordinated notes, guaranteed by the U.S. Subsidiary Debtors.

                  o        Loan documents controlled by consolidated numbers.
                           Financial covenants contained in loan documents are based on the consolidated financials of GenTek and its subsidiaries.

                  o Consolidated information. Consolidated books and records are maintained by the Company. GenTek files consolidated reports with the Securities and Exchange Commission, prepares consolidated tax returns and provides information on a consolidated basis to third parties for the purpose of determining the Company's creditworthiness.

                  o Segmented operations. The Company's businesses are managed on a segment basis rather than an entity basis. Customers and vendors of a particular segment recognize the segment or product line with which they do business (for example, Noma Group) and not necessarily the legal entity (for example, Noma Corporation, Noma O.P., Inc. or Noma Company).

                  o No value for unsecured Claims. The value of the Debtors' enterprise is substantially less than the amount of Secured Claims and any unencumbered assets are diminutive in amount and will be exhausted in payment of Administrative Claims and Priority Tax Claims.

                  As a result of the substantive consolidation of the liabilities and properties of all the Debtors, except as otherwise provided in the Plan, (i) the Chapter 11 Cases will be consolidated into the case of GenTek as a single consolidated case; (ii) all property of the Estate of each Debtor will be deemed to be property of the consolidated Estates; (iii) all Claims against each Estate will be deemed to be Claims against the consolidated Estates, any proof of claim filed against one or more of the Debtors will be deemed to be a single claim filed against the consolidated Estates, and all duplicate proofs of claim for the same claim filed against more than one Debtor will be deemed expunged; (iv) except as otherwise provided in the Plan, no distributions under the Plan will be made on account of Claims based upon intercompany obligations by and against the Debtors; (v) all Claims based upon prepetition unsecured guarantees by one Debtor in favor of any other of the Debtors (other than guarantees existing under any assumed executory contracts or unexpired leases) will be eliminated, and no distributions under the Plan will be made on account of Claims based upon such guarantees; (vi) for purposes of determining the availability of the right of setoff under Section 553 of the Bankruptcy Code, the Debtors will be treated as one consolidated entity so that, subject to the other provisions of Section 553, prepetition debts due to any of the Debtors may be set off against the prepetition debts of any other of the Debtors; and (vii) no distributions under the Plan will be made on account of any Subsidiary Interests. Substantive consolidation will not merge or otherwise affect the separate legal existence of each Debtor, other than with respect to distribution rights under the Plan; substantive consolidation will have no effect on valid, enforceable and unavoidable liens, except for liens that secure a Claim that is eliminated by virtue of substantive consolidation and liens against collateral that are extinguished by virtue of substantive consolidation; and substantive consolidation will not have the effect of creating a Claim in a class different from the class in which a Claim would have been placed in the absence of substantive consolidation. Substantive consolidation will not affect the obligation of each of the Debtors, pursuant to Section 1930 of Title 28 of the United States Code, to pay quarterly fees to the Office of the United States Trustee until such time as the Chapter 11 Case is closed, dismissed or converted.

C.       Compromise and Settlement

                  As previously stated, the Plan represents an agreement reached among the Debtors, the Existing Lenders and the Creditors Committee as to the terms of a consensual reorganization of the Debtors under Chapter 11. The terms of the agreement as embodied in the Plan additionally or alternatively represent a proposed compromise and settlement with respect to the following issues:

                  o the treatment of the Existing Credit Agreement and the Existing Lender Secured Claims under the Debtors' Cash Collateral Orders and the order of the Bankruptcy Court approving the DIP Facility;

                  o the nature and amount of exit financing required by the Debtors to emerge from Chapter 11;

                  o the value of the Debtors' Estates on an individual and a consolidated basis, and the proper method of determining such value;

                  o whether the Estate of each Debtor should be treated separately for purposes of making payments to holders of Claims;

                  o other issues having to do with the rights of certain Estates, Claims, or Classes of Claims vis-a-vis other Estates, Claims, or Classes of Claims;

                  o whether and to what extent the Existing Lender Secured Claims are fully secured, or undersecured, considering potential challenges to their alleged Liens, and thus whether the holders of such Claims are entitled to be treated as holders of only Secured Claims or are entitled to be treated as holders of both Secured Claims and unsecured, deficiency Claims;

                  o if the Existing Lender Secured Claims are undersecured, whether the deficiency amounts constitute senior obligations vis-a-vis the Bondholder Unsecured Claims or other unsecured Claims and are thus entitled to enforce subordination rights against any such Claims;

                  o the right of holders of the Existing Lender Secured Claims to receive postpetition interest on their Claims pursuant to Section 506(b) of the Bankruptcy Code;

                  o whether there is any value at any of the Subsidiary Debtors for any holder of unsecured Claims if the guarantees supporting the Existing Lender Secured Claims are enforced against each of such Subsidiary Debtors, and whether and to what extent such guarantees are entitled to be enforced against each of such Subsidiary Debtors;

                  o whether any holders of unsecured Claims are entitled to share in any recovery under the Plan given the minimal value of unencumbered assets and the prior right to such value of holders of Administrative Claims, Priority Tax Claims and Other Priority Claims;

                  o the validity of reclamation claims in view of the blanket lien on inventory held by the Existing Lenders; and

                  o the amount and priority of Intercompany Claims and the potential voidability of certain intercompany transfers.

                  The Plan is deemed to be a motion for approval of the compromise and settlement of the foregoing issues, and the confirmation of the Plan will constitute approval of the motion by the Bankruptcy Court, and the Confirmation Order will contain findings supporting and conclusions approving the compromise and settlement as fair and equitable and within the bounds of reasonableness. The compromise and settlement is essential to the Plan. Without it, the Plan could not be accomplished. After weighing the probability of success in litigating the issues outlined above, the difficulties to be encountered in such litigation, the complexity of such litigation, the expense, inconvenience and delay attendant to such litigation, and the paramount interests of creditors, the Debtors believe that the compromise and settlement is fair, equitable, reasonable and in the best interests of the Creditors, the Debtors, the Reorganized Debtors and the Estates.

                  In the course of formulating the Plan and reaching the aforementioned compromise and settlement, the Debtors investigated and considered several strategic alternatives to the foregoing compromise and settlement. Among these alternatives, the Debtors investigated several strategies predicated on the assertion of litigation claims against the Existing Lenders, including, among others: (i) claims for the invalidation or avoidance of the Existing Lenders' security interests; (ii) claims to void various prepetition transactions between the Debtors and the Existing Lenders as fraudulent conveyances; (iii) claims to recover payments made to the Existing Lenders prior to the Petition Date as preferential transfers; and
(iv) claims to equitably subordinate the claims of the Existing Lenders to the claims of general unsecured creditors. In addition, the Debtors explored the possibility of proposing a non-consensual plan of reorganization and seeking approval of such plan without the consent of the Existing Lenders through the "cram down" provisions of section 1129 of the Bankruptcy Code.

                  The Debtors determined that the pursuit of such litigation strategies was not likely to result in a meaningful recovery for their estates. As a result of their investigation of the various transactions between the Debtors and the Existing Lenders, the Debtors concluded that the Existing Lenders would likely be able to assert strong legal and/or factual defenses to any potential litigation claims, and as such, the Debtors' chance of prevailing on any of these claims is highly speculative. The Debtors further determined that any litigation against the Existing Lenders would be highly complex and costly, would involve significant discovery, and would result in substantial delay and administrative expense for the Debtors' estates. In addition, the Debtors determined that it was unlikely that they would be able to propose a viable "cramdown" plan of reorganization in compliance with Section 1129 of the Bankruptcy Code unless such plan was approved by the class of Existing Lenders. Moreover, the time period reserved under the GenTek Cash Collateral Order for the Debtors and other parties in interest to investigate and challenge the validity of the Existing Lenders' liens on the Debtors' property and the Existing Lenders' claims as of the Petition Date expired on February 24, 2003 (which investigation period (i) was extended by agreement of the Existing Lenders and Noma Company for an additional 30 days solely as to Noma Company, and (ii) has been extended from time to time by agreement of the Existing Lenders and the Creditors Committee) and therefore, the findings and assertions contained in the GenTek Cash Collateral Order became binding on all parties (with the exception of the Creditors Committee whose deadline to commence an action currently expires on August 27, 2003), including any successors and assigns of the Debtors. Accordingly, pursuant to the GenTek Cash Collateral Order, all claims and causes of action under Sections 544, 545, 547 or 548 of the Bankruptcy Code seeking to recover or avoid any liens granted to, transfers to or for the benefit of, or other obligations incurred in favor of the Existing Lenders have been waived and released (except as to the Creditors Committee for the duration of its extension). Subject to any action that may be brought by the Creditors Committee, (a) the Existing Lender Secured Claims constitute allowed claims, not subject to defense, counterclaim, offset of any kind or subordination for all purposes in the Chapter 11 Case and any subsequent Chapter 7 cases, (b) the liens and security interests of the Existing Lenders are legal, valid, binding, enforceable, perfected and unavoidable, and (c) the Existing Lenders are not subject to any other or further claims or causes of action by any party in interest seeking to exercise the rights of the Debtors' estates.

                  The Debtors believe that the consideration, if any, provided to holders of Claims and Interests as a result of the compromise and settlement proposed by the Plan reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual and statutory subordination) of such Claims and Interests and the fair value of the Debtors' assets. In addition, the Debtors are realizing the very significant benefit of accomplishing an emergence from Chapter 11 in shorter time than would otherwise be possible. This also benefits all Creditors, for a prolonged Chapter 11 process would risk severe deterioration and perhaps destruction of values for all Creditors.

                  As a result of the compromise and settlement contained in the Plan, and only for purposes of distributions under the Plan, except as otherwise provided in the Plan, (i) the Chapter 11 Cases will be consolidated into the case of GenTek as a single consolidated case; (ii) all property of the Estate of each Debtor will be deemed to be property of the consolidated Estates; (iii) all Claims against each Estate will be deemed to be Claims against the consolidated Estates, any proof of claim filed against one or more of the Debtors will be deemed to be a single claim filed against the consolidated Estates, and all duplicate proofs of claim for the same claim filed against more than one Debtor will be deemed expunged; (iv) except as otherwise provided in the Plan, no distributions under the Plan will be made on account of Claims based upon intercompany obligations by and against the Debtors; (v) all prepetition unsecured guarantees by one Debtor in favor of any other of the Debtors (other than guarantees existing under any assumed executory contracts or unexpired leases) will be eliminated, and no distributions under the Plan will be made on account of Claims based upon such guarantees; (vi) for purposes of determining the availability of the right of setoff under Section 553 of the Bankruptcy Code, the Debtors will be treated as one consolidated entity so that, subject to the other provisions of Section 553, prepetition debts due to any of the Debtors may be set off against the prepetition debts of any other of the Debtors; and (vii) no distributions under the Plan will be made on account of any Subsidiary Interests. This joint plan structure will not result in the merger or otherwise affect the separate legal existence of each Debtor, other than with respect to distribution rights under the Plan; this joint plan structure will have no effect on valid, enforceable and unavoidable liens, except for liens that secure a Claim that is eliminated by virtue of the plan structure and liens against collateral that are extinguished by virtue of such plan structure; and this joint plan structure will not have the effect of creating a Claim in a class different from the class in which a Claim would have been placed in the absence of such structure.

D.       Reorganized Capital Structure Created by Plan

                  The Plan sets forth the capital structure for the Reorganized Debtors, as operators of manufacturing, performance products and communication businesses, upon their emergence from Chapter 11:

                  o Exit financing obligations. On the Effective Date, GenTek, substantially all of GenTek's domestic subsidiaries, and Noma Company (collectively, the "Borrowers") will enter into a five-year non-amortizing revolving credit facility in a principal amount of approximately $125 million (the "Exit Facility"), subject to negotiation with the Exit Lenders. The obligations under the Exit Facility will have a first lien on substantially all of the assets of the Borrowers, subject to customary limitations including limitations on the pledge of stock of foreign subsidiaries and consistent with the prepetition security package.

                  o Senior notes, designated New Senior Term Notes, to holders of Existing Lender Secured Claims and Tranche B Lender Secured Claims. On the Effective Date, Reorganized GenTek will authorize (for issuance and distribution in accordance with the terms of the Plan) the New Senior Term Notes in an aggregate principal amount equal to $250 million, which New Senior Term Notes will have the principal terms and conditions summarized on Exhibit B to the Plan.

                  o GenTek common stock, designated New GenTek Common Stock, to holders of Existing Lender Secured Claims, Tranche B Lender Secured Claims, General Unsecured Claims who elect the Equity Option or fail to elect either the Equity Option or the Cash Option, Trade Vendor Claims who elect the Equity Option or fail to elect either the Equity Option, the Cash Option or the Reduction Option, Bondholder Unsecured Claims, California Tort Claims (if Class 10 Acceptance is not obtained), Pennsylvania Tort Claims (if Class 11 Acceptance is not obtained). Reorganized GenTek will (i) authorize on the Effective Date 100 million shares of New GenTek Common Stock; (ii) issue on the applicable Distribution Dates up to an aggregate of 10 million shares of New GenTek Common Stock representing 100% of the outstanding shares of New GenTek Common Stock as of such date; (iii) authorize the issuance of any shares to be distributed to the holders of California Tort Claims (if Class 10 Acceptance is not obtained) and/or the holders of Pennsylvania Tort Claims (if Class 11 Acceptance is not obtained); and (iv) issue and then reserve in accordance with the terms of the Plan a number of shares of New GenTek Common Stock necessary (excluding shares that may be issuable as a result of the antidilution provisions thereof) to satisfy the required distributions of (x) the New GenTek Warrants and (y) the options granted under the New GenTek Management and Directors Incentive Plan (excluding shares that may be issuable as a result of the antidilution provisions thereof). The certificate of incorporation of Reorganized GenTek will also provide for 10 million shares of preferred stock, par value $.01 per share, which will have such terms as are set forth or determined as provided in the certificate of incorporation, which preferred stock is being authorized pursuant to the Plan and will have the same status of authorized and unissued shares. The New GenTek Common Stock issued under the Plan will be subject to dilution based upon (i) the issuance of New GenTek Common Stock issued pursuant to the New GenTek Management and Directors Incentive Plan as set forth in Section VI.K.6, (ii) the exercise of New GenTek Warrants, and (iii) any other shares of New GenTek Common Stock issued post-emergence, including any shares issued to the holders of California Tort Claims (if Class 10 Acceptance is not obtained) and/or the holders of Pennsylvania Tort Claims (if Class 11 Acceptance is not obtained). The New GenTek Common Stock may be subject to certain trading restrictions to preserve the Debtors' tax attributes. With respect to the New GenTek Common Stock, Reorganized GenTek will:
                           (i) provide demand registration rights for the New GenTek Common Stock to any Person who holds or has investment control as of the Effective Date of ten percent (10%) or more of the New GenTek Common Stock pursuant to the terms and conditions of a registration rights agreement, (ii) use its best efforts to effect a shelf registration for the New GenTek Common Stock within ninety (90) (but in no event more than 180) days following the Effective Date and keep that shelf registration effective for two (2) years; and (iii) use its best efforts to cause the New GenTek Common Stock to be listed on a national securities exchange.

                  o Warrants for common stock, designated New GenTek Warrants, to holders of General Unsecured Claims who elect the Equity Option or fail to elect either the Equity Option or the Cash Option, Trade Vendor Claims who elect the Equity Option or fail to elect either the Equity Option, the Cash Option or the Reduction Option, Bondholder Unsecured Claims, California Tort Claims (if Class 10 Acceptance is not obtained), and Pennsylvania Tort Claims (if Class 11 Acceptance is not obtained). On the Effective Date, Reorganized GenTek will issue the New GenTek Warrants in three separate tranches: New Tranche A Warrants, New Tranche B Warrants and New Tranche C Warrants.

                  o Issuance and Distribution of New Securities. The New Securities to be issued and distributed pursuant to distributions under the Plan to Classes 4, 5, 7, 8, 9, 10 (if Class 10 Acceptance is not obtained) and 11 (if Class 11 Acceptance is not obtained) will be issued in exchange for or principally in exchange for Allowed Claims in such Classes and will be exempt from registration under applicable securities laws pursuant to Section 1145 of the Bankruptcy Code.

E.       Classification and Treatment of Claims and Interests

                  Section 1122 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor's creditors and equity interest holders. In accordance with Section 1122 of the Bankruptcy Code, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims which, pursuant to Section 1123(a)(1), do not need to be classified). The Debtors also are required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

                  The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of Section 1122 of the Bankruptcy Code and applicable case law, but it is possible that a holder of a Claim or Interest may challenge the Debtors' classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In that event, the Debtors intend, to the extent permitted by the Bankruptcy Code, the Plan and the Bankruptcy Court, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

                  The amount of any Impaired Claim that ultimately is allowed by the Bankruptcy Court may vary from any estimated allowed amount of such Claim and accordingly the total Claims ultimately allowed by the Bankruptcy Court with respect to each Impaired Class of Claims may also vary from any estimates contained herein with respect to the aggregate Claims in any Impaired Class. Thus, the value of the property that ultimately will be received by a particular holder of an Allowed Claim under the Plan may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in the applicable Class.

                  The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual and statutory subordination) of such Claims and Interests and the fair value of the Debtors' assets. In view of the deemed rejection by Classes 12, 13, 14, 15 and 16, however, as set forth below, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Specifically, Section 1129(b) of the Bankruptcy Code permits confirmation of a Chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. See Section X.G. Although the Debtors believe that the Plan can be confirmed under Section 1129(b), there can be no assurance that the Bankruptcy Court will find that the requirements to do so have been satisfied.

                  1. Treatment of Unclassified Claims under the Plan

                           (a) Administrative Claims

                  An Administrative Claim is defined in the Plan as a Claim for payment of an administrative expense of a kind specified in Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to
Section 507(a)(1) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors, including wages, salaries, bonuses, or commissions for services rendered after the commencement of the Chapter 11 Case, (b) Professional Fee Claims, (c) Substantial Contribution Claims, (d) all fees and charges assessed against the Estates under 28 U.S.C. ss. 1930, (e) all Allowed Claims for reclamation under
Section 546(c)(2)(A) of the Bankruptcy Code, (f) Cure payments for executory contracts and unexpired leases that are assumed under Section 365 of the Bankruptcy Code, and (g) DIP Facility Claims. The Debtors have estimated that the amount of Allowed Administrative Claims payable as of the Effective Date of the Plan will be $38.3 million, including ordinary course operational expenses, Professional Fee Claims, fees payable under 28 U.S.C. ss. 1930, reclamation Claims, and Cure costs.

                  All fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Case will be paid by the Reorganized Debtors.

                  All requests for payment of an Administrative Claim (other than as set forth in Sections 4.1(a) and 12.1 and this Section 12.2 of the
Plan) must be filed with the Bankruptcy Court and served on counsel for the Debtors no later than forty-five (45) days after the Effective Date. Unless the Debtors object to an Administrative Claim within sixty (60) days after receipt, such Administrative Claim will be deemed Allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court will determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

                  All final requests for payment of Professional Fee Claims pursuant to Sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code and Substantial Contribution Claims under Section 503(b)(3), (4), or (5) of the Bankruptcy Code must be filed and served on the Reorganized Debtors, their counsel, and other necessary parties-in-interest no later than sixty
(60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to such requests for payment must be filed and served on the Reorganized Debtors, their counsel, and the requesting Professional or other entity no later than twenty (20) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable request for payment was served.

                  Each Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay reasonable professional fees and expenses in connection with services rendered to it after the Effective Date.

                  Under the Plan, except as otherwise provided for therein, and subject to the requirements of Sections 12.1 through 12.3 of the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Effective Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, the holder of each such Allowed Administrative Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such other different treatment as to which the applicable Debtor and such holder will have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Case will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                  Pursuant to the Plan, a DIP Facility Claim is a Claim arising under a credit facility dated March 21, 2003 among GenTek and Noma Company, debtors-in-possession, as borrowers; certain of GenTek's direct and indirect domestic subsidiaries and Sistemas Y Conexiones Integradas, SA de CV (a non-debtor subsidiary), as guarantors; JPMorgan Chase Bank and certain other financial institutions, as lenders; and JPMorgan Chase Bank, as Administrative Agent; as such facility may be amended, supplemented or otherwise modified. The DIP Facility Claims will be deemed Allowed in their entirety for all purposes of the Plan and the Chapter 11 Case. Each holder of an Allowed DIP Facility Claim will receive, on the later of the Effective Date or the date on which such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and the holder of such DIP Facility Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed DIP Facility Claim, (i) Cash equal to the full amount of such Allowed DIP Facility Claim, or (ii) such different treatment as to which the Debtors and such holder will have agreed upon in writing; provided, however, that in respect of any letters of credit issued and undrawn under the DIP Facility GenTek will be required to either: (a) cash collateralize such letters of credit in an amount equal to 105% of the undrawn amount of any such letters of credit, (b) return any such letters of credit to the applicable fronting bank undrawn and marked "cancelled", or (c) provide a "back-to-back" letter of credit to the issuing bank in a form and issued by an institution reasonably satisfactory to such issuing bank, in an amount equal to 105% of the then undrawn amount of such letters of credit.

                  Pursuant to the Plan, the Adequate Protection Claims will be deemed satisfied in full by payments made pursuant to the Cash Collateral Orders. Any replacement or other Liens created under such Orders will terminate and will have no further force and effect as of the Effective Date.

                           (b) Priority Tax Claims

                  The Plan defines Priority Tax Claims as Claims of governmental units for taxes that are entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code. Such Claims include Claims of governmental units for taxes owed by the Debtors that are entitled to a certain priority in payment pursuant to Section 507(a)(8) of the Bankruptcy Code. The taxes entitled to priority are (i) taxes on income or gross receipts that meet the requirements set forth in Section 507(a)(8)(A) of the Bankruptcy Code, (ii) property taxes meeting the requirements of Section 507(a)(8)(B) of the Bankruptcy Code, (iii) taxes that were required to be collected or withheld by the Debtors and for which the Debtors are liable in any capacity as described in Section 507(a)(8)(C) of the Bankruptcy Code, (iv) employment taxes on wages, salaries or commissions that are entitled to priority pursuant to
Section 507(a)(3) of the Bankruptcy Code, to the extent that such taxes also meet the requirements of Section 507(a)(8)(D), (v) excise taxes of the kind specified in Section 507(a)(8)(E) of the Bankruptcy Code, (vi) customs duties arising out of the importation of merchandise that meet the requirements of
Section 507(a)(8)(F) of the Bankruptcy Code and (vii) prepetition penalties relating to any of the foregoing taxes to the extent such penalties are in compensation for actual pecuniary loss as provided in Section 507(a)(8)(G) of the Bankruptcy Code. The Debtors have estimated that the aggregate amount of Priority Tax Claims payable under the Plan will be $3.4 million. This amount includes an estimated Claim in favor of the Internal Revenue Service in the amount of $3 million (which the Debtors would intend to pay over a period not exceeding six (6) years after the date of assessment of such Claim).

                  Under the Plan, each holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, (i) on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii) such other different treatment as to which the applicable Debtor and such holder will have agreed upon in writing, or (iii) at the Reorganized Debtors' sole discretion, deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim.

                  2. Treatment of Classified Claims and Interests under the
Plan

                           (a) Class 1, Other Priority Claims

                  Under the Plan, an other Priority Claim is defined as a Claim against the Debtors entitled to priority pursuant to Section 507(a) of the Bankruptcy Code (or, in the case of a Canadian Claim, a Claim entitled to priority over Secured Claims pursuant to applicable Canadian law), other than a Priority Tax Claim or an Administrative Claim. The Debtors believe that all Other Priority Claims have been previously paid pursuant to order of the Bankruptcy Court. A number of Proofs of Claim have been filed by parties alleging priority status for Claims that have not been paid. The Claims of such parties are classified in Class 1 pending an objection to the status and/or amount of such Claims.

                  The Plan provides that, on, or as soon as reasonably practicable after, the latest of (i) the Effective Date, (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, or
(iii) the date on which such Other Priority Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Other Priority Claim, each holder of an Allowed Other Priority Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, either (A) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (B) such other different treatment as to which the applicable Debtor and such holder will have agreed upon in writing.

                           (b) Class 2, Convenience Claims

                  A Convenience Claim is any Claim in an amount equal to or less than $250 (a) against GenTek or any of the Subsidiary Debtors (excluding Noma Company) that is not a Secured Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim, Bondholder Unsecured Claim, California Tort Claim, Pennsylvania Tort Claim, Intercompany Claim, Subordinated Claim, Existing Lender Deficiency Claim, Tranche B Lender Deficiency Claim, or Non-Compensatory Damages Claim; (b) against Noma Company that is not a Secured Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim, Intercompany Claim, or Existing Lender Deficiency Claim; or (c) based upon a prepetition trade payable in respect of goods or services supplied to any of the Debtors by a vendor or other provider of goods and services in the ordinary course of business. The Debtors estimate that Allowed Convenience Claims will be in the approximate aggregate amount of $200,000.

                  Section 1122(b) of the Bankruptcy Code allows a plan of reorganization to designate, for administrative convenience, a separate class of claims consisting of unsecured claims that are less than a specified amount, as approved by the court as reasonable and necessary. Class 2 of the Plan, containing Convenience Claims, is intended to serve this purpose. It will allow the Debtors to achieve administrative efficiencies and will obviate the need for costly solicitation of small Claim holders and later costly distribution of stock and note interests to small Claim holders. The Debtors selected $250 as the amount most likely to achieve the intended efficiencies and cost savings without requiring large outlays of cash on the Effective Date.

                  The Plan provides that, on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, each holder of an Allowed Convenience Claim will receive, Cash in an amount equal to the lesser of (i) the Allowed amount of such Claim or (ii) $250.

                           (c) Class 3, BNS Claims

                  Under the Plan, BNS Claims are comprised of the BNS Secured Claim and the BNS Indemnity Claim.

                  The BNS Secured Claim is a Secured Claim of GenTek against Noma Company arising under the Canadian Credit Agreement in the amount of $5.7 million. The BNS Secured Claim is an intercompany Claim.

                  The Plan provides that on the Distribution Date, the holder of the BNS Secured Claims, in full satisfaction, settlement, release, and discharge of and in exchange for such BNS Secured Claims, will receive cash from Noma Company in an amount equal to such Claims. Such payment to GenTek will support the cash payments required to be made to Classes 4 and 5.

                  The BNS Indemnity Claim is an indemnity Claim of The Bank of Nova Scotia against GenTek, which Claim arises under the Assignment of Debt and Security, dated as of October 9, 2002. There is no amount owing on the BNS Indemnity Claim.

                  The Plan further provides that as of the Effective Date, the BNS Indemnity Claim will be discharged, and the Debtors, the Reorganized Debtors, and any Person seeking to exercise rights of creditors of any of the Debtors will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever in connection with or related to that certain Assignment of Debt & Security dated October 9, 2002 and that may be asserted against The Bank of Nova Scotia. The Debtors know of no such claims that might be assertable against The Bank of Nova Scotia.

                           (d) Class 4, Existing Lender Secured Claims

                  Under the Plan, an Existing Lender Secured Claim is defined as a Secured Claim arising under the Existing Credit Agreement as of the Petition Date, other than a Tranche B Lender Secured Claim, but including that portion of the Tranche B Lender Deficiency Claim that is a Secured Claim. Subject to the terms and conditions set forth in Section 4.3(a) of the Plan, the Existing Lender Claims will be deemed Allowed for all purposes of the Plan and the Chapter 11 Case in the aggregate amount of $756 million (including the Tranche B Lender Deficiency Claim and the Tranche B Lender Secured Claim). The aggregate amount of the Existing Lender Secured Claims treated in Class 4 is $509.5 million.

                  Under the Plan, the holders of Existing Lender Secured Claims, in full satisfaction, settlement, release, and discharge of and in exchange for such Existing Lender Secured Claim, will receive on the Distribution Date or other date as designated in the Plan, through the Existing Lender Agent, their Pro Rata share, in the aggregate, of:

         o An amount equal to $60 million in Cash less any adequate protection payments received by the Existing Lenders after August 1, 2003 from the proceeds of any tax refund and (without duplication) any adequate protection payments received by the Existing Lenders after September 30, 2003;

         o $216.5 million principal amount of the New Senior Term Notes, the principal terms of which are described in Exhibit B to the Plan;

         o 8,126,177 shares of the New GenTek Common Stock (subject to dilution as set forth in the Plan), the principal terms of which are described in Exhibit C to the Plan;

         o Assuming the Bankruptcy Court approves the creation of the "Dissenting Bondholder Holdback", a number of shares of New GenTek Common Stock and New GenTek Warrants equal to the New GenTek Common Stock and New GenTek Warrants that a GenTek Bondholder would have received had such GenTek Bondholder not voted to reject the Plan, objected to confirmation of the Plan or taken such other actions that would cause such Bondholder to be designated as a "Dissenting Bondholder" under the Plan;

         o A number of shares of New GenTek Common Stock and New GenTek Warrants that would otherwise have been distributed to those holders of General Unsecured Claims and Trade Vendor Claims who exercise the "Cash Option", which option allows them to forego their equity distribution and receive Cash in an amount equal to the lesser of 6% of their Allowed Claim and their Pro Rata share of $5 million; and

         o A number of shares of New GenTek Common Stock and New GenTek Warrants that would otherwise have been distributed to those holders of Trade Vendor Claims who exercise the "Reduction Option", which option allows each holder of an Allowed Trade Vendor Claim in an amount equal to or less than $10,000 to forego their equity distribution, and receive $250 in full satisfaction, settlement, release, and discharge of and in exchange for such Claim.

         o Finally, from time to time as determined by the Litigation Trust Committee , the holders of Existing Lender Secured Claims will receive their Pro Rata share of sixty percent (60%) of any of the Preference Claim Litigation Trust Proceeds available on the dates that such proceeds are distributed by the Litigation Trust Committee.

                  Pursuant to the Plan, all Liens held as security for the Existing Lender Secured Claims will be terminated as of the Effective Date. The holders of Existing Lender Deficiency Claims will not receive or retain any property under the Plan on account of any Existing Lender Deficiency Claims and all Existing Lender Deficiency Claims will be deemed waived by the Existing Lenders and discharged as of the Effective Date. No distributions will be made or will be deemed to have been made by Noma Company on account of the portion of the Tranche B Lender Deficiency Claim that is treated as an Existing Lender Secured Claim in the Plan.

                  Distributions to holders of Existing Lender Claims are conditioned on (i) the holding of the Claim as of the Distribution Record Date pursuant to Section 8.7(b) of the Plan and (ii) the making of appropriate withholding tax and reporting arrangements as provided in Section 8.9 of the Plan.

                  Each holder of a Claim in Class 4 that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (i) the Debtors' subsidiaries (including non-Debtor subsidiaries), (ii) the Existing Lenders, the Existing Lender Agent, the Creditors Committee (but not its members in their individual capacities), the Indenture Trustee and their respective present agents or professionals, (iii) any of the directors, officers, and employees of the Debtors serving immediately prior to the Effective Date, those of Debtors' directors, officers and employees designated on Exhibit F, and any of the Debtors' present agents or professionals (including any professionals retained by the Debtors), and (iv) Latona, any directors, officers, and employees of Latona serving immediately prior to the Effective Date, and any present agents or professionals of Latona (the Persons identified in clauses (i) through (iv) collectively, the "Claimholder Releasees") in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan. Each of the Claimholder Releasees will be deemed to forever release, waive, and discharge any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.

                           (e) Class 5, Tranche B Lender Secured Claims

                  A Tranche B Lender Secured Claim is a Secured Claim against Noma Company and its subsidiaries arising under or in connection with the Tranche B Term Loan Facility under the Existing Credit Agreement, which Claim will, subject to the terms and conditions of Section 4.3(b) of the Plan, be deemed Allowed for all purposes of the Plan and the Chapter 11 Case in the aggregate amount of $69 million, which amount equals the enterprise value of Noma Company, less the amount of the BNS Secured Claim.

                  Under the Plan, the Tranche B Lender Secured Claims will be acquired by GenTek in exchange for:

                  o New Senior Term Notes in the principal amount of $33.5 million, the principal terms of which are described in Exhibit B to the Plan; and

                  o 1,256,980 shares of New GenTek Common Stock (subject to dilution as set forth in the Plan) from GenTek, which in the aggregate will have a value equal to the enterprise value of Noma Company, less the value of the BNS Secured Claim, the principal terms of which are described in Exhibit C to the Plan.

                  Thereafter, the Tranche B Lender Secured Claims Distributions to holders of Tranche B Lender Secured Claims will be held by Reorganized GenTek as unsecured intercompany claims against Reorganized Noma Company and will be subordinated to all other indebtedness and liabilities of Reorganized Noma Company. All Liens held as security for the Tranche B Lender Secured Claims will terminate as of the Effective Date immediately after the acquisition by GenTek.

                  The Tranche B Lender Deficiency Claim, which will be Allowed in the amount of $75.8 million and will, as applicable, be treated as an Existing Lender Secured Claim or an Existing Lender Deficiency Claim in accordance with Section 4.3(a) of the Plan.

                   Distributions to holders of Tranche B Lender Secured Claims are conditioned on (i) the holding of the Claim as of the Distribution Record Date pursuant to Section 8.7(b) of the Plan and (ii) the making of appropriate withholding tax and reporting arrangements as provided in Section 8.9 of the Plan.

                  Each holder of a Claim in Class 5 that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (i) the Debtors' subsidiaries (including non-Debtor subsidiaries), (ii) the Existing Lenders, the Existing Lender Agent, the Creditors Committee (but not its members in their individual capacities), the Indenture Trustee and their respective present agents or professionals, (iii) any of the directors, officers, and employees of the Debtors serving immediately prior to the Effective Date, those of Debtors' directors, officers and employees designated on Exhibit F, and any of the Debtors' present agents or professionals (including any professionals retained by the Debtors), and (iv) Latona, any directors, officers, and employees of Latona serving immediately prior to the Effective Date, and any present agents or professionals of Latona (the Persons identified in clauses (i) through (iv) collectively, the "Claimholder Releasees") in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan. Each of the Claimholder Releasees will be deemed to forever release, waive, and discharge any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.

                           (f) Class 6, Other Secured Claims

                  An Other Secured Claim is a Secured Claim arising prior to the Petition Date against any of the Debtors, other than an Existing Lender Secured Claim, a Tranche B Lender Secured Claim or a BNS Secured Claim. A Secured Claim is a Claim that is secured by a Lien which is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, on property in which an Estate has an interest, or a Claim that is subject to setoff under Section 553 of the Bankruptcy Code; to the extent of the value of the Claim holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable; as determined by a Final Order pursuant to Section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to Section 553 of the Bankruptcy Code, or in either case as otherwise agreed upon in writing by the Debtors or the Reorganized Debtors and the holder of such Claim. Claims secured by valid mechanic's liens would be considered Other Secured Claims under the Plan. The Debtors estimate that Other Secured Claims will be Allowed in the aggregate amount of $1 million.

                  The Plan provides for alternative treatments of each Other Secured Claim, at the option of the Reorganized Debtors, with the consent of the Existing Lender Agent, depending upon the nature and amount of the Other Secured Claim, as follows:

                  o First, the Reorganized Debtors may elect that the legal, equitable, and contractual rights of each holder of an Allowed Other Secured Claim be Reinstated. Reinstated means (a) leaving unaltered the legal, equitable, and contractual rights to which the holder of a Claim is entitled so as to leave such Claim unimpaired in accordance with
                           Section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, (ii) reinstating the maturity of such Claim as such maturity existed before such default, (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and
                           (iv) not otherwise altering the legal, equitable, or contractual rights to which the holder of such Claim is entitled; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, will not be required to be reinstated in order for a Claim to be considered Reinstated.

                  o Second, the Reorganized Debtors may elect that each holder of an Allowed Other Secured Claim retain the Liens securing such Allowed Other Secured Claim and receive deferred Cash payments totaling at least the amount of such Allowed Other Secured Claim, of a value, as of the Effective Date, of at least the value of such holder's interest in the Estate's interest in such property.

                  o Third, Reorganized Debtors may elect that the collateral securing such Allowed Other Secured Claim be surrendered to the holder of such Allowed Other Secured Claim.

                  o A final option is that each holder of an Allowed Other Secured Claim be paid in full on the Effective Date.

                  The Debtors' failure to object to any Other Secured Claim in the Chapter 11 Case will be without prejudice to the Debtors' or the Reorganized Debtors' right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the Other Secured Claim holder. Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition Liens on property of any Debtor held with respect to an Other Secured Claim will survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements governing such Claim until such Allowed Claim is paid in full. Nothing in the Plan will preclude the Debtors or the Reorganized Debtors from challenging the validity of any alleged Lien on any asset of a Debtor or the value of the property that secures any alleged Lien.

                  If the Debtors elect the first or second treatment options described above, which do not result in full satisfaction of an Allowed Other Secured Claim on an immediate basis, the liens securing the Allowed Other Secured Claim will continue in effect until the Claim is satisfied in full. The Plan does not seek to extinguish liens in that scenario.

                  Each holder of a Claim in Class 6 that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (i) the Debtors' subsidiaries (including non-Debtor subsidiaries), (ii) the Existing Lenders, the Existing Lender Agent, the Creditors Committee (but not its members in their individual capacities), the Indenture Trustee and their respective present agents or professionals, (iii) any of the directors, officers, and employees of the Debtors serving immediately prior to the Effective Date, those of Debtors' directors, officers and employees designated on Exhibit F, and any of the Debtors' present agents or professionals (including any professionals retained by the Debtors), and (iv) Latona, any directors, officers, and employees of Latona serving immediately prior to the Effective Date, and any present agents or professionals of Latona (the Persons identified in clauses (i) through (iv) collectively, the "Claimholder Releasees") in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan. Each of the Claimholder Releasees will be deemed to forever release, waive, and discharge any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.
(g)      Class 7, General Unsecured Claims

                  The Plan defines a General Unsecured Claim as a Claim in an amount greater than $250 (a) against GenTek or any of the Subsidiary Debtors that is not a Secured Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim, Trade Vendor Claim, Bondholder Unsecured Claim, California Tort Claim, Pennsylvania Tort Claim, Intercompany Claim, Subordinated Claim, Existing Lender Deficiency Claim, Tranche B Lender Deficiency Claim, or Non-Compensatory Damages Claim; and (b) against Noma Company that is not a Secured Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim, Trade Vendor Claim, Intercompany Claim, or Existing Lender Deficiency Claim. The Debtors estimate that General Unsecured Claims will be Allowed in the aggregate amount of $35 million, although no assurances can be provided that contingent, unliquidated and disputed Claims and rejection damage Claims will not be Allowed in amounts that substantially increase the amount of Claims in Class 7.

                  The Plan provides that if a sufficient number of votes are received in Class 7 to constitute an acceptance of the Plan by such Class under Section 1126(c) of the Bankruptcy Code, each holder of an Allowed General Unsecured Claim is entitled to elect either the (i) Equity Option or
(ii) the Cash Option. The election is to be made, no later than the Option Election Deadline, on the election form provided by the Debtors to such holder on or after the Effective Date. Holders of General Unsecured Claims who fail to timely elect either the Equity Option or the Cash Option on such holder's election form will be deemed to have elected the Equity Option, and will receive the corresponding distribution to the extent their Claims are Allowed. If an insufficient number of votes are received in Class 7 to constitute an acceptance of the Plan by such Class under Section 1126(c) of the Bankruptcy Code, all holders of General Unsecured Claims will be deemed to have elected the Equity Option.

                  Distributions to holders of Allowed General Unsecured Claims are conditioned on the making of appropriate withholding tax and reporting arrangements as provided in Section 8.9 of the Plan.

                  Each holder of a Claim in Class 7 that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (i) the Debtors' subsidiaries (including non-Debtor subsidiaries), (ii) the Existing Lenders, the Existing Lender Agent, the Creditors Committee (but not its members in their individual capacities), the Indenture Trustee and their respective present agents or professionals, (iii) any of the directors, officers, and employees of the Debtors serving immediately prior to the Effective Date, those of Debtors' directors, officers and employees designated on Exhibit F, and any of the Debtors' present agents or professionals (including any professionals retained by the Debtors), and (iv) Latona, any directors, officers, and employees of Latona serving immediately prior to the Effective Date, and any present agents or professionals of Latona (the Persons identified in clauses (i) through (iv) collectively, the "Claimholder Releasees") in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan. Each of the Claimholder Releasees will be deemed to forever release, waive, and discharge any such claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.

                               (i) The Equity Option

                  The Equity Option is the option offered to holders of General Unsecured Claims and Trade Vendor Claims to receive a distribution of New GenTek Common Stock and New GenTek Warrants, as provided in the Plan. Under the Plan, each holder of an Allowed General Unsecured Claim who elects or is deemed to have elected the Equity Option will receive on the Distribution Date, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, a distribution of New GenTek Common Stock and New GenTek Warrants (subject to dilution as set forth in the Plan) equal to its Pro Rata share, calculated by including all Allowed General Unsecured Claims (including those receiving distributions under the Cash Option), and all Allowed Trade Vendor Claims (including those receiving distributions under the Cash Option and the Reduction Option), of:

                  o 174,365 shares of New GenTek Common Stock (subject to dilution as set forth in the Plan), which principal terms are described in Exhibit C to the Plan; and

                  o New GenTek Warrants, in three tranches, the principal terms of which are described in Exhibit D to the Plan, as follows:

                  o Tranche A: a number of New Tranche A Warrants providing the right to purchase 331,628 shares of New GenTek Common Stock,

                  o Tranche B: a number of New Tranche B Warrants providing the right to purchase 175,002 shares of New GenTek Common Stock, and

                  o Tranche C: a number of New Tranche C Warrants providing the right to purchase 85,471 shares of New GenTek Common Stock.

                               (ii) The Cash Option

                  The Cash Option is the option offered to holders of General Unsecured Claims to forego the Equity Option and instead receive a payment in Cash in the event that a sufficient number of votes are received in their Class to constitute an acceptance of the Plan by such Class under Section 1126(c) of the Bankruptcy Code. Each holder of an Allowed General Unsecured Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim a payment in Cash on the Distribution Date in an amount representing the lesser of (i) 6% of the Allowed amount of such Claim and (ii) such holder's Pro Rata share of $5 million in Cash, with the payment amount depending upon the amount of other Allowed General Unsecured Claims and Allowed Trade Vendor Claims (if Class 8 accepts the Plan) participating in the Cash Option. In the event that an insufficient number of votes are received in Class 7 to constitute an acceptance of the Plan, each holder of an Allowed General Unsecured Claim who elects the Cash Option will receive a distribution in accordance with the Equity Option. (The Cash allocated in connection with the Cash Option is in addition to and is not inclusive of the Cash to be distributed to (i) holders of Convenience Claims and (ii) holders of Trade Vendor Claims who elect the Reduction Option). The Cash allocated in connection with the Cash Option is encumbered by the liens of the Existing Lenders. Notwithstanding the existence of such liens, the Existing Lenders have agreed to allow their collateral to be used for purposes of creating the Cash Option for Class 7. In exchange for contributing the Cash necessary to make the Cash Option available to Class 7, the Existing Lenders have insisted that Class 7 vote to accept the Plan as a condition precedent to the availability of such option. Accordingly, the Cash Option will be available to holders of Claims in Class 7, only if a sufficient number of votes are received in Class 7 to constitute an acceptance of the Plan by such Class under Section 1126(c) of the Bankruptcy Code.

                  New GenTek Common Stock and New GenTek Warrants otherwise allocable to holders of Allowed General Unsecured Claims who elect the Cash Option will be distributed to Class 4 as provided in Section 4.3(a) of the Plan and will not be a part of the distribution to holders of Claims in Classes 7 and 8 pursuant to the Equity Option.

                  Holders of Allowed General Unsecured Claims, regardless of whether they elect the Equity Option or the Cash Option, will also be entitled to receive, from time to time as determined by the Litigation Trust Committee, their Pro Rata share, along with holders of Allowed Trade Vendor Claims, holders of California Tort Claims if Class 10 Acceptance is not obtained, holders of Allowed Pennsylvania Tort Claims if Class 11 Acceptance is not obtained, and holders of Allowed Pennsylvania Tort Claims who exercise their Class Opt Out Rights if Class 11 Acceptance is obtained, of 25% of any of the Preference Claim Litigation Trust Proceeds available on the dates that such proceeds are distributed by the Litigation Trust Committee.

                           (h) Class 8, Trade Vendor Claims

                  The Plan defines a Trade Vendor Claim as a Claim in an amount greater than $250 that is characterized by the Debtors as a prepetition trade payable in respect of goods or services supplied to any of the Debtors by a vendor or other provider of goods or services in the ordinary course of business. The Debtors estimate that Trade Vendor Claims will be Allowed in the aggregate amount of $50 million, although no assurances can be provided that contingent, unliquidated and disputed Claims will not be Allowed in amounts that substantially increase the amount of Claims in Class 8.

                  Under the Plan, if a sufficient number of votes are received in Class 8 to constitute an acceptance of the Plan by such Class under Section 1126(c) of the Bankruptcy Code, each holder of an Allowed Trade Vendor Claim, is entitled to elect either (i) the Equity Option, (ii) the Cash Option or
(iii) in the case of an Allowed Trade Vendor Claim in an amount equal to or less than $10,000 the Reduction Option. The election is to be made, no later than the Option Election Deadline, on the election form provided by the Debtors to such holder on or after the Effective Date. Holders of Trade Vendor Claims who fail to timely elect either the Equity Option or the Cash Option on such holder's election form will be deemed to have elected the Equity Option, and will receive the corresponding distribution to the extent their Claims are Allowed. If an insufficient number of votes are received in Class 8 to constitute an acceptance of the Plan by such Class under Section 1126(c) of the Bankruptcy Code, all holders of Trade Vendor Claims will be deemed to have elected the Equity Option.

                  Distributions to holders of Allowed Trade Vendor Claims are conditioned on the making of appropriate withholding tax and reporting arrangements as provided in Section 8.9 of the Plan.

                  Each holder of a Claim in Class 8 that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (i) the Debtors' subsidiaries (including non-Debtor subsidiaries), (ii) the Existing Lenders, the Existing Lender Agent, the Creditors Committee (but not its members in their individual capacities), the Indenture Trustee and their respective present agents or professionals, (iii) any of the directors, officers, and employees of the Debtors serving immediately prior to the Effective Date, those of Debtors' directors, officers and employees designated on Exhibit F, and any of the Debtors' present agents or professionals (including any professionals retained by the Debtors), and (iv) Latona, any directors, officers, and employees of Latona serving immediately prior to the Effective Date, and any present agents or professionals of Latona (the Persons identified in clauses (i) through (iv) collectively, the "Claimholder Releasees") in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan. Each of the Claimholder Releasees will be deemed to forever release, waive, and discharge any such claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.

                           (i) The Equity Option

                  Under the Plan, each holder of an Allowed Trade Vendor Claim who elects or is deemed to have elected the Equity Option will receive on the Distribution Date, as described above, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, a distribution of New GenTek Common Stock and New GenTek Warrants (subject to dilution as set forth in the Plan) having a value equal to its Pro Rata share, calculated by including all Allowed Trade Vendor Claims (including those receiving distributions under the Cash Option and the Reduction Option), and all Allowed General Unsecured Claims (including those receiving distributions under the Cash Option) of:

                  o 174,365 shares of New GenTek Common Stock (subject to dilution as set forth in the Plan), the principal terms of which are described in Exhibit C to the Plan; and

                  o New GenTek Warrants in three tranches, the principal terms of which are described in Exhibit D to the Plan, as follows:

                  o Tranche A: a number of New Tranche A Warrants providing the right to purchase 331,628 shares of New GenTek Common Stock,

                  o Tranche B: a number of New Tranche B Warrants providing the right to purchase 175,002 shares of New GenTek Common Stock, and

                  o Tranche C: a number of New Tranche C Warrants providing the right to purchase 85,471 shares of New GenTek Common Stock.

                               (ii) The Cash Option

                  Under the Plan, each holder of an Allowed Trade Vendor Claim who elects the Cash Option, as described above in the description of General Unsecured Claim treatment, will receive a payment in Cash in the event that a sufficient number of votes are received in Class 8 to constitute an acceptance of the Plan by such Class under Section 1126(c) of the Bankruptcy Code. Each holder of an Allowed Trade Vendor Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim a payment in Cash on the Distribution Date in an amount representing the lesser of (i) 6% of the Allowed amount of such Claim and (ii) such holder's Pro Rata share of $5 million in Cash, with the payment amount depending upon the amount of other Allowed General Unsecured Claims (if Class 7 accepts the Plan) and other Allowed Trade Vendor Claims participating in the Cash Option. In the event that an insufficient number of votes are received in Class 8 to constitute an acceptance of the Plan, each holder of an Allowed Trade Vendor Claim who elects the Cash Option will receive a distribution in accordance with the Equity Option. (The Cash allocated in connection with the Cash Option is in addition to and is not inclusive of the Cash to be distributed to (i) holders of Convenience Claims and (ii) holders of Trade Vendor Claims who elect the Reduction Option). The Cash allocated in connection with the Cash Option is encumbered by the liens of the Existing Lenders. Notwithstanding the existence of such liens, the Existing Lenders have agreed to allow their collateral to be used for purposes of creating the Cash Option for Class 8. In exchange for contributing the Cash necessary to make the Cash Option available to Class 8, the Existing Lenders have insisted that Class 8 vote to accept the Plan as a condition precedent to the availability of such option. Accordingly, the Cash Option will be available to holders of Claims in Class 8, only if a sufficient number of votes are received in Class 8 to constitute an acceptance of the Plan by such Class under Section 1126(c) of the Bankruptcy Code.

                  New GenTek Common Stock and New GenTek Warrants otherwise allocable to holders of Allowed Trade Vendor Claims who elect the Cash Option will be distributed to Class 4 as provided in Section 4.3(a) of the Plan and will not be a part of the distribution to holders of Claims in Classes 7 and 8 pursuant to the Equity Option.

                  The Cash allocated in connection with the Cash Option is in addition to and is not inclusive of the Cash distributed to (i) holders of Convenience Claims and (ii) holders of Trade Vendor Claims who elect the Reduction Option.

                               (iii) The Reduction Option

                  Alternatively, each holder of an Allowed Trade Vendor Claim in an amount equal to or less than $10,000 is entitled to elect the Reduction Option, pursuant to which such Claim holder will receive on the Distribution Date a Cash payment in the amount of $250, in full satisfaction, settlement, release, and discharge of and in exchange for such Claim.

                  New GenTek Common Stock and New GenTek Warrants otherwise allocable to holders of Allowed Trade Vendor Claims who elect the Reduction Option will be distributed to Class 4 as provided in Section 4.3(a) of the Plan and will not be a part of the distribution to holders of Claims in Classes 7 and 8 pursuant to the Equity Option.

                  Holders of Allowed Trade Vendor Claims who elect the Equity Option or the Cash Option (but not those holders who elect the Reduction Option) will also be entitled to receive, from time to time as determined by the Litigation Trust Committee, their Pro Rata share, along with holders of Allowed General Unsecured Claims, holders of Allowed California Tort Claims if Class 10 Acceptance is not obtained, holders of Allowed Pennsylvania Tort Claims if Class 11 Acceptance is not obtained, and holders of Allowed Pennsylvania Tort Claims who exercise their Class Opt Out Rights if Class 11 Acceptance is obtained, of 25% of any of the Preference Claim Litigation Trust Proceeds available on the dates that such proceeds are distributed by the Litigation Trust Committee.
(i)      Class 9, Bondholder Unsecured Claims

                  A Bondholder Unsecured Claim is a Claim arising from or relating to the GenTek 11% Notes, other than any reasonable, unpaid fees of the Indenture Trustee, and reasonable, unpaid out-of-pocket costs and expenses incurred by the Indenture Trustee through the Effective Date. The GenTek 11% Notes are the 11% Senior Subordinated Notes due 2009, in the aggregate principal amount of $200 million, issued by GenTek pursuant to the Indenture dated August 9, 1999.

                  Under the Plan, the Bondholder Unsecured Claims will be deemed Allowed in their entirety in an aggregate amount of $215.7 million for all purposes of the Plan and the Chapter 11 Case. Each holder of an Allowed Bondholder Unsecured Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Bondholder Unsecured Claim, will receive on the Distribution Date its Pro Rata share of:

                  o 442,478 shares of New GenTek Common Stock (subject to dilution as set forth in the Plan), the principal terms of which are described in Exhibit C to the Plan; and

                  o New GenTek Warrants in three tranches, the principal terms of which are described in Exhibit D to the Plan, as follows:

                  o Tranche A: a number of New Tranche A Warrants providing the right to purchase 841,556 shares of New GenTek Common Stock,

                  o Tranche B: a number of New Tranche B Warrants providing the right to purchase 444,093 shares of New GenTek Common Stock, and

                  o Tranche C: a number of New Tranche C Warrants providing the right to purchase 216,895 shares of New GenTek Common Stock;

                    The foregoing distribution, however, is subject to the Existing Lenders' rights to enforce their subordination and turnover rights under the Indenture against any holder of a Bondholder Unsecured Claim (or any person acting through a GenTek Bondholder) who objected to this Disclosure Statement, voted to reject the Plan, objected to confirmation of the Plan or had taken such other actions that would cause such Bondholder to be designated as a "Dissenting Bondholder" under the Plan.

                  Holders of Allowed Bondholder Unsecured Claims will also be entitled to receive, from time to time as determined by the Litigation Trust Committee their Pro Rata share, of 15% of any of the Preference Claim Litigation Trust Proceeds available on the dates that such proceeds are distributed by the Litigation Trust Committee.

                  Distributions to holders of Bondholder Unsecured Claims are conditioned on (i) the holding of the Claim as of the Distribution Record Date pursuant to Section 8.7(a) of the Plan, (ii) the surrender of the GenTek 11% Notes by the holders in accordance with Section 8.8 of the Plan and (iii) the making of appropriate withholding tax and reporting arrangements as provided in Section 8.9 of the Plan.

                  As part of the treatment of Bondholder Unsecured Claims, the Indenture Trustee Expenses will be paid by the Debtors in Cash on the Effective Date. Upon the Effective Date, the Indenture will be deemed cancelled as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the rights and obligations of the Debtors and the Indenture Trustee thereunder will be discharged, except for the Debtors' obligation to pay, reimburse and indemnify the Indenture Trustee and the rights of the Indenture Trustee to payment thereof (including any priority or lien rights); provided that the Indenture will continue in effect for the purposes of allowing the Indenture Trustee, its agent or servicer to make the distributions to be made on account of the Bondholder Unsecured Claims under the Plan.

                  Each holder of a Claim in Class 9 that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (i) the Debtors' subsidiaries (including non-Debtor subsidiaries), (ii) the Existing Lenders, the Existing Lender Agent, the Creditors Committee (but not its members in their individual capacities), the Indenture Trustee and their respective present agents or professionals, (iii) any of the directors, officers, and employees of the Debtors serving immediately prior to the Effective Date, those of Debtors' directors, officers and employees designated on Exhibit F, and any of the Debtors' present agents or professionals (including any professionals retained by the Debtors), and (iv) Latona, any directors, officers, and employees of Latona serving immediately prior to the Effective Date, and any present agents or professionals of Latona (the Persons identified in clauses (i) through (iv) collectively, the "Claimholder Releasees") in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan. Each of the Claimholder Releasees will be deemed to forever release, waive, and discharge any such claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.

                           (j) Class 10, California Tort Claims

                  A California Tort Claim is any Claim that is based upon, arises out of or relates to any alleged chemical release (or any response thereto) occurring at or from the Debtors' facility located in Richmond, California.

                  California Tort Claims include so-called "future" Claims, meaning Claims by Persons who may claim to have been exposed to the release but have yet to manifest injury or impairment. The Debtors do not believe that there are any such future Claims, given the nature of the release. In any event, any such future Claims are contingent Claims that should have been asserted by the Bar Date. Any holders of such Claims who failed to file a proof of claim by the Bar Date are now time barred.

                  The California Tort Claims are Claims against General Chemical, the owner of the facility at Richmond, California. Certain holders of California Tort Claims have alleged that General Chemical has assets with an aggregate value that exceeds its liabilities. These allegations are incorrect and are based upon a misreading of the Schedules filed by General Chemical. General Chemical is indebted to the Existing Lenders in the amount of $756 million, based on its secured guarantee of obligations under the Existing Credit Agreement. The Debtors do not believe that there is any credible basis upon which the grant of either the security interests or the guarantee by General Chemical could be challenged. In view of the indebtedness owing to the Existing Lenders, the liabilities of General Chemical far exceed the value of its assets. In fact, the Existing Lenders are undersecured by a significant margin. Because substantially all of the material assets of General Chemical are unavoidably encumbered in favor of the Existing Lenders, and any unencumbered assets are de minimis in amount and would be exhausted by payments to Administrative Claims, Priority Tax Claims and Other Priority Claims, there is no value at General Chemical for the California Tort Claims or for any other unsecured Claim. In the absence of the compromises reached among the Debtors, the Existing Lenders and the Creditors Committee, as previously described, holders of California Tort Claims and other unsecured Claims would be offered nothing under the Plan.

                  The Plan offers alternative treatment to the holders of California Tort Claims dependent upon whether Class 10 Acceptance occurs. Class 10 Acceptance will be deemed to occur upon the Debtors' receipt of a sufficient number of votes in Class 10 to constitute an acceptance of the Plan by such Class under Section 1126(c) of the Bankruptcy Code.

                  Each holder of a Claim in Class 10 that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (i) the Debtors' subsidiaries (including non-Debtor subsidiaries), (ii) the Existing Lenders, the Existing Lender Agent, the Creditors Committee (but not its members in their individual capacities), the Indenture Trustee and their respective present agents or professionals, (iii) any of the directors, officers, and employees of the Debtors serving immediately prior to the Effective Date, those of Debtors' directors, officers and employees designated on Exhibit F, and any of the Debtors' present agents or professionals (including any professionals retained by the Debtors), and (iv) Latona, any directors, officers, and employees of Latona serving immediately prior to the Effective Date, and any present agents or professionals of Latona (the Persons identified in clauses (i) through (iv) collectively, the "Claimholder Releasees") in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan. Each of the Claimholder Releasees will be deemed to forever release, waive, and discharge any such claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.

                               (i) Treatment Offered if Class 10 Acceptance
Obtained

                  Pursuant to the Plan, in the event Class 10 Acceptance is obtained, in full satisfaction, settlement, release, and discharge of and in exchange for the California Tort Claims, the automatic stay imposed by Section 362(a) of the Bankruptcy Code will be lifted to the extent necessary to enable the holders of California Tort Claims to prosecute such Claims before the Honorable David Flinn, Superior Court Judge, Contra Costa County, State of California (or such other coordination judge in Contra Costa County as may be approved by the Judicial Council, Judge Flinn or other authorized judicial body) in accordance with applicable non-bankruptcy law. Such a coordination procedure is consistent with the handling of similar litigation involving releases that occurred in Contra Costa County. The majority of the lawsuits underlying the Claims were filed in Contra Costa County. It is contemplated that the few lawsuits filed in other California counties will be transferred to Contra Costa County and administered in the coordinated proceeding. The Plan further provides that if a final award in favor of the holders of California Tort Claims is made by final judgment or settlement agreement, the holders will be entitled to pursue the Cash proceeds that may thereafter be recoverable by such holders from any applicable liability insurance policy or policies under which Debtor General Chemical is an insured party in an amount up to the judgment or settlement amount, as limited by the Plan and as further limited by the terms of any applicable policy and applicable insurance, including the amount and type of coverage, if any, available under such policy or policies. Debtor General Chemical will cooperate fully with its insurers in the defense of the litigation in accordance with its obligations under applicable insurance policies. Nothing in the Plan will be deemed to give any holder of a California Tort Claim any right of direct action against any insurer, and no provision hereof will be deemed to constitute an assignment of any insurance policy or of an interest therein. Each holder of a California Tort Claim will be deemed to have waived the right to seek any recovery from the Debtors on account of such holder's Claim, and no such holder will receive any distribution of property on account of such holder's Claim under the Plan. Pursuant to the Plan, all California Tort Claims will be discharged as against the Debtors as of the Effective Date.

                  The Debtors carry the following insurance policies with respect to the alleged chemical releases occurring at the Richmond, California facility during 2001:

                  o        Primary Layer: American Home Insurance Company;
                           Limits of $2 million/occurrence and $4
                           million/aggregate.

                  o Umbrella Layer: National Union Fire Insurance Company; Limits of $25 million/occurrence/aggregate.

                  o        First Excess Layer: X. L. Insurance Company, Ltd.;
                           Limits of $100 million in excess of underlying $25 million/occurrence/aggregate.

                  o        Second Excess Layer: STARR Excess International;
                           Limits of $100 million in excess of underlying $125 million/occurrence/aggregate.

                  o        Third Excess Layer: A.C.E. Insurance Company, Ltd.;
                           Limits of $75 million in excess of underlying $225 million/occurrence/aggregate.

                  Copies of such policies have been made available to the firm of Obermayer Rebmann Maxwell & Hippel LLP on behalf of the lawyers representing the holders of California Tort Claims. Each of such lawyers is entitled to review the insurance policies and make his or her own judgment as to the nature, extent and availability of such insurance. The Debtors make no representations or warranties in that regard. As of the date hereof, no coverage letters or reservations of rights have been issued by any of the insurers under such policies.

                  Certain of the holders of California Tort Claims have alleged that the Plan discriminates between California Tort Claims and Pennsylvania Tort Claims. The Debtors disagree. As described below, the Plan offers the holders of Pennsylvania Tort Claims a settlement, which they can accept or reject. That treatment is available to the holders of Pennsylvania Tort Claims because their underlying lawsuits were heavily litigated prior to the Petition Date and were the subject of extensive settlement negotiations with the Debtors' insurer prior to the Petition Date. Although a settlement was never consummated, substantial agreements as to possible settlement terms were reached, which now provide a basis for the treatment offered in the Plan. The Debtors' insurer had agreed to make a settlement payment of $1.3 million prior to the Petition Date, and the insurer is now willing to make the same settlement payment under the Plan. The circumstances surrounding the California Tort Claims are completely different. There was no litigation of the underlying lawsuits in California prior to the Petition Date, and the insurer is unwilling to make any settlement payment on account of the California Tort Claims. If the holders of Pennsylvania Tort Claims fail to accept the Plan (and thus the settlement), the Plan offers them treatment that is substantially the same as the treatment offered to the California Tort Claims if the holders of such Claims also fail to accept the Plan.

                               (ii) Treatment Offered if Class 10 Acceptance
Not Obtained

                  Pursuant to the Plan, in the event that Class 10 Acceptance is not obtained, the Debtors will file an objection to the California Tort Claims and will thereafter seek to have such Claims liquidated as determined by the United States District Court for the District of Delaware. During the pendency of such objection, the automatic stay imposed by Section 362(a) of the Bankruptcy Code will remain in effect as to California Tort Claims. If and to the extent such Claims are Allowed by the United States District Court for the District of Delaware, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed California Tort Claim, each holder of such Allowed California Tort Claim will receive on the Distribution Date a distribution of New GenTek Common Stock and New GenTek Warrants that provides the holders of Allowed California Tort Claims with the same number of shares of New GenTek Common Stock and New GenTek Warrants per dollar of any uninsured portion of their Allowed Claims as was received by those holders of Allowed Claims in Classes 7 and 8 who received distributions pursuant to the Equity Option. Notwithstanding the foregoing, any portion of the Allowed Claims that fall within the definition of Non-Compensatory Damage Claims will be treated as Non-Compensatory Damage Claims as set forth in Section 4.3(k) of the Plan. Additionally, in the event that Class 10 Acceptance is not obtained, holders of Allowed California Tort Claims will also be entitled to receive, from time to time as determined by the Litigation Trust Committee, their Pro Rata share based on any uninsured portion of their Allowed Claim, along with holders of Allowed Trade Vendor Claims, holders of Allowed General Unsecured Claims, and holders of Allowed Pennsylvania Tort Claims if Class 11 Acceptance is not obtained, of 25% of any of the Preference Claim Litigation Trust Proceeds available on the dates that such proceeds are distributed by the Litigation Trust Committee.

                           (k) Class 11, Pennsylvania Tort Claims

                  A Pennsylvania Tort Claim is any Claim that is based upon, arises out of or relates to any chemical release (or any response thereto) alleged to have occurred at or from the Debtors' facilities located in Marcus Hook, Pennsylvania and North Claymont, Delaware.

                  Pennsylvania Tort Claims include so-called "future" Claims, meaning Claims by Persons who may claim to have been exposed to the release but have yet to manifest injury or impairment. The Debtors do not believe that there are any such future Claims, given the nature of the release. In any event, any such future Claims are contingent Claims that should have been asserted by the Bar Date. Any holders of such Claims who failed to file a proof of claim by the Bar Date are now time barred.

                  The Pennsylvania Tort Claims are Claims against General Chemical, the owner of the facilities at Marcus Hook, Pennsylvania and North Claymont, Delaware. Certain holders of Pennsylvania Tort Claims have alleged that General Chemical has assets with an aggregate value that exceeds its liabilities. These allegations are incorrect and are based upon a misreading of the Schedules filed by General Chemical. General Chemical is indebted to the Existing Lenders in the amount of $756 million, based on its secured guarantee of obligations under the Existing Credit Agreement. The Debtors do not believe that there is any credible basis upon which the grant of either the security interests or the guarantee by General Chemical could be challenged. In view of the indebtedness owing to the Existing Lenders, the liabilities of General Chemical far exceed the value of its assets. In fact, the Existing Lenders are undersecured by a significant margin. Because substantially all of the material assets of General Chemical are unavoidably encumbered in favor of the Existing Lenders, and any unencumbered assets are de minimis in amount and would be exhausted by payments to Administrative Claims, Priority Tax Claims and Other Priority Claims, there is no value at General Chemical for the Pennsylvania Tort Claims or for any other unsecured Claim. In the absence of the compromises reached among the Debtors, the Existing Lenders and the Creditors Committee, as previously described, holders of Pennsylvania Tort Claims and other unsecured Claims would be offered nothing under the Plan.

                  The Plan offers alternative treatment to the holders of Pennsylvania Tort Claims dependent upon whether Class 11 Acceptance occurs. Class 11 Acceptance will be deemed to occur upon (i) the Debtors' receipt of a sufficient number of votes in Class 11 to constitute an acceptance of the Plan by such Class under Section 1126(c) of the Bankruptcy Code; and (ii) Pennsylvania Class Settlement Approval. Pennsylvania Class Settlement Approval, is deemed to occur upon (a) execution of a class action settlement agreement by the Pennsylvania Tort Claim Representative in form and content acceptable to Debtors and their insurer that settles, bars, releases and forever discharges any and all Claims, liabilities and causes of action that have been or may in the future be asserted by any former or current employee of Sun Oil Company that arise out of or relate to the Pennsylvania Tort Claim and shall include, but not be limited to, a dismissal with prejudice of all pending lawsuits relating to the foregoing in the Court of Common Pleas for the Commonwealth of Pennsylvania and all appeals pending in the Superior Court for the Commonwealth of Pennsylvania, and (b) occurrence of the following events: (i) the class action settlement agreement has been approved by the Pennsylvania Court of Common Pleas (or other court approved by Debtors) following a motion for preliminary approval thereof; (ii) notice of the class action settlement agreement has been provided to all purported class members;
(iii) the opt-out and objection period to be set by the Pennsylvania Court of Common Pleas (or other court approved by Debtors) has expired; (iv) the Pennsylvania Court of Common Pleas (or other court approved by Debtors) has approved the class action settlement agreement following a motion for final approval thereof; and (v) all appeals and/or appeal periods relating to the foregoing have expired such that the class action settlement agreement is final in all respects.

                  Each holder of a Claim in Class 11 that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (i) the Debtors' subsidiaries (including non-Debtor subsidiaries), (ii) the Existing Lenders, the Existing Lender Agent, the Creditors Committee (but not its members in their individual capacities), the Indenture Trustee and their respective present agents or professionals, (iii) any of the directors, officers, and employees of the Debtors serving immediately prior to the Effective Date, those of Debtors' directors, officers and employees designated on Exhibit F, and any of the Debtors' present agents or professionals (including any professionals retained by the Debtors), and (iv) Latona, any directors, officers, and employees of Latona serving immediately prior to the Effective Date, and any present agents or professionals of Latona (the Persons identified in clauses (i) through (iv) collectively, the "Claimholder Releasees") in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan. Each of the Claimholder Releasees will be deemed to forever release, waive, and discharge any such claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.

                               (i) Treatment Offered if Class 11 Acceptance
Obtained

                  Pursuant to the Plan, in the event that Class 11 Acceptance is obtained, the Pennsylvania Tort Claim Representative, on behalf of each holder of an Allowed Pennsylvania Tort Claim, in full satisfaction, settlement, release, and discharge of and in exchange for each Pennsylvania Tort Claim, will receive in the aggregate:

                  o        $120,000 in Cash from the Debtors;

                  o a non-interest bearing note to be issued by Reorganized General Chemical to the Pennsylvania Tort Claim Representative on the Effective Date, which will have the principal terms and conditions summarized on Exhibit E to the Plan; and

                  o a Cash payment in the amount of $1.3 million solely from the Debtors' insurer (without any recourse, whatsoever, against the Debtors).

                  The foregoing distribution to the Pennsylvania Tort Claim Representative will be allocated among the holders of Pennsylvania Tort Claims as determined by the terms of the Pennsylvania Class Settlement Approval. The automatic stay imposed by Section 362(a) of the Bankruptcy Code will be lifted to the extent necessary to permit the Pennsylvania Class Settlement Approval. Notwithstanding the fact that Class 11 Acceptance is obtained, any holder of an Allowed Pennsylvania Tort Claim who validly exercises such holder's Class Opt Out Rights shall, individually, receive the treatment that would have been afforded to such holder if Class 11 Acceptance had not been obtained. Under the Plan, Class Opt Out Rights refer to the rights existing under state law pursuant to which the holder of a Pennsylvania Tort Claim is entitled to choose to not participate in any class that is certified by the Pennsylvania Court of Common Pleas (or such other court of competent jurisdiction) and to pursue his/her Claim independently.

                               (ii) Treatment Offered if Class 11 Acceptance
Not Obtained

                  Pursuant to the Plan, in the event that Class 11 Acceptance is not obtained, the Debtors will file an objection to the Pennsylvania Tort Claims and will thereafter seek to have such Claims liquidated as determined by the United States District Court for the District of Delaware. During the pendency of such objection, the automatic stay imposed by Section 362(a) of the Bankruptcy Code will remain in effect as to Pennsylvania Tort Claims. If and to the extent such Claims are Allowed by the United States District Court for the District of Delaware, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Pennsylvania Tort Claim, each holder of such Allowed Pennsylvania Tort Claim will receive on the Distribution Date a distribution of New GenTek Common Stock and New GenTek Warrants that provides the holders of Allowed Pennsylvania Tort Claims with the same number of shares of New GenTek Common Stock and New GenTek Warrants per dollar on any uninsured portion of their Allowed Claims as was received by those holders of Allowed Claims in Classes 7 and 8 who received distributions pursuant to the Equity Option. Notwithstanding the foregoing, any portion of the Allowed Pennsylvania Tort Claims that fall within the definition of Non-Compensatory Damage Claims will be treated as Non-Compensatory Damage Claims as set forth in Section 4.3(k) of the Plan. Additionally, in the event that Class 11 Acceptance is not obtained, holders of Allowed Pennsylvania Tort Claims will also be entitled to receive, from time to time as determined by the Litigation Trust Committee, their Pro Rata share based on any uninsured portion of their Allowed Claim, along with holders of Allowed Trade Vendor Claims, holders of Allowed General Unsecured Claims, and holders of Allowed California Tort Claims if Class 10 Acceptance is not obtained, of 25% of any of the Preference Claim Litigation Trust Proceeds available on the dates that such proceeds are distributed by the Litigation Trust Committee.

                           (l) Class 12, Intercompany Claims

                  Under the Plan, an Intercompany Claim is any Claim other than a BNS Secured Claim, arising prior to the Petition Date against any of the Debtors by another Debtor or by a non-Debtor subsidiary or affiliate of a Debtor, but only to the extent that such affiliate is a direct or indirect subsidiary of GenTek.

                  Subject to the Restructuring Transactions as set forth in
Section 6.3(d) of the Plan and except as otherwise provided in the Plan, no holder of an Intercompany Claim will receive or retain any property of the Debtors under the Plan on account of such Claim. See Section VI.G for a description of the Restructuring Transactions.

                           (m) Class 13, Subordinated Claims

                  A Subordinated Claim is a Claim against any of the Debtors other than Noma Company subordinated pursuant to Sections 510(b) or (c) of the Bankruptcy Code, which will include any Claim arising from the rescission of a purchase or sale of any Old Security, any Claim for damages arising from the purchase or sale of an Old Security, or any Claim for reimbursement, contribution, or indemnification on account of any such Claim. A Claim against Noma Company that otherwise constitutes a Subordinated Claim but for the exclusion of Noma Company from the definition will be treated as a General Unsecured Claim.

                  Under the Plan, the holders of Subordinated Claims will not receive or retain any property of the Debtors under the Plan on account of such Claims. All Subordinated Claims will be discharged as of the Effective Date.

                           (n) Class 14, Non-Compensatory Damages Claims

                  Under the Plan, a Non-Compensatory Damages Claim is any Claim against any of the Debtors other than Noma Company, but not including any California Tort Claim if Class 10 Acceptance is obtained or any Pennsylvania Tort Claim if Class 11 Acceptance is obtained, for any fine, penalty, or forfeiture, or multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, or damage is not compensation for actual pecuniary loss suffered by the holder of such Claim, including any such claim based upon, arising from, or relating to any cause of action whatsoever (including, without limitation, violation of law, personal injury, or wrongful death, whether secured or unsecured, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise); provided, however, that such term will not include any Claim that might otherwise constitute a Non-Compensatory Damages Claim but for a Final Order determining such Claim to be allowed as an Administrative Claim, DIP Facility Claim, Priority Tax Claim, Other Priority Claim, Convenience Claim, Existing Lender Secured Claim, Tranche B Lender Secured Claim, BNS Secured Claim, Other Secured Claim, General Unsecured Claim, Bondholder Unsecured Claim, Intercompany Claim, Existing Lender Deficiency Claim or Subordinated Claim. A Claim against Noma Company that otherwise constitutes a Non-Compensatory Damages Claim but for the exclusion of Noma Company from the definition will be treated as a General Unsecured Claim.

                  According to the Plan, the holders of Non-Compensatory Damages Claims will not receive or retain any property under the Plan on account of such Claims. All Non-Compensatory Damages Claims will be discharged as of the Effective Date.

                  If Class 10 Acceptance does not occur, any component of a California Tort Claim that represents a fine, penalty or forfeiture, or multiple, exemplary or punitive damages, will be treated like Non-Compensatory Damages Claims and, thus, will receive no distribution of any kind from the Debtors or their Estates.

                  Similarly, if Class 11 Acceptance does not occur, any component of a Pennsylvania Tort Claim that represents a fine, penalty or forfeiture, or multiple, exemplary or punitive damages, will be treated like Non-Compensatory Damages Claims and, thus, will receive no distribution of any kind from the Debtors or their Estates.

                           (o) Class 15, Subsidiary Interests

                  Under the Plan, Subsidiary Interests consist of the issued and outstanding shares of stock of the Subsidiary Debtors, as of the Petition Date.

                  Subject to the Restructuring Transactions, as set forth in
Section VI.G, for the deemed benefit of the holders of the New Securities, General Chemical (as reorganized) will retain its equity interests in Noma Company, subject to any applicable restrictions arising under the Exit Facility, and the New Senior Term Notes Credit Agreement.

                  The equity interests in all of the other Subsidiary Debtors will be cancelled. In order to preserve GenTek's corporate structure subject to the Restructuring Transactions, and for the deemed benefit of the holders of the New Securities, subject to any applicable restrictions arising under the Exit Facility, and the New Senior Term Notes Credit Agreement, each such Subsidiary Debtor (other than Noma Company) will issue new common stock which will, be held by its former majority stockholder or any successor thereto under the Restructuring Transactions.

                           (p) Class 16, GenTek Interests

                  GenTek Interests consist of all equity interests in GenTek, including, without limitation, the Old GenTek Common Stock, the Old GenTek Stock Options, together with any warrants, conversion rights, rights of first refusal, or other rights, contractual or otherwise, to acquire or receive any stock or other equity ownership interests in GenTek, and any contracts, subscriptions, commitments, or agreements pursuant to which a party was or could have been entitled to receive shares, securities, or other ownership interests in GenTek as of the Petition Date.

                  Under the Plan, all GenTek Interests of any kind, including without limitation, the Old GenTek Common Stock, the Old GenTek Stock Options or any warrants or other agreements to acquire the same (whether or not arising under or in connection with any employment agreement), will be cancelled as of the Effective Date and the holders thereof will not receive or retain any property under the Plan on account of such Interests.

                  NOTWITHSTANDING THE DEBTORS' BEST ESTIMATES, THE ACTUAL AMOUNT OF CLAIMS AGAINST THE DEBTORS THAT ULTIMATELY BECOME ALLOWED CLAIMS COULD MATERIALLY EXCEED THESE AMOUNTS, AND IN SUCH EVENT, THE ESTIMATED PERCENTAGE RECOVERIES FOR HOLDERS OF CLAIMS COULD BE MATERIALLY LESS THAN AS ESTIMATED IN THIS DISCLOSURE STATEMENT.

F.       Reservation of Rights Regarding Claims

                  Except as otherwise explicitly provided in the Plan, nothing will affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

G.       Restructuring Transactions

                  The Debtors will restructure their corporate organization in an effort to eliminate inefficiencies and improve their business and operating synergies. The Debtors' restructuring goals are, among others, to: (i) simplify corporate structures; (ii) eliminate (via merger, consolidation or dissolution) non-operating, dormant or unnecessary subsidiaries; (iii) align corporate structures with the underlying business operations and/or markets they serve; (iv) organize businesses so as to facilitate later acquisition and/or disposition transactions from a structural point of view; and (v) standardize corporate entities for ease of administration and corporate recordkeeping. The Debtors' Restructuring Transactions are described below. Attached hereto as Appendix F is a corporate structure chart depicting the results of the Restructuring Transactions.

                           (a) Performance Products Restructuring Transactions

                  Pursuant to Section 6.3(a) of the Plan, on or as soon as reasonably practicable after the Effective Date, certain aspects of the Debtors' performance products business will be restructured. General Chemical Corporation will be renamed GenTek Holding Corporation. GenTek Holding Corporation will form, as a direct subsidiary, a new entity that will be either a Delaware corporation or a Delaware limited liability company ("General Chemical Performance Products"). GenTek Holding Corporation will contribute substantially all of its performance products assets (other than inventory sold or accounts liquidated prior to the Effective Date), including, without limitation, contracts, leases, licenses and permits, in appropriate transactions to the applicable performance products manufacturing subsidiaries (including newly-formed subsidiaries) and/or to General Chemical Performance Products as contributions to the capital of the applicable entities. GenTek Holding Corporation will then contribute to General Chemical Performance Products, as a contribution to the capital of General Chemical Performance Products, all of its equity interests in the seven performance products operating subsidiaries.

                  The seven operating subsidiaries of General Chemical Performance Products will be comprised of: (i) Fini Enterprises Inc., an existing Texas corporation, which will continue to own three ferric sulfate plants; (ii) a primary operating entity, which will either be a new Delaware corporation or a new Delaware limited liability company ("General Chemical Manufacturing"), and which will own the facilities at Newark, New Jersey; Augusta, Georgia; Anacortes, Washington; Syracuse, New York; Marcus Hook, Pennsylvania; North Claymont, Delaware; El Segundo, California; Front Royal, Virginia; Curtis Bay, Maryland; the domestic aluminum sulfate plants; and any discontinued operations not otherwise abandoned; (iii) a performance products West Coast operations entity, which will either be a new Delaware corporation or a new Delaware limited liability company ("General Chemical West"), and which will own the facilities at Richmond, California, Pittsburg, California, and Hollister, California; (iv) Reheis, Inc. ("Reheis"), an existing Delaware corporation, which owns facilities in Berkeley Heights, New Jersey and Midlothian, Texas, and sells personal care products and which will continue to be the direct parent of Reheis Holdings, Inc., an existing Delaware corporation; (v) Waterside Urban Renewal Corp., an existing New Jersey corporation; (vi) General Chemical Performance Products, Ltd., an existing Ontario company, which owns the Canadian aluminum sulfate plants and handles all Canadian business of the performance products group; and (vii) Esseco General Chemical LLC, an existing Delaware limited liability company (of which General Chemical Performance Products will hold a 49% ownership interest).

                  Pursuant to the Plan, on or as soon as reasonably practicable after the Effective Date, Reheis International Inc., Reheis Overseas, and Reheis Commercial will be dissolved. In addition, HN Investment Holdings, Inc. will either be dissolved or merged with another performance products business entity. Certain of the performance products manufacturing subsidiaries will sell their manufactured products to General Chemical Performance Products. General Chemical Performance Products will, in turn, sell such products to end customers. Reheis will enter into a management services agreement with General Chemical Manufacturing Inc., under which Reheis will manage certain operations at the Delaware Valley North facility. General Chemical Performance Products will provide operating employees to certain of the manufacturing entities. Additionally, General Chemical Performance Products will enter into a master service agreement with each of the operating subsidiaries, under which General Chemical Performance Products will provide the corporate services necessary to the operation of the performance products businesses of each subsidiary.

                           (b) Noma Group Restructuring Transactions

                  Under Section 6.3(b) of the Plan, on or as soon as reasonably practicable after the Effective Date, certain aspects of the Debtor's Noma businesses will be restructured. GenTek Holding Corporation (currently named General Chemical Corporation) will transfer assets, in appropriate transactions, to the applicable Noma subsidiaries as contributions to the capital of the applicable entities. GenTek Holding Corporation will form, as a direct subsidiary, a new Delaware corporation ("Noma Delaware Inc.") and will contribute, as a contribution to the capital of Noma Delaware Inc., all of its equity interests in Noma Company, an existing Nova Scotia unlimited liability company. GenTek Holding Corporation will then form, as a direct subsidiary, another new Delaware corporation ("Noma Holding Inc."). GenTek Holding Corporation will transfer, as a contribution to capital of Noma Holding Inc., all of its equity interests in the following entities: (i) PrettlNoma Holding GmbH, an existing German corporation ("GmbH"); (ii) Noma Delaware Inc.; and (iii) Noma Corporation, an existing Delaware corporation.

                  Noma Corporation will act as a holding company for (i) Noma O.P., Inc., an existing Delaware corporation ("Noma OP"), and (ii) Noma Technologies LP ("Noma LP"), a newly-formed Massachusetts limited partnership. Electronic Interconnect Systems, Inc., an existing Massachusetts corporation and a current subsidiary of Noma Corporation ("EIS"), will be merged with and into a newly-formed, Massachusetts single member limited liability company of Noma Corporation ("EIS MergerCo"). EIS MergerCo will then be merged with and into Noma LP. As a result of these mergers, EIS and EIS MergerCo will cease to exist and Noma LP will be the surviving operating entity. Noma Corporation will own a 99% limited partnership interest in Noma LP and Noma Holding Inc. will own a 1% general partnership interest in Noma LP. On the Effective Date, PCT Mexico Corporation, an existing Delaware corporation, will merge into Noma OP. As a result of the merger, the existence of PCT Mexico Corporation will cease. Thereafter, Noma OP will house all discontinued Noma businesses.

                  Noma Company will continue to own and operate facilities at Concord, Ontario, Scarborough, Ontario, Tillsonburg, Ontario and Stouffville, Ontario. Noma Company will continue to own a 99.985% equity interest in Sistemas y Conexiones Integradas S.A. de C.V., a Mexican corporation, which will, in turn, continue to operate all of its existing facilities.

                  Caribou Industrial Limited, a British Virgin Islands limited company with no assets, will be dissolved or Noma Company's 50% interest transferred to such entity's other 50% owner.

                           (c) Toledo, Defiance, DTE and Balcrank
Restructuring Transactions

                  Under Section 6.3(c) of the Plan, on or as soon as reasonably practicable after the Effective Date, certain aspects of the Debtors' manufacturing businesses (other than the Noma businesses) will be restructured. GenTek Holding Corporation (currently named General Chemical Corporation) will contribute substantially all of its manufacturing assets (other than inventory sold or accounts liquidated prior to the Effective Date, and not including manufacturing assets of the Noma businesses), including, without limitation, contracts, leases, licenses and permits, in appropriate transactions to the applicable manufacturing subsidiaries as contributions to the capital of the applicable entities. GenTek Holding Corporation will form, as a direct subsidiary, a new Delaware corporation ("GenTek Technologies Marketing Inc.") and will contribute, as a contribution to the capital of GenTek Technologies Marketing Inc., all of its equity interests in (i) Balcrank Products, Inc., an existing Delaware corporation, (ii) Toledo Technologies, Inc., an existing Delaware corporation, and (iii) Defiance, Inc., an existing Delaware corporation.

                  Pursuant to the Plan, the remaining corporate structure of the Debtors' manufacturing businesses will remain unaltered. GenTek Technologies Marketing Inc. will be authorized and enabled to market the combined product/service offerings of its direct and indirect subsidiaries.

                           (d) Intercompany Claim Transactions

                  On the Effective Date, for tax planning purposes, all Intercompany Claims between the Debtors, other than those specified in this section, will be capitalized either directly or indirectly. (In those cases where the debtor entity is not a direct or indirect subsidiary of the creditor entity, it will be necessary to effectuate a dividend or series of dividends to transfer the debt to the appropriate entity for capitalization.)

                  The following Intercompany Claims will be fully or partially preserved for tax planning purposes, as set forth below: (i) four receivables totaling $6,873,556.23 (the "EIS Receivable") owed by Noma Company to the following Electronic Interconnect Systems, Inc. ("EIS") facilities will be preserved in full: EIS-Mineral Wells ($3,320,556.00), EIS Noma Imuris ($66,533.57), EIS-Noma Juarez ($3,486,005.80), and EIS-Noma Nogales ($461.06);
(ii) two receivables totaling $756,800.65 (in the amounts of $164,537.85 and $592,262.80, respectively) owed to Noma Company by EIS will be offset against the EIS Receivable; (iii) $428,745.00 owed by Noma Company to Noma Corporation will be preserved; (iv) $284,980.00 owed by Noma Company to Noma O.P. will be preserved; (v) $45,022,655.71 owed by Krone, Inc. to General Chemical Corporation will be preserved; (vi) Reheis Ireland (a non-Debtor) will offset $1,621,000 of pre-petition debt owed by Reheis, Inc. against $4,635,000 of pre-petition debt Reheis Ireland owes to General Chemical Corporation as of May 31, 2003; and (vii) $250,000,000.00 owed by General Chemical Corporation to GenTek Inc. will be preserved.

                  The aggregate amount of Intercompany Claims to be capitalized or preserved is $825,800,000.

                           (e) Post-Effective Date Restructuring Transactions

                  On or as of the Effective Date, each of the Reorganized Debtors and their nondebtor subsidiaries and affiliates, in accordance with applicable state law, may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Subsidiary Debtors under the laws of jurisdictions other than the laws of which the applicable Subsidiary Debtors are presently incorporated; provided, however, that such restructurings are not otherwise inconsistent with the Plan, the distributions to be made under the Plan, the New Senior Term Notes Credit Agreement or the Exit Facility. Such restructurings may include such mergers, consolidations, restructurings, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate.

                  The chief executive officer, the president, the chief financial officer, the general counsel or any other appropriate officer of GenTek, or any applicable Debtor, as the case may be, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of GenTek, or any applicable Debtor, as the case may be, will be authorized to certify or attest to any of the foregoing actions.

                           (f) Transfer of Assets Pursuant to Restructuring
Transactions

                  In order to effectuate the Restructuring Transactions, each of the Debtors will on the Effective Date be authorized to transfer any of the Debtors' assets (including, without limitation, licenses, permits, bank accounts, or lock boxes; and further including, without limitation, executory contracts and unexpired leases as provided for in Section 7.1(c) of the Plan) to any of the existing entities or newly formed entities described in Sections 6.3(a), (b), or (c) of the Plan. Any transfer of such assets will be deemed to occur as of the Effective Date, notwithstanding any anti-assignment or other contractual provisions that would otherwise prohibit the transfer of such assets to such entities. Additionally, in order to effectuate the Restructuring Transactions, those entities that are receiving new equity interests in subsidiary entities pursuant to the Restructuring Transactions, will on the Effective Date, as consideration for the receipt of such equity interests, transfer to each applicable subsidiary Cash in an amount not to exceed $1,000.

H.       Allowed Claims, Distribution Rights and Objections to Claims

                  1. Allowance Requirement

                  Only holders of Allowed Claims are entitled to receive distributions under the Plan. An Allowed Administrative Claim is a Claim or any portion thereof that has been allowed, or adjudicated in favor of the holder by estimation or liquidation, by a Final Order, that was incurred by the Debtors in the ordinary course of business during the Chapter 11 Case and as to which there is no dispute as to the Debtors' liability, or that has become allowed by failure to object pursuant to Section 9.1 of the Plan. An Allowed Claim is such Claim or any portion thereof (other than an Administrative Claim) (a) that has been allowed, or adjudicated in favor of the holder by estimation or liquidation, by a Final Order, or (b) as to which
(i) no Proof of Claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is included in the Schedules, other than a Claim that is included in the Schedules at zero, in an unknown amount, or as Disputed, or (c) for which a Proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court, or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code, or any order of the Bankruptcy Court or the Canadian Court, or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan.

                  2. Date of Distribution

                  All Distributions to holders of Allowed Claims as of the Effective Date will be made on or as soon as practicable after the applicable Distribution Date.

                  For any Administrative Claim, Priority Tax Claim, Other Priority Claim, Convenience Claim, BNS Secured Claim, Existing Lender Secured Claim, Tranche B Lender Secured Claim, Other Secured Claim or Bondholder Secured Claim, the Distribution Date is either (a) on or as soon as practicable after the Effective Date, but no later than the first (1st) Business Day that is twenty (20) days after the Effective Date, if the Claim is an Allowed Claim on the Effective Date or (b) fifteen (15) calendar days after the last day of the month during which the Claim becomes an Allowed Claim, if the Claim is not an Allowed Claim on the Effective Date.

                  For any General Unsecured Claim, Trade Vendor Claim, California Tort Claim (if Class 10 Acceptance is not obtained), Pennsylvania Tort Claim (if Class 11 Acceptance is not obtained), unless otherwise specifically provided in the Plan, the Distribution Date is either (a) the first (1st) Business Day that is one-hundred-eighty (180) days after the Effective Date if the Claim is an Allowed Claim on the Effective Date, or (b) the later of (i) the first (1st) Business Day that is one-hundred-eighty (180) days after the Effective Date or (ii) fifteen (15) calendar days after the last day of the month during which the Claim becomes an Allowed Claim, if the Claim is not an Allowed Claim on the Effective Date.

                  As to a Claim entitled to subsequent distributions from the Common Stock Reserve under Section 9.3 of the Plan, such term means the additional date or dates provided in such Section 9.3.

                  3. Making of Distributions

                  Reorganized GenTek will, in its sole discretion, designate the Person to serve as the Disbursing Agent under the Plan, and will file a written notice of such designation at least five (5) days before the Confirmation Hearing. Distributions to holders of Allowed Claims will be made by the Disbursing Agent (a) at the addresses set forth on the Proofs of Claim filed by such holders (or at the last known addresses of such holders if no Proof of Claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address, (d) in the case of an Existing Lender Secured Claim, to the Existing Lender Agent, or (e) in the case of the holder of a Bondholder Unsecured Claim, distributions will be sent to the Indenture Trustee. Distributions on account of Existing Lender Claims will be deemed complete upon delivery of such distributions to the Existing Lender Agent. The Indenture Trustee will make distributions on account of the Bondholder Unsecured Claims in accordance with the terms of the Indenture. If any holder's distribution is returned as undeliverable, no further distributions to such holder will be made unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions will be made to such holder without interest. Unless otherwise agreed between the Reorganized Debtors and the Disbursing Agent, amounts in respect of undeliverable distributions made by the Disbursing Agent will be returned to the Reorganized Debtors until such distributions are claimed.

                  All claims for undeliverable distributions must be made on or before the second (2nd) anniversary of the Distribution Date, after which date all unclaimed property (other than the undeliverable distributions of New GenTek Common Stock within the Common Stock Reserve, which will revert to the Reorganized Debtors), will revert to the Reorganized Debtors free of any restrictions thereon and the claims of any holder or successor to such holder with respect to such property will be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. In the event of a timely claim for an unclaimed distribution, the Reorganized Debtors will deliver the applicable unclaimed property to the Disbursing Agent for distribution pursuant to the Plan. Nothing contained in the Plan will require any Debtor, any Reorganized Debtor, any Disbursing Agent, or any Indenture Trustee to attempt to locate any holder of an Allowed Claim.

                  4. Reserves for Disputed Claims; Distributions on Account Thereof

                  No payments or distributions will be made on account of a Disputed Claim or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is Disputed, until such Claim becomes an Allowed Claim. A Disputed Claim is any Claim, other than a Claim that has been Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court (or, in the case of a Canadian Claim, the Canadian Court), and (a) if no Proof of Claim has been filed or deemed to have been filed by the applicable Bar Date, that has been or hereafter is listed on the Schedules as unliquidated, contingent, or disputed, (b) if a Proof of Claim has been filed or deemed to have been filed by the applicable Bar Date, as to which a Debtor has timely filed an objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court or, in the case of a Canadian Claim, the Canadian Court, or which is otherwise disputed by a Debtor in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order,
(c) for which a Proof of Claim was required to be filed by the Bankruptcy Code, the Bankruptcy Rules, or an order of the Bankruptcy Court (or, in the case of Canadian Claims, the Canadian Court), but as to which a Proof of Claim was not timely or properly filed, (d) for damages based upon the rejection by the Debtors of an executory contract or unexpired lease under Section 365 of the Bankruptcy Code and as to which the applicable Bar Date has not passed,
(e) that is disputed in accordance with the provisions of the Plan; or (f) if not otherwise Allowed, as to which the applicable Claims Objection Deadline has not expired.

                  On the Effective Date or as soon as practicable thereafter, the Disbursing Agent will establish the Common Stock Reserve, which will contain an amount of New GenTek Common Stock and New GenTek Warrants calculated as if all Disputed General Unsecured Claims and Disputed Trade Vendor Claims were Allowed Claims in an amount equal to one hundred percent (100%) of the distributions to which holders of such Claims would be entitled if their Claims were Allowed in their entirety; provided, however, that Reorganized GenTek or the Disbursing Agent will have the right to file a motion seeking to estimate, reduce or modify the amount of New GenTek Common Stock and New GenTek Warrants so reserved with respect to any such Disputed Claims.

                  The Disbursing Agent will, on the applicable Distribution Date, make distributions on account of any Disputed Claim that has become an Allowed Claim. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Such distributions will be based upon the cumulative distributions that would have been made to the holder of such Claim under the Plan if the Disputed Claim had been an Allowed Claim on the Effective Date in the amount ultimately Allowed. With respect to shares of New GenTek Common Stock and New GenTek Warrants held in the Common Stock Reserve on account of Disputed General Unsecured Claims and Disputed Trade Vendor Claims, not later than the one hundred twentieth (120th) day following the applicable Distribution Date and not less frequently than every one hundred twentieth (120th) day thereafter, the Disbursing Agent will calculate the amount, if any, by which the number of such shares allocable to Disputed Claims exceeds the number of such shares that would be allocable to the remaining Disputed Claim if all remaining Disputed Claims were Allowed in their entirety (as the Allowed amount of each such Disputed Claim may be reduced from time to time through any estimation process established by the Bankruptcy Court or the Canadian Court, as applicable). To the extent the Disbursing Agent determines that any such excess exists and, assuming such excess results in distributions to each holder of an Allowed Claim entitled thereto of no less than ten (10) shares of New GenTek Common Stock or more than ten (10) New GenTek Warrants, such New GenTek Common Stock and New GenTek Warrants will be promptly distributed or allocated on a Pro Rata basis in accordance with Sections 4.3(d) and (e) of the Plan to holders of Allowed Claims.

                  5. Objection Procedures

                  All objections to Claims must be filed and served on the holders of such Claims by the Claims Objection Deadline. Under the Plan, the Claims Objection Deadline is defined as the last day for filing objections to Claims, which day will be (a) for all Claims other than General Unsecured Claims, Trade Vendor Claims, California Tort Claims if Class 10 Acceptance is not obtained, and Pennsylvania Tort Claims if Class 11 Acceptance is not obtained, the latest of (i) the Effective Date, (ii) sixty (60) days after the applicable Proof of Claim or request for payment of an Administrative Claim is filed, or (iii) such other date ordered by the Bankruptcy Court (or the Canadian Court, in the case of Canadian Claims) upon motion of the Debtors or any other party; or (b) for General Unsecured Claims, Trade Vendor Claims, California Tort Claims if Class 10 Acceptance is not obtained, and Pennsylvania Tort Claims if Class 11 Acceptance is not obtained, the latest of
(i) one hundred twenty (120) days after the Effective Date, (ii) sixty (60) days after the applicable Proof of Claim is filed, or (iii) such other date ordered by the Bankruptcy Court (or the Canadian Court, in the case of Canadian Claims) upon motion of the Debtors or any other party. If an objection has not been filed to a Proof of Claim or a scheduled Claim by the Claims Objection Deadline, the Claim to which the Proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

                  California Tort Claims and Pennsylvania Tort Claims are deemed to be Disputed Claims without the necessity of objections.

                  6. Estimation of Contingent or Unliquidated Claims

                  The Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code or, in the case of a Canadian Claim, that the Canadian Court (or an official designated by the Canadian Court) estimate any contingent or unliquidated Claim, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court or Canadian Court has ruled on any such objection, and the Bankruptcy Court or the Canadian Court, as applicable, will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court or the Canadian Court so estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court (or the Canadian Court as applicable). If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanisms.

I.       Disposition of Executory Contracts and Unexpired Leases

                  1. Contracts and Leases Deemed Assumed

                  The Plan provides for the deemed assumption of all executory contracts or unexpired leases that have not been otherwise disposed of. Specifically, each Debtor will be deemed to have assumed, as of the Effective Date, each executory contract and unexpired lease to which it is a party unless such contract or lease (i) was previously assumed or rejected by such Debtor, (ii) previously expired or terminated pursuant to its own terms, or
(iii) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition filed by a Debtor on or before the Confirmation Date. The Confirmation Order will constitute an order of the Bankruptcy Court under Section 365(a) of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

                  Under the Plan, each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property will include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

                  The Plan further provides that to the extent that any executory contract or unexpired lease to which one of the Debtors is a party is contributed to another entity pursuant to the Restructuring Transactions described in Section VI.G, such executory contract or unexpired lease will be deemed assumed and assigned to such entity on the Effective Date, unless such contract or lease (i) was previously rejected by such Debtor, (ii) previously expired or terminated pursuant to its own terms, or (iii) is the subject of any pending motion to make any other contrary disposition on or before the Confirmation Date.

                  2. Cure with Respect to Assumed Contracts and Leases

                  Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, under Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to the contract or lease or the assignee of such Debtor party assuming such contract or lease, by Cure. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of any Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided however, that the Debtors will be authorized to reject any executory contract or unexpired lease to the extent the Debtors, in the exercise of their sound business judgment, conclude that the amount of the Cure obligation as determined by such Final Order, renders assumption of such executory contract or unexpired lease unfavorable to the Debtors' estates.

                  3. Rejections Effected by Terms of Plan

                  The Debtors reserve the right, at any time prior to the Effective Date, except as otherwise specifically provided herein or in the Plan, to seek to reject any executory contract or unexpired lease to which any Debtor is a party and to file a motion requesting authorization for the rejection of any such executory contract or unexpired lease. Any executory contracts or unexpired leases that expire by their terms prior to the Effective Date are deemed to be rejected, unless previously assumed or otherwise disposed of by the Debtors.

                  4. Rejection Damages

                  If the rejection by a Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim will be forever barred and will not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a Proof of Claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors and counsel to the Creditors Committee, within thirty
(30) days after entry of the order authorizing the rejection of such executory contract or unexpired lease, or in the case of Canadian Claims, within thirty
(30) days after the date of rejection.

                  5. Compensation and Benefit Programs

                  The Plan specifically provides for the rejection of any and all stock based employee incentive plans and employee stock ownership plans of the Debtors entered into before the Petition Date. The Plan further provides that except to the extent (i) previously assumed or rejected by an order of the Bankruptcy Court on or before the Confirmation Date, or (ii) the subject of a pending motion to reject filed by a Debtor on or before the Confirmation Date, or (iii) previously terminated, or (iv) as provided in subsections (d) or (e) of Section 7.6 of the Plan, all other employee compensation and benefit programs of the Debtors, including all pension and retirement plans (including, without limitation, each of the Debtors' supplemental executive retirement plans, health and welfare plans, and pension plans within the meaning of Title IV of the Employee Retirement Income Security Act of 1974, as amended) and all programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, will be deemed to be, and will be treated as though they are, executory contracts that are assumed under the Plan. Nothing contained in the Plan will be deemed to modify the existing terms of such employee compensation and benefit programs, including, without limitation, the Debtors' and the Reorganized Debtors' rights of termination and amendment thereunder.

                  The Order Under 11 U.S.C. ss.ss. 105(a) and 363(b)(1) Authorizing Implementation and Continuation of Key Employee Retention, Savings and Retirement Programs dated January 21, 2003 is incorporated by reference in the Plan. All rights, claims, interests, entitlements, and obligations of the Debtors under such order and under the KERP Plan approved by such order will continue in full force and effect.

                  In addition, those employees who participate in any of the supplemental executive retirement plans maintained by the Debtors (each, a "SERP"), and who were employed on January 21, 2003 will be entitled to (i) payment in respect of any account balances accrued under such SERP as of June 30, 2002 to the extent provided in the GenTek Inc. Key Employee Retention Plan and (ii) continue to participate in such SERP and accrue benefits thereunder in accordance with the terms and conditions of such applicable SERP. Only two participants in the SERP had benefits exceeding $215,000: Richard R. Russell and Ronald A. Lowy. As to such of their benefits in excess of $215,000, the Plan provides as follows: (i) all portions of such excess amount that is attributable to the savings component of a SERP (including employee contributions, employer matching contributions, and accrued interest) will be deemed to vest ratably over a four-year period commencing on the Effective Date and will be otherwise paid in accordance with the terms of such plans, provided, however that no such payment will be made prior to the second anniversary of the Effective Date; during the aforementioned four-year vesting period, the entire excess SERP balance will accrue interest at the United States Treasury Bill rate; and notwithstanding the foregoing, during the aforementioned four-year vesting period, any non-vested portion of the SERP balance of any employee covered by this subsection will vest immediately on the earlier of (x) the date upon which such employee's employment is terminated for any reason other than for "cause" or such employee terminates such employment for "good reason" as each such term is defined in the GenTek Inc. Key Employee Retention Plan, (y) as to Mr. Lowy, the date upon which the Debtors' businesses or the Debtors' communications' segment is sold through a single transaction or series of related transactions, or (z) as to Mr. Russell, the date upon which the Debtors' businesses are sold through a single transaction or series of related transactions; and (ii) all portions of such excess amount that is attributable to the pension component of a SERP will be treated as a General Unsecured Claim. Nothing contained herein will be deemed to modify the existing terms of any SERP, including, without limitation, the Debtors' and the Reorganized Debtors' rights of termination and amendment thereunder.

                  In accordance with the authority provided by Final Order Under 11 U.S.C. ss.ss. 105(a) and 507(a) (I) Authorizing Payment of Prepetition Wages, Salaries and Employee Benefits and (II) Directing All Banks to Honor Prepetition Checks for Payment of Prepetition Employee Obligations, dated November 7, 2002, the Debtors will, in the ordinary course of business, pay all valid prepetition claims, assessments and premiums arising under its workers' compensation program.

                  6. Indemnification Obligations

                  The Plan provides that in addition to Indemnification Obligations that are contained in contracts that are assumed by the Debtors, Indemnification Obligations owed to any present professionals retained by the Debtors pursuant to Sections 327 or 328 of the Bankruptcy Code, whether such Indemnification Obligations relate to the period before or after the Petition Date, will be deemed to be, and will be treated as though they are, executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan. All other Indemnification Obligations owed to any other professionals will be deemed to be, and will be treated as though they are, executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code under the Plan pursuant to the Confirmation Order (unless assumed or rejected by another Final Order).

                  In addition, Indemnification Obligations owed to those of the Debtors' present directors, officers and employees serving the Debtors immediately prior to the Effective Date and those of the Debtors' directors, officers and employees designated on Exhibit F of the Plan, whether pursuant to charter, by-laws, contract, or applicable law will be deemed to be, and will be treated as though they are, executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan, and such obligations (subject to any defenses thereto) will survive Confirmation of the Plan and remain unaffected thereby, irrespective of whether indemnification is owed in connection with a pre-Petition Date or post-Petition Date occurrence. All other Indemnification Obligations owed to any person who was a director, officer, or employee of the Debtor will be deemed to be, and will be treated as though they are, executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code under the Plan pursuant to the Confirmation Order (unless earlier rejected by Final Order). Exhibit F to the Plan includes Kathleen Penny, Derek Rogers, Jillian Schwartz and Bliss A. White, all of whom are attorneys of the firm of Blake, Cassels & Graydon LLP, who agreed to serve as resident directors of Noma Company as an accommodation to the Debtors. Exhibit F to the Plan also includes Michael R. Herman who, until August 20th, served as the Debtors' General Counsel. The Debtors have no knowledge of any Claims against such individuals. Exhibit F also covers such persons as may be designated by the Board of Directors of the Reorganized Debtors.

                  7. Delaware Valley South Plant Contracts and Leases

                  If as of the Confirmation Date, the Debtors have a continuing need to maintain executory contracts or unexpired leases associated with the South Plant at its Delaware Valley Facility in Claymont, Delaware, the Plan provides that such contracts and unexpired leases will remain in effect for the period of such continuing need, provided that the Debtors have filed a motion by the Confirmation Date providing for the assumption, assignment, rejection, or other disposition of the contracts or leases at the conclusion of the period of need.

                  The Order Under 11 U.S.C. ss.ss. 105(a), 363(b), (f) & (m) and 365(a), (b) & (f) Approving: (A) Contract Assignment and Transition Services Agreement Between General Chemical and Rhodia Inc. and (B) Procedure for Consensual Transfer of Certain Spent Sulfuric Acid Regeneration Contracts via Assumption and Assignment Pursuant to Such Agreement, dated April 17, 2003, is incorporated in the Plan by reference. All rights, claims, interests, entitlements and obligations of General Chemical and Rhodia Inc. under such order and under the Contract Assignment and Transition Services Agreement approved by such order will be continued in full force and effect by the Plan.

                  The Order Under 11 U.S.C. ss.ss. 105(a), 363(b), (f) & (m) and 365(a), (b) & (f) Approving: (A) Contract Assignment and Transition Services Agreement Between General Chemical and PVS Chemical Solutions, Inc. and (B) Procedure for Consensual Transfer of Certain Spent Sulfuric Acid Regeneration Contracts via Assumption and Assignment Pursuant to Such Agreement, dated April 17, 2003, is incorporated in the Plan by reference. All rights, claims, interests, entitlements and obligations of General Chemical and PVS under such order and under the Contract Assignment and Transition Services Agreement approved by such order will continue in full force and effect.

J.       Revesting of Assets; Release of Liens; Effective Date Restructurings

                  Subject to the Restructuring Transactions, and except as otherwise provided in the Plan, the property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of or abandoned pursuant to the Plan will revest in the applicable Debtor on the Effective Date. Thereafter, each Reorganized Debtor may operate its business and may use, acquire, and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Court, the Canadian Proceedings and the Canadian Court. As of the Effective Date, all such property of each Reorganized Debtor will be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order.

                  The Debtors are seeking entry of an order of the Bankruptcy Court approving the abandonment of the following four (4) properties from the Debtors' Estates to General Chemical Corporation: (1) former manufacturing plant in Chillicothe, Ohio; (2) former manufacturing plant in Monroe, Louisiana; (3) former manufacturing plant in Newell, Pennsylvania; and (4) former manufacturing plant in Kalamazoo, Michigan. If the motion is approved, Debtor General Chemical Corporation, will transfer and convey ownership of the four (4) properties to Waterside Urban Renewal Corporation, by delivering and recording deeds. Neither the Debtors nor the Reorganized Debtors, except Waterside Urban Renewal Corporation, will have any interest in or any liability for any of the Abandoned Properties. At the current time, the Debtors do not intend to abandon sites other than the Abandoned Properties listed above.

K.       Post-Consummation Corporate Structure, Management and Operation

                  1. Continued Corporate Existence

                  Subject to the Restructuring Transactions described in
Section VI.G, the Plan provides that the Reorganized Debtors will continue to exist after the Effective Date as separate corporate entities, in accordance with the applicable laws in the respective jurisdictions in which they are incorporated and pursuant to their respective certificates or articles of incorporation, memorandum of association, articles of association, and by-laws, as applicable, in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation, memorandum of association, articles of association, and by-laws are amended pursuant to the Plan.

                  2. Post-Consummation Governance Documents

                  The certificate or articles of incorporation and by-laws of each Debtor, as applicable, will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code. The Certificate of Incorporation and By-laws of Reorganized GenTek will be in substantially the forms of such documents included in the Plan Supplement.

                  3. Cancellation of Old Securities and Agreements

                  On the Effective Date, except as otherwise provided for in the Plan, (a) the Old Securities and any other note, bond, or indenture evidencing or creating any indebtedness or obligation of any Debtor will be cancelled, and (b) the obligations of the Debtors under any agreements, indentures, or certificates of designations governing the Old Securities and any other note, bond, or indenture evidencing or creating any indebtedness or obligation of any Debtor will be discharged; provided, however, that the GenTek 11% Notes and the Indenture will continue in effect solely for the purposes of (i) allowing holders of the GenTek 11% Notes to receive their distributions hereunder, (ii) allowing the Indenture Trustee to make distributions on account of the GenTek 11% Notes, and (iii) preserving the rights of the Indenture Trustee and liens with respect to the Indenture Trustee Expenses.

                  4. Acquisition of Noma Company Claims

                  The Plan provides that, on the Effective Date, GenTek will issue New Securities, as described in Section 4.3(b) of the Plan, to the Tranche B Lenders in exchange for the Tranche B Lender Secured Claims. The Tranche B Lenders will transfer all of their right and interests in the Tranche B Lender Secured Claims to GenTek and will waive and release any other Claim that they would otherwise have against Noma Company. All Liens securing the Tranche B Lender Secured Claims will terminate on the Effective Date immediately after the exchange.

                  GenTek will also issue New Securities and Cash, as applicable, and as described in Sections 4.3(d) and 4.3(e) of the Plan, to other holders of General Unsecured Claims and Trade Vendor Claims against Noma Company in exchange for such Claims. Holders of General Unsecured Claims and Trade Vendor Claims against Noma Company will be deemed to have transferred all of their right and interests in the General Unsecured Claims and Trade Vendor Claims against Noma Company to GenTek for an amount equal to the value of distributions made to such holders under Sections 4.3(d) and 4.3(e) of the Plan, and will be deemed to have waived and released any other Claim that they would otherwise have against Noma Company.

                  The Claims against Noma Company acquired by GenTek will be held by Reorganized GenTek as unsecured intercompany claims against Reorganized Noma Company and will be subordinated to all other indebtedness and liabilities of Reorganized Noma Company.

                  If the Claims acquired by GenTek were extinguished, Noma Company would have substantial debt forgiveness for Canadian tax purposes and would ultimately be liable for substantial income tax. The preservation of the Claims acquired by GenTek should avoid this adverse tax result. See Section IX.

                  5. Officers and Directors of Reorganized Debtors

                  The Plan provides that the existing senior officers of GenTek will serve initially in the same capacities after the Effective Date for Reorganized GenTek until replaced or removed in accordance with the certificates of incorporation and by-laws of such entities; provided however, that any such senior officer who is not as of the Effective Date a member of the Reorganized GenTek's Board of Directors or a full-time employee of any of the Reorganized Debtors will be deemed to have resigned as of the Effective Date.

                  Under the Plan, the initial Board of Directors of Reorganized GenTek will be comprised of eight (8) directors, consisting of (i) five (5) directors designated by the steering committee of the Existing Lenders; (ii) the current Chief Executive Officer of GenTek; and (iii) two (2) directors designated by the Existing Lender Agent, which two directors are Persons or representatives of Persons who own or have investment control over a substantial amount of the Existing Lender Claims. The designation of directors pursuant to clauses (i) and (iii) of this subsection will be made at least five (5) days prior to the Confirmation Hearing and will be announced in a filing made with the Bankruptcy Court no later than five (5) days prior to the Confirmation Hearing. Such designations will be final and binding for all purposes.

                  Pursuant to the Plan, no later than 120 days following the Tranche A Exercise Date, the Board of Directors will expand the Board to create two vacancies for newly created seats and will elect to such two vacancies: one (1) director designated by the Creditors Committee Designee that is reasonably acceptable to the other directors then serving on the Board of Directors of Reorganized GenTek and one (1) director designated by the Board of Directors of Reorganized GenTek. Nothing contained in the Plan will require Reorganized GenTek to prepare or clear with the Securities and Exchange Commission any proxy materials.

                  Subject to the Restructuring Transactions, the existing directors and senior officers of the Subsidiary Debtors will continue to serve in their same respective capacities after the Effective Date for the Reorganized Subsidiary Debtors, until replaced or removed in accordance with the certificates of incorporation and by-laws of such entities; provided however, that any such officer or director who is not as of the Effective Date a member of Reorganized GenTek's Board of Directors or a full-time employee of any of the Reorganized Debtors will be deemed to have resigned as of the Effective Date.

                  6. Equity Incentive Plan

                  On the Effective Date, Reorganized GenTek will be authorized and directed to establish and implement the New GenTek Management and Directors Incentive Plan, substantially in the form included in the Plan Supplement. On or about the 3-month anniversary of the Effective Date, such members of management, employees, and directors, Reorganized GenTek and the other Reorganized Debtors as are designated by the Board of Directors of Reorganized GenTek as recipients of awards under the New GenTek Management and Directors Incentive Plan will be issued stock and/or stock options in an aggregate amount of no greater than ten percent (10%) of the total amount of New GenTek Common Stock issued on the Effective Date. The issuance to such recipients will be in accordance with the terms of such designations, subject to such terms as are more specifically described in the New GenTek Management and Directors Incentive Plan. The New GenTek Management and Directors Incentive Plan may be amended or modified from time to time by the Board of Directors of Reorganized GenTek in accordance with its terms and any such amendment or modification will not require an amendment of the Plan. No members of management, employees, and directors of Reorganized GenTek and the other Reorganized Debtors who are entitled to receive awards pursuant to the New GenTek Management and Directors Incentive Plan will be obligated to participate in such plan.

                  It is not possible to identify by name the individuals who will participate in the New GenTek Management and Directors Incentive Plan, as that decision will be made after the Effective Date by the Board of Directors of Reorganized GenTek. It is expected, however, that all individuals identified as officers and key employees of the Debtors in Section IV.D, who continue with Reorganized GenTek after the Effective Date, will be eligible for participation. None of the Professionals in the Chapter 11 Case would be considered for participation.

                  7. Funding of Reorganized Debtors

                  The Reorganized Debtors expect to enter into a three to five year senior secured Exit Facility of approximately $125 million, including a letter of credit sub-limit in the amount of $60 million. Funds from the Exit Facility will be used to refinance the DIP Facility, for working capital and general corporate purposes, to pay administrative and priority claims, to provide cash payments to certain prepetition creditors, and to pay transaction costs. The Exit Facility is expected to be secured by a first lien on substantially all the assets of the Reorganized Debtors, subject to customary limitations including limitations on the pledge of stock of foreign subsidiaries and consistent with the prepetition security package.

                  The Debtors will file a commitment letter evidencing the Exit Facility at least five Business Days prior to the date of the commencement of the Confirmation Hearing. The Confirmation Order will (i) approve the Exit Facility in substantially the form filed with the Bankruptcy Court and (ii) authorize the Debtors to execute the same together with such other documents as the Exit Facility lenders or participants may reasonably require.

                  On the Effective Date, the Exit Facility, together with new promissory notes and guarantees evidencing obligations of Reorganized GenTek and its Reorganized Subsidiaries thereunder, and all other documents, instruments, and agreements to be entered into, delivered, or confirmed thereunder on the Effective Date, will become effective. The new promissory notes issued pursuant to the Exit Facility and all obligations under the Exit Facility and related documents will be repaid as set forth in the Exit Facility and related documents.

                  8. Exemption from Certain Transfer Taxes

                  Pursuant to Section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person pursuant to the Plan in the United States, including any Liens granted by the Debtors to secure the Exit Facility, and the New Senior Term Notes, will not be taxed under any law imposing a stamp tax or other similar tax. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement distributions under the Plan, including the documents contained in the Plan Supplement.

                  9. Corporate Action

                  On the Effective Date, the adoption and filing of the Certificate of Incorporation of Reorganized GenTek and the By-laws of Reorganized GenTek, the appointment of directors and officers Reorganized GenTek, the adoption of the New GenTek Management and Directors Incentive Plan, and all actions contemplated hereby will be authorized and approved in all respects (subject to the provisions hereof) pursuant to the Plan. All matters provided for in the Plan involving the corporate structure of the Debtors or Reorganized Debtors, and any corporate action required by the Debtors or Reorganized Debtors in connection with the Plan, will be deemed to have occurred and will be in effect, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the board of directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors without the need for any required approvals, authorizations or consents except for express consents required under the Plan. Without limiting the foregoing, the New GenTek Management and Directors Incentive Plan will be deemed to have been unanimously approved by the stockholders of GenTek pursuant to Section 303 of the Delaware General Corporation Law.

                  10. Environmental Obligations

                  The Reorganized Debtors will be subject to a variety of requirements and obligations under the federal and state environmental laws and will comply with these requirements after the Effective Date.

L.       Confirmation and/or Consummation

                  Described below are certain important considerations under the Bankruptcy Code in connection with confirmation of the Plan.

                  1. Requirements for Confirmation of the Plan

                  Before the Plan can be confirmed, the Bankruptcy Court must determine at the hearing on confirmation of the Plan (the "Confirmation Hearing") that the following requirements for confirmation, set forth in
Section 1129 of the Bankruptcy Code, have been satisfied:

                  o The Plan complies with the applicable provisions of the Bankruptcy Code.

                  o The Debtors have complied with the applicable provisions of the Bankruptcy Code.

                  o The Plan has been proposed in good faith and not by any means forbidden by law.

                  o Any payment made or promised by the Debtors or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

                  o The Debtors have disclosed (i) the identity and affiliations of (x) any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Reorganized Debtors, (y) any affiliate of the Debtors participating in a joint plan with the Debtors or (z) any successor to the Debtors under the Plan (and the appointment to, or continuance in, such office of such individual(s) is consistent with the interests of Claim and Interest holders and with public policy), and (ii) the identity of any insider that will be employed or retained by the Debtors and the nature of any compensation for such insider.

                  o With respect to each Class of Claims or Interests, each Impaired Claim and Impaired Interest holder either has accepted the Plan or will receive or retain under the Plan, on account of the Claims or Interests held by such holder, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code. See Section X.D.

                  o The Plan provides that Administrative Claims and Priority Claims other than Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed Amount of such Claims, except to the extent that the holder of any such Claim has agreed to a different treatment. See Section VI.E.1.

                  o If a Class of Claims is Impaired under the Plan, at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by insiders holding Claims in such Class.

                  o Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See Section X.A.

                  o The Plan provides for the continuation after the Effective Date of all retiree benefits, if any, at the level established pursuant to Section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

                  The Debtors believe that, upon receipt of the votes required to confirm the Plan, the Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all of the requirements of Chapter 11 and that the Plan has been proposed and submitted to the Bankruptcy Court in good faith.

                  2. Conditions to Confirmation Date and Effective Date

                  The Plan specifies conditions precedent to the Confirmation Date and the Effective Date. Each of the specified conditions must be satisfied or waived in whole or in part by the Debtors without any notice to parties-in-interest or the Bankruptcy Court and without a hearing, provided, however that such waiver will not be effective without the consent of the Existing Lender Agent and, if applicable pursuant to the provisions of Section
10.2 of the Plan, the Creditors Committee.

                  The conditions precedent to the occurrence of the Confirmation Date, which is the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order, are that: (a) an order finding that the Disclosure Statement contains adequate information pursuant to Section 1125 of the Bankruptcy Code will have been entered; and (b) the proposed Confirmation Order will be in form and substance reasonably satisfactory to the Debtors, the Existing Lender Agent, and the Creditors Committee (to the extent that any provisions thereof materially impact upon the treatment of Classes 7, 8 or 9).

                  The conditions that must be satisfied on or prior to the Effective Date, which is the Business Day upon which all conditions to the consummation of the Plan have been satisfied or waived, and is the date on which the Plan becomes effective, are that: (a) the Confirmation Order will have been entered in form and substance reasonably satisfactory to the Debtors, the Existing Lender Agent, and the Creditors Committee (to the extent that any provisions thereof materially impact upon the treatment of Classes 7, 8 or 9). and will, among other things: (i) provide that the Debtors and the Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan; (ii) approve the Exit Facility; (iii) authorize the issuance of the New Securities; and (iv) provide that notwithstanding Bankruptcy Rule 3020(e), the Confirmation Order will be immediately effective, subject to the terms and conditions of the Plan; (b) the Confirmation Recognition Order will have been made in the form and substance reasonably satisfactory to the Debtors, the Existing Lender Agent and the Creditors Committee (to the extent that any provisions thereof materially impact upon the treatment of Classes 7, 8 or 9); (c) the Confirmation Order and the Confirmation Recognition Order will not then be stayed, vacated, or reversed; (d) the Certificate of Incorporation of Reorganized GenTek, the By-laws of Reorganized GenTek, the Exit Facility, the New GenTek Management and Directors Incentive Plan, the New Senior Term Notes, the New Senior Term Notes Credit Agreement, and the New GenTek Warrants (and any related warrant agreement therefor) will be in form and substance reasonably acceptable to the Debtors, the Existing Lender Agent, and the Creditors Committee (to the extent that any provisions thereof materially impact upon the treatment of Classes 7, 8 or 9).and, to the extent any of such documents contemplates execution by one or more persons, any such document will have been executed and delivered by the respective parties thereto, and all conditions precedent to the effectiveness of each such document will have been satisfied or waived; (e) the Reorganized Debtors will have arranged for credit availability under the Exit Facility in amount, form, and substance acceptable to the Debtors and the Existing Lender Agent; (f) all material authorizations, consents, and regulatory approvals required, if any, in connection with consummation of the Plan will have been obtained; and (h) all material actions, documents, and agreements necessary to implement the Plan will have been effected or executed.

M.       Releases, Discharge, Injunctions, Exculpation and Indemnification

                  1. Releases by Debtors in Favor of Third Parties

The Plan provides for certain releases to be granted by the Debtors in favor of any of the other Debtors, the Debtors' subsidiaries, the Existing Lenders, the Existing Lender Agent, the Creditors Committee (but not its members in their individual capacities), the Indenture Trustee or any of their respective directors, officers, employees (except as limited in Section 12.9(a) of the Plan), and advisors serving immediately prior to the Effective Date and those of Debtors' directors, officers and employees designated on Exhibit F to the Plan. Specifically, as of the Effective Date, the Debtors, the Reorganized Debtors and any person seeking to exercise the rights of the Debtors' estate, including, without limitation, any successor to the Debtors and any estate representative appointed or selected pursuant to Section 1123(b)(3) of the Bankruptcy Code (including the Preference Claim Litigation Trust and the Litigation Trust Committee), will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action (including claims or causes of action arising under Chapter 5 of the Bankruptcy Code), and liabilities whatsoever in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights of the Debtors and the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Case, or the Plan, and that may be asserted by or on behalf of the Debtors, the Estates, or the Reorganized Debtors against (a) any of the other Debtors and any of the Debtors' subsidiaries (including non-Debtor subsidiaries), (b) the Existing Lenders, the Existing Lender Agent, the Creditors Committee (but not its members in their individual capacities), and the Indenture Trustee, (c) any of the directors, officers, employees (except as limited hereinbelow), and advisors of the Debtors, the Debtors' subsidiaries (including non-Debtor subsidiaries), the Existing Lenders, the Existing Lender Agent, the Creditors Committee (but not its members in their individual capacities), and the Indenture Trustee serving immediately prior to the Effective Date, and (d) those of Debtors' directors, officers and employees designated on Exhibit F, but specifically excluding any Person identified in clauses (a) through (d) above who has, on or before the Effective Date, asserted any claim (other than a Proof of Claim as to which the Debtors have not made any objection on or before the Effective Date) or initiated any suit, action or similar proceeding against the Debtors that has not been waived by such Person in its entirety on or prior to the Effective Date; provided, however, that nothing in Section 12.9(a) of the Plan will be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any employee (other than any director or officer) that is based upon an alleged breach of a confidentiality, noncompete or any other contractual or fiduciary obligation (including, without limitation, those arising under the GenTek Inc. Key Employee Retention Plan) owed to the Debtors or the Reorganized Debtors.

                  The Debtors do not believe that there are any valid claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities that they hold against any of their directors, officers and employees, against any of their subsidiaries, or against any of the Existing Lenders, the Existing Lender Agent or the Creditors Committee or the Indenture Trustee.

                  As to the Debtors' directors, officers and employees, the consideration for such release is the service rendered by such individuals during the pendency of the Chapter 11 Case and the need for their continued dedication after the Effective Date to fully consummate a successful reorganization. The Debtors will be hampered in their consummation efforts if their directors, officers and employees are subject to claims and potential litigation that will distract their attention from operational and other business matters. None of such individuals are currently the target of any actual claim or litigation, and the Debtors are not aware of any credible theory on which they might pursue claims and litigation against such individuals.

                  Certain holders of California Tort Claims have alleged that the Debtors might have claims against certain directors, officers or employees for "diverting the Debtors' resources away form preventative maintenance measures which would have averted the toxic chemical releases in 2001." The Debtors do not believe that there is any merit to such allegations.

                  The issues relating to the Existing Lenders and the Existing Lender Agent have been previously discussed. See Section VI.C.

                  2. Releases by Creditors of Claims Against Third Parties

                  In furtherance of the release provisions of the Plan, as of the Effective Date, each holder of a Claim that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (a) the Debtors' subsidiaries (including non-Debtor subsidiaries), (b) the Existing Lenders, the Existing Lender Agent, the Creditors Committee (but not its members in their individual capacities), the Indenture Trustee and their respective present agents or professionals, (c) any of the directors, officers, and employees of the Debtors serving immediately prior to the Effective Date, those of Debtors' directors, officers and employees designated on Exhibit F, and any of the Debtors' present agents or professionals (including any professionals retained by the Debtors), and (d) Latona, any directors, officers, and employees of Latona serving immediately prior to the Effective Date, and any present agents or professionals of Latona (the Persons identified in clauses (a) through (d) collectively, the "Claimholder Releasees") in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan.

                  Each of the Claimholder Releasees will be deemed to forever release, waive, and discharge any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.

                  3. Discharge and Discharge Injunction

                  Confirmation of the Plan effects a discharge of all Claims against the Debtors. As set forth in the Plan, all consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties and, regardless of whether any property will have been abandoned by order of the Bankruptcy Court, retained, or distributed or retained pursuant to the Plan on account of such Claims, upon the Effective Date, the Debtors, and each of them, will be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Sections 502 of the Bankruptcy Code, whether or not a Proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, or the holder of a Claim based upon such debt accepted the Plan. In addition, all GenTek Interests will be terminated except as otherwise provided in the Plan.

                  Under the Plan, as of the Effective Date, except as provided in the Plan, in the Confirmation Order, or, as to matters involving Canadian Law, in the Confirmation Recognition Order, all Persons will be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further claims, debts, rights, causes of action, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan, the Confirmation Order, or, as to matters involving Canadian law, in the Confirmation Recognition Order, the Confirmation Order will be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all GenTek Interests, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

                  In addition, nothing in the Plan will release, discharge, or preclude any Claim that has not arisen as of the Effective Date that the United States Environmental Protection Agency or any state environmental agency may have against the Debtors or that any Canadian or provincial environmental protection agency may have against Noma Company or any remedies of the United States Environmental Protection Agency or any state environmental protection agency or any Canadian or provincial environmental protection agency that are not within the definition of "claim" as set forth in Section 101(5) of the Bankruptcy Code, except with respect to the Abandoned Properties which are addressed in section VI.J, herein.

                   In furtherance of the discharge of Claims and the termination of Interests, the Plan provides that, except as provided in the Plan, in the Confirmation Order, or as to matters involving Canadian law, in the Confirmation Recognition order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtors, the Reorganized Debtors and their respective subsidiaries or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order;
(c) creating, perfecting, or enforcing any Lien or encumbrance; (d) asserting a setoff against any debt, liability, or obligation due to the Debtors or the Reorganized Debtors; or (e) commencing or continuing any action, in each such case in any manner, in any place, or against any person that does not comply with or is inconsistent with the provisions of the Plan. By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Section 12.11 of the Plan.

                  4. Exculpation Relating to Chapter 11 Case

                  The Plan contains standard exculpation provisions applicable to the key parties in interest with respect to their conduct in the Chapter 11 Case. Specifically, the Plan provides that, none of the Debtors or their respective subsidiaries, the Reorganized Debtors, the Existing Lenders, the Existing Lender Agent, the Creditors Committee (but not its members in their individual capacities), Latona, the Indenture Trustee, or any of their respective present or former members, officers, directors, employees, advisors, professionals and agents will have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code, and in all respects will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                  Moreover, the Plan provides that no holder of a Claim or an Interest, no other party in interest, none of their respective agents, employees, representatives, advisors, attorneys, or affiliates, and none of their respective successors or assigns will have any right of action against any Debtor, any Reorganized Debtor, any of its subsidiaries, the Creditors Committee, the Existing Lenders, Latona, or the Indenture Trustee or any of their respective present or former members, officers, directors, employees, advisors, professionals, and agents for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code.

                  5. Post-Effective Date Indemnifications

                  The Plan requires that the certificate of incorporation, memorandum of association, articles of association, and by-laws, as applicable, of Reorganized GenTek and each Reorganized Subsidiary Debtor contain provisions which (a) eliminate the personal liability of the Debtors' former, present, and future directors and officers for monetary damages resulting from breaches of their fiduciary duties (other than for willful misconduct or gross negligence) and (b) require such Reorganized Debtor, subject to appropriate procedures, to indemnify those of the Debtors' directors, officers, and other key employees serving immediately prior to, on, or after the Effective Date for all claims and actions (other than for willful misconduct or gross negligence), including, without limitation, for pre-Effective Date acts and occurrences. In addition, the Plan requires that on or as of the Effective Date, the Reorganized Debtor will enter into separate written agreements providing for the indemnification of each Person who is a director, officer, or member of management of such Reorganized Debtor as of the Effective Date on terms that are in all material respects substantially similar to the terms provided pursuant to any and all written agreements the Reorganized Debtors may enter into with any Person designated as a director of the Board of Directors of any of the Reorganized Debtors.

N.       Preservation of Rights of Action

                  Litigation Rights consist of claims, rights of action, suits or proceedings (other than the Preference Rights), whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person. The Plan provides that except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, on the Effective Date, each Debtor or Reorganized Debtor will retain all of their respective Litigation Rights that such Debtor or Reorganized Debtor may hold against any Person (other than as to the Preference Rights as set forth in Section 6.14 of the Plan). Other than the pursuit of Preference Rights as set forth herein and in the Plan, each Debtor or Reorganized Debtor will retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all such Litigation Rights. Each Debtor or Reorganized Debtor or their respective successor(s) may pursue such retained Litigation Rights as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights in accordance with applicable law and consistent with the terms of the Plan.

                  Litigation Rights include potential avoidance or other bankruptcy causes of action. Litigation Rights also include non-bankruptcy claims, rights of action, suits or proceedings that arise in the ordinary course of the Debtors' businesses. The Debtors currently hold certain claims or rights of action against a number of parties. For example, currently pending is a lawsuit in the District Court of Colorado by or in favor of the Debtors against Optical Datacom, LLC, Larry D. Large and Majestic Management Inc., et al. The Debtors also have claims against certain parties that may ripen into litigation. A number of parties are past due in their payment obligations to the Debtors. Certain of the past due amounts relate to pending setoffs or executory contract and unexpired lease disposition issues, which may be resolved prior to the Effective Date.

                  The Debtors reserve the right to settle or otherwise not pursue any pending or potential claims, rights of action, suits or proceedings against any of the parties listed herein. Neither the listing nor the failure to list any party herein should prejudice the Debtors' rights to pursue any claims, rights of action, suits or proceedings that have arisen or may arise in the future in the ordinary course of the Debtors' businesses.

O.       Pursuit of Preference Rights

                  Preference Rights are defined in the Plan to be potential preference rights of action under Section 547 of the Bankruptcy Code against Persons who received transfers on or within ninety (90) days before the Petition Date, except for those rights of action that have been released pursuant to the Plan or by separate agreement or those rights of action that may exist against insiders (as defined in the Bankruptcy Code). Thus, any non-insider creditors who received payments from the Debtors during the ninety
(90)-day period preceding the Petition Date may be the subject of a preference action. The Debtors have identified such creditors in their Statements of Financial Affairs on file with the Bankruptcy Code. Many of such creditors may have valid defenses to a preference action, as set forth in Section 547(c) of the Bankruptcy Code.

                  The Preference Claim Litigation Trust will be governed by the Litigation Trust Committee pursuant to the terms of the Preference Claim Litigation Trust Agreement, which will be included in the Plan Supplement. Subject to certain limitations, the Preference Claim Litigation Trust, through the Litigation Trust Committee, will be authorized, and will have the power, to prosecute, settle or waive, in its sole discretion, the Preference Rights, without further order of the Bankruptcy Court.

                  The Litigation Trust Committee will not prosecute or otherwise pursue, formally or informally, the Preference Rights against particular creditors if such prosecution or pursuit would directly or indirectly harm the businesses or the value of any of the Reorganized Debtors. This limitation is intended to protect the holders of Claims who receive New GenTek Common Stock and New GenTek Warrants, in addition to Preference Claim Litigation Trust Proceeds, from diminution in value of such securities. To assist the Litigation Trust Committee in avoiding harm, the Plan requires that prior to any such prosecution or pursuit, the Litigation Trust Committee will give the Reorganized Debtors written notice identifying the creditors against which the Preference Claim Litigation Trust intends to prosecute or otherwise pursue the Preference Rights, and the Reorganized Debtors will be provided a reasonable opportunity and timeframe in which to object and to be heard as to why such prosecution or pursuit against particular creditors should not occur. In the event of any such objection by the Reorganized Debtors, the Preference Claim Litigation Trust will authorize the prosecution or pursuit against the creditors at issue only by a majority vote of the Litigation Trust Committee.

                  The Preference Claim Litigation Trust may retain such counsel, accountants and other Persons as the Litigation Trust Committee deems necessary, including to distribute the Preference Claim Litigation Trust Proceeds to holders of Claims entitled thereto, provided that the payment of such counsel, accountants and other Persons will be the sole obligation of the Preference Claim Litigation Trust and will be a charge upon the Preference Claim Litigation Trust Proceeds; provided, however, that the Reorganized Debtors will contribute Cash in the amount of $75,000 to fund the initial activities of the Preference Claim Litigation Trust (which Cash will be returned to the Reorganized Debtors within five (5) days after the date upon which the Preference Claim Litigation Trust recovers Cash in the aggregate amount of $150,000). To the extent that the Reorganized Debtors incur reasonable costs and expenses in supporting the Preference Claim Litigation Trust (if such support is required by the Litigation Trust Agreement), the Preference Claim Litigation Trust shall be required to reimburse the Debtors for such reasonable costs and expenses upon invoicing.

                  Within five (5) business days after the date upon which a Person becomes obligated to deliver funds to the Preference Claim Litigation Trust (as the result of a completed prosecution by or settlement with the Litigation Trust Committee), such Person will deliver to the Preference Claim Litigation Trust such designated amount, less the Preference Rights Credit. Upon such delivery, all Claims that the holder of such Preference Transferee Claim holds against the Debtors will be discharged.

                  The Preference Claim Litigation Trust Proceeds will be distributed in accordance with the provisions of Sections 4.3(a), 4.3(d), 4.3(e), 4.3(f), 4.3(g) and 4.3(h) of the Plan; provided, however, that no distributions (other than the final distribution) will be made to Persons who would receive a payment of less than $10.

                  The members of the Litigation Trust Committee who are New Board Designees will be allowed to participate in all activities of the Litigation Trust Committee and will not be required to exclude themselves from any vote or discussion of the Litigation Trust Committee, notwithstanding the existence or allegation of any conflict(s) of interest arising from (i) their service on the board of directors of Reorganized GenTek or (ii) other duties they may owe to Reorganized GenTek. No member of the Litigation Trust Committee will have any liability on account of actions taken by such committee so long as he or she has acted in good faith, had no personal interest in the matter and had fully informed himself or herself as to the matters to be decided.

                  The Debtors make no representations or warranties about the success of or extent of potential recoveries, if any, to be realized through preference litigation. As previously stated, certain of the Preference Rights may be subject to valid defenses.

                  The Preference Rights are assets of the Estates that would revest in the Reorganized Debtors upon the Effective Date, but for the provisions of the Plan that allow such Preference Rights to be pursued by the Preference Claim Litigation Trust. If the Preference Rights revested in the Reorganized Debtors, the value of the Reorganized Debtors, and thus the value of the New GenTek Common Stock created under the Plan, would be augmented by the Debtors' pursuit of the Preference Rights. The holders of Existing Lender Secured Claims, Tranche B Lender Secured Claims, General Unsecured Claims, Trade Vendor Claims, Bondholder Unsecured Claims, California Tort Claims (if Class 10 Acceptance is not obtained) and Pennsylvania Tort Claims (if Class 11 Acceptance is not obtained) would realize the benefit of such increase in value through their holdings of New GenTek Common Stock.

                  By allowing the Preference Rights to be pursued by the Preference Claim Litigation Trust, the Plan allows the holders of New GenTek Common Stock to immediately benefit from the value associated with the Preference Rights. In negotiating the provisions of the Plan relating to the Preference Rights, the Existing Lenders and the Creditors Committee intended the distributions of Preference Claim Litigation Trust Proceeds to be analogous to dividends on the New GenTek Common Stock, but more easily obtainable than dividends. Thus, the Existing Lenders and the Creditors Committee agreed to a negotiated allocation of the Preference Claim Litigation Trust Proceeds that reflects ownership in the New GenTek Common Stock, but with gifts from the Existing Lenders to the holders of other Claims receiving New GenTek Common Stock. Accordingly, although the Existing Lenders would be receiving 93.8% of the New GenTek Common Stock on account of the Existing Lender Secured Claims and the Tranche B Lender Secured Claims, the Existing Lenders agreed to take only 60% of the Preference Claim Litigation Trust Proceeds. As between the Bondholder Unsecured Claims, which are entitled to 15% of the Preference Claim Litigation Trust Proceeds, and the General Unsecured Claims, Trade Vendor Claims, California Tort Claims (if Class 10 Acceptance is not obtained) and Pennsylvania Tort Claims (if Class 11 Acceptance is not obtained), which are entitled to 25% of the Preference Claim Litigation Trust Proceeds, the discrepancy is attributable to the fact that the Bondholder Unsecured Claims are subordinated to the Existing Lender Secured Claims and the Tranche B Lender Secured Claims. Thus, 10% was held back from the Bondholder Unsecured Claims and assigned to the holders of Existing Lender Secured Claims and the Tranche B Lender Secured Claims.

P.       Retention of Jurisdiction

                  Under Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court or, as to matters involving Canadian Law, the Canadian Court, the Plan provides that the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

                  o allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the holder), including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

                  o hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under Sections 327, 328, 330, 331, 503(b), 1103 or 1129(a)(4) of the
                           Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtors will be made in the ordinary course of business and will not be subject to the approval of the Bankruptcy Court;

                  o hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

                  o effectuate performance of and payments under the provisions of the Plan;

                  o hear and determine any and all adversary proceedings, motions, applications and contested or litigated matters arising out of, under or related to the Chapter 11 Case or the Litigation Rights;

                  o enter such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, this Disclosure Statement or the Confirmation Order;

                  o hear and determine disputes arising in connection with the interpretation, implementation, consummation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan, provided, however, that any dispute arising under or in connection with the New Securities will be determined in accordance with the governing law designated by the applicable document;

                  o consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                  o issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with the implementation, consummation or enforcement of the Plan or the Confirmation Order;

                  o enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated;

                  o hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, this Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Plan Supplement, this Disclosure Statement or the Confirmation Order;

                  o enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

                  o except as otherwise limited, recover all assets of the Debtors and property of the Estates, wherever located;

                  o hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

                  o hear and determine all disputes involving the existence, nature or scope of the Debtors' discharge;

                  o hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

                  o        enter a final decree closing the Chapter 11 Case.

                  If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth in Section 11.1 of the Plan, the provisions of
Article XI of the Plan will have no effect upon and will not control, prohibit, or limit the exercise of jurisdiction by the Canadian Court or any other court having jurisdiction with respect to such matter.

Q.       Amendment, Alteration and Revocation of Plan

                  The Debtors may alter, amend, or modify the Plan under
Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date, provided, however, that any such alteration, amendment or modification will not be effective without the consent of the Existing Lender Agent and the Creditors Committee (to the extent that any provisions thereof materially impact the treatment of Classes 7, 8 or 9). After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, the Debtors may, with the consent of the Existing Lender Agent, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, provided, however, that prior notice of such proceedings will be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

                  If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of any Debtor, with the consent of the Existing Lender Agent and the Creditors Committee (to the extent that any provisions thereof materially impact the treatment of Classes 7, 8 or 9), will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

                  The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then (a) the Plan will be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, will (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtor or any other Person, (ii) prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving a Debtor, or (iii) constitute an admission of any sort by any Debtor or any other Person.

R.       Plan Implementing Documents

                  The documents necessary to implement the Plan include the following:

                  o        Certificate of Incorporation of Reorganized GenTek;

                  o        By-laws of Reorganized GenTek;

                  o the Exit Facility (and any related documents), which document will evidence the exit financing obtained by GenTek, and which credit facility will have the principal terms and conditions set forth on Exhibit A to the Plan;

                  o the New GenTek Management and Directors Incentive Plan, which document will set forth the management and directors equity incentive plan(s) to be adopted by Reorganized GenTek pursuant to Section
                           6.8 of the Plan;

                  o the New Senior Term Notes Credit Agreement, which document will be dated as of the Effective Date, and will memorialize the principal terms and conditions governing the New Senior Term Notes as set forth on Exhibit B to the Plan;

                  o the New GenTek Warrants (and any related warrant agreement therefor), which warrants will have the terms set forth on Exhibit D to the Plan;

                  o the Pennsylvania Tort Claim Note, which note will be a non-interest bearing unsecured note to be issued by Reorganized General Chemical Corporation to the Pennsylvania Tort Claim Representative on the Effective Date if Class 11 Acceptance is obtained, and which note will have the principal terms and conditions summarized on Exhibit E to the Plan; and

                  o the Preference Claim Litigation Trust Agreement which, together with any necessary ancillary agreements relating thereto, will govern the Preference Claim Litigation Trust.

                  Such documents will be submitted as part of the Plan Supplement, which will be filed with the Clerk of the Bankruptcy Court at least five Business Days prior to the date of the commencement of the Confirmation Hearing. Upon such filing, all documents included in the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of any document included in the Plan Supplement upon written request to the Debtors in accordance with Section 12.16 of the Plan.

                  VII. CERTAIN RISK FACTORS TO BE CONSIDERED

                  The holders of Claims in Classes 4, 5, 6, 7, 8, 9, 10 and 11 should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or reject the Plan. These risk factors should not, however, be regarded as constituting the only risks associated with the Plan and its implementation.

A.       General Considerations

                  The Plan sets forth the means for satisfying the Claims against each of the Debtors. Certain Claims and Interests receive no distributions pursuant to the Plan. Nevertheless, reorganization of certain of the Debtors' businesses and operations under the proposed Plan avoids the potentially adverse impact of a liquidation on the Debtors' customers, suppliers, employees, communities and other stakeholders.

B.       Certain Bankruptcy Considerations

                  Even if all voting Impaired Classes vote in favor of the Plan, and if with respect to any Impaired Class deemed to have rejected the Plan the requirements for "cramdown" are met, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, (see Section X.A), and that the value of distributions to dissenting holders of Claims and Interests will not be less than the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. See Section X.D. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion. See Appendix E annexed hereto for a liquidation analysis of the Debtors.

                  If a liquidation or protracted reorganization were to occur, there is a significant risk that the value of the Debtors' enterprise would be substantially eroded to the detriment of all stakeholders.

                  The Debtors' future results are dependent upon the successful confirmation and implementation of a plan of reorganization. Failure to obtain this approval in a timely manner could adversely affect the Debtors' operating results, as the Debtors' ability to obtain financing to fund their operations and their relations with their customers and suppliers may be harmed by protracted bankruptcy proceedings. Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for their liabilities that will be subject to a plan of reorganization. Once a plan of reorganization is approved and implemented, the Debtors' operating results may be adversely affected by the possible reluctance of prospective lenders, customers and suppliers to do business with a company that recently emerged from bankruptcy proceedings.

C.       Claims Estimations

                  There can be no assurance that any estimated Claim amounts set forth in this Disclosure Statement are correct. The actual Allowed amount of Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed amount of Claims may vary from those estimated herein.

D.       Conditions Precedent to Consummation

                  The Plan provides for certain conditions that must be satisfied (or waived) prior to confirmation of the Plan and for certain other conditions that must be satisfied (or waived) prior to the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be satisfied (or waived). Accordingly, even if the Plan is confirmed by the Bankruptcy Court and such confirmation is recognized by the Canadian Court, there can be no assurance that the Plan will be consummated and the restructuring completed.

E.       Inherent Uncertainty of Financial Projections

                  The Projections set forth in Appendix B hereto cover the operations of the Reorganized Debtors through fiscal year 2008. These Projections are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms; realization of the operating strategy of the Debtors; industry performance, including the automotive industry; no material adverse changes in applicable legislation or regulations, or the administration thereof, including environmental legislation or regulations, exchange rates or generally accepted accounting principles; general business and economic conditions; competition; retention of key management and other Key Employees; expected investment returns on pension assets; adequate financing; absence of material contingent or unliquidated litigation, indemnity or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtors and some or all of which may not materialize.

                  To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and are based on assumptions considered reasonable by the Debtors, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only estimates and are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The projected financial information contained herein should not be regarded as a representation or warranty by the Debtors, the Debtors' advisors or any other Person that the Projections can or will be achieved.

F.       Certain Risk Factors Relating to Securities to be Issued Under the Plan

                  1. No Current Public Market for Securities

                  The New Senior Term Notes, the New GenTek Common Stock and the New GenTek Warrants that will be issued pursuant to the Plan are securities for which there is currently no market.

                  The Debtors intend to cause the New GenTek Common Stock to be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, Reorganized GenTek will be required to file periodic reports under the Exchange Act with the SEC while the New GenTek Common Stock is so registered. No determination has been made as to whether the New GenTek Common Stock will be listed on any national or regional securities exchange or quoted on any interdealer quotation system and the New GenTek Common Stock may not be eligible for such listing and/or quotation. As a result, such shares may be traded only infrequently in transactions arranged through brokers or otherwise, and reliable market quotations for the New GenTek Common Stock may not be available. However, as Reorganized GenTek will be required to file periodic reports with the SEC so long as it has a security registered under Section 12 of the Exchange Act, the New GenTek Common Stock may be eligible for quotation by certain members of the National Association of Securities Dealers on the OTC Bulletin Board.

                  While the Debtors may register the New GenTek Warrants under the Exchange Act no determination to do so has been made. If the New GenTek Warrants are not registered under the Exchange Act, the New GenTek Warrants will not be listed on a securities exchange or quoted on an interdealer quotation system. Even if the New GenTek Warrants are registered under the Exchange Act, no assurance can be made that the New GenTek Warrants will be listed on a securities exchange or included in an interdealer quotation system. As a result, such shares may be traded only infrequently in transactions arranged through brokers or otherwise, and reliable market quotations for the New GenTek Warrants may not be available.

                  The New Senior Term Notes will not be listed on any national or regional securities exchange and may be traded only infrequently in transactions arranged through brokers or otherwise, and reliable market quotations for the New Senior Term Notes may not available. A debt security with a small outstanding principal amount available for trading (a small "float"), such as the New Senior Term Notes, may command a lower price than would a comparable debt security with a greater float. Following consummation of the Plan, holders of the New Senior Term Notes may attempt to obtain quotations for them from their broker; however, there can be no assurance that any trading market will exist for the New Senior Term Notes following the consummation of the Plan. The extent of the public market for the New Senior Term Notes following consummation of the Plan will depend upon the number of holders of the New Senior Term Notes at such time, the interest in maintaining a market in the New Senior Term Notes on the part of securities firms and other factors. There can be no assurance that an active market in the New Senior Term Notes will exist and no assurance as to the prices at which the New Senior Term Notes may trade after the consummation of the Plan.

                  Accordingly, there can be no assurance as to the development or liquidity of any market for the New Senior Term Notes, the New GenTek Common Stock and the New GenTek Warrants. If a trading market does not develop or is not maintained, holders of the New Senior Term Notes, the New GenTek Common Stock and the New GenTek Warrants may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such market were to exist, such securities could trade at prices higher or lower than the value attributed to such securities in connection with their distribution under the Plan, depending upon many factors, including, without limitation, prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, the Reorganized Debtors.
                  Persons to whom the New Senior Term Notes, the New GenTek Common Stock or the New GenTek Warrants are issued pursuant to the Plan may prefer to liquidate their investments rather than hold such securities on a long-term basis. Accordingly, any market that does develop for any of such securities may be volatile. Other factors, such as the restrictions on transferability discussed below and the likelihood that Reorganized GenTek will not declare dividends for the foreseeable future, may further depress any market for the New Senior Term Notes, the New GenTek Common Stock and the New GenTek Warrants.

                  2. Restrictions on Transfer

                  In order to protect certain tax attributes of the Reorganized Debtors, any attempted sale, purchase, transfer, assignment, conveyance, pledge, disposition or other transaction (including the exercise of options or warrants) ("Transfer"), without the prior written consent of New GenTek's Board of Directors, of any shares of New GenTek equity securities to any Person (including a group of Persons making a coordinated acquisition) who beneficially owns, or would beneficially own after such Transfer, more than 4.75% of the total value of outstanding New GenTek equity securities, will be void and will not be effective to Transfer any of such shares to the extent that such Transfer would increase such Person's beneficial ownership above 4.75% of the total value of outstanding New GenTek equity securities. Similarly, any Transfer by a Person (including a group of Persons making a coordinated acquisition) who beneficially owns more than 4.75% of the total value of outstanding New GenTek equity securities, without the prior written consent of New GenTek's Board of Directors, will be void and will not be effective to Transfer any of such shares. These transfer restrictions will remain in effect until such date as GenTek's Board of Directors determines in its discretion.

                  Resales of the New Securities by certain persons who are deemed to be "underwriters" pursuant to Section 1145(b) of the Bankruptcy Code will be restricted. For further discussion, see Section VIII.B below.

                  3. Potential Dilution Caused by Options or Warrants

                  If options or warrants to purchase the New GenTek Common Stock are exercised or other equity interests are granted under the New GenTek Management and Directors Incentive Plan or the Board of GenTek issues equity securities in the future, such equity interests will dilute the ownership percentage represented by the GenTek New Common Stock distributed on the Effective Date under the Plan. If any of the options or warrants issued under the Plan are exercised, the resulting issuance of New GenTek Common Stock will dilute the ownership percentage represented by the New Common Stock distributed on the Effective Date under the Plan.

                  In the future, additional equity financings or other shares issuances by GenTek could adversely affect the market price of Reorganized GenTek's common stock. Sales by existing holders of a large number of shares of Reorganized GenTek's common stock in the public market or the perception that additional sales could occur could cause the market price of GenTek's common stock to decline. If additional shares of New GenTek Common Stock are issued, as will be permitted by Reorganized GenTek's charter, such equity interests will dilute the ownership percentage represented by the New GenTek Common Stock distributed on the Effective Date under the Plan.

                  4. Potential Dilution Caused by Issuance of Stock and Warrants to Holders of Tort Claims

                  In the event that Class 10 Acceptance or Class 11 Acceptance is not obtained and New GenTek Common Stock and New GenTek Warrants are issued to holders of California Tort Claims or holders of Pennsylvania Tort Claims further dilution of any outstanding shares of New GenTek Common Stock and New GenTek Warrants would occur. Although the Debtors believe that the California Tort Claims and the Pennsylvania Tort Claims are without merit, there can be no assurance that litigation against such Claims will be successful.

                  5. Dividends

                  The Debtors do not anticipate that cash dividends or other distributions will be paid with respect to the New GenTek Common Stock in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which reorganized GenTek will be a party, including the Exit Facility, may limit the ability of reorganized GenTek to pay dividends.

                  6. Change of Control

                  GenTek's Amended and Restated Articles of Incorporation and Bylaws, as well as the Delaware General Corporation Law, contain provisions that may have the effect of delaying, deterring or preventing a change in control of GenTek.

G.       Competition

                  The high degree of competition in the Debtors' businesses and the potential for new competitors to enter into those businesses could cause actual results to differ from those expected by the Debtors. The Debtors' primary competitors are listed in Section IV.C.2.

H.       Raw Materials / Production

                  The Debtors purchase raw materials from a number of suppliers and, believe that the raw materials needed for its businesses will be available in sufficient supply on a competitive basis for the foreseeable future. However, increases in the cost of raw materials, including energy and other inputs used to make the Reorganized Debtors' products could affect future sale volumes, prices and margins for the products of the Reorganized Debtors. In addition, future technological advances may affect the Reorganized Debtors' product lines. Also, potential volatility in production schedules, delays in the introduction of new products and delays in achieving expected cost reductions may impact the Reorganized Debtors' production efficiency.

I.       Market Conditions

                  Continued or increased price pressure and changes in domestic and international economic conditions could have an adverse effect on the Debtors' businesses. Additional market risks for each segment of the Debtors' business segments are set forth below.

                  Manufacturing. Automotive manufacturers generally award business to their suppliers by individual engine line or model, often for multiple-model years. The loss of any individual engine line or model contract would not be material to the Debtors. However, an economic downturn in the automotive industry as a whole or other events (e.g., labor disruptions) resulting in significantly reduced operations of any of DaimlerChrysler, Ford or General Motors could have a material adverse impact on the results of the Debtors' manufacturing segment. In addition, in the appliance and electronic, and industrial markets, risks include softening of appliance demand, continued price pressure from major customers and continued migration to Asian sourcing.

                  Performance Products. The continued weakness in the electronics industry could have an adverse effect on the Reorganized Debtors.

                  Communications. A loss of key contracts with current customers and vendors could have a material adverse effect on the Reorganized Debtors. Among other risk factors that could negatively affect the Reorganized Debtors are a continued weakness in economic conditions in the communications market and competitive pricing driven by overcapacity.

J.       Cyclicality

                  The businesses of the communications and manufacturing segments are generally not seasonal. However, within the performance products segment, the environmental services business has higher volumes in the second and third quarters of the year, owing to higher spring and summer demand for sulfuric acid regeneration services from gasoline refinery customers to meet peak summer driving season demand and higher spring and summer demand from water treatment chemical customers to manage seasonally high and low water conditions. The cyclical nature of the environmental services business could increase the costs of the Reorganized Debtors or have other negative effects.

K.       Environmental

                  The potential costs related to environmental matters and their estimated impact on future operations are difficult to predict due to the uncertainties regarding the extent of any required remediation, the complexity and interpretation of applicable laws and regulations, possible modification of existing laws and regulations or the adoption of new laws or regulations in the future, and the numerous alternative remediation methods and their related varying costs.

                  1. Laws and Regulations

                  The Debtors' various manufacturing operations, which have been conducted at a number of facilities for many years, are subject to numerous laws and regulations relating to the protection of human health and the environment in the U.S., Canada, Australia, Austria, China, Germany, Great Britain, India, Ireland, Mexico and other countries in which it operates. Modifications of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards, could require capital expenditures which may be material or otherwise adversely impact the Debtors operations. Also, if environmental laws and regulations affecting the Company's operations become more stringent, costs for environmental compliance may increase above historical levels.

                  In addition, the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA") and similar state statutes have been construed as imposing joint and several liability, under certain circumstances, on present and former owners and operators of contaminated sites and transporters and generators of hazardous substances regardless of fault. The Debtors' facilities have been operated for many years by the Debtors or its prior owners and operators, and adverse environmental conditions of which the Debtors are not aware may exist. Although the Debtors believe that their reserves are adequate, the discovery of additional or unknown environmental contamination at any of the Debtors' current facilities could have a material adverse effect on the Debtors' financial condition or results of operation.

                  Accruals for environmental liabilities are recorded based on current interpretations of applicable environmental laws and regulations when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Estimates are established based upon information available to management to date, the nature and extent of the environmental liability, the Company's experience with similar activities undertaken, estimates obtained from outside consultants and the legal and regulatory framework in the jurisdiction in which the liability arose. The potential costs related to environmental matters and their estimated impact on future operations are difficult to predict due to the uncertainties regarding the extent of any required remediation, the complexity and interpretation of applicable laws and regulations, possible modification of existing laws and regulations or the adoption of new laws or regulations in the future, and the numerous alternative remediation methods and their related varying costs. The material components of the Company's environmental accruals include potential costs, as applicable, for investigation, monitoring, remediation and ongoing maintenance activities at any affected site. Accrued liabilities for environmental matters were $27,363 at December 31, 2002.

                  2. Administrative and Judicial Proceedings

                  As a result of its operations, the Debtors are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. Based on information available at this time with respect to potential liability involving these facilities, the Debtors believe that any such liability will not have a material adverse effect on their financial condition, cash flows or results of operations. However, on September 7, 2000, the U.S. Environmental Protection Agency issued to the Debtors an IAO pursuant to Section 3008(h) of the Resource Conservation and Recovery Act, which requires that the Debtors conduct an environmental investigation of certain portions of the Delaware Valley Facility and, if necessary, propose and implement corrective measures to address any historical environmental contamination at the facility. Depending on the scope of any investigation and any remedial activity required as a result, additional costs above those currently estimated could be incurred over a period of the next several years. The Debtors are currently unable to estimate the nature and extent of these potential additional costs. As such, it is possible that the final outcome could have a material adverse effect on the Debtors' result of operations, cash flow, and financial condition.

                  3. Closure of Delaware Valley Facility

                  On February 28, 2003, the Debtors announced a plan to wind down and close operations in Claymont, Delaware at the South Plant of the Delaware Valley Facility. The Bankruptcy Court approved this plan on July 24, 2003, pursuant to a settlement agreement reached between the Debtors and certain parties in interest. See Section V.H.5. Pursuant to the terms of these settlements, the South Plant is expected to cease production no later than November 11, 2003 (subject to the right of the Debtors to continue operations if they choose to do so based upon the satisfaction of certain conditions). The South Plant contains sulfuric acid regeneration and production facilities as well as other operations. The Debtors intend to comply fully with all of its environmental obligations in connection with the decommissioning of the facility including, without limitation, those relating to any investigation and remediation of the facility required by law. Depending on the scope of any investigation and any remedial activity required as a result, additional costs above those currently estimated could be incurred over a period of the next several years. The Debtors are currently unable to estimate the nature and extent of these potential additional costs. As such, it is possible that the final outcome could have a material adverse effect on the Debtors' results of operations, cash flows and financial condition. Operations at the Delaware Valley Facility's other manufacturing areas located in the North Plant of the facility, including the production of sulfur, fluorine, potassium and ammonia-based compounds and warehousing, distribution and transportation operations, will continue.

L.       Reliance on Key Personnel

                  The Debtors operate a business that is highly dependent on skilled employees. A loss of a significant number of key professionals or skilled employees could have a material adverse effect on the Reorganized Debtors and may threaten their ability to survive as going concerns.

                  The Debtors' successful transition through the restructuring process is dependent in part on their ability to retain and motivate their officers and key employees. There can be no assurance that the Debtors will be able to retain and employ qualified management and technical personnel. The Debtors obtained Bankruptcy Court approval of the continuation of existing and implementation of new severance and retention plans designed to retain certain of their key employees. To date, the plans have had their intended effect, but there is no guarantee that their effectiveness will continue or that the post-restructuring environment will not introduce new risks to employee retention. See Section V.H.1.

                  It is anticipated that the final retention bonus payment under KERP Plan will be made on December 31, 2003. Future compensation will be determined by the Debtors' new board of directors. There can be no assurance that the Key Employees will not seek other employment following the final payment.

M.       Latona Transition

                  The Company will seek by separate motion to assume on amended terms the management agreement with Latona. If the Bankruptcy Court fails to approve the motion, the Company will have to decide between assumption without amendments or rejection of the agreement. If the agreement is rejected, the Company will have to obtain an alternative service provider to render the services currently provided by Latona. This disruption would likely increase the Reorganized Debtors' general and administrative costs or could have other negative effects.

                  If the agreement is assumed without amendments, GenTek would have a right to unilaterally terminate the agreement at any time because Paul
M. Montrone would have ceased to hold, directly or indirectly, shares of GenTek's capital stock constituting at least twenty (20%) percent of the aggregate voting power of GenTek's capital stock. Were GenTek to exercise this right of termination, it would thereafter need to replace Latona's services with a new provider, with the potential for additional general and administrative costs and other negative effects.
                  The United States Trustee has filed a motion seeking an order compelling the Debtors to seek disgorgement of all payments made to Latona during the pendency of the Chapter 11 Case. The basis for the motion is the United States Trustee's view that Latona is a "professional" that should have been retained as such by order of the Bankruptcy Court, but could not have been so retained due to its status as an insider. The Debtors strongly disagree with that position. In the Debtors' view, Latona is a service provider pursuant to an executory contract. If the United States Trustee prevails on the motion, Latona may decline to make the concessions contemplated in the amended management agreement. In that event, the Debtors will have to decide between assumption without amendments or rejection of the agreement. If the agreement is rejected, the Debtors will have to obtain an alternative service provider to render the services currently provided by Latona. This disruption would likely increase the Reorganized Debtors' general and administrative costs or could have other negative effects. Moreover, without the amended management agreement, the Debtors may be unable to obtain concessions as to agreements with Prestolite.

N.       Preference Rights

                  There is no assurance that prosecution of the Preference Rights by the Preference Claim Litigation Trust will yield any recoveries, net of the costs of prosecution. Therefore, there may be no Preference Claim Litigation Trust Proceeds to be distributed to creditors entitled to share therein.

O.       Unfunded Pension Liability and Asset Rate of Return

                  The Company maintains several defined benefit pension plans covering certain employees in Canada, Germany, Ireland and the United States. A participating employee's annual post retirement pension benefit is determined by the employee's credited service and, in most plans, final average annual earnings with the Company. Vesting requirements are from two to five years. The Company's funding policy is to annually contribute the statutorily required minimum amount as actuarially determined. The Company also maintains several plans providing post retirement benefits other than pensions covering certain hourly and salaried employees in Canada and the United States. The Company funds these benefits on a pay-as-you-go basis.

                  The Company records pension and post retirement benefit costs on amounts developed from actuarial valuations. Inherent to this valuations are key assumptions provided by the Company to the actuaries, including the discount rate and expected long-term rate of return on plan assets. The Company believes that material changes in pension and other post retirement benefit costs may occur in the future due to changes in these assumptions, differences between actual experience and the assumptions used and changes in the benefit plans. In addition, the Company believes that if investment returns on pension assets are lower than assumed, this could result in larger cash funding requirements, which could have an adverse impact on the Reorganized Debtors.

                  At December 31, 2002, as a result of the recent investment performance of the assets in the Company's various pension trusts, the Company's domestic pension plans were underfunded by approximately $72 million. As a result, the Company anticipates that, beginning in 2004, it will be required to make contributions to their domestic pension plans which will average approximately $16 million per year for the next four years. In addition, for 2003 the Company will lower its expected rate of return on assets used in calculating pension expense from 9% to 8% for its domestic pension plans. The effect of this assumption change, the change in the discount rate used from 7.25% to 6.5% and the pension assets' recent investment performance will be to increase pension expense by approximately $4 million over 2002 levels.

P.       Risks Related to Foreign Operations

                  The Debtors' international business relationships and exports to foreign markets will make the Reorganized Debtors subject to a number of special risks such as: currency exchange rate fluctuations; foreign economic conditions; trade barriers; exchange controls; national and regional labor strikes; political risks and risks of increases in duties; taxes; governmental royalties; and changes in laws and policies governing operations of foreign-based companies. The occurrence of any one or a combination of these factors may increase the costs of the Reorganized Debtors or have other negative effects.

Q.       Leverage

                  The Debtors believe that they will emerge from Chapter 11 with a reasonable level of debt that can be effectively serviced. However, they may find that they are overleveraged, which could have significant negative consequences, including:

                  o it may become more difficult for the Reorganized Debtors to satisfy their obligations with respect to all of their indebtedness;

                  o the Reorganized Debtors may be vulnerable to a downturn in the industries in which they operate or a downturn in the economy in general;

                  o the Reorganized Debtors may be required to dedicate a substantial portion of their cash flow from operations to fund working capital, capital expenditures and other general corporate requirements;

                  o the Reorganized Debtors may be limited in their flexibility to plan for, or react to, changes in their businesses and the industry in which they operate;

                  o the Reorganized Debtors may be placed at a competitive disadvantage compared to their competitors that have less debt;

                  o the ability of the Reorganized Debtors to borrow additional funds may be limited; and

                  The covenants in the Exit Facility and the New Senior Term Notes Credit Agreement may also restrict the Reorganized Debtors' flexibility. Such covenants may place restrictions on the ability of the Reorganized Debtors to incur indebtedness; pay dividends and make other restricted payments or investments; sell assets; make capital expenditures; engage in certain mergers and acquisitions; and refinance existing indebtedness.

                  Additionally, there may be factors beyond the control of the Reorganized Debtors that could impact their ability to meet debt service requirements. The ability of the Reorganized Debtors to meet debt service requirements will depend on their future performance, which, in turn, will depend on conditions in the global markets for their products, the global economy generally and other factors that are beyond their control. The Debtors can provide no assurance that the businesses of the Reorganized Debtors will generate sufficient cash flow from operations or that future borrowings will be available in amounts sufficient to enable the Reorganized Debtors to pay their indebtedness or to fund their other liquidity needs. Moreover, the Reorganized Debtors may need to refinance all or a portion of their indebtedness on or before maturity. The Debtors cannot make assurances that the Reorganized Debtors will be able to refinance any of their indebtedness on commercially reasonable terms or at all. If the Reorganized Debtors are unable to make scheduled debt payments or comply with the other provisions of their debt instruments, their various lenders will be permitted under certain circumstances to accelerate the maturity of the indebtedness owing to them and exercise other remedies provided for in those instruments and under applicable law.

R.       Litigation

                  The Reorganized Debtors will be subject to various claims and legal actions arising in the ordinary course of their businesses. The Debtors are not able to predict the nature and extent of any such claims and actions and cannot guarantee that the ultimate resolution of such claims and actions will not have a material adverse effect on the Reorganized Debtors.

S.       Adverse Publicity

                  Adverse publicity or news coverage relating to the Reorganized Debtors, in connection with the Debtors' Chapter 11 cases, may negatively impact the Debtor's efforts to establish and promote name recognition and a positive image.

T.       Certain Tax Considerations

                  There are a number of income tax considerations, risks and uncertainties associated with consummation of the Plan. Interested parties should read carefully the discussions set forth in Article IX regarding certain U.S. and Canadian federal income tax consequences of the transactions proposed by the Plan to the Debtors and the Reorganized Debtors and to holders of Claims who are entitled to vote to accept or reject the Plan.

           VIII. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

                  It is not currently expected that any registration statement will be filed under the Securities Act or any state securities laws with respect to the issuance or distribution of the New Senior Term Notes, the New GenTek Common Stock, or the New GenTek Warrants under the Plan or their subsequent transfer or resale. The Debtors believe that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code and state securities laws exempt from federal and state securities registration requirements (a) the offer and the sale of such securities pursuant to the Plan and (b) subsequent transfers of such securities.

A. Offer and Sale of New Securities Pursuant to the Plan: Bankruptcy Code Exemption from Registration Requirements

                  Holders of certain Allowed Claims will receive certain New Securities pursuant to the Plan. Section 1145(a)(1) of the Bankruptcy Code exempts the offer or sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied: (1) the securities must be issued "under a plan" of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (2) the recipients of the securities must hold a pre-petition or administrative expense claim against the debtor or an interest in the debtor; and (3) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. In reliance upon this exemption, the Debtors believe that the offer and sale of the New Securities under the Plan will be exempt from registration under the Securities Act and state securities laws.

                  In addition, the Debtors will seek to obtain, as part of the Confirmation Order, a provision confirming such exemption. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by Section 4(1) of the Securities Act, unless the holder is an "underwriter" (see discussion below) with respect to such securities, as that term is defined under the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

B.       Subsequent Transfers of New Securities

                  Section 1145(b) of the Bankruptcy Code defines the term "underwriter" for purposes of the Securities Act as one who, except with respect to "ordinary trading transactions" of an entity that is not an "issuer," (1) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest; (2) offers to sell securities offered or sold under a plan for the holders of such securities; (3) offers to buy securities offered or sold under the plan from the holders of such securities, if the offer to buy is:
(a) with a view to distribution of such securities; and (b) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (4) is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

                  The term "issuer" is defined in Section 2(4) of the Securities Act; however, the reference contained in Section 1145(b)(1)(D) of the Bankruptcy Code to Section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a "control person," particularly if such management position is coupled with the ownership of a significant percentage of the debtor's (or successor's) voting securities. Moreover, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the securities of a reorganized debtor may be presumed to be a "control person."

                  To the extent that persons deemed to be "underwriters" receive New Securities pursuant to the Plan, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Such persons would not be permitted to resell such New Securities unless such securities were registered under the Securities Act or an exemption from such registration requirements were available. Entities deemed to be statutory underwriters for purposes of
Section 1145 of the Bankruptcy Code may, however, be able, at a future time and under certain conditions, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act.

                  Pursuant to the Plan, certificates evidencing New Securities received by a holder of 10% of any class of New Securities will bear a legend substantially in the form below:

                  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

                  Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Securities to be issued pursuant to the Plan, or an "affiliate" of Reorganized GenTek, would depend upon various facts and circumstances applicable to that person. Accordingly, GenTek expresses no view as to whether any such person would be such an "underwriter" or "affiliate." Persons who receive New Securities under the Plan are urged to consult their own legal advisor with respect to the restrictions applicable under Rule 144 and the circumstances under which shares may be sold in reliance upon such Rule.

                  In each of the provinces of Canada either a resale exemption is available or application may be made for an exemption from the relevant first trade restrictions in order for the New Securities to be freely tradable by Canadian Holders through an exchange or a market outside of Canada or to a person or company outside of Canada.

                  THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE NEW SENIOR TERM NOTES, THE NEW GENTEK COMMON STOCK AND THE NEW GENTEK WARRANTS OR THE BANKRUPTCY MATTERS DESCRIBED HEREIN. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTORS ENCOURAGE EACH CREDITOR AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE NEW SENIOR TERM NOTES, THE NEW GENTEK COMMON STOCK AND THE NEW GENTEK WARRANTS.

           IX. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A. Certain U.S. Federal Income Tax Consequences of the Plan

                  THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN ANTICIPATED U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS PROPOSED BY THE PLAN TO CERTAIN DEBTORS AND HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN. THIS SUMMARY IS PROVIDED FOR INFORMATION PURPOSES ONLY AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), TREASURY REGULATIONS PROMULGATED THEREUNDER, JUDICIAL AUTHORITIES, AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE, ALL AS IN EFFECT AS OF THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECTS THAT COULD ADVERSELY AFFECT THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED BELOW.

                  THIS SUMMARY DOES NOT ADDRESS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM IN LIGHT OF ITS PARTICULAR FACTS AND CIRCUMSTANCES OR TO CERTAIN TYPES OF HOLDERS OF CLAIMS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE (FOR EXAMPLE, NON-U.S. TAXPAYERS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, AND THOSE HOLDING CLAIMS THROUGH A PARTNERSHIP OR OTHER PASSTHROUGH ENTITY). IN ADDITION, THIS SUMMARY DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR NON-U.S. TAXATION AND DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS THAT ARE UNIMPAIRED UNDER THE PLAN OR HOLDERS OF CLAIMS THAT ARE NOT ENTITLED TO RECEIVE OR RETAIN ANY PROPERTY UNDER THE PLAN.

                  A SUBSTANTIAL AMOUNT OF TIME MAY ELAPSE BETWEEN THE DATE OF THIS DISCLOSURE STATEMENT AND THE RECEIPT OF A FINAL DISTRIBUTION UNDER THE PLAN. EVENTS SUBSEQUENT TO THE DATE OF THIS DISCLOSURE STATEMENT, SUCH AS ADDITIONAL TAX LEGISLATION, COURT DECISIONS, OR ADMINISTRATIVE CHANGES, COULD AFFECT THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREUNDER. NO RULING WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE (THE "IRS") WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED BY GENTEK WITH RESPECT THERETO. ACCORDINGLY, EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE PLAN TO SUCH HOLDER.

                  1. U.S. Federal Income Tax Consequences to Certain Debtors

                           (a) Cancellation of Indebtedness Income

                  Under the Code, a U.S. taxpayer generally must include in gross income the amount of any discharged indebtedness ("COD") realized during the taxable year. COD income generally equals the difference between the "adjusted issue price" of the indebtedness discharged and the sum of the amount of cash, the "issue price" of any debt instruments and the fair market value of any other property transferred in satisfaction of such discharged indebtedness. COD income also includes any interest that has been previously accrued and deducted but remains unpaid at the time the indebtedness is discharged. GenTek intends to take the position that the issue price of the New Senior Term Notes will equal their stated principal amount. This position assumes that none of the New Senior Term Notes, the Existing Lender Claims, or the Tranche B Lender Secured Claims (together with the Existing Lender Claims, the "Lender Claims") are considered "publicly traded" for U.S. federal income tax purposes. If a substantial amount of New Senior Term Notes, or the Lender Claims for which the New Senior Term Notes are being exchanged, were considered publicly traded for U.S. federal income tax purposes, then the issue price of the New Senior Term Notes would instead be their fair market value as of the Effective Date. If the issue price of the New Senior Term Notes equaled their fair market value rather than their stated principal amount, certain Debtors would likely realize additional COD income. In any event, certain Debtors will realize a substantial amount of COD income upon the exchange of Cash and New Securities in satisfaction of the Impaired Claims pursuant to the Plan.

                  The Debtors will not include such COD income in gross income, however, because the indebtedness will be discharged while the Debtors are under the jurisdiction of a court in a Title 11 case. Instead, certain Debtors will be required to reduce certain tax attributes (e.g., net operating loss and net operating loss carryovers (collectively, "NOLs"), general business credit carryovers, foreign tax credit carryovers and tax basis in property (collectively, "Tax Attributes")) by the amount of the COD income that would otherwise have been required to be included in gross income. Reduction of tax basis in property is limited to the excess of the aggregate tax bases of the relevant Debtor's property over the aggregate of such Debtor's liabilities immediately after the discharge. The reduction in Tax Attributes will occur on the first day of the taxable year following the realization of such COD income.

                  Legislation has been proposed in the U.S. Senate and the House of Representatives that may have the effect of causing the Debtors to reduce the tax basis in their assets on a consolidated group basis as opposed to on an entity by entity level. Such legislation, if enacted into law as currently drafted, may have a substantial adverse effect upon the Debtors upon consummation of the Plan. It is unclear whether this legislation will be enacted into law, and if so, whether such legislation will apply to the Plan. Each holder of a Claim should consult its tax advisor regarding the consequences to the Debtors of such proposed legislation.

                           (b) Utilization of NOLs and Net Unrealized Built-in
Losses

                  In general, when a corporation undergoes an "ownership change," which GenTek will undergo as a result of the consummation of the Plan, Section 382 of the Code ("Section 382") limits the corporation's ability to utilize NOLs and, if the corporation has a net unrealized built-in loss in its assets (i.e., losses economically accrued but unrecognized as of the date of the ownership change), "recognized built-in losses" upon the sale or depreciation of such assets within five years after the ownership change. GenTek estimates that it will not have any significant net operating loss carryforwards as of the consummation of the Plan; however, to the extent that it has any NOLs as of the end of its taxable year that includes the Effective Date, they will likely be eliminated as a result of the reduction of Tax Attributes described above in "Cancellation of Indebtedness Income". GenTek and the other members of its consolidated group, for U.S. federal income tax purposes, expect to have a substantial net unrealized built-in loss in its assets and, under Section 382, its ability to utilize such losses upon recognition would be limited, as described above.

                  In general, Section 382 places an annual limitation on a corporation's use of NOLs and certain recognized built-in losses, as described above, equal to the product of the value of the stock of the corporation (with certain adjustments) immediately before the ownership change and the applicable "long-term tax-exempt rate" (currently 4.35% for ownership changes occurring in August) (the "Annual Section 382 Limitation"). Section 382 provides an exception to the application of the Annual Section 382 Limitation for corporations under the jurisdiction of a court in a Title 11 case (the "Bankruptcy Exception"). If a corporation applies the Bankruptcy Exception, the amount of pre-change NOLs that may be carried over to a post-change year will be reduced by the amount of interest payments made during the current taxable year and the three preceding taxable years in respect of indebtedness which was exchanged for stock under the Plan. The Debtors do not expect to carry over significant pre-change NOLs to a post-change year.

                  GenTek should be eligible for the Bankruptcy Exception if the historic shareholders and certain creditors of GenTek (and possibly creditors of certain other Debtors) prior to consummation of the Plan own at least 50% of the total voting power and total value of the stock of GenTek on the Effective Date as a result of the consummation of the Plan. If GenTek elects to apply the Bankruptcy Exception and is therefore not subject to the Annual Section 382 Limitation, a second ownership change occurring within two years after consummation of the Plan will likely eliminate the Debtors' ability to use any NOLs incurred prior to such second ownership change to offset net taxable income earned or gains recognized from the sale of assets, in either case, after such second ownership change and would also likely eliminate the Debtors' ability to use losses recognized upon the sale of certain assets after such second ownership change to offset net taxable income or gains from the sale of other assets. The New GenTek Common Stock may be subject to certain transfer restrictions in order to prevent a second ownership change within two years after consummation of the Plan in order to avoid the consequences described above.

                  Notwithstanding the foregoing, Section 382 provides that a corporation under the jurisdiction of a court in a Title 11 case may elect out of the Bankruptcy Exception even if the corporation meets all of its requirements. If GenTek elects out of the Bankruptcy Exception, or is otherwise ineligible for the Bankruptcy Exception, a special rule under
Section 382 applicable to a corporation under the jurisdiction of a court in a Title 11 case will apply in calculating the appropriate Annual Section 382 Limitation. Under this special rule, the Annual Section 382 Limitation will be calculated by reference to the lesser of (i) the value of GenTek's stock (with certain adjustments) immediately after the Effective Date (as opposed to immediately before the Effective Date, as discussed above) or (ii) the value of GenTek's assets (determined without regard to liabilities) immediately before the Effective Date. Although such calculation may significantly increase the Annual Section 382 Limitation, certain Debtors' ability to use recognized built-in losses to offset taxable income generated after consummation of the Plan would still be substantially limited.

                  GenTek has yet to determine whether it would be eligible for the Bankruptcy Exception or, assuming that it would be eligible for the Bankruptcy Exception, whether it would be beneficial to elect its application.

                           (c) U.S. Federal Alternative Minimum Tax

                  For purposes of computing GenTek's regular tax liability, all of its taxable income recognized in a taxable year generally may be offset by NOLs (to the extent permitted under the Code and subject to various limitations, including Section 382, as discussed above). Even if all of GenTek's regular tax liability for a given year is reduced to zero by virtue of its NOLs, GenTek may still be subject to the alternative minimum tax (the "AMT"). The AMT imposes a tax equal to the amount by which 20% of a corporation's alternative minimum taxable income ("AMTI") exceeds the corporation's regular tax liability. AMTI is calculated pursuant to specific rules in the Code which eliminate or limit the availability of certain tax deductions and which include as income certain amounts not generally included in computing the corporation's regular tax liability (any COD income excluded from the Debtors' regular taxable income, as described above, would also be excluded from their AMTI). Of particular importance to GenTek is that a corporation with a net unrealized built-in loss in its assets must adjust the tax basis of its assets, on a consolidated basis, to their fair market values for AMT purposes following a Section 382 ownership change, and in calculating AMTI, only 90% of a corporation's AMTI may be offset by net operating loss carryovers (as computed for AMT purposes).

                           (d) Accrued Interest

                  To the extent a portion of the consideration issued to holders of Claims is attributable to accrued and unpaid interest, certain Debtors should be entitled to interest deductions in the amount of such accrued interest to the extent that such Debtors have not already deducted such amounts. Although the ability of parties to allocate consideration between accrued interest and principal is uncertain in cases where creditors receive less than the full principal amount of their claims, the Plan allocates the full amount of the consideration transferred to holders of Impaired Claims to the principal amount of such claims. Accordingly, GenTek will take the position that no amount of the consideration received by such holders pursuant to the Plan is attributable to accrued interest.

                           (e) Tax Classification of the New Senior Term Notes

                  GenTek intends to take the position that the New Senior Term Notes are indebtedness for U.S. federal income tax purposes. Accordingly, certain Debtors intend to measure their COD income with respect to the satisfaction of the Impaired Claims by reference to the issue price of the New Senior Term Notes and GenTek intends to deduct as interest and report to holders as interest all payments, other then principal, in respect of the New Senior Term Notes, as well as original issue discount, if any, as it accrues on the New Senior Term Notes (see "--U.S. Federal Income Tax Consequences to Claim Holders -- Holders of Existing Lender Secured Claims and Tranche B Lender Secured Claims (Class 4 and Class 5)" below).

                  Notwithstanding GenTek's intended reporting positions set forth above, based on the terms of the New Senior Term Notes and the financial condition of GenTek, it is possible that the IRS could successfully assert that the New Senior Term Notes should be properly characterized as equity interests in GenTek and not as indebtedness for U.S. federal income tax purposes. In such event, GenTek would not be permitted to deduct any amounts payable under the New Senior Term Notes. Due to the factual nature of this characterization issue, there can be no assurance that GenTek's reporting positions with respect to these issues will be sustained.

                  2. U.S. Federal Income Tax Consequences to Claim Holders

                           (a) Holders of Existing Lender Secured Claims and
Tranche B Lender Secured Claims (Classes 4 and 5)

                  Although not free from doubt, GenTek believes that the receipt of Cash, New Senior Term Notes, New GenTek Common Stock, New GenTek Warrants, if any, and an interest in the Preference Claim Litigation Trust in respect of the Lender Claims pursuant to the Plan should be treated as a taxable exchange for U.S. federal income tax purposes. Such treatment will depend upon, among other things, whether any component of the Lender Claims constitutes "securities" for U.S. federal income tax purposes. The determination of whether a debt instrument constitutes a security depends upon an evaluation of the term and nature of the debt instrument. Generally, corporate debt instruments with maturities of less than five years when issued are not considered securities, while corporate debt instruments with maturities of ten years or more when issued are considered securities. GenTek intends to take the position that the Lender Claims do not constitute securities for U.S. federal income tax purposes.

                  Under this position, a holder of Lender Claims should recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of Cash, the issue price of the New Senior Term Notes, and the fair market value of the New GenTek Common Stock, New GenTek Warrants, if any, and the interest in the Preference Claim Litigation Trust (each determined as of the Effective Date) received in respect of its Lender Claims and (2) the holder's adjusted tax basis in its Lender Claims. Any such recognized gain or loss will generally be capital gain or loss if a holder of such Lender Claim held such claim as a capital asset for U.S. federal income tax purposes and will be long term capital gain or loss if the holder's holding period for such claim exceeded one year as of the Effective Date.

                  A holder's tax basis in the New GenTek Common Stock and New GenTek Warrants, if any, and the interest in the Preference Claim Litigation Trust received in respect of its Lender Claims should generally be equal to the fair market value of such New Security or interest on the Effective Date. A holder's tax basis in the New Senior Term Notes received in respect of its Lender Claims should generally be equal to their issue price. The holding period for any New Securities received in respect of Lender Claims pursuant to the Plan should begin on the day after the Effective Date.

                  Accrued Interest. As discussed above, the manner in which the consideration received pursuant to the Plan is to be allocated between accrued but unpaid interest and principal for U.S. federal income tax purposes is unclear under present law. Although there can be no assurance with respect to the issue, the Plan provides, and GenTek intends to take the position, that no portion of the consideration distributed to holders of the Lender Claims pursuant to the Plan is allocable to accrued and unpaid interest on such Claims.

                  Subsequent Disposition of the New GenTek Common Stock. Any gain recognized by a holder upon a subsequent taxable disposition of New GenTek Common Stock received in respect of a Lender Claim pursuant to the Plan (or any stock or property received in a tax free exchange for such New GenTek Common Stock) will be treated as ordinary income to the extent of (i) any bad debt deductions claimed with respect to such Lender Claim and any ordinary loss deductions incurred upon the receipt of the Cash and New Securities in satisfaction of such Claim, less any income (other than interest income) recognized by the holder upon satisfaction of such Claim, and (ii) with respect to a cash basis holder, any amount that would have been included in its gross income if the holder's Claim had been satisfied in full but that was not included by reason of the cash method of accounting.

                           (b) Holders of Other Secured Claims (Class 6)

                  A holder of an Other Secured Claim who receives the collateral securing such Other Secured Claim upon consummation of the Plan generally will be required to recognize gain or loss for U.S. federal income tax purposes equal to the difference between such holder's adjusted tax basis, if any, in the Other Secured Claim and the fair market value of the collateral received in exchange therefor. A holder of an Other Secured Claim who receives deferred cash payments should report gain from such cash payments under the installment method, which generally results in the recognition of gain as the deferred cash payments are received, unless such holder affirmatively elects out of the installment method. A holder of an Other Secured Claim who receives deferred cash payments should recognize loss on the Effective Date equal to the difference between such holder's adjusted tax basis, if any, in the Other Secured Claim and the fair market value of the deferred cash payments. Holders of Other Secured Claims who receive cash deferred payments should consult their tax advisor regarding the application of the installment method.

                  The consummation of the Plan generally should not be a taxable event for a holder of an Other Secured Claim whose legal, equitable and contractual rights are Reinstated pursuant to the Plan.

                  Consideration received by holders of Other Secured Claims will, pursuant to the Plan, be allocated first to the principal amount of such Claim as determined for U.S. federal income tax purposes and then to accrued interest, if any, with respect to such Claim. Holders of Other Secured Claims should include the portion, if any, of the consideration received which is allocable to accrued interest as ordinary income, to the extent not previously included in income.

                           (c) Holders of General Unsecured Claims, Trade
Vendor Claims (Classes 7 and 8)

                  Although not free from doubt, GenTek believes that the receipt of New GenTek Common Stock, New GenTek Warrants and an interest in the Preference Claim Litigation Trust in respect of the General Unsecured Claims and Trade Vendor Claims (assuming the holders of which elect the Equity Option) pursuant to the Plan should be treated as a taxable exchange for U.S. federal income tax purposes. Such treatment will depend upon, among other things, whether any component of the General Unsecured Claims or Trade Vendor Claims constitute "securities" for U.S. federal income tax purposes. GenTek intends to take the position that such Claims do not constitute securities for U.S. federal income tax purposes (for a discussion of what constitutes a security for U.S. federal income tax purposes, see "-- Holders of Existing Lender Secured Claims and Tranche B Lender Secured Claims (Class 4 and Class
5)" above).

                  Under this position, a holder of General Unsecured or Trade Vendor Claims should generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the fair market value of the New GenTek Common Stock, New GenTek Warrants and the interest in the Preference Claim Litigation Trust (each determined as of the Effective Date) received in respect of its Claims and (2) the holder's adjusted tax basis in such Claims. Any such recognized gain or loss will generally be capital gain or loss if a holder held such claim as a capital asset for U.S. federal income tax purposes and will be long term capital gain or loss if such holder's holding period for such claim exceeded one year as of the Effective Date.

                  A holder's tax basis in the New GenTek Common Stock, New GenTek Warrants and the interest in the Preference Claim Litigation Trust received in respect of its Claims should generally be equal to the fair market value of such New Security or interest on the Effective Date. The holding period for any New Securities received pursuant to the Plan should begin on the day after the Effective Date. Any subsequent disposition of New GenTek Common Stock received in respect of General Unsecured Claims or Trade Vendor Claims will be treated as described above in "-- Holders of Existing Lender Secured Claims and Tranche B Lender Secured Claims (Class 4 and Class 5)."

                  Alternatively, if a holder of General Unsecured Claims or Trade Vendor Claims elects the Cash Option such holder should generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received and the fair market value of the interest in the Preference Claim Litigation Trust (determined as of the Effective Date) received in respect of its Claims and
(2) the holder's adjusted tax basis in such Claims. Any such recognized gain or loss will generally be capital gain or loss if a holder held such claims as a capital asset for U.S. federal income tax purposes and will be long term capital gain or loss if such holder's holding period for such claim exceeded one year as of the Effective Date.

                  In the case of a holder of a Trade Vendor Claim who foregoes the Equity or Cash Options and elects the Reduction Option, such holder should generally recognize gain or loss in substantially the same manner as described above for those holders electing the Cash Option, except that such holder will not receive an interest in the Preference Claim Litigation Trust.

                           (d) Holders of Bondholder Unsecured Claims (Class
9)

                  GenTek believes that the receipt of New GenTek Common Stock and New GenTek Warrants and an interest in the Preference Claim Litigation Trust in respect of the Bondholder Unsecured Claims pursuant to the Plan should be treated as a "reorganization" for U.S. federal income tax purposes. Accordingly, as a result of receiving New GenTek Common Stock, New GenTek Warrants, and an interest in the Preference Claim Litigation Trust in respect of the Bondholder Unsecured Claims pursuant to the Plan, a holder of a GenTek 11% Note should generally recognize gain (but not loss) for U.S. federal income tax purposes in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the fair market value of the property received in respect of the Bondholder Unsecured Claims pursuant to the Plan over the holder's adjusted tax basis in its GenTek 11% Notes) and (2) the fair market value of the interest in the Preference Claim Litigation Trust received pursuant to the Plan. Any recognized gain, subject to the exception described below in "Market Discount", will generally be treated as capital gain and will be long term capital gain if the holder's holding period for the GenTek 11% Notes exceeded one year as of the Effective Date. In addition, such holder's aggregate tax basis in the New GenTek Common Stock and New GenTek Warrants received pursuant to the Plan should be equal to the aggregate tax basis in its GenTek 11% Notes surrendered in the exchange, decreased by the fair market value of the interests in the Preference Claim Litigation Trust received pursuant to the Plan and increased by the amount of any gain recognized pursuant to the reorganization. This aggregate tax basis should be allocated among such New Securities in proportion to their fair market values on the Effective Date. Such holder's holding period for its New GenTek Common Stock and New GenTek Warrants received pursuant to the Plan should include the holding period of its GenTek 11% Notes surrendered in exchange therefore, provided that such GenTek 11% Notes were held as a capital asset. A holder's tax basis in its interest in the Preference Claim Litigation Trust received pursuant to the Plan should be its fair market value as of the Effective Date.

                  Accrued Interest. As discussed above, the manner in which the consideration received pursuant to the Plan is to be allocated between accrued but unpaid interest and principal for U.S. federal income tax purposes is unclear under present law. Although there can be no assurance with respect to the issue, the Plan provides, and GenTek intends to take the position, that no portion of the consideration distributed to holders of Bondholder Unsecured Claims pursuant to the Plan is allocable to accrued and unpaid interest on such Claims.

                  Market Discount. If the holder of a Bondholder Unsecured Claim purchased a GenTek 11% Note at a price less than the GenTek 11% Note's principal amount, such difference would constitute "market discount" for U.S. federal income tax purposes. Any gain recognized by such holder on the receipt of the New Securities and the interest in the Preference Claim Litigation Trust in respect of the Bondholder Unsecured Claims pursuant to the Plan should be treated as ordinary income to the extent of any market discount accrued on the GenTek 11% Notes by a holder of a Bondholder Unsecured Claim on or prior to the Effective Date. Any additional accrued but unrecognized market discount should carry over to any New Securities received in exchange, and should be allocated among such New Securities based upon their relative fair market value as of the effective date. Any gain recognized by such holder on a subsequent taxable disposition of such New Securities would be treated as ordinary income to the extent of such accrued but unrecognized market discount.

                           (e) Holders of California Tort Claims (Class 10)

                  If Class 10 Acceptance is obtained, the consummation of the Plan generally should not be a taxable event for a holder of a California Tort Claim who does not receive a distribution of property on account of such claim. However, because the law is unclear in this area, holders of California Tort Claims should consult their tax advisors regarding any tax consequences to them of the consummation of the Plan.

                  Alternatively, if Class 10 Acceptance is not obtained, the tax consequences of payments received by holders of California Tort Claims will depend upon the individual nature of each Claim and the particular facts and circumstances applicable to the holder of such claim. To the extent that the receipt of Cash, New GenTek Common Stock, New GenTek Warrants, and an interest in the Preference Claim Litigation Trust in respect of a California Tort Claim pursuant to the Plan constitutes payment of damages on account of personal physical injuries or physical sickness under Section 104 of the Code, such payment should be excluded from such holder's gross income, except to the extent that the payments are attributable to medical expense deductions allowed under Section 213 of the Code for a prior taxable year. In all other cases, depending on the origin and nature of the relevant California Tort Claim, its character in the hands of the holder, and whether the holder has already claimed a deduction or loss with respect to such Claim, any gain or loss with respect to the receipt of Cash, New GenTek Common Stock, New GenTek Warrants, and an interest in the Preference Claim Litigation Trust in respect of such Claim pursuant to the Plan will generally be treated as capital gain or loss, or ordinary income or deduction. For purposes of determining such gains or losses, the value of the New GenTek Common Stock, New GenTek Warrants, and the interest in the Preference Claim Litigation Trust received pursuant to the Plan will be equal to their fair market value as of the Effective Date.

                  In addition, a holder's tax basis in the New GenTek Common Stock and New GenTek Warrants received in respect of its California Tort Claims should generally be equal to the fair market value of such New Security on the Effective Date. The holding period for any New Securities received pursuant to the Plan should begin on the day after the Effective Date.

                  Because the tax consequences depend on the specific facts and circumstances associated with each individual Claim, holders of California Tort Claims should consult their tax advisors regarding the tax consequences of the Plan to their particular situation.

                           (f) Holders of Pennsylvania Tort Claims (Class 11)

                  The tax consequences of payments received by holders of Pennsylvania Tort Claims will depend upon the individual nature of each Claim and the particular facts and circumstances applicable to the holder of such claim.

                  If Class 11 Acceptance is obtained, to the extent that the receipt of Cash and the Pennsylvania Tort Claim Note pursuant to the Plan constitutes payment of damages on account of personal physical injuries or physical sickness under Section 104 of the Code, such payment (including payments on the Pennsylvania Tort Claim Note) should be excluded from such holder's gross income, except to the extent that the payment is attributable to medical expense deductions allowed under Section 213 of the Code for a prior taxable year. In all other cases, depending on the origin and nature of the relevant Pennsylvania Tort Claim, its character in the hands of the holder, whether there is any imputed interest from the Pennsylvania Tort Claim Note, and whether the holder has already claimed a deduction or loss with respect to such Claim, any gain or loss with respect to the receipt of Cash and the Pennsylvania Tort Claim Note (and any payments received on such note) in respect of such Claim pursuant to the Plan will generally be treated as capital gain or loss, or ordinary income or deduction.

                  Alternatively, if Class 11 Acceptance is not obtained, the tax consequences of payments received by holders of Pennsylvania Tort Claims will be substantially similar to the tax consequences to the holders of California Tort Claims if Class 10 Acceptance is not obtained (see "--U.S. Federal Income Tax Consequences to Claim Holders -- Holders of California Tort Claims (Class 10)" above).

                  Because the tax consequences depend on the specific facts and circumstances associated with each individual Claim, holders of Pennsylvania Tort Claims should consult their tax advisors regarding the tax consequences of the Plan to their particular situation.

                  3. Preference Claim Litigation Trust

                  The assignment by GenTek of the Preference Rights to the Preference Claim Litigation Trust on behalf of the holders of Class 4, 5, 7, 8, 9, 10 (if Class 10 Acceptance is not obtained), and 11 (if Class 11 Acceptance is not obtained) Claims, as applicable, should be treated as if (i) GenTek transferred directly to such holders their proportionate share, if any, of such consideration and (ii) such holders transferred such proportionate share of such consideration to the Preference Claim Litigation Trust in exchange for their beneficial interests in the Preference Claim Litigation Trust. GenTek believes that the Preference Claim Litigation Trust should be treated as a "grantor trust" for U.S. federal income tax purposes with the holders of Class 4, 5, 7, 8, 9, 10 (if Class 10 Acceptance is not obtained) and 11 (if Class 11 Acceptance is not obtained) Claims, as applicable, being treated as the owners thereof and being allocated their proportionate share of any income or expenses of the Preference Claim Litigation Trust in accordance with their beneficial interests in the Preference Claim Litigation Trust. The character of items of income, deduction and credit to any holder and the ability of such holder to benefit from any deduction or losses may depend on the particular situation of such holder.

                  The U.S. federal income tax consequences of holding an interest in the Preference Claim Litigation Trust are not dependent upon whether the Preference Claim Litigation Trust distributes any cash or other proceeds. A holder of an interest in the Preference Claim Litigation Trust may incur a U.S. federal income tax liability even if the Preference Claim Litigation Trust has not made, or will not make, any concurrent or subsequent distributions to the holder. If a holder incurs a U.S. federal tax liability but does not receive distributions commensurate with the taxable income allocated to it, the holder may be entitled to a subsequent or offsetting loss.

                  4. Information Reporting and Backup Withholding

                  Certain payments, including certain payments of Claims pursuant to the Plan, payments of interest on the New Senior Term Notes, payments of dividends, if any, on the New GenTek Common Stock and the proceeds from the sale or other taxable disposition of the New Securities, may be subject to information reporting to the IRS. Moreover, such reportable payments may be subject to backup withholding unless the taxpayer: (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

                  5. Importance of Obtaining Professional Tax Assistance

                  THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

B. Certain Canadian Federal Income Tax Consequences of the Plan to Noma Company and Canadian Holders of Claims

                  THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN ANTICIPATED CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS PROPOSED BY THE PLAN TO NOMA COMPANY AND HOLDERS OF CLAIMS AGAINST NOMA COMPANY THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN. THIS SUMMARY IS PROVIDED FOR INFORMATION PURPOSES ONLY AND IS BASED ON THE INCOME TAX ACT (CANADA) (THE "ITA"), THE REGULATIONS THEREUNDER, JUDICIAL AUTHORITIES, AND CURRENT PUBLISHED ADMINISTRATIVE RULINGS AND PRACTICE OF THE CANADA CUSTOMS AND REVENUE AGENCY ("CCRA"), ALL AS IN EFFECT PRIOR TO THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECTS THAT COULD ADVERSELY AFFECT THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES DESCRIBED BELOW.

                  THIS SUMMARY DOES NOT ADDRESS ALL ASPECTS OF CANADIAN FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM IN LIGHT OF ITS PARTICULAR FACTS AND CIRCUMSTANCES OR TO CERTAIN TYPES OF HOLDERS OF CLAIMS SUBJECT TO SPECIAL TREATMENT UNDER THE ITA (FOR EXAMPLE, NON-CANADIAN RESIDENT TAXPAYERS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, AND THOSE HOLDING CLAIMS THROUGH A PARTNERSHIP). THIS SUMMARY APPLIES ONLY TO HOLDERS OF CLAIMS AGAINST NOMA COMPANY THAT, FOR PURPOSES OF THE ITA, ARE RESIDENTS OF CANADA, DEAL AT ARM'S LENGTH WITH GENTEK AND NOMA COMPANY, AND HOLD THEIR CLAIMS AS CAPITAL PROPERTY (GENERALLY, PROPERTY HELD FOR INVESTMENT). IN ADDITION, THIS SUMMARY DOES NOT DISCUSS ANY ASPECTS OF PROVINCIAL, LOCAL, OR NON-CANADIAN TAXATION AND DOES NOT ADDRESS THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS THAT ARE UNIMPAIRED UNDER THE PLAN.

                  A SUBSTANTIAL AMOUNT OF TIME MAY ELAPSE BETWEEN THE DATE OF THIS DISCLOSURE STATEMENT AND THE RECEIPT OF A FINAL DISTRIBUTION UNDER THE PLAN. EVENTS SUBSEQUENT TO THE DATE OF THIS DISCLOSURE STATEMENT, SUCH AS ADDITIONAL TAX LEGISLATION, COURT DECISIONS, OR ADMINISTRATIVE CHANGES, COULD AFFECT THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREUNDER. NO RULING WILL BE SOUGHT FROM CCRA WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED BY GENTEK OR NOMA COMPANY WITH RESPECT THERETO. ACCORDINGLY, EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CANADIAN FEDERAL, PROVINCIAL, LOCAL, AND NON-CANADIAN TAX CONSEQUENCES OF THE PLAN TO SUCH HOLDER.

                  1. Canadian Federal Income Tax Consequences to Noma Company

                           (a) Debt Forgiveness Rules

                  Under the ITA, there are significant tax consequences where debt owing by a Canadian taxpayer is, or is deemed to be, settled, extinguished or forgiven. Noma Company will have a substantial amount of such debt forgiveness for purposes of the ITA (referred to below as the "forgiven amount") upon implementation of the Plan.

                  Noma Company will be required to apply the forgiven amount first to reduce its Canadian income tax attributes, including any tax loss carryforwards and tax basis in most types of assets. It is expected that Noma Company's tax attributes will be substantially eliminated, and that there will still be a substantial forgiven amount that remains unapplied. One half of that remaining unapplied forgiven amount will be included in computing the taxable income of Noma Company for its taxation year in which the debt forgiveness occurs. However, Noma Company may be entitled under the ITA to a "deduction for insolvency" to offset against this income inclusion, as described below.

                  The "deduction for insolvency" will be determined based on the financial and balance sheet position of Noma Company and the fair market value of its assets at the end of its taxation year in which the debt forgiveness occurs. The computation of the deduction for insolvency is complex and is not described in detail here. Generally, provided that the fair market value of Noma Company's assets (including intangible assets such as business goodwill and including its federal and provincial income and capital tax installments paid for the year) is not greater than its book liabilities (including inter-company debts) at that time (and assuming that Noma Company has not made any distributions to its shareholder in the 12-month period preceding the end of the year), Noma Company should be entitled to a deduction for insolvency that fully or substantially offsets the income inclusion described above.

                           (b) Acquisition of Control

                  It is not clear whether or not there will be an acquisition of control of Noma Company by a "group of persons" for purposes of the ITA, because this depends on whether the major shareholders of Reorganized GenTek will act together or in concert to control Reorganized GenTek. In any event, because Noma Company's tax attributes are expected to be substantially eliminated by virtue of the debt forgiveness rules, any acquisition of control of Noma Company should not have a significant impact on Noma Company's tax position, other than a deemed taxation year end.

                  2. Canadian Federal Income Tax Consequences to Canadian Resident Holders of Claims Against Noma Company

                           (a) Foreign Currency Translation

                  All amounts, including the cost of Claims and the proceeds of disposition of Claims and the cost of New Securities must be determined in Canadian dollars at applicable exchange rates for purposes of the ITA at the time of acquisition of the Claim or the Effective Time, respectively. Such amounts will be affected by fluctuations in Canadian dollar exchange rates.

                           (b) Holders of Tranche B Lender Secured Claims,
General Unsecured Claims and Trade Vendor Claims Against Noma Company ("Noma Claims")

                  The receipt of Cash, New Senior Term Notes, and New GenTek Common Stock in respect of the Noma Claims pursuant to the Plan will be treated as a taxable disposition of the Noma Claims for Canadian federal income tax purposes. Accordingly, a holder of Noma Claims should recognize a capital gain (or loss) equal to the amount by which (1) the amount of Cash, the fair market value of the New Senior Term Notes, the fair market value of the New GenTek Common Stock (each determined as of the Effective Date) received in respect of its Noma Claims exceeds (or is exceeded by) (2) the holder's adjusted cost base of its Noma Claims.

                  A holder's cost for purposes of the ITA of each New Security received in respect of its Noma Claims should generally be equal to the fair market value of each such New Security on the Effective Date.

                  All accrued interest on the Noma Claims to the Effective Date will be required to be included in computing taxable income of the holder for its taxation year that includes the Effective Date if not already included in a prior year. The Plan provides, and GenTek and Noma Company intend to take the position, that no portion of the consideration distributed to holders of the Noma Claims pursuant to the Plan is allocable to accrued and unpaid interest on the Noma Claims. This allocation should be respected for the holder's Canadian federal income tax purposes. To the extent that a holder has included interest in computing its taxable income that is not received on or before the Effective Date, the holder should generally be entitled to an offsetting deduction in computing the holder's income for its taxation year that includes the Effective Date.

                  3. Importance of Obtaining Professional Tax Assistance

                  THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE CANADIAN FEDERAL, PROVINCIAL, LOCAL AND NON-CANADIAN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

          X. FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS

A.       Feasibility of the Plan

                  In connection with confirmation of the Plan, the Bankruptcy Court will be required to determine that the Plan is feasible pursuant to
Section 1129(a)(11) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

                  To support their belief in the feasibility of the Plan, the Debtors have relied upon the Projections, which are annexed to this Disclosure Statement as Appendix B.

                  The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations and to fund their operations. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of Section 1129(a)(11) of the Bankruptcy Code.

                  The Projections are based upon numerous assumptions that are an integral part of the Projections, including, without limitation, confirmation and consummation of the Plan in accordance with its terms; realization of the Debtors' operating strategy for the Reorganized Debtors; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, including environmental legislation or regulations, exchange rates or generally accepted accounting principles; general business and economic conditions; competition; adequate financing; absence of material contingent or unliquidated litigation, indemnity or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtors and some or all of which may not materialize. To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and the assumptions on which they are based are considered reasonable by the Debtors, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only an estimate that are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by the Debtors or any other Person that the results set forth in the Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The projected financial information contained herein should not be regarded as a representation or warranty by the Debtors, the Debtors' advisors or any other Person that the Projections can or will be achieved. The Projections should be read together with the information in Article VII of this Disclosure Statement entitled "Certain Factors to be Considered," which sets forth important factors that could cause actual results to differ from those in the Projections.

                  GenTek is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports and other information with the SEC relating to its businesses, financial statements and other matters. Such filings do not and will not include projected financial information. The Debtors do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

                  SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This Disclosure Statement and the Projections contained herein include "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Disclosure Statement are forward-looking statements, including, without limitation, financial projections, the statements, and the underlying assumptions, regarding the timing of, completion of and scope of the current restructuring, the Plan, bank financing, debt and equity market conditions, the cyclicality of the Debtors' industry, current and future industry conditions, the potential effects of such matters on the Debtors' business strategy, results of operations or financial position, the adequacy of the Debtors' liquidity and the market sensitivity of the Debtors' financial instruments. The forward-looking statements are based upon current information and expectations. Estimates, forecasts and other statements contained in or implied by the forward-looking statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to evaluate and predict. Although the Debtors believe that the expectations reflected in the forward-looking statements are reasonable, parties are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Certain important factors that could cause actual results to differ materially from the Debtors' expectations or what is expressed, implied or forecasted by or in the forward-looking statements include developments in the Chapter 11 Case, adverse developments in the timing or results of the Debtors' business plan (including the time line to emerge from Chapter 11), the timing and extent of changes in commodity prices and global economic conditions, industry production capacity and operating rates, the supply-demand balance for the Debtors' products, competitive products and pricing pressures, the Debtors' ability to obtain raw materials at acceptable prices, in a timely manner and on acceptable terms, federal and state regulatory developments, the Debtors' financial leverage, motions filed or actions taken in connection with the bankruptcy proceedings, the availability of skilled personnel, the Debtors' ability to attract or retain high quality employees and operating hazards attendant to the industry. Additional factors that could cause actual results to differ materially from the Projections or what is expressed, implied or forecasted by or in the forward-looking statements are stated herein in cautionary statements made in conjunction with the forward-looking statements or are included elsewhere in this Disclosure Statement.

B.       Acceptance of the Plan

                  As a condition to Confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

                  Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds ((2)/3) in dollar amount and more than one-half (1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, holders of Claims in each of Classes 4, 5, 6, 7, 8, 9, 10 and 11, will have voted to accept the Plan only if two-thirds ((2)/3) in amount and a majority in number of the Claims actually voting in each Class cast their ballots in favor of acceptance. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan.

C.       Best Interests Test

                  As noted above even if a plan is accepted by each class of claims and interests the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all holders of claims or interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in Section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

                  To calculate the probable distribution to holders of each impaired class of claims and interests if the debtor were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its Chapter 11 case were converted to a Chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

                  The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 case. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtors in its Chapter 11 case (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 cases, litigation costs and claims arising from the operations of the debtor during the pendency of the Chapter 11 case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity security interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby significantly enlarge the total pool of unsecured claims by reason of resulting rejection damages claims.

                  Once the bankruptcy court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the plan, then the plan is not in the best interests of creditors and equity security holders.

D.       Liquidation Analysis

                  For purposes of the Best Interest Test, in order to determine the amount of liquidation value available to Creditors, the Debtors, with the assistance of their financial advisor, Lazard, prepared a liquidation analysis, annexed hereto as Appendix E (the "Liquidation Analysis"), which concludes that in a Chapter 7 liquidation, holders of prepetition unsecured Claims would receive less of a recovery than the recovery they would receive under the Plan and, potentially, no recovery whatsoever. In the case of Noma Company, the Liquidation Analysis concludes that in a Chapter 7 liquidation or similar proceedings in Canada, holders of unsecured Claims would receive no recovery. These conclusions are premised upon the assumptions set forth in Appendix E , which the Debtors and Lazard believe are reasonable.

                  Notwithstanding the foregoing, the Debtors believe that any liquidation analysis with respect to the Debtors is inherently speculative. The liquidation analysis for the Debtors necessarily contains estimates of the net proceeds that would be received from a forced sale of assets and/or business units, as well as the amount of Claims that would ultimately become Allowed Claims. Claims estimates are based solely upon the Debtors' incomplete review of the Claims filed and the Debtors' books and records. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis. In preparing the liquidation analysis, the Debtors have projected an amount of Allowed Claims that represents their best estimate of the Chapter 7 liquidation dividend to holders of Allowed Claims. The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

                  In the absence of the compromises and settlements reflected in the Plan, the Creditors Committee and the Existing Lenders may each have different views as to the assumptions and estimates contained in the Liquidation Analysis. By supporting the Plan, neither the Existing Lenders nor the Creditors Committee waives its right to assert alternative positions if the Plan is not consummated.

E.       Valuation of the Reorganized Debtors

                  The reorganization value of the Reorganized Debtors (including Noma Company) is assumed for the purposes of the Plan to be between approximately $500.0 million to $600.0 million, with a midpoint value of $550.0 million. Based upon the reorganization value of the Debtors' businesses and total debt of $267.5 million, the assumed range of equity values for the Reorganized Debtors approximates $232.5 million and $332.5 million, with a midpoint value of $282.5 million. Assuming a distribution of 10 million shares upon consummation of the Plan, the imputed estimate of the range of equity value on a per share basis is $23.25 to $33.25, with a midpoint of $28.25. Further, the Plan assumes the enterprise value of Reorganized Noma Company to be between approximately $65.0 million and $85.0 million, with a midpoint of $75.0 million.

                  Based on the assumed range of stock prices per share for the New GenTek Common Stock, a value per warrant can be estimated for the New GenTek Warrants. In performing this calculation, the Debtors' financial advisor utilized the Black-Scholes valuation methodology, which requires a number of assumptions in addition to those specific to the New GenTek Warrants. In particular, the three principal assumptions underlying the Black-Scholes methodology relate to the risk-free rate of return, maturity and volatility of the stock underlying the warrants.

                  Using the midpoint value per share for the New GenTek Common Stock and other important assumptions, the Black-Scholes model yields a value for (1) the New Tranche A Warrants, which have an exercise price of $58.50 per share, of $5.14 per warrant (total value of $6.0 million); (2) the New Tranche B Warrants, which have an exercise price of $64.50 per share, of $8.24 per warrant (total value of $5.1 million); and (3) the New Tranche C Warrants, which have an exercise price of $71.11 per share, of $10.78 per warrant (total value of $3.3 million).

                  The foregoing valuations are based on a number of measured assumptions, including a successful reorganization of the Debtors' business and finances in a timely manner, the achievement of the forecasts reflected in the Projections, the availability of certain tax attributes, the outcome of certain expectations regarding market conditions and the Plan becoming effective in accordance with its terms. The estimates of value represent hypothetical reorganization values of the Reorganized Debtors as the continuing operator of their businesses and assets and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any assets or securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of operating businesses such as the Debtors' businesses, is subject to uncertainties and contingencies that are difficult to predict, and will fluctuate with changes in factors affecting the financial condition and prospects of such businesses.

                  In the absence of the compromises and settlements reflected in the Plan, the Creditors Committee and the Existing Lenders may each have different views as to valuation. By supporting the Plan, neither the Creditors Committee nor the Existing Lenders waives its right to assert alternative theories of valuation if the Plan is not consummated.

F. Application of the "Best Interests" of Creditors Test to the Liquidation Analysis and the Valuation

                  It is impossible to determine with any specificity the value each holder of a General Unsecured Claim will receive as a percentage of its Allowed Claim. This difficulty in estimating the value of recoveries for such holders is due to, among other things, the lack of any public market for the New GenTek Common Stock, which is the primary component of their recovery under the Plan.

                  Notwithstanding the difficulty in quantifying recoveries with precision, the Debtors believe that the financial disclosures and projections contained herein imply a greater or equal recovery to holders of Claims in Impaired Classes than the recovery available in a Chapter 7 liquidation. Accordingly, the Debtors believe that the "best interests" test of Section 1129 of the Bankruptcy Code is satisfied.

G. Confirmation Without Acceptance of All Impaired Classes: The "Cramdown" Alternative

                  In view of the deemed rejection by holders of Classes 12, 13, 14, 15 and 16, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. The Debtors further reserve the right to seek confirmation of the Plan with respect to the Claims in Classes 4, 5, 6, 7, 8, 9, 10 and 11 in the event the holders of such Claims vote to reject the Plan. Specifically, Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. The Bankruptcy Court may confirm a plan at the request of the debtors if the plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has not accepted the plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

                  The Debtors believe the Plan does not discriminate unfairly with respect to the Claims and Interests in Classes 12, 13, 14, 15 and 16. Such Classes include Claims or Interests that are subordinated to other Claims under Section 510(b) or (c) of the Bankruptcy Code or Section 726(a)(2)(C),
(a)(3) (a)(4) or (a)(5) of the Bankruptcy Code as incorporated into Section 1129(a)(7) of the Bankruptcy Code, or are otherwise not entitled to payment under the absolute priority rule until all other Creditors have been paid in full. Thus, because all holders of Claims and Interests in Classes 12, 13, 14, 15 and 16 are similarly treated, there is no unfair discrimination with respect to such holders or Claims and Interests.

                  A plan is fair and equitable as to a class of unsecured claims that rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

                  A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest or (b) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.

                  The Debtors believe that they will meet the "fair and equitable" requirements of Section 1129(b) of the Bankruptcy Code with respect to holders of Claims in Classes 12, 13 and 14 and holders of Interests in Classes 15 and 16 in that no holders of junior claims or interests will receive distributions under the Plan.

                  As to Classes 4, 5, 6, 7, 8, 9, 10 and 11, in the event it becomes necessary to "cramdown" the Plan over the rejection of any such Classes, the Debtors will demonstrate at the Confirmation Hearing that the Plan does not discriminate unfairly and is fair and equitable with respect to such Classes. The fair and equitable test set forth above for unsecured claims applies to Classes 7, 8, 9, 10 and 11. The fair and equitable test for secured claims, which is applicable to each of the Existing Lender Secured Claims, the Tranche B Lender Secured Claims, and the Other Secured Claims in Classes 4, 5 and 6 respectively, is that the plan provides (a) that the holders of secured claims retain the liens in the property securing such claims to the extent of the allowed amount of such claims, and that the holders of such claims receive on account of such claims deferred cash payments totaling at least the allowed amount of such claims, of a value, as of the effective date of the plan, of at least the value of such holders' interest in the estate's interest in such property, (b) for the sale of any property subject to the liens securing such claims, free and clear of such liens, with the liens attaching the proceeds of such sale, and such liened proceeds being treated either pursuant to (a) or
(c), or (c) for the realization by such holders of the indubitable equivalent of such claims. The treatment the Plan proposes for the Existing Lender Secured Claims and the Tranche B Lender Secured Claims in Classes 4 and 5, respectively, has been negotiated by the Debtors and the Existing Lender Agent. The Debtors believe that the holders of Claims in such Classes will vote to accept the Plan by the requisite amounts. As to Class 6, in the event any sub-Class thereof votes against the Plan, the treatment proposed satisfies the fair and equitable test and can be crammed down, if necessary.

        XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

                  The Debtors believe that the Plan affords holders of Claims in Classes 4, 5, 6, 7, 8, 9, 10 and 11 the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders. If, however, the requisite acceptances are not received, or the Plan is not confirmed and consummated, the theoretical alternatives include
(a) formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

A.       Alternative Plan(s) of Reorganization

                  If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors (or, if the Debtors' exclusive periods in which to file and solicit acceptances of a plan of reorganization have expired, any other party in interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets.

                  The Debtors believe that the Plan enables Creditors to realize the greatest possible value under the circumstances and, has the greatest chance to be confirmed and consummated.

B.       Liquidation under Chapter 7 or Chapter 11

                  If no plan is confirmed, the Debtors' cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution in accordance with the priorities established by the Bankruptcy Code, with similar proceedings for Noma Company in Canada. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

                  The Debtors believe that in a liquidation under Chapter 7, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' Estates. The assets available for distribution to Creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, arising by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets. More importantly, as set forth in Appendix E , conversion to a Chapter 7 liquidation would likely result in the immediate cessation of the Debtors' businesses, as most Chapter 7 trustees are disinclined to continue operations.

                  The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors' assets could theoretically be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7, thus resulting in a potentially greater recovery. Conversely, to the extent the Debtors' businesses incur operating losses, the Debtors efforts to liquidate their assets over a longer period of time could theoretically result in a lower net distribution to Creditors than they would receive through a Chapter 7 liquidation. Nevertheless, because there would be no need to appoint a Chapter 7 trustee and hire new professionals, a Chapter 11 liquidation might be less costly than a Chapter 7 liquidation and thus provide larger net distributions to Creditors than in a Chapter 7 liquidation. Any recovery in a Chapter 11 liquidation, while potentially greater than in a Chapter 7 liquidation, would also be highly uncertain.

                  Although preferable to a Chapter 7 liquidation, the Debtors believe that any alternative liquidation under Chapter 11 is a much less attractive alternative to Creditors than the Plan because of the greater return anticipated by the Plan.

                   XII. THE SOLICITATION; VOTING PROCEDURES

A.       Parties in Interest Entitled to Vote

                  In general, a holder of a claim or interest may vote to accept or to reject a plan if (a) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (b) the claim or interest is "impaired" by the plan.

                  Under Section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (a) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

                  If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

B.       Classes Entitled to Vote to Accept or Reject the Plan

                  Holders of Claims in Classes 4, 5, 6, 7, 8, 9, 10 and 11 are entitled to vote to accept or reject the Plan. By operation of law, each unimpaired Class of Claims is deemed to have accepted the Plan and each impaired Class of Claims or Interests that will receive nothing under the Plan is deemed to have rejected the Plan and, therefore, the holders of Claims or Interests in such Classes are not entitled to vote to accept or reject the Plan. Consequently, Classes 1, 2 and 3 are deemed to have accepted the Plan and Classes 12, 13, 14, 15 and 16 are deemed to have rejected the Plan and, therefore, none of the holders of Claims or Interests in such Classes are entitled to vote to accept or reject the Plan.

C.       Solicitation Order

                  On [__], the Bankruptcy Court entered an order that, among other things, determines the dates, procedures and forms applicable to the process of soliciting votes on the Plan and establishes certain procedures with respect to the tabulation of such votes (the "Solicitation Order"). Parties in interest may obtain a copy of the Solicitation Order by making written request upon the Debtors' counsel or may access a copy on the Debtors' website, at http://www.gentek-global.com. A similar order was granted by the Canadian Court on [__] with respect to the voting of Canadian Claims. A copy of this order can also be found on the Debtors' website.

D.       Waivers of Defects, Irregularities, Etc.

                  Unless otherwise directed by the Bankruptcy Court or the Canadian Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of ballots will be determined by the Voting Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated below under "Withdrawal of ballots; Revocation," effective withdrawals of ballots must be delivered to the Voting Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular ballot. The interpretation (including the ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E.       Withdrawal of Ballots; Revocation

                  Any party who has delivered a valid ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (a) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (b) be signed by the withdrawing party in the same manner as the ballot being withdrawn, (c) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (d) be received by the Voting Agent in a timely manner at Logan & Company, Inc., 546 Valley Road, Upper Montclair, New Jersey 07043. The Debtors intend to consult with the Voting Agent to determine whether any withdrawals of ballots were received and whether the requisite acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of ballots.

                  Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast ballot.

                  Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed ballot may revoke such ballot and change his or its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed ballot is received, only the ballot which bears the latest date will be counted for purposes of determining whether the requisite acceptances have been received.

F.       Special Instructions for holders of Bondholder Unsecured Claims

                  If you are the holder of any of a Bondholder Unsecured Claim, or if you are acting on behalf of the holder of any of such claims, please carefully review the special instructions that accompany your ballot. The special instructions may not be consistent with the general instructions contained herein. In the event of an inconsistency, the special instructions that accompany your ballot should be followed.

G.       Voting Rights of Disputed Claimants

                  Holders of Disputed Claims in Classes 7, 8, 10 and 11 whose Claims are (a) asserted as wholly unliquidated or wholly contingent in Proofs of Claim filed prior to the Voting Record Date or (b) whose Claims are asserted in Proofs of Claim as to which an objection to the entirety of the Claim is pending as of the Voting Record Date (collectively, the "Disputed Claimants") are not permitted to vote on the Plan except as provided in the Solicitation Order. Pursuant to the procedures outlined in the Solicitation Order, Disputed Claimants may obtain a ballot for voting on the Plan only by filing a motion under Bankruptcy Rule 3018(a) seeking to have their Claims temporarily allowed for voting purposes (a "Rule 3018 Motion"). Any such Rule 3018 Motion must be filed with the Bankruptcy Court and served upon the Debtors' counsel and the Voting Agent by no later than [__] at [__] p.m. Eastern Time (the "Rule 3018 Motion Deadline"). Any party timely filing and serving a Rule 3018 Motion will be provided a ballot and be permitted to cast a provisional vote to accept or reject the Plan. If and to the extent that the Debtors and such party are unable to resolve the issues raised by the Rule 3018 Motion prior to the [__] Voting Deadline established by the Bankruptcy Court, then at the Confirmation Hearing the Bankruptcy Court will determine whether the provisional ballot should be counted as a vote on the Plan. Nothing herein affects the Debtors' right to object to any Proof of Claim after the Voting Record Date. With respect to any such objection, the Debtors may request that any vote cast by the holder of the Claim subject to the objection be disallowed and not counted in determining whether the requirements of Section 1126(c) of the Bankruptcy Code have been met.

H.       Further Information; Additional Copies

                  If you have any questions or require further information about the voting procedures for voting your Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or in the case of holders of California Tort Claims and Pennsylvania Tort Claims a copy of the approved summary, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d) or the Solicitation Order), please contact the Voting Agent at:

                  LOGAN & COMPANY, INC.
                  546 VALLEY ROAD
                  UPPER MONTCLAIR, NEW JERSEY 07043
                  ATTENTION: ANNA MULRENAN
                  TELEPHONE: (973) 509-3190

                         RECOMMENDATION AND CONCLUSION

                  For all of the reasons set forth in this Disclosure Statement, the Debtors believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Claims in Classes 4, 5, 6, 7, 8, 9, 10 and 11 to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED on or before [__] p.m. Eastern Time on the Voting Deadline.

Dated:   August 21, 2003

                                    GenTek
                                    (for itself and on behalf of GenTek
                                    and the Subsidiary Debtors)

                                    By:      /s/ Matthew R. Friel
                                             --------------------------
                                    Name:    Matthew R. Friel
                                    Title:   Vice President and Chief
                                             Financial Officer


                                    Noma Company
                                    (for itself)
                                    By:      /s/ Matthew R. Friel
                                             --------------------------
                                    Name:    Matthew R. Friel
                                    Title:   Vice President

D. J. Baker
Rosalie Walker Gray
Adam S. Ravin
SKADDEN, ARPS, SLATE, MEAGHER
& FLOM LLP
Four Times Square
New York, New York 10036-6522
Telephone: (212) 735-3000
Fax: (212) 735-2000

Mark S. Chehi (I.D. No. 2855)
Jane M. Leamy (I.D. No. 4113)
SKADDEN, ARPS, SLATE, MEAGHER
& FLOM LLP
One Rodney Square
Wilmington, Delaware 19899
Telephone: (302) 651-3000
Fax: (302) 651-3001

Attorneys for Debtors and
Debtors-in-Possession
(excluding Noma Company)

Domenic E. Pacitti (I.D. No. 3989)
J. Kate Stickles (I.D. No. 2917)
SAUL EWING LLP
P.O. Box 1266
222 Delaware Avenue
Wilmington, Delaware  19899
Telephone:  (302) 421-6800
Fax:  (302) 421-6813

Attorneys for Debtor
Debtor-in-Possession Noma Company

-and-

Neil B. Glassman (I.D. No. 2087) Charlene D. Davis (I.D.
No. 2336) THE BAYARD FIRM 222 Delaware Avenue, Suite 900
Wilmington, Delaware 19899  Telephone: (302) 655-5000Fax:
(302) 658-6395

Attorneys for Debtor and
Debtor-in-Possession GenTek Inc.
regarding Noma Company and for Debtors and Debtors-in-Possession other than Noma Company regarding certain matters

                                  APPENDIX A

  JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
                      OF GENTEK, et al., AND NOMA COMPANY

                                  APPENDIX B

                        PRO FORMA FINANCIAL PROJECTIONS

GenTek Inc.
Projected Consolidated Statement of Operations
($ in millions)

                                     -----------------   -------------------------------------------
                                          Actual                           Projected
                                     -----------------   -------------------------------------------
                                                                    Fiscal Year 2003
                                                         -------------------------------------------
                                     Fiscal Year Ended            Reorgan-
                                     ------------------  9 Months  ization     Adjusted   3 Months
                                     12/31/01  12/31/02  9/30/03  Adjustments  9 Months   12/31/03
                                     --------  --------  -------- -----------  --------   --------

Net Revenues                          $1,244   $1,129      $813       $0         $813         $254
Cost of Sales                            963      899       644        -          644          192
                                     --------  --------  -------- -----------  --------   --------
 Gross Profit                            282      230       169        0          169           62
Total SG&A                               207      168       128        -          128           43
                                     --------  --------  -------- -----------  --------   --------
Operating Income                         $75      $62       $41       $0          $41          $19

Other (Inc)/Exp                           (1)      (2)       (0)       0           (0)          (0)
Adjusted EBIT                            $75      $63       $41       $0          $41          $19

DVW Closure Costs                         $0       $0        $6       $0           $6           $2
Severance and Restructuring
  Cost                                   247       79        27        0           27            0
Ch 11 Advisory Fees                        0       13        16        0           16            0
KERP and Other Retention                   0        3         8        0            8            3
Fresh Start Adjustments                    0        0         0      (26)         (26)           0
Gain on Discharge of Debt                  0        0         0     (353)        (353)           0
Other Non-Recurring                        0      164         2        -            2            0
                                     --------  --------  -------- -----------  --------   --------
Plant Closure, Reorganization
  and Other Charges                      247      259        59     (379)        (320)           5
                                     --------  --------  -------- -----------  --------   --------
 EBIT                                  ($172)   ($196)     ($17)    $379         $361          $15

Interest Expense (Net)                    74       58         2        -            2            5
                                     --------  --------  -------- -----------  --------   --------
 Pre-Tax Profit                        ($246)   ($254)     ($19)    $379         $359          $10

Tax Expense (Benefit)                    (75)     107         4        -            4            4
                                     --------  --------  -------- -----------  --------   --------
 Net Income                            ($171)   ($361)     ($23)      $0         $355           $6


--------------------------------------------------------------------------------------------------
Adjusted EBITDA Reconciliation:(a)
Net Income                             ($171)   ($361)     ($23)    $379         $355          $6
 Tax Expense (Benefit)                   (75)     107         4        -            4           4
 Interest Expense (Net)                   74       58         2        -            2           5
 Plant Closure and Other Non-
   Recurring                             247      259        59     (379)        (320)          5
 D&A                                      66       46        34        -           34          10
                                     --------  --------  -------- -----------  --------   ---------
Adjusted EBITDA (a)                     $142     $109       $75       $0          $75         $30
---------------------------------------------------------------------------------------------------



Continued --











                                             -----------------------------------------------
                                                               Projected
                                             -----------------------------------------------



                                                          Fiscal Year Ended
                                             -----------------------------------------------
                                             12/31/04 12/31/05  12/31/06  12/31/07  12/31/08
                                             -------- --------  --------  --------  ---------
   Net Revenues                               $1,053   $1,098    $1,146    $1,180   $1,232
   Cost of Sales                                 810      836       864       885      920
                                             -------- --------  --------  --------  ---------
    Gross Profit                                 243      261       282       295      312

   Total SG&A                                    174      183       189       194      200
                                             -------- --------  --------  --------  ---------
   Operating Income                              $69      $79       $93      $102     $112
   Other (Inc)/Exp                                 1        1         1         1        1
   Adjusted EBIT                                 $69      $78       $93      $101     $111

   DVW Closure Costs                              $4       $3        $0        $0       $2
   Severance and Restructuring
     Cost                                          0        0         0         0        0
   Ch 11 Advisory Fees                             0        0         0         0        0
   KERP and Other Retention                        0        0         0         0        0
   Fresh Start Adjustments                         0        0         0         0        0
   Gain on Discharge of Debt                       0        0         0         0        0
   Other Non-Recurring                             0        -         -         0        -
                                             -------- --------  --------  --------  ---------
   Plant Closure, Reorganization                   4        3         -         0        2
     and Other Charges
                                             -------- --------  --------  --------  ---------
    EBIT                                         $65      $75       $93      $101     $110
    Interest Expense (Net)                        19       19        19        19       19
                                             -------- --------  --------  --------  ---------
    Pre-Tax Profit                               $46      $56       $74       $82      $91

    Tax Expense (Benefit)                         17       21        26        29       32
                                             -------- --------  --------  --------  ---------
    Net Income                                   $29      $35       $48       $53      $58

  ---------------------------------------------------------------------------------------------
   Adjusted EBITDA Reconciliation:(a)
   Net Income                                    $29      $35       $48       $53      $58
    Tax Expense (Benefit)                         17       21        26        29       32
    Interest Expense (Net)                        19       19        19        19       19
    Plant Closure and Other Non-
      Recurring                                    4        3         0         0        2
    D&A                                           47       48        49        50       51
                                             -------- --------  --------  --------  ---------
   Adjusted EBITDA (a)                          $116     $126      $142      $151     $162
   ------------------------------------------------------------------------------------------

GenTek Inc.
Projected Consolidated Balance Sheet
($ in millions)

                                     -----------------   ---------------------------------------------
                                          Actual                         Projected
                                     -----------------   ---------------------------------------------
                                                                      Fiscal Year 2003
                                     Historical Fiscal   -------------------------------------------
                                         Year Ended      Pre          Reorgani-     Reorg-
                                     -----------------   Emergence      ation       anized
                                     12/31/01  12/31/02  9/30/03     Adjustments   9/30/03   12/31/03
                                     --------  -------   ---------   -----------   -------   --------

Cash                                      $9     $133       $92       ($52)(b)         $40      $40
Net Receivables                          184      186       187          0             187      179
Net Inventories                          108      105       100          0             100       97
Other Current Assets                      53       27        22          -              22       22
                                     --------  -------   ---------   ---------     -------   --------
 Total Current Assets                   $354     $451      $401       ($52)           $349     $338

Net PP&E                                $359     $309      $291         $0            $291     $290

Goodwill / Value in Excess              $329     $128      $128       $152 (c)        $280     $280
Other LT Assets                          124       70        75          3 (d)         78       78
                                     --------  -------   ---------   ---------     -------   --------
Total LT Assets                         $811     $506      $493       $155            $649     $648

 Total Assets                         $1,165     $957      $895       $103            $998     $986
                                     ========  =======  ========     ========      ========   =======

Total Payables                          $100      $51       $49        ($2)(e)         $47      $43
Acccrued Liabilities                     136      128       119         (6)            114      110
Taxes Payable                              6        1         2          0               2        2
Def'd Tax Liab Current                     0        0         1          0               1        1
Current Portion LT Debt                   33       15        16          -              16       16
                                     --------  -------   ---------   ---------     -------   --------
 Total Current Liabilities              $275     $195      $186        ($8)           $179     $171

LT Debt                                 $800       $2        $2         $0              $2       $2
Exit Facility                              0        0         0         21 (b)          21       11
New Senior Term Notes                      0        0         0        250 (f)         250      250
Liab. Subj. to Compromise                  0    1,144     1,106     (1,106)(f)           0        0
Other LT Liabilities                     232      126       132        132 (f)         264      263
                                     --------  -------   ---------  ----------     -------   --------
 Total Other Liabilities              $1,032   $1,273    $1,239      ($702)           $537     $527

 Total Liabilities                    $1,307   $1,467    $1,426      ($710)           $716     $698

Capital Stock                             $3       $2        $2       $280 (g)        $282     $282
Other Comp Income                        (24)     (31)      (28)        28 (g)           0        0
Retained Earnings                       (121)    (482)     (505)       505 (g)           0        6
Other                                     (0)       0         (0)        0               -        -
                                     --------  -------   ---------   ---------     -------   --------
 Total Equity                          ($142)   ($510)    ($531)      $813            $282     $288

Total Liabilities And Equity          $1,165     $957      $895       $103            $998     $986
                                     ========  =======   ========    =========     ========  ========




Continued --


                                     -------------------------------------------------
                                                     Projected
                                     -------------------------------------------------


                                                    Fiscal Year Ended
                                     --------------------------------------------------
                                       12/31/04  12/31/05  12/31/06  12/31/07  12/31/08
                                       --------  --------  --------  --------  --------

Cash                                     $66         $92     $113      $143        $178
Net Receivables                          183         185      193       199         207
Net Inventories                          100         100      104       106         111
Other Current Assets                      22          22       22        22          22
                                     --------    --------  --------  --------  --------
 Total Current Assets                   $370        $399     $432      $470        $517

Net PP&E                                $294        $298     $302      $306        $311

Goodwill / Value in Excess              $280        $280     $280      $280        $280
Other LT Assets                          77           70       70        69          68
                                     --------    --------  --------  --------  --------
Total LT Assets                         $651        $648     $652      $656        $660

 Total Assets                         $1,021      $1,047   $1,084    $1,125      $1,177
                                     ========    ========  =======   ========  ========

Total Payables                           $61         $67      $70       $72         $75
Acccrued Liabilities                     106         106      104       102         100
Taxes Payable                              2           2        2         2           2
Def'd Tax Liab Current                     1           1        1         1           1
Current Portion LT Debt                   16          16       16        16          16
                                     --------    --------  --------  --------  --------
 Total Current Liabilities              $185        $192     $192      $192        $193

LT Debt                                   $2          $3       $3        $3          $3
Exit Facility                              0           0        0         0           0
New Senior Term Notes                    250         250      250       250         250
Liab. Subj. to Compromise                  0           0        0         0           0
Other LT Liabilities                     268         251      239       228         220
                                      --------   --------  --------  --------  --------
 Total Other Liabilities                $520        $504     $492      $480        $472

 Total Liabilities                      $705        $696     $684      $672        $665

Capital Stock                           $282        $282     $282      $282        $282
Other Comp Income                          0           0        0         0           0
Retained Earnings                         34          70      118       171         230
Other                                      -           -        -         -           -
                                     --------    --------  --------  --------  --------
 Total Equity                           $316        $352     $400      $453        $512

Total Liabilities And Equity          $1,021      $1,047   $1,084    $1,125      $1,177
                                      =======    ========  ========  ========  ========


GenTek Inc.
Projected Consolidated Statement of Cash Flows
($ in millions)

                                                                 ----------------------------------------------
                                                                                 Projected
                                                                 ----------------------------------------------
                                                                              Fiscal Year Ended
                                                       3 Months  ----------------------------------------------
                                                       12/31/03  12/31/04  12/31/05  12/31/06 12/31/07  12/31/08
                                                       --------  --------  --------  -------  --------  -------

Net Income                                                  $6       $29       $35      $48       $53      $58
Depreciation and Amortization                               10        47        48       49        50       51
Amortization of Financing Fee                                0         1         1        1         1        1
Goodwill Impaired                                            0         0         0        0         0        0
Changes in Working Capital:
 Accounts Receivable                                         9        (4)       (2)      (8)       (6)      (9)
 Inventories                                                 2        (3)       (1)      (4)       (2)      (5)
 Total Payables                                             (4)       18         7        3         2        3
 Acccrued Liabilities                                       (4)       (4)       (0)      (2)       (2)      (2)
 Taxes Payable                                              (0)        0         0        0         0        0
 Def'd Tax Liab Current                                      0         0         0        0         0        0
 Other Current Assets                                        0         0         0        0         0        0
Changes in Other LT Liab/ Assets (Pensions)                 (0)        4       (10)     (12)      (11)      (8)

                                                       --------  --------  --------  -------  --------  -------
Cash Flow From Operations                                  $20       $87       $78      $74       $84      $90
                                                       --------  --------  --------  -------  --------  -------

Capital Expenditures                                      ($11)     ($51)     ($52)    ($53)     ($54)    ($56)
Divestirture of Business                                     0         0         0        0         0        0
Other, Net                                                   2         0         0        0         0       (0)

                                                       --------  --------  --------  -------  --------  -------
Cash Flow From Investing                                   ($9)     ($51)     ($52)    ($53)     ($54)    ($56)
                                                       --------  --------  --------  -------  --------  -------

Changes in LT (Foreign) Debt                               ($0)       $0        $0       $0        $0       $0
Changes in Current Portion (Foreign)                         0         -         -        -         -        -
Changes in New Senior Term Notes                             0         0         0        0         0        0
Changes in Exit Facility                                   (10)      (11)        0        0         0        0
Changes in Equity                                           (0)        0         0        0         0        0

                                                       --------  --------  --------  -------  --------  -------
Cash Flow From Financing                                  ($10)     ($11)       $0       $0        $0       $0
                                                       --------  --------  --------  -------  --------  -------

Net Change in Cash                                          $0       $26       $26      $21       $30      $34
Beginning Cash Balance                                      40        40        66       92       113      143
Ending Cash Balance                                        $40       $66       $92     $113      $143     $178
                                                       ========  ========  ========  =======  ========  =======

                              UNAUDITED PRO FORMA

                        PROJECTED FINANCIAL INFORMATION

The Projections of the Company for the nine months ended September 30, 2003, the three months ended December 31, 2003, and the fiscal years ended December 31, 2004, 2005, 2006, 2007, and 2008 as set forth below are unaudited and should be read in conjunction with the assumptions, qualifications and footnotes set forth herein, the Disclosure Statement, the historical financial information (including the notes and schedules thereto) and other information set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended, and in the Quarterly Report on Form 10-Q for the three and six months ended June 30, 2003, each as previously filed with the Securities and Exchange Commission (the "SEC"), an excerpt of which is included in Appendix D to the Disclosure Statement. For comparative purposes, these Projections additionally include results for fiscal years 2001 and 2002, prepared on a similar basis. These historical figures have not been prepared in accordance with GAAP and should be read in conjunction with information set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended, and in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

The Company expects that the Effective Date of the confirmation of the Plan is likely to occur during the fourth quarter of fiscal 2003. For purposes of these Projections, the Effective Date is assumed to be September 30, 2003. These Projections were prepared to illustrate the estimated consolidated financial positions, results of operations, and cash flows of the Company following the Effective Date and take into account the estimated effects of the principles of "fresh start" accounting as required by the American Institute of Certified Public Accountants (the "AICPA") Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), that will apply on the Effective Date as they relate to the capitalization of the Company as outlined in the Plan. No estimate of the adjustments to the carrying values of the Debtors' other assets and liabilities has been included in the Projections.

In accordance with the principles of "fresh start" accounting, the Company will adjust the value of its assets and liabilities to their fair values as of the Effective Date with the excess of the Company's reorganization value over the fair value of its tangible and identifiable intangible assets and liabilities reported as excess reorganization value in its consolidated balance sheet. The net gain or loss from the discharge of its prepetition obligations (Liabilities Subject to Compromise) will be reflected in the Company's pre-emergence consolidated statement of operations as a component of reorganization items. The net effect of any "fresh start" accounting adjustments will also be reflected in the Company's pre-emergence consolidated statement of operations as a component of reorganization items.

The Projections herein include:

1. A pro forma projected consolidated balance sheet of the Company as of September 30, 2003, adjusted to reflect (i) the effects of projected pre-confirmation activities up to the Effective Date (assumed to be September 30, 2003), (ii) the estimated effect of the discharge of pre-petition obligations pursuant to the Plan, (iii) the estimated effect of obtaining exit financing and the payment of certain costs and obligations pursuant to or due with respect to the Plan on the Effective Date, and (iv) the estimated effects of "fresh start" accounting adjustments pursuant to SOP 90-7 as they relate to the capitalization of the Company as outlined in the Plan. No estimate of the adjustments to the carrying values of the Debtors' other assets and liabilities has been included in the Projections;

2. Pro forma projected consolidated balance sheets of the Company as of December 31, 2003, 2004, 2005, 2006, 2007 and 2008, reflecting (i) the estimated effect of the Plan on the capitalization of the Company after emerging from Chapter 11, and (ii) the estimated effects of "fresh start" accounting adjustments pursuant to SOP 90-7 as they relate to the capitalization of the Company as outlined in the Plan. No estimate of the adjustments to the carrying values of the Debtors' other assets and liabilities has been included in the Projections;

3. Post-Effective Date pro forma projected consolidated statements of operations of the Company for the three months ended December 31, 2003, and the twelve months ended December 31, 2004, 2005, 2006, 2007 and 2008, reflecting the estimated effect of the Plan on the interest costs of the Company after emerging from Chapter 11;

4. Pro forma projected consolidated statements of cash flows of the Company for each projected period for which a consolidated statement of operations is presented herein reflecting the cash flow effects of the aforementioned items; and

5. Pre-Effective date historical balance sheets and consolidated statements of operations of the Company for the fiscal years ended December 31, 2001 and 2002. These historical financial statements have been prepared on the same basis as the Projections, and have not been prepared in accordance with GAAP. They are provided only for illustrative purposes and should be read in conjunction with the materials provided in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended, included as an exhibit to this Disclosure Statement.


                     ASSUMPTIONS FOR FINANCIAL PROJECTIONS

OPERATING SEGMENTS:

The Projections are based on GenTek's 2003 business plan, prepared in late 2002, adjusted for certain subsequent changes in assumptions and further adjusted to assume an exit from Chapter 11 on September 30, 2003. Key sales and profitability assumptions include:

|_| MANUFACTURING. The Manufacturing Segment 2003 business plan is generally based on a North American automotive build rate of 15.0 million vehicles. The Projections for 2004 through 2008 assume a build rate of 15.0 million to 15.5 million vehicles annually. Further, they assume that electronic content per vehicle expands at 4% to 6% annually. Margins are projected to remain relatively constant, as price declines offset volume growth.

|_| PERFORMANCE PRODUCTS. The Performance Products Segment forecast assumes that the Company's sulfuric acid production facility at its Delaware Valley facility will shut down in September 2003 with the immediate loss of substantially all of the facility's Sulfur Products business unit revenues.(1) The Projections further assume recoveries in Industrial and Paper Markets (beginning in 2006) and Electronic Chemicals (beginning in 2004), as well as modest growth in municipal water treatment markets throughout the forecast period. Margins are projected to return to historical levels in 2007.

|_| COMMUNICATIONS. The Communications Segment forecast assumes a recovery in the telecommunications sector beginning in 2005-2006. By 2008, segment revenues are projected to be approximately 77% of 2001 levels, which represent the peak revenues for this segment. Margins are expected to improve gradually as sales expand.

OPERATING COSTS AND RESTRUCTURING ACTIVITIES:

Beginning in 2001, GenTek executed a number of restructurings and facility closures in each of its three segments, designed to enhance the businesses' competitive postures, to align costs with changing revenue outlook or to eliminate inefficient facilities and functions. The Company expects to close its Delaware Valley sulfuric acid production facility in the fourth quarter of 2003. The forecast assumes the facility will be shut down in September 2003 and includes anticipated severance, decommissioning, environmental and other facility shutdown costs throughout the forecast period.(1) The Company expects to close certain facilities in the Manufacturing Segment during late 2003, and the related cash restructuring costs are included in the forecast. The cost saving benefits from all of the aforementioned actions are incorporated in the forecasted operating margin assumptions.

--------
(1) The Projections were developed before the Debtors entered into a settlement agreement with certain parties in interest to continue operation of the Delaware Valley facility through early November 2003. The Company does not expect this agreement to have a material effect on its financial condition, subject to the risk factors discussed in Section VII of this Disclosure Statement.


CORPORATE OVERHEAD EXPENSES:

Corporate overhead includes costs of senior management, legal, insurance, tax, treasury, MIS and employee benefit personnel and other related items, and public company costs. GenTek relies on Latona Associates for certain strategic and administrative services, and pays Latona Associates a fee for such services. The Projections assume annual payments of $3.75 million to Latona for such services through 2008. To the extent that the relationship with Latona is terminated or modified, the Projections assume that GenTek obtains similar services at similar cost.

TAX EXPENSE:

The Projections assume that the cancellation of indebtedness income will eliminate any Net Operating Losses and that the Company will emerge from bankruptcy as a cash taxpayer. The Projections assume a blended average effective tax rate for domestic and foreign operations during the forecast period.

INTEREST RATES AND EXIT  FINANCING:

The Projections assume the Company will obtain exit financing in an amount sufficient to fund distributions under the Plan and working capital needs throughout the forecast period. The exit financing is assumed to be provided through the Exit Facility. For purposes of preparing the Projections, an interest rate of 4.5% has been assumed and applied to the estimated balance of the Exit Facility. The actual amount of proceeds required could differ materially from this estimate, as could the actual interest rate ultimately obtained. The final terms of the Exit Facility are subject to further negotiation with the Company's potential exit lenders and future market conditions.

For purposes of preparing the Projections, the New Senior Term Notes are assumed to pay interest at a rate of 6.5%.

                        NOTES TO FINANCIAL PROJECTIONS

The unaudited pro forma projected consolidated balance sheet of Reorganized GenTek as of September 30, 2003 has been adjusted to give effect to the reorganization as if it had occurred on such date (the "Pro Forma Consolidated Balance Sheet"). The Pro Forma Consolidated Balance Sheet reflects the financial position of the ongoing enterprise. The Pro Forma Consolidated Balance Sheet takes into account the estimated effects of "fresh start" accounting adjustments pursuant to SOP 90-7 as they relate to the capitalization of the Company as outlined in the Plan. No estimate of the adjustments to the carrying values of the Debtors' other assets and liabilities has been included in the Projections. The fresh start adjustments reflected in the Projections are preliminary and the amounts reflected in the Pro Forma Consolidated Balance Sheet may differ from the amounts ultimately determined. The fresh start accounting treatment is adopted because holders of existing voting shares of GenTek, Inc. common stock immediately before filing and confirmation of the Plan will receive less than 50% of the voting shares of Reorganized GenTek, thereby resulting in a new control group, and the reorganization value of Reorganized GenTek is less than GenTek, Inc.'s aggregate pre-petition liabilities and allowed claims.

The Pro Forma Consolidated Balance Sheet for September 30, 2003 is based on the latest currently available information, and on certain assumptions that the Debtors believe are reasonable under the circumstances. The Pro Forma Consolidated Balance Sheet does not purport to be indicative of the financial position and results that actually would have been obtained had the reorganization been completed as of the date and for the period presented or that may be obtained in the future.

The Pro Forma Consolidated Balance Sheet was prepared to give effect to the Plan as if it became effective on September 30, 2003, and includes (a) the Exit Facility, (b) the exchange of approximately $756 million in principal amount of pre-petition secured indebtedness for cash, New Senior Term Notes, New GenTek Common Stock and other consideration, (c) the exchange of pre-petition unsecured claims for new stock and other consideration, (d) the adjustment to the book value of certain assets and (e) the payment of fees and other Administrative Claims related to the Plan.

The amount of shareholders' equity in the Pro Forma Consolidated Balance Sheet is not an estimate of the trading value of the New GenTek Common Stock after confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonably estimated at this time. The Debtor does not make any representation as to the trading value of shares of New GenTek Common Stock to be issued pursuant to the Plan.

(a) Adjusted EBITDA reflects net income, plus tax expense, net interest expense, depreciation and amortization, and plant closure, reorganization and other charges.

(b) Cash adjustments include payment of $60.0 million to pre-petition secured lenders, payment of estimated cure costs for assumed contracts and leases ($2.0 million), payments of contingent professional fees ($0.5 million), payment of accrued professional fees ($5.0 million), payments to settle Convenience Claims and the Reduction Option ($1.0 million), reduction in accounts payable due to reduced vendor credit ($2.0 million), and payment of exit financing fees ($3.1 million). These amounts reduce balance sheet cash and are offset by a draw on the Exit Facility of $21.3 million. The Projections has assumed a minimum cash balance of $40.0 million throughout the forecast period. These amounts assume that all general unsecured creditors (other than those in the convenience class) receive equity distributions rather than cash consideration under the Plan.

(c) Adjustments to goodwill reflect adjustment to carrying value of assets and liabilities based on the midpoint of Lazard's enterprise value estimate ($550.0 million).

(d)      Represents deferred exit financing fees.

(e) Reflects the Debtors' assumption for reduction in accounts payable due to reduced vendor credit.

(f) Reflects cancellation of pre-petition liabilities in exchange for $60.0 million of cash, $250.0 million face value New Senior Term Notes, New GenTek Common Stock, and New GenTek Warrants. The increase in other long term liabilities reflects the reclassification of certain pension, retiree medical, environmental, and other claims that had been classified as liabilities subject to compromise.

(g) Reflects cancellation of pre-petition equity and issuance of common stock of Reorganized GenTek.

(h) New Senior Term Notes are assumed to be refinanced at maturity on similar terms.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AICPA, THE FINANCIAL ACCOUNTING STANDARDS BOARD (THE "FASB") OR THE RULES AND REGULATIONS OF THE SEC. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED, REVIEWED OR SUBJECTED TO ANY PROCEDURES DESIGNED TO PROVIDE ANY LEVEL OF ASSURANCE BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, DELOITTE & TOUCHE LLP. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTANTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. THESE UNCERTAINTIES INCLUDE, AMONG OTHER THINGS, THE ULTIMATE OUTCOME AND CONTENTS OF A CONFIRMED PLAN OF REORGANIZATION AND THE TIMING OF THE CONFIRMATION OF SUCH PLAN. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE COMPANY, OR ANY OTHER PERSON, AS TO THE ACCURACY OF THE PROJECTIONS OR THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THESE PROJECTIONS.

                                  APPENDIX C

                           CORPORATE STRUCTURE CHART

                                  APPENDIX C


                           CORPORATE STRUCTURE CHART

                        (Debtors are set forth in bold)
                                                                                                                    Country/State
Subsidiaries of GenTek Inc.                                                                                        of Incorporation
--------------------------                                                                                         ----------------
CON-X Corporation...........................................................................................        Alabama
General Chemical Corporation................................................................................        Delaware
         Toledo Technologies Inc............................................................................        Delaware
                  Toledo Technologies Management LLC........................................................        Delaware
                  Toledo Technologies Manufacturing LLC.....................................................        Delaware
                  1279597 Ontario Inc.......................................................................        Ontario
                           Sandco Automotive Ltd............................................................        Ontario
         Printing Developments, Inc.........................................................................        Delaware
         Balcrank Products Inc..............................................................................        Delaware
         General Chemical Performance Products Ltd..........................................................        Ontario
         HN Investment Holdings Inc.........................................................................        Delaware
         Waterside Urban Renewal Corporation................................................................        New Jersey
         Vigilant Networks Canada Inc.......................................................................        Ontario
         Vigilant Networks LLC..............................................................................        Delaware
                  Vigilant Networks Limited.................................................................        United Kingdom
         Big T-2 Company LLC................................................................................        Delaware
         Fini Enterprises, Inc..............................................................................        Texas
         GenTek Financial Services Ltd......................................................................        Barbados
         Reheis, Inc........................................................................................        Delaware
                  Reheis International Inc..................................................................        Delaware
                           Reheis Overseas..................................................................        Ireland
                           Reheis Commercial................................................................        Cayman Islands
                  Reheis Holdings Inc.......................................................................        Delaware
                           Ilminster Company................................................................        Ireland
                                    Reheis Ireland..........................................................        Ireland
         Defiance, Inc......................................................................................        Delaware
                  Defiance Precision Products, Inc..........................................................        Ohio
                           Defiance Precision Products Management LLC.......................................        Delaware
                           Defiance Precision Products Manufacturing LLC....................................        Delaware
                  Hy-Form Products, Inc.....................................................................        Michigan
                  Defiance Testing and Engineering Services, Inc............................................        Michigan
                           DTA Development, LLC.............................................................        Michigan
                           Defiance Kinematics Inc..........................................................        Delaware
                           Binderline Draftline, Inc........................................................        Michigan
         Noma Corporation...................................................................................        Delaware
                  PCT Mexico Corporation....................................................................        Delaware
                  Noma O.P., Inc............................................................................        Delaware
                  Electronic Interconnect Systems, Inc......................................................        Massachusetts
         Noma Company.......................................................................................        Nova Scotia
                  Sistemas Y Conexiones Integradas, SA de CV................................................        Mexico
         Krone Digital Communications Inc...................................................................        Delaware
                  Prestolite Wire Pacific Rim PTE Ltd.......................................................        Singapore
                  Krone Optical Systems Inc.................................................................        Vermont
         Krone International Holding Inc....................................................................        Delaware
                  Krone USA, Incorporated...................................................................        Colorado
                           Krone Incorporated...............................................................        Colorado
                  Krone Holding Inc.........................................................................        Delaware
                           Krone (UK) Technique Holding Limited.............................................        United Kingdom
                                    Krone (U.K.) Technique Ltd..............................................        United Kingdom
                                            Krone Comunicaciones S.A........................................        Spain
                           Krone (Australia) Holdings Pty Limited...........................................        Australia
                                    Krone (Australia) Technique Pty. Ltd....................................        Australia
                                    Krone (NZ) Technique Ltd................................................        New Zealand
                                    Krone Japan K.K.........................................................        Japan
                                    Krone Manufacturing Services Pty. Limited...............................        Australia
                           Krone Holding LLC................................................................        Delaware
                                    Krone Holding GmbH......................................................        Germany
                                            Krone Italia S.r.1..............................................        Italy
                                            Krone GmbH......................................................        Germany
                                                     Krone Service GmbH.....................................        Germany
                                                              IBSe Ingenieurburo Seiffert GmbH..............        Germany
                                                     Krone Informationsyssteme GmbH.........................        Germany
                                                     Krone S.a.r.1..........................................        France
                                                     Krone Hellas Telecommunication S.A.....................        Greece
                                                     Krone AS...............................................        Norway
                                                     Krone Ges. m.b.H.......................................        Austria
                                                              Krone Communications Ltd......................        Hong Kong
                                                     Krone AS...............................................        Turkey
                                                     Krone (Africa) Pty Ltd.................................        South Africa
                                                     Krone Telecommunicoes Industria e Comercio Ltda........        Brazil
                                                              Krone Comunicacoes Ltda.......................        Brazil
                                                     Krone Chile Ltda.......................................        Chile
                                                     Krone Communicaciones S.A. de C.V......................        Mexico
                                                     PT Krone Indonesia.....................................        Indonesia
                                                     Krone Far East Pte. Ltd................................        Singapore
                                                     Krone Communications Ltd...............................        India
                                                     ZAO Krone AG RF........................................        Russia
                                                     Krone Technique (Thailand) Ltd.........................        Thailand
                                                     Krone Communications (Shanghai) Company Ltd............        China


                                  APPENDIX D

                       HISTORICAL FINANCIAL INFORMATION

   EXCERPT FROM FORM 10-Q FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
               FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003
                          CONSISTING OF PAGES 1 TO 21

       (The financial data as of June 30, 2003 has been reviewed by the Company's outside accountants but has not been audited.)

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM 10-Q

   (Mark One)

        X            QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
   ---------           OF THE SECURITIES EXCHANGE ACT OF 1934
                    FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003
                                         OR
                  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
   ---------           OF THE SECURITIES EXCHANGE ACT OF 1934

              For the transition period from ________ to ________
                       Commission File Number 001-14789

                                  GENTEK INC.
            (Exact name of Registrant as specified in its charter)

             DELAWARE                                        02-0505547
  (State of other jurisdiction of                         (I.R.S. Employer
  incorporation or organization)                       Identification Number)

           LIBERTY LANE
      HAMPTON, NEW HAMPSHIRE                                     03842
(Address of principal executive offices)                      (Zip Code)

      Registrant's telephone number, including area code: (603) 929-2264


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days.         YES     X     NO
                                                           --------     ------

Indicate by check mark whether the registrant is an accelerated filer (as
defined in Rule 12b-2 of the Exchange Act).            YES           NO   X
                                                           --------     ------

The number of outstanding shares of the Registrant's Common Stock and Class B Common Stock as of July 31, 2003 was 22,830,833 and 2,505,337, respectively.

===============================================================================

                                  GENTEK INC.

                                   FORM 10-Q

                     QUARTERLY PERIOD ENDED JUNE 30, 2003

                                     INDEX

                                                                       PAGE NO.

PART I.   FINANCIAL INFORMATION:

    Item 1.   Financial Statements

        Consolidated Statements of Operations - Three Months and
          Six Months Ended June 30, 2003 and 2002...................       1

        Consolidated Balance Sheets - June 30, 2003 and
          December 31, 2002.........................................       2

        Consolidated Statements of Cash Flows - Six Months
          Ended June 30, 2003 and 2002..............................       3

        Notes to the Consolidated Financial Statements..............     4-21

    Item 2.   Management's Discussion and Analysis of Financial
               Condition and Results of Operations..................    22-29

    Item 3.   Quantitative and Qualitative Disclosures about Market
              Risk..................................................      29

    Item 4.   Controls and Procedures...............................      29


PART II.   OTHER INFORMATION:

    Item 1.   Legal Proceedings......................................     29-30

    Item 2.   Changes in Securities and Use of Proceeds..............      30

    Item 3.   Defaults upon Senior Securities........................      30

    Item 4.   Submission of Matters to a Vote of Security Holders....      30

    Item 5.   Other Information......................................      30

    Item 6.   Exhibits and Reports on Form 8-K.......................     30-31

SIGNATURES .........................................................       32

                         PART I. FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS.

                                  GENTEK INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                          THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                JUNE 30,                 JUNE 30,
                                                        ----------------------   -----------------------
                                                           2003        2002         2003         2002
                                                           ----        ----         ----         ----

Net revenues........................................    $  281,236  $  302,729   $  545,872   $  579,666
Cost of sales.......................................       225,028     239,314      442,869      460,943
Selling, general and administrative expense.........        42,046      48,579       82,193       91,029
Restructuring and impairment charges................            --      23,618       24,661       23,618
                                                        ----------  ----------   ----------   ----------
   Operating profit (loss)..........................        14,162      (8,782)      (3,851)       4,076
Interest expense (contractual interest for the three
  and six month periods ended June 30, 2003 was $17,560
  and $34,840, respectively)........................           584      18,869          955       36,585
Interest income.....................................           293         782          546        1,211
Reorganization items................................        24,832          --       33,790           --
Other (income) expense, net.........................        (2,904)     (1,057)      (3,115)        (989)
                                                         ---------   ----------   ----------   ---------
   Loss before income taxes and cumulative effect
      of a change in accounting principle...........        (8,057)    (25,812)     (34,935)    (30,309)
Income tax provision................................         1,737     120,401        3,768      119,052
                                                        ----------  ----------   ----------   ----------
   Loss before cumulative effect of a change in
      accounting principle..........................        (9,794)   (146,213)     (38,703)    (149,361)
Cumulative effect of a change in accounting principle
  (net of tax benefit of $39,760)...................            --          --           --     (161,125)
                                                        ----------  ----------   ----------   ----------
   Net loss.........................................     $  (9,794) $ (146,213)  $  (38,703)   $(310,486)
                                                         =========  ==========   ==========   ==========
Loss per common share - basic:
Loss before cumulative effect of a change in
accounting principle................................     $    (.38)  $   (5.73)  $    (1.51)  $   (5.86)
Cumulative effect of a change in accounting principle           --          --           --       (6.32)
                                                        ----------  ----------   ----------   ---------
   Net loss.........................................     $    (.38)  $   (5.73)  $    (1.51)  $  (12.18)
                                                        ==========  ==========   ==========   =========
Loss per common share - assuming dilution:
Loss before cumulative effect of a change in
accounting principle................................    $    (.38)  $    (5.73)  $    (1.51)  $   (5.86)
Cumulative effect of a change in accounting principle           --          --           --       (6.32)
                                                        ----------  ----------   ----------   ---------
   Net loss.........................................    $    (.38)  $    (5.73)  $    (1.51)  $  (12.18)
                                                        =========   ==========   ==========   =========

See the accompanying notes to the Consolidated Financial Statements

                                         GENTEK INC.
                                 CONSOLIDATED BALANCE SHEETS
                            (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    JUNE 30,     DECEMBER 31,
                                                                      2003           2002
                                                                      ----           ----
                                                                   (UNAUDITED)

                             ASSETS

Current assets:

   Cash and cash equivalents..................................     $    105,441   $    133,030
   Receivables, net...........................................          196,768        185,825
   Inventories................................................          107,512        104,718
   Deferred income taxes......................................            3,511          3,328
   Other current assets.......................................           23,906         24,027
                                                                  -------------  -------------
     Total current assets.....................................          437,138        450,928
Property, plant and equipment, net............................          284,755        308,825
Goodwill......................................................          127,918        127,724
Deferred income taxes.........................................           47,592         42,789
Other assets..................................................           28,182         26,719
                                                                  -------------  -------------
     Total assets.............................................     $    925,585   $    956,985
                                                                   ============   ============
                    LIABILITIES AND DEFICIT

Current liabilities:

   Accounts payable...........................................     $     48,812   $     50,852
   Accrued liabilities........................................          131,438        128,714
   Current portion of long-term debt..........................           15,443         15,091
                                                                  -------------  -------------
     Total current liabilities................................          195,693        194,657
Long-term debt................................................            2,340          2,452
Liabilities subject to compromise.............................        1,134,323      1,143,765
Other liabilities.............................................          133,546        126,432
                                                                  -------------  -------------
     Total liabilities........................................        1,465,902      1,467,306
                                                                  -------------  -------------
Deficit:

   Preferred Stock, $.01 par value; authorized 10,000,000
shares; none issued or outstanding............................               --             --
   Common Stock, $.01 par value; authorized 100,000,000 shares;
     issued: 22,981,146 and 21,589,623 shares at June 30, 2003
     and December 31, 2002, respectively.....................               230            216
   Class B Common Stock, $.01 par value; authorized 40,000,000 shares; issued and outstanding: 2,505,337 and 3,896,860
     shares at June 30, 2003 and December 31, 2002, respectively             25             39
   Paid in capital............................................            3,308          3,305
   Accumulated other comprehensive loss.......................          (22,407)       (31,111)
   Accumulated deficit........................................         (520,228)      (481,525)
   Treasury stock, at cost: 150,313 shares at June 30, 2003 and
     December 31, 2002........................................           (1,245)        (1,245)
                                                                   ------------   ------------
     Total deficit............................................         (540,317)      (510,321)
                                                                   ------------   ------------
     Total liabilities and deficit............................     $    925,585   $    956,985
                                                                   ============   ============

See the accompanying notes to the Consolidated Financial Statements


                                         GENTEK INC.
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        (IN THOUSANDS)
                                          (UNAUDITED)

                                                                        SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                  ----------------------------
                                                                      2003           2002
                                                                      ----           ----
Cash flows from operating activities:

   Net loss..................................................       $   (38,703)   $  (310,486)
   Adjustments to reconcile net loss to net cash provided by
     (used for) operating activities:
       Cumulative effect of a change in accounting principle.                --        161,125
       Depreciation and amortization.........................            23,106         24,379
       Asset impairment charges..............................            24,661         22,417
       Reorganization items..................................            33,790             --
       Net loss on disposition of long-term assets...........                96            160
       Long-term incentive plan costs, net...................                 3            (48)
       (Increase) decrease in receivables....................            (3,511)         1,343
       Decrease in inventories...............................               322          5,074
       (Increase) decrease in deferred tax assets............              (644)       125,632
       Decrease in accounts payable..........................            (6,013)       (18,185)
       Decrease in accrued liabilities.......................           (11,133)           (29)
       Decrease in other liabilities and assets, net.........              (896)       (12,162)
                                                                   -----------    -----------
         Net cash provided by (used for) operations..........            21,078           (780)
                                                                   ------------   -----------
Net cash used for reorganization items.......................            (9,957)            --
                                                                   -----------    ------------
Cash flows from investing activities:
   Capital expenditures......................................           (17,029)       (23,085)
   Proceeds from sales or disposals of long-term assets......               195          6,088
   Acquisition of businesses net of cash acquired*...........                --           (464)
                                                                   ------------   -----------
         Net cash used for investing activities..............           (16,834)       (17,461)
                                                                   -----------    -----------
Cash flows from financing activities:
   Proceeds from long-term debt..............................             1,863        165,928
   Repayment of long-term debt...............................           (25,594)       (18,196)
   Payment to acquire treasury stock.........................                --             (1)
   Debt issuance costs - reorganization......................              (606)            --
                                                                   -----------    ------------
         Net cash provided by (used for) financing activities           (24,337)       147,731
                                                                   -----------    ------------
Effect of exchange rate changes on cash......................             2,461          1,278
                                                                   ------------   ------------
Increase (decrease) in cash and cash equivalents.............           (27,589)       130,768
Cash and cash equivalents at beginning of period.............           133,030          9,205
                                                                   ------------   ------------
Cash and cash equivalents at end of period...................      $    105,441   $    139,973
                                                                   ============   ============
Supplemental information:
   Cash paid (refunded) for income taxes.....................      $      6,687   $     (9,035)
                                                                   ============   ============
   Cash paid for interest....................................      $        863   $     33,815
                                                                   ============   ============
*Acquisition of businesses net of cash acquired:

   Working capital, other than cash..........................      $         --   $         59
   Property, plant and equipment.............................                --           (364)
   Other assets..............................................                --           (159)
                                                                   ------------   ------------
   Cash used to acquire businesses...........................      $         --   $       (464)
                                                                   ============   ============

See the accompanying notes to the Consolidated Financial Statements


                                        GENTEK INC.
                        NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            FOR THE SIX MONTHS ENDED JUNE 30, 2003
                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                          (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

         The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. These statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002.

         On October 11, 2002, GenTek and 31 of its direct and indirect subsidiaries, including its Noma Company subsidiary (collectively, the "Debtors"), filed voluntary petitions for reorganization relief (the "Filing") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtors' cases are being jointly administered as Case No. 02-12986 (MFW). As a result of the Filing, an automatic stay was imposed against efforts by claimants to collect amounts due or to proceed against property of the Debtors. The Debtors have been operating, and will continue to operate, their respective businesses as "debtors-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As such, they are permitted to engage in ordinary course of business transactions without prior approval of the Bankruptcy Court. Transactions outside of the ordinary course of business, including certain sales of assets and certain requests for additional financings, will require approval by the Bankruptcy Court. There is no assurance that such approvals will be granted if requested.

         On December 10, 2002, Noma Company sought and obtained from the Ontario Superior Court of Justice, Canada (the "Ontario Court"), an initial order pursuant to section 18.6 of the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended ("CCAA"), recognizing the Filing and granting Noma Company, among other things, a stay against claims, proceedings and the exercise of any contractual rights against it or its property in Canada, and recognizing various orders granted by the Bankruptcy Court.

         The Debtors filed for relief under Chapter 11 as a result of the Company's inability to obtain an amendment to its senior credit facility. The Company believes that the protection afforded by Chapter 11 best preserves the Debtors' ability to continue to serve their customers and preserve the value of their businesses, while it reorganizes, and develops and implements a new strategic plan to deleverage the Company's balance sheet and create an improved long-term capital structure.

         Since the Filing, the Company's available cash and continued cash flow from operations have been adequate to fund ongoing operations and meet anticipated obligations to customers, vendors and employees in the ordinary course of business during the Chapter 11 process, and management believes it will continue to remain adequate. Further, in order to augment its financial flexibility during the Chapter 11 process, the Company negotiated with certain members of its pre-petition bank syndicate, and received approval from the Bankruptcy Court on March 6, 2003, and approval from the Ontario Court on March 13, 2003, to enter into a debtor-in-possession credit facility. This facility enables the Company to issue up to $50,000 of letters of credit, including approximately $30,000 of letters of credit issued under the pre-petition credit facility, to support the Company and its subsidiaries' undertakings (other than ordinary trade credit) and provides the Company's Noma Company subsidiary with a $10,000 revolving credit facility for working capital and other general corporate purposes of Noma Company. The facility matures on September 30, 2003, but may be extended to December 31, 2003 by the holders of a majority of the commitments. The Company intends to seek such extension. To support the payment obligations under the new facility, the Bankruptcy Court awarded super-priority administrative expense status to such obligations and granted the lenders senior priming liens (with certain exceptions) on the Debtors' assets.

         At hearings held on October 17, 2002 and November 7, 2002, the Bankruptcy Court granted the Debtors' "first day" motions for various relief designed to stabilize their operations and business relationships with their customers, vendors, employees and other entities, and entered orders granting authority to the Debtors to, among other things: (1) pay certain pre-petition and post-petition employee wages, benefits and other employee obligations; (2) honor customer programs; (3) pay certain pre-petition taxes and fees; (4) pay certain pre-petition obligations to foreign vendors; (5) pay certain pre-petition shipping charges; and (6) pay certain pre-petition claims of critical vendors. The Bankruptcy Court also entered orders authorizing the Debtors to use cash collateral of their senior lenders, and Noma Company to use GenTek's cash collateral, on terms specified in such orders. All such orders were also recognized by the Ontario Court.

         As a result of the Filing, pending pre-petition litigation and claims against the Debtors have been stayed automatically in accordance with Section 362 of the Bankruptcy Code and no party may take any action to seek payment on its pre-petition claims or to proceed against property of the Debtors' estates except pursuant to further order of the Bankruptcy Court. The Filing resulted in an immediate acceleration of the Company's senior credit facility and 11% Senior Subordinated Notes, subject to the automatic stay.

         As a general rule, all of the Debtors' contracts and leases continue in effect in accordance with their terms notwithstanding the Filing, unless otherwise ordered by the Bankruptcy Court. The Bankruptcy Court provides the Debtors with the opportunity to reject any contracts or leases that are burdensome or assume any contracts or leases that are favorable or otherwise necessary to their business operations. In the event of a rejection of a contract or lease by the Debtors, the affected parties may file rejection damage claims, which are considered to be pre-petition claims. As a condition to assumption of a contract or lease, the Debtors are required to cure breaches under such agreements, including, without limitation, payment of any amounts due and owing.

         GenTek and the other Debtors have incurred, and will continue to incur, significant administrative and reorganization expenses resulting from the Filing and the continuing Chapter 11 proceedings. The amount of these expenses, which are being expensed as incurred and reported as reorganization items, are expected to have a material effect on the Company's results of operations. See Note 3.

         The potential adverse publicity associated with the Filing and the continuing Chapter 11 proceedings, and the resulting uncertainty regarding the Company's future prospects may hinder the Company's ongoing business activities and its ability to operate, fund and execute its business plan by: impairing relations with existing and potential customers; limiting the Company's ability to obtain trade credit; impairing present and future relationships with vendors; and negatively impacting the ability of the Company to attract, retain and compensate key employees and to retain employees generally.

         The Company anticipates that most liabilities of the Debtors as of the date of the Filing will be treated in accordance with one or more Chapter 11 plans of reorganization which will be proposed to be voted on by interested parties and approved by the Bankruptcy Court in accordance with the provisions of the Bankruptcy Code. On June 30, 2003, the Debtors filed a proposed disclosure statement and plan of reorganization with the Bankruptcy Court. On August 25, 2003 the Bankruptcy Court is scheduled to hold a hearing to determine if the proposed disclosure statement contains "adequate information" in accordance with Section 1125 of the Bankruptcy Code, to enable a hypothetical, reasonable investor typical of holders of claims against, or interests in, the Debtors to make an informed judgement as to whether to accept or reject the plan of reorganization. The hearing may be adjourned from time to time. There can be no assurance that the disclosure statement will be approved by the Bankruptcy Court, or that the plan will be accepted by the holders of claims entitled to vote or confirmed by the Bankruptcy Court, or that any such plan will be consummated. At this time, it is not possible for the Company to predict the effect of the Chapter 11 reorganization process on the Company's businesses, various creditors and security holders, or when it may be possible for the Debtors to emerge from Chapter 11.

         The ultimate treatment of and recovery, if any, by creditors and security holders will not be determined until confirmation of a plan or plans of reorganization. GenTek and the other Debtors are unable to predict at this time what the treatment of creditors and equity holders of the respective Debtors will ultimately be under any plan or plans of reorganization finally confirmed. Although until a plan is approved there is substantial uncertainty as to the treatment of creditors and equity holders, the Debtors' proposed reorganization plan provides for the cancellation of existing equity interests and for limited recoveries by holders of debt securities. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in any of these securities.

         The consolidated financial statements have been prepared in accordance with Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Filing, such realization of assets and liquidation of liabilities are subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code and subject to Bankruptcy Court approval or otherwise as permitted in the normal course of business, the Debtors may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements. Further, a plan of reorganization could materially change the amounts and classifications reported in the consolidated financial statements, which do not give effect to any adjustments to the carrying value of assets or amount of liabilities that might be necessary as a consequence of a plan of reorganization. Liabilities and obligations whose treatment and satisfaction are dependent on the outcome of the Chapter 11 cases have been segregated and classified as liabilities subject to compromise in the consolidated balance sheets.

         Pursuant to the Bankruptcy Code, schedules have been filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the date of Filing. A bar date of April 14, 2003 was set for the filing of proofs of claim against the Debtors. Differences between amounts recorded by the Debtors and claims filed by creditors are being investigated and will be resolved as part of the proceedings in the Chapter 11 cases. Accordingly, the ultimate number and allowed amount of such claims are not presently known and, because the settlement terms of each such allowed claim is subject to a confirmed plan of reorganization, the ultimate distribution with respect to allowed claims is not presently ascertainable.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Compensation cost for stock-based employee compensation plans is recognized using the intrinsic value method. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value based method to recognize stock-based employee compensation.


                                                   THREE MONTHS ENDED       SIX MONTHS ENDED
                                                        JUNE 30,                 JUNE 30,
                                                -----------------------  ----------------------
                                                    2003        2002        2003        2002
                                                    ----        ----        ----        ----

Net loss as reported........................     $  (9,794)  $(146,213)  $ (38,703)  $(310,486)
Deduct:  Total stock-based employee
  compensation income (expense) determined
  under fair value based method for all
  awards, net of related tax effects........           627        (736)        994      (1,314)
                                                 ----------  ---------   ----------  ---------
Pro forma net loss..........................     $  (9,167)  $(146,949)  $ (37,709)  $(311,800)
                                                 =========   =========   =========   =========
Loss per share:

   Basic - as reported......................     $    (.38)  $   (5.73)  $   (1.51)  $  (12.18)
                                                 =========   =========   =========   =========
   Basic - pro forma........................     $    (.36)  $   (5.76)  $   (1.48)  $  (12.23)
                                                 =========   =========   =========   =========
   Diluted - as reported....................     $    (.38)  $   (5.73)  $   (1.51)  $  (12.18)
                                                 =========   =========   =========   =========
   Diluted - pro forma......................     $    (.36)  $   (5.76)  $   (1.48)  $  (12.23)
                                                 =========   =========   =========   =========

         For purposes of this calculation, the fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model. There were no grants made in 2002 or 2003.

         In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 were adopted by the Company on January 1, 2002, and accordingly, the Company ceased amortizing goodwill. Upon adoption of SFAS No. 142, the Company recorded a charge of $161,125 (net of a tax benefit of $39,760) as a cumulative effect of a change in accounting principle.

         Carrying amount of goodwill by segment is as follows:

                                                  PERFORMANCE
                                                   PRODUCTS     MANUFACTURING    CONSOLIDATED
                                                  ------------  -------------    ------------

Balance at December 31, 2002...............      $       21,738 $      105,986  $      127,724
Foreign currency translation...............                  --            194             194
                                                 -------------- --------------  --------------
Balance at June 30, 2003...................      $       21,738 $      106,180  $      127,918
                                                 ============== =============== ==============

         In July 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations," which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and the associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company adopted this standard on January 1, 2003. There was no effect upon adoption on the Company's consolidated financial statements.

         In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," which requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. This differs from prior guidance, which required the liability to be recognized when a commitment plan was put into place. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted this standard on January 1, 2003. There was no effect upon adoption on the Company's consolidated financial statements.

NOTE 3 - DEBTOR FINANCIAL INFORMATION

         The condensed combined financial statements of the Debtors are presented below. These statements reflect the financial position, results of operations and cash flows of the Debtors on a combined basis, including certain amounts and transactions between Debtors and non-debtor subsidiaries of the Company which are eliminated in the consolidated financial statements.

CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                                                  THREE MONTHS    SIX MONTHS
                                                                      ENDED          ENDED
                                                                  JUNE 30, 2003  JUNE 30, 2003
                                                                  -------------  -------------

Net revenues.................................................     $     211,037   $    413,340
Cost of sales................................................           176,868        351,180
Selling, general and administrative expense..................            25,063         49,104
Restructuring and impairment charges.........................                --         24,661
                                                                  -------------   ------------
   Operating income (loss)...................................             9,106        (11,605)
Interest expense (contractual interest for the three and six month periods ended June 30, 2003 was $17,139 and $34,117,
  respectively)..............................................               163            232
Reorganization items.........................................            24,832         33,790
Other income, net............................................            (3,320)        (5,153)
                                                                   ------------   ------------
   Loss before income taxes..................................           (12,569)       (40,474)
Income tax provision.........................................             1,025          3,467
Equity in income from subsidiaries...........................             3,800          5,238
                                                                  -------------   ------------
   Net loss..................................................     $      (9,794)  $    (38,703)
                                                                  =============   ============

CONDENSED COMBINED BALANCE SHEETS

                                                                    JUNE 30,     DECEMBER 31,
                                                                      2003           2002
                                                                      ----           ----
Current assets:

   Cash and cash equivalents.................................     $      65,713  $      94,708
   Receivables, net..........................................           140,445        132,089
   Inventories...............................................            67,428         66,395
   Other current assets......................................            20,841         21,754
                                                                  -------------  -------------
       Total current assets..................................           294,427        314,946
Property, plant and equipment, net...........................           204,556        231,505
Goodwill.....................................................           126,563        126,563
Intercompany receivable (payable)............................            15,275         12,653
Investment in subsidiaries...................................            97,404         96,481
Other assets.................................................            22,602         21,848
                                                                  -------------  -------------
       Total assets..........................................     $     760,827  $     803,996
                                                                  =============  =============
Current liabilities:

   Accounts payable..........................................     $      28,634  $      31,978
   Accrued liabilities.......................................            97,902         98,147
   Current portion of long-term debt.........................               101            101
                                                                  -------------  -------------
       Total current liabilities.............................           126,637        130,226
Long-term debt...............................................               546            596
Liabilities subject to compromise............................         1,134,323      1,143,765
Other liabilities............................................            39,638         39,730
                                                                  -------------  -------------
       Total liabilities.....................................         1,301,144      1,314,317
Deficit......................................................          (540,317)      (510,321)
                                                                  ------------   ------------
       Total liabilities and deficit.........................     $     760,827  $     803,996
                                                                  =============  =============

CONDENSED COMBINED STATEMENT OF CASH FLOWS

                                                                   SIX MONTHS
                                                                      ENDED
                                                                  JUNE 30, 2003
                                                                  -------------

Net cash provided by operating activities....................     $      18,083
Net cash used for reorganization items.......................            (9,957)
Net cash used for investing activities.......................           (14,005)
Net cash used for financing activities.......................           (23,116)
                                                                  ------------
Decrease in cash and cash equivalents........................           (28,995)
Cash and cash equivalents at beginning of period.............            94,708
                                                                  -------------
Cash and cash equivalents at end of period...................     $      65,713
                                                                  =============

         Liabilities subject to compromise in the Consolidated and Debtor-in-Possession balance sheets consist of the following items:


                                                                     JUNE 30,     DECEMBER 31,
                                                                       2003           2002
                                                                       ----           ----
Accounts payable.............................................     $      42,154   $      44,331
Accrued interest payable.....................................            17,795          17,795
Accrued liabilities..........................................            13,433          12,644
Long-term debt...............................................           911,258         921,986
Long-term liabilities........................................           149,683         147,009
                                                                  -------------   -------------
                                                                  $   1,134,323   $   1,143,765
                                                                  =============   =============

         Reorganization items in the Consolidated and Debtor-in-Possession statement of operations consist of the following:

                                                                   THREE MONTHS    SIX MONTHS
                                                                      ENDED           ENDED
                                                                  JUNE 30, 2003   JUNE 30, 2003
                                                                  -------------   -------------

Professional fees............................................     $       6,087   $      12,096
Employee costs...............................................             4,504           7,032
Interest income..............................................             (155)            (449)
Settlement of pre-petition liabilities.......................             (591)          (1,503)
Write off of unamortized debt issuance costs.................            11,730          11,730
Other........................................................             3,257           4,884
                                                                  -------------   -------------
                                                                  $      24,832   $      33,790
                                                                  =============   =============

NOTE 4 - COMPREHENSIVE LOSS

         Total comprehensive loss is comprised of net loss, foreign currency translation adjustments and the change in unrealized gains and losses on marketable securities and derivative financial instruments. Total comprehensive loss for the three months ended June 30, 2003 and 2002 was $(4,128) and $(140,572), respectively. Total comprehensive loss for the six months ended June 30, 2003 and 2002 was $(29,999) and $(303,714), respectively.

NOTE 5 - EARNINGS PER SHARE

         The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share assumes the foregoing and, in addition, the exercise of all stock options and restricted units, using the treasury stock method.

         The shares outstanding used for basic and diluted earnings per common share are reconciled as follows:

                                                   THREE MONTHS ENDED        SIX MONTHS ENDED
                                                         JUNE 30,                 JUNE 30,
                                                 ----------------------   ----------------------
                                                    2003         2002        2003        2002
                                                    ----         ----        ----        ----
Basic earnings per common share:
   Weighted average common shares
     outstanding.............................    25,564,310   25,510,048  25,564,310  25,491,247
                                                 ==========   ==========  ==========  ==========
Diluted earnings per common share:
   Weighted average common shares
     outstanding..............................   25,564,310   25,510,048  25,564,310  25,491,247
   Options and restricted units...............           --           --          --          --
                                                 ----------   ----------  ----------  ----------
   Total......................................   25,564,310   25,510,048  25,564,310  25,491,247
                                                 ==========   ==========  ==========  ==========

         For the six months ended June 30, 2003 and 2002, 2,737,250 and 2,987,750 options and restricted units, respectively, were not included in the computation of diluted earnings per common share due to their antidilutive effect.

NOTE 6 - INVENTORIES

                                                                     JUNE 30,      DECEMBER 31,
                                                                       2003            2002
                                                                       ----            ----
Raw materials................................................      $      39,220   $      41,003
Work in process..............................................             20,286          16,363
Finished products............................................             42,403          42,077
Supplies and containers......................................              5,603           5,275
                                                                  --------------  --------------
                                                                   $     107,512   $     104,718
                                                                   =============   =============

NOTE 7 - LONG-TERM DEBT

                                                                     JUNE 30,      DECEMBER 31,
                                                    MATURITIES         2003            2002
                                                    ----------         ----            ----
Bank term loans - floating rates.............        2003-2007     $     452,917   $     463,401
Revolving credit facility - floating rate....          2005              258,341         264,718
Senior Subordinated Notes - 11%..............          2009              200,000         193,867
Other debt - floating rates..................        2003-2018            17,783          17,543
                                                                  --------------  --------------
   Total debt................................                            929,041         939,529
   Less: Current portion.....................                             15,443          15,091
         Liabilities subject to compromise...                            911,258         921,986
                                                                  --------------  --------------
   Net long-term debt........................                      $       2,340   $       2,452
                                                                   =============   =============


         On October 11, 2002, the Company and 31 of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. The filing of a bankruptcy petition resulted in an immediate acceleration of the principal amount and accrued and unpaid interest on the Company's senior credit facility and 11% Senior Subordinated Notes. Outstanding balances for the senior credit facility and the 11% Senior Subordinated Notes have been reclassified to liabilities subject to compromise. In connection with its use of cash collateral under the credit facility, the Company is currently making adequate protection payments to its senior creditors, based upon interest rates ranging from 5.8 to 6.5 percent for its credit facility, which are being recorded as reductions in principal for accounting purposes. See Note 1 for further discussion of the Company's bankruptcy.

         The Company entered into a debtor-in-possession credit facility with certain members of its pre-petition bank syndicate, and received approval of such facility from the Bankruptcy Court on March 6, 2003, and approval from the Ontario Court on March 13, 2003. This facility provides for up to $50,000 of letters of credit, including approximately $30,000 of letters of credit issued under the pre-petition credit facility, to support the Company and its subsidiaries' undertakings (other then ordinary trade credit) and provides the Company's Noma Company subsidiary with a $10,000 revolving credit facility for working capital and other general corporate purposes of Noma Company. Borrowings under the revolving credit facility bear interest at variable rates based on prime plus 2.3 percent or LIBOR plus 3.5 percent. The facility matures on September 30, 2003, but may be extended to December 31, 2003 by the holders of a majority of the commitments. The Company intends to seek such extension. To support the payment obligations under the new facility, the Bankruptcy Court awarded super-priority administrative expense status to such obligations and granted the lenders senior priming liens (with certain exceptions) on the Debtors' assets. At June 30, 2003, the unused letter of credit balance was $16,491 and there were no borrowings outstanding under the revolving credit facility.

NOTE 8 - SEGMENT INFORMATION

        Industry segment information is summarized as follows:

                                                    THREE MONTHS ENDED         SIX MONTHS ENDED
                                                          JUNE 30,                 JUNE 30,
                                                  ----------------------   ------------------------
Net Revenues:
                                                     2003         2002        2003         2002
                                                     ----         ----        ----         ----
Performance products........................      $   89,376   $   93,571  $  171,254   $  178,477
Manufacturing...............................         109,779      131,897     218,826      254,960
Communications..............................          82,081       77,261     155,792      146,229
                                                  ----------   ----------  ----------   ----------
   Total segments...........................      $  281,236   $  302,729  $  545,872   $  579,666
                                                  ==========   ==========  ==========   ==========


                                                    THREE MONTHS ENDED         SIX MONTHS ENDED
                                                          JUNE 30,                 JUNE 30,
                                                  ----------------------   -----------------------
Operating Profit (Loss):
                                                      2003         2002        2003         2002
                                                      ----         ----        ----         ----
Performance products........................      $    6,378   $   6,454  $  (18,831)  $   12,803
Manufacturing...............................           8,634      13,553      17,537       25,370
Communications..............................           1,364     (25,168)      1,334      (28,640)
                                                  ----------   ---------   ----------   ----------
   Total segments...........................          16,376      (5,161)         40        9,533
Eliminations and other corporate expenses...          (2,214)     (3,621)     (3,891)      (5,457)
                                                  ----------   ---------   ----------   ----------
Consolidated................................          14,162      (8,782)      (3,851)       4,076
Interest expense............................             584      18,869          955       36,585
Other (income) expense, net.................          21,635      (1,839)      30,129       (2,200)
                                                  ----------   ---------   ----------   ----------
Consolidated loss before income taxes
  and cumulative effect of a change in
  accounting principle......................      $   (8,057)  $ (25,812)  $  (34,935)  $  (30,309)
                                                  ==========   =========   ==========   ==========


                                                         IDENTIFIABLE ASSETS

                                                     JUNE 30,     DECEMBER 31,

                                                       2003           2002
                                                       ----           ----
          Performance products...............      $     225,871  $     249,326
          Manufacturing (1)..................            366,228        369,415
          Communications.....................            269,146        258,595
          Corporate..........................             64,340         79,649
                                                   -------------  -------------
          Consolidated.......................      $     925,585  $     956,985
                                                   =============  =============

(1) Includes equity method investments of $19,101 and $18,274, respectively.

NOTE 9 - RESTRUCTURING AND IMPAIRMENT CHARGES

         The Company's 2002 restructuring program consisted of a workforce reduction in its communications segment. During the year ended December 31, 2002, the Company recorded charges of $13,152 related to employee termination costs for 430 employees and $267 for lease obligations and other closure costs at three facilities that will no longer be used.

         The Company's 2001 restructuring program consisted of a workforce reduction, several plant closings and the discontinuation of certain product lines. During the year ended December 31, 2001, the Company recorded restructuring charges of $37,384 consisting of: $20,160 related to employee termination costs for approximately 2,000 employees; $11,920 associated with the write-down of assets resulting from plant closings and product line discontinuance; and $5,304 related primarily to lease obligations and other closure costs at facilities that will no longer be used. The employee terminations impacted all of the Company's business segments, with the majority of the terminations occurring in the manufacturing and communications segments.

         As of June 30, 2003, approximately 2,100 employees have been terminated pursuant to the restructuring programs. The Company expects to substantially complete implementation of its restructuring programs by the end of 2003. Management does not expect that its restructuring programs will have a material impact on the Company's revenues.

         The following tables summarize the Company's accruals for restructuring costs:

                                                                    EMPLOYEE
                                                                  TERMINATION       FACILITY
                                                                     COSTS         EXIT COSTS
                                                                     -----         ----------

        Balance at December 31, 2001.......................       $     11,621    $      4,628
        Provisions.........................................             13,152             267
        Reclassified to liabilities subject to compromise..             (1,338)         (2,196)
        Amounts paid.......................................             (9,542)         (1,547)
                                                                 -------------   -------------
        Balance at December 31, 2002.......................             13,893           1,152
        Amounts paid.......................................             (6,812)           (140)
                                                                 -------------   -------------
        Balance at June 30, 2003...........................       $      7,081    $      1,012
                                                                  ============    ============

         On February 28, 2003, the Company announced a plan to wind down and close operations at its facility in Claymont, Delaware, which is included in the performance products segment. Accordingly, the Company assessed the long-lived assets at this facility for impairment. Based on the results of this assessment, the Company recorded a non-cash impairment charge of $24,661 to reduce the carrying value of the fixed assets at this facility to fair value, which was determined based upon an independent appraisal.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

         On February 28, 2003, the Company announced a plan to wind down and close operations in Claymont, Delaware at the South Plant of the Delaware Valley Works complex, an industrial facility owned and operated by the Company. The plan was approved by the Bankruptcy Court on July 24, 2003. The South Plant is expected to cease production on or before November 11, 2003. Upon closure of the plant, the Company will record a charge for the costs of decommissioning the facility. In addition, the Company intends to comply fully with all of its environmental obligations in connection with the decommissioning of the facility including, without limitation, those relating to any investigation and remediation of the facility required by law. Depending on the scope of any investigation and any remedial activity required as a result, additional costs above those currently estimated could be incurred over a period of the next several years. The Company is currently unable to estimate the nature and extent of these additional costs. As such, it is possible that the final outcome could have a material adverse effect on the Company's results of operations, cash flows and financial condition. Operations at the Delaware Valley Works' other manufacturing areas located in the North Plant of the facility, including the production of sulfur, fluorine, potassium and ammonia-based compounds and warehousing, distribution and transportation operations, will continue.

NOTE 11 - SUMMARIZED FINANCIAL INFORMATION

         The Company's 11% Senior Subordinated Notes due 2009 are fully and unconditionally guaranteed, on a joint and several basis, by substantially all of the Company's wholly owned, domestic subsidiaries ("Subsidiary
Guarantors"). The non-guarantor subsidiaries are the Company's foreign subsidiaries.

         The following condensed consolidating financial information illustrates the composition of the combined Subsidiary Guarantors. The Company believes that the separate, complete financial statements of the respective guarantors would not provide additional material information which would be useful in assessing the financial composition of the Subsidiary Guarantors.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
THREE MONTHS ENDED JUNE 30, 2003


                                                                     NON-
                                                     SUBSIDIARY   GUARANTOR
                                          PARENT     GUARANTORS  SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                                          ------     ----------  ------------ ------------ ------------

Net revenues........................    $      --    $ 172,518   $ 117,876    $   (9,158)  $  281,236
Cost of sales.......................           --      141,171      93,015        (9,158)     225,028
Selling, general and administrative
  expense...........................        2,186       20,473      19,387             --      42,046
                                        ---------    ---------   ---------    -----------  ----------
   Operating profit (loss)..........       (2,186)      10,874       5,474             --      14,162
Interest expense....................          260           56         551          (283)         584
Other (income) expense, net.........          340       22,258      (1,246)          283       21,635
                                        ---------    ---------   ---------    -----------  ----------
   Income (loss) before income taxes       (2,786)     (11,440)      6,169             --      (8,057)
Income tax provision (benefit)......        5,517       (4,445)        665             --       1,737
Equity in income (loss) from
  subsidiaries......................       (1,491)       5,504          --        (4,013)          --
                                        ---------    ---------   ---------    ----------   ----------
   Net income (loss)................    $  (9,794)   $  (1,491)  $   5,504    $   (4,013)  $   (9,794)
                                        =========    =========   =========    ==========   ==========


CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
THREE MONTHS ENDED JUNE 30, 2002

                                                                     NON-
                                                     SUBSIDIARY   GUARANTOR
                                          PARENT     GUARANTORS   SUBSIDIARIES ELIMINATIONS CONSOLIDATED

Net revenues........................    $       --   $  196,376   $  118,378   $ (12,025)  $  302,729
Cost of sales.......................            --      160,118       91,221     (12,025)     239,314
Selling, general and administrative
  expense...........................           649       29,341       18,589          --       48,579
Restructuring and impairment charges            --       23,183          435          --       23,618
                                        ----------   ----------   ----------  ----------   ----------
   Operating profit (loss)..........          (649)     (16,266)       8,133          --       (8,782)
Interest expense....................        15,315       17,658        4,075     (18,179)      18,869
Other income, net...................       (13,676)      (2,199)      (4,143)     18,179       (1,839)
                                        ----------   ----------   ---------   ----------   ----------
   Income (loss) before income taxes        (2,288)     (31,725)       8,201          --      (25,812)
Income tax provision................         5,277       72,009       43,115          --      120,401
Equity in loss from subsidiaries....      (138,648)     (34,914)          --     173,562           --
                                        ----------   ----------   ----------  ----------   ----------
   Net loss.........................    $ (146,213)  $ (138,648)   $ (34,914)  $ 173,562   $ (146,213)
                                        ==========-  ==========   ==========  ==========   ==========

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2003

                                                                    NON-
                                                     SUBSIDIARY  GUARANTOR
                                          PARENT     GUARANTORS  SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                                          ------     ----------  ------------ ------------ ------------

Net revenues........................    $      --    $ 338,534   $ 225,021    $  (17,683)  $  545,872
Cost of sales.......................           --      284,198     176,354       (17,683)     442,869
Selling, general and administrative
  expense...........................        3,728       41,179      37,286             --      82,193
Restructuring and impairment charges           --       24,661          --             --      24,661
                                        ---------    ---------   ---------    -----------  ----------
   Operating profit (loss)..........       (3,728)     (11,504)     11,381             --      (3,851)
Interest expense....................          286           98       1,093          (522)         955
Other (income) expense, net.........         (869)      31,701      (1,225)          522       30,129
                                        ---------    ---------   ---------    -----------  ----------
   Income (loss) before income taxes       (3,145)     (43,303)     11,513             --     (34,935)
Income tax provision (benefit)......       19,451      (16,863)      1,180             --       3,768
Equity in income (loss) from
  subsidiaries......................      (16,107)      10,333          --         5,774          --
                                        ---------    ---------   ---------    -----------  ----------
   Net income (loss)................    $ (38,703)   $ (16,107)  $  10,333    $    5,774  $  (38,703)
                                        =========    =========   =========    ===========  ==========


CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2002



                                                   SUBSIDIARY  NON-GUARANTOR
                                          PARENT   GUARANTORS  SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                                          ------   ----------  ------------- ------------ ------------

Net revenues........................    $      --   $  380,494  $  222,545    $ (23,373)   $  579,666
Cost of sales.......................           --      311,438     172,878      (23,373)      460,943
Selling, general and administrative
  expense...........................        1,282       53,794      35,953           --        91,029
Restructuring and impairment charges           --       23,183         435           --        23,618
                                        ----------   ----------  ----------   ----------   ----------
   Operating profit (loss)..........       (1,282)      (7,921)     13,279           --         4,076
Interest expense....................       29,597       34,242       7,861      (35,115)       36,585
Other income, net...................      (26,174)      (3,191)     (7,950)      35,115        (2,200)
                                        ---------    ---------   ---------    ----------   ---------
   Income (loss) before income taxes
     and cumulative effect of a change
     in accounting principle........       (4,705)     (38,972)     13,368           --       (30,309)
Income tax provision................        4,552       69,835      44,665           --       119,052
Cumulative effect of a change in
  accounting principle..............           --      (65,359)    (95,766)          --      (161,125)
Equity in loss from subsidiaries....     (301,229)    (127,063)         --      428,292            --
                                        ---------    ---------   ----------   ----------   ----------
   Net loss.........................    $(310,486)   $(301,229)  $(127,063)   $ 428,292     $(310,486)
                                        =========    =========   ==========   ==========   ==========

CONDENSED CONSOLIDATING BALANCE SHEET
JUNE 30, 2003



                                                   SUBSIDIARY  NON-GUARANTOR
                                          PARENT   GUARANTORS  SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                                          ------   ----------  ------------- ------------ ------------

Current assets:

   Cash and cash equivalents........    $   43,465   $   11,230  $   50,746   $       --   $  105,441
   Receivables, net.................         8,674      102,295      85,799           --      196,768
   Inventories......................            --       50,930      56,582           --      107,512
   Other current assets.............       (29,431)      46,776      10,072           --       27,417
                                        ----------   ----------  ----------   ----------   ----------
     Total current assets...........        22,708      211,231     203,199           --      437,138
Property, plant and equipment, net..            --      185,144      99,611           --      284,755
Goodwill, net.......................            --       45,005      82,913           --      127,918
Intercompany receivable (payable)...       716,332     (683,721)    (32,611)          --           --
Investment in subsidiaries..........      (347,235)      89,893          --      257,342           --
Other assets........................       (81,012)      87,942      68,844           --       75,774
                                        ----------   ----------  ----------   ----------   ----------
     Total assets...................    $  310,793   $  (64,506) $  421,956   $  257,342   $  925,585
                                        ==========   ==========  ==========   ==========   ==========
Current liabilities:

   Accounts payable.................    $        1   $   21,837  $   26,974   $       --   $   48,812
   Accrued liabilities..............        45,359       41,222      44,857           --      131,438
   Current portion of long-term debt            --          100      15,343           --       15,443
                                        ----------   ----------  ----------   ----------   ----------
     Total current liabilities......        45,360       63,159      87,174           --      195,693
Long-term debt......................            --          546       1,794           --        2,340
Liabilities subject to compromise...       803,686      183,096     147,541           --    1,134,323
Other liabilities...................         2,064       35,928      95,554           --      133,546
                                        ----------   ----------  ----------   ----------   ----------
     Total liabilities..............       851,110      282,729     332,063           --    1,465,902
Equity (deficit)....................      (540,317)    (347,235)     89,893      257,342     (540,317)
                                        ----------   ----------  ----------   ----------   ----------
     Total liabilities and equity
     (deficit)......................    $  310,793   $  (64,506) $  421,956   $  257,342   $  925,585
                                        ==========   ==========  ==========   ==========   ==========


CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2002


                                                                    NON-
                                                    SUBSIDIARY   GUARANTORS
                                          PARENT    GUARANTORS   SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                                          ------    ----------   ------------ ------------ ------------
Current assets:

   Cash and cash equivalents........    $   64,046   $   22,230   $   46,754  $       --   $  133,030
   Receivables, net.................         8,674       95,978       81,173          --      185,825
   Inventories......................            --       51,776       52,942          --      104,718
   Other current assets.............       (29,129)      46,215       10,269          --       27,355
                                        ----------   ----------   ----------  ----------   ----------
     Total current assets...........        43,591      216,199      191,138          --      450,928
Property, plant and equipment, net..            --      211,525       97,300          --      308,825
Goodwill, net.......................            --       45,005       82,719          --      127,724
Intercompany receivable (payable)...       714,357     (696,631)    (17,726)          --           --
Investment in subsidiaries..........      (335,365)      83,305           --     252,060           --
Other assets........................       (83,903)      90,104       63,307          --       69,508
                                        ----------   ----------   ----------  ----------   ----------
     Total assets...................    $  338,680   $  (50,493)  $  416,738  $  252,060   $  956,985
                                        ==========   ==========   ==========  ==========   ==========
Current liabilities:

   Accounts payable.................    $        6   $   24,445   $   26,401  $       --   $   50,852
   Accrued liabilities..............        25,036       53,071       50,607          --      128,714
   Current portion of long-term debt            --          101       14,990          --       15,091
                                        ----------   ----------   ----------  ----------   ----------
     Total current liabilities......        25,042       77,617       91,998          --      194,657
Long-term debt......................            --          596        1,856          --        2,452
Liabilities subject to compromise...       821,895      169,960      151,910          --    1,143,765
Other liabilities...................         2,064       36,699       87,669          --      126,432
                                        ----------   ----------   ----------  ----------   ----------
     Total liabilities..............       849,001      284,872      333,433          --    1,467,306
     Equity (deficit)...............      (510,321)    (335,365)      83,305     252,060     (510,321)
                                        ----------   ----------   ----------  ----------   ----------
     Total liabilities and equity
     (deficit)                          $  338,680   $  (50,493)  $  416,738  $  252,060   $  956,985
                                        ==========   ==========   ==========  ==========   ==========




                                        GENTEK INC.
                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)
                            FOR THE SIX MONTHS ENDED JUNE 30, 2003
                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                         (UNAUDITED)


CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2003

                                                                           NON-
                                                           SUBSIDIARY    GUARANTOR
                                                 PARENT    GUARANTORS  SUBSIDIARIES CONSOLIDATED
                                                 ------    ----------  ------------ ------------

Net cash provided by (used for) operating
  activities..............................     $  (4,728)   $   4,551  $   11,298   $  11,121
                                               ---------    ----------  ----------   ----------
Net cash used for investing activities....            --      (13,004)     (3,830)    (16,834)
                                               ---------    ----------  ----------   ----------
Cash flows from financing activities:
   Intercompany cash transfers............         2,495       (2,495)         --         --
   Other..................................       (18,348)         (52)     (5,937)    (24,337)
                                               ---------    ---------   ----------   ---------
Net cash used for financing activities....       (15,853)      (2,547)     (5,937)    (24,337)
                                               ---------    ---------   ----------   ---------
Effect of exchange rates on cash..........            --           --       2,461       2,461
                                               ----------   ----------  ----------   ----------
Increase (decrease) in cash and cash
  equivalents.............................       (20,581)     (11,000)      3,992     (27,589)
Cash and cash equivalents at beginning of
  period..................................        64,046       22,230      46,754     133,030
                                               ----------   ----------  ----------   ----------
Cash and cash equivalents at end of period     $  43,465    $  11,230  $   50,746   $ 105,441
                                               ==========   ==========  ==========   ==========


CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2002

                                                                           NON-
                                                            SUBSIDIARY   GUARANTOR
                                                  PARENT    GUARANTORS  SUBSIDIARIES CONSOLIDATED
                                                  ------    ----------  ------------ ------------

Net cash provided by (used for) operating
  activities..............................      $  (1,793)  $ (16,442)  $   17,455   $    (780)
                                                ----------  ---------   ----------   ---------
Net cash used for investing activities....             --     (10,171)      (7,290)    (17,461)
                                                ----------  ---------   ----------   ---------
Cash flows from financing activities:
   Intercompany cash transfers............       (146,835)    144,478        2,357          --
   Other..................................        148,628        (414)        (483)    147,731
                                                ----------  ---------   ----------   ----------
Net cash provided by financing activities.          1,793     144,064        1,874     147,731
                                                ----------  ----------  ----------   ----------
Effect of exchange rates on cash..........             --          --        1,278       1,278
                                                ----------  ----------  ----------   ----------
Increase in cash and cash equivalents.....             --     117,451       13,317     130,768
Cash and cash equivalents at beginning
  of period...............................             --         443        8,762       9,205
                                                ----------  ----------  ----------   ----------
Cash and cash equivalents at end of period      $      --  $  117,894  $    22,079   $ 139,973
                                                ==========  ==========  ==========   ==========

     EXCERPT FROM 10-K/A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002,
                         CONSISTING OF PAGES 31 TO 65

(The financial data as of December 31, 2002 has been reproduced from the audited financial statements included in the Company's Form 10-K/A for the fiscal year ended December 31, 2002 but, due to its inclusion in this Disclosure Statement, is considered unaudited under applicable accounting rules. To review the full audited financial statements for the Company for such period, please refer to such Form 10-K/A on file with the Securities and Exchange Commission ("SEC"), which may be accessed through the SEC's website, http://www.sec.gov.)

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                  FORM 10-K/A

(MARK ONE)
    X           ANNUAL REPORT UNDER SECTION 13 OR 15(d)
  -----          OF THE SECURITIES EXCHANGE ACT OF 1934
             FOR THE FISCAL YEAR ENDED DECEMBER  31, 2002
                                   OR
  -----        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934
             FOR THE TRANSITION PERIOD FROM         TO

                        COMMISSION FILE NUMBER 001-14789
                              -------------------
                                  GENTEK INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                              -------------------

                     DELAWARE                              02-0505547
          (STATE OF OTHER JURISDICTION OF               (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)              IDENTIFICATION NUMBER)

                   LIBERTY LANE                              03842
              HAMPTON, NEW HAMPSHIRE                       (ZIP CODE)
     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (603) 929-2264
                              -------------------
          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                                     None

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                     Common stock, par value $.01 per share
                                (TITLE OF CLASS)

    Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes  X   No
                                              ---     ---
    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in the definitive proxy or information statements incorporated by reference in Part III of this Form 10-K/A or any amendment to this Form 10-K/A. [x]

    Indicate by check mark whether the registrant is an accelerated filer (as
defined in Rule 12b-2 of the Act). Yes     No  X
                                      ---     ---
    State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant's most recently completed second fiscal quarter: $2,398,981.

    The aggregate market value of the voting stock held by non-affiliates of the registrant as of February 28, 2003, was approximately $239,889. The number of outstanding shares of the Registrant's Common Stock and Class B Common Stock as of February 28, 2003 was 21,439,310 and 3,896,860, respectively.

                      DOCUMENTS INCORPORATED BY REFERENCE:

    None.

================================================================================

                                  GENTEK INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2002         2001         2000
                                                              ----         ----         ----
Net revenues.............................................  $1,128,533   $1,244,420   $1,414,187
Cost of sales............................................     899,177      993,946    1,036,363
Selling, general and administrative expense..............     176,189      235,803      212,733
Restructuring and impairment charges.....................      78,238      187,417           --
Purchased in-process research and development............          --           --        5,800
                                                           ----------   ----------   ----------
    Operating profit (loss)..............................     (25,071)    (172,746)     159,291
Interest expense (contractual interest for 2002 was
  $75,418)...............................................      60,135       74,980       74,948
Interest income..........................................       2,104        1,200        1,678
Reorganization items.....................................      11,631           --           --
Other (income), net......................................      (1,806)        (783)      (2,806)
                                                           ----------   ----------   ----------
    Income (loss) before income taxes and cumulative
      effect of a change in accounting principle.........     (92,927)    (245,743)      88,827
Income tax provision (benefit)...........................     106,597      (74,899)      38,586
                                                           ----------   ----------   ----------
    Income (loss) before cumulative effect of a change in
      accounting principle...............................    (199,524)    (170,844)      50,241
Cumulative effect of a change in accounting principle
  (net of a tax benefit of $39,760)......................    (161,125)          --           --
                                                           ----------   ----------   ----------
        Net income (loss)................................  $ (360,649)  $ (170,844)  $   50,241
                                                           ==========   ==========   ==========
Earnings (loss) per common share -- basic:
    Income (loss) before cumulative effect of a change in
      accounting principle...............................  $    (7.82)  $    (6.72)  $     2.04
    Cumulative effect of a change in accounting
      principle..........................................       (6.31)          --           --
                                                           ----------   ----------   ----------
        Net income (loss)................................  $   (14.13)  $    (6.72)  $     2.04
                                                            ==========   ==========   ==========

Earnings (loss) per common share -- assuming dilution:
    Income (loss) before cumulative effect of a change in
      accounting principle...............................  $    (7.82)  $    (6.72)  $     1.99
    Cumulative effect of a change in accounting
      principle..........................................       (6.31)          --           --
                                                           ----------   ----------   ----------
        Net income (loss)................................  $   (14.13)  $    (6.72)  $     1.99
                                                           ==========   ==========   ==========

      See the accompanying notes to the consolidated financial statements.

                                  GENTEK INC.
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                                 ----         ----
                           ASSETS
Current assets:
    Cash and cash equivalents...............................  $  133,030   $    9,205
    Receivables, net........................................     185,825      183,962
    Inventories.............................................     104,718      107,674
    Deferred income taxes...................................       3,328       39,345
    Other current assets....................................      24,027       13,471
                                                              ----------   ----------
        Total current assets................................     450,928      353,657
Property, plant and equipment, net..........................     308,825      358,526
Goodwill....................................................     127,724      328,975
Deferred income taxes.......................................      42,789       79,447
Other assets................................................      26,719       44,238
                                                              ----------   ----------
        Total assets........................................  $  956,985   $1,164,843
                                                              ==========   ==========

                  LIABILITIES AND DEFICIT
Current liabilities:
    Accounts payable........................................  $   50,852   $   99,719
    Accrued liabilities.....................................     128,714      142,757
    Current portion of long-term debt.......................      15,091       32,674
                                                              ----------   ----------
        Total current liabilities...........................     194,657      275,150
Long-term debt..............................................       2,452      799,752
Liabilities subject to compromise...........................   1,143,765           --
Other liabilities...........................................     126,432      232,278
                                                              ----------   ----------
        Total liabilities...................................   1,467,306    1,307,180
                                                              ----------   ----------
Deficit:
    Preferred Stock, $.01 par value; authorized 10,000,000
      shares; none issued or outstanding....................          --           --
    Common Stock, $.01 par value; authorized 100,000,000
      shares; issued: 21,589,623 and 20,712,973 shares at
      December 31, 2002 and 2001, respectively..............         216          207
    Class B Common Stock, $.01 par value; authorized
      40,000,000 shares; issued and outstanding: 3,896,860
      and 4,750,107 shares at December 31, 2002
      and 2001, respectively................................          39           48
    Paid in capital.........................................       3,305        3,830
    Accumulated other comprehensive loss....................     (31,111)     (24,302)
    Accumulated deficit.....................................    (481,525)    (120,876)
    Treasury stock, at cost: 150,313 and 145,570 shares at
      December 31, 2002 and 2001, respectively..............      (1,245)      (1,244)
                                                              ----------   ----------
        Total deficit.......................................    (510,321)    (142,337)
                                                              ----------   ----------
        Total liabilities and deficit.......................  $  956,985   $1,164,843
                                                              ==========   ==========

      See the accompanying notes to the consolidated financial statements.

                                  GENTEK INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2002        2001        2000
                                                                ----        ----        ----
Cash flows from operating activities:
    Net income (loss).......................................  $(360,649)  $(170,844)  $  50,241
    Adjustments to reconcile net income (loss) to net
      cash provided by operating activities:
        Cumulative effect of a change in accounting
          principle.........................................    161,125          --          --
        Depreciation and amortization.......................     47,903      68,317      68,973
        Asset impairment and write-down charges.............     64,819     161,953          --
        Reorganization items................................     11,631          --          --
        Purchased in-process research and development.......         --          --       5,800
        Net (gain) loss on disposition of long-term
          assets............................................        122       1,465        (731)
        Long-term incentive plan costs, net.................       (525)        (86)      1,392
        (Increase) decrease in receivables..................     12,351      37,903     (19,358)
        (Increase) decrease in inventories..................      7,292      32,267     (26,636)
        (Increase) decrease in deferred tax assets..........    119,915     (55,213)     28,665
        Increase (decrease) in accounts payable.............    (11,742)     (5,984)     16,406
        Increase (decrease) in accrued liabilities..........      1,073       2,509      (9,996)
        Increase (decrease) in other liabilities and assets,
          net...............................................     (7,224)     (3,880)    (27,486)
                                                              ---------   ---------   ---------
          Net cash provided by operations...................     46,091      68,407      87,270
                                                              ---------   ---------   ---------
Net cash used for reorganization items......................       (464)         --          --
                                                              ---------   ---------   ---------
Cash flows from investing activities:
    Capital expenditures....................................    (52,440)    (77,778)    (81,298)
    Proceeds from sales or disposals of long-term assets....     13,542      11,541       6,911
    Acquisition of businesses net of cash acquired*.........       (464)       (610)   (138,380)
    Other investing activities..............................         --      (4,032)    (18,682)
                                                              ---------   ---------   ---------
          Net cash used for investing activities............    (39,362)    (70,879)   (231,449)
                                                              ---------   ---------   ---------
Cash flows from financing activities:
    Proceeds from sale of stock.............................         --          --      37,957
    Proceeds from long-term debt............................    168,153      93,551     608,227
    Repayment of long-term debt.............................    (52,310)    (81,515)   (512,134)
    Payments to acquire treasury stock......................         (1)       (370)       (597)
    Exercise of stock options...............................         --         209         292
    Dividends...............................................         --      (3,777)     (5,005)
    Capital contributions...................................         --          --         879
                                                              ---------   ---------   ---------
          Net cash provided by financing activities.........    115,842       8,098     129,619
                                                              ---------   ---------   ---------
Effect of exchange rate changes on cash.....................      1,718        (880)     (1,668)
                                                              ---------   ---------   ---------
Increase (decrease) in cash and cash equivalents............    123,825       4,746     (16,228)
Cash and cash equivalents at beginning of period............      9,205       4,459      20,687
                                                              ---------   ---------   ---------
Cash and cash equivalents at end of period..................  $ 133,030   $   9,205   $   4,459
                                                              =========   =========   =========
Supplemental information:
    Cash paid (refunded) for income taxes...................  $ (14,810)  $  10,743   $  24,034
                                                              =========   =========   =========
    Cash paid for interest..................................  $  51,541   $  75,467   $  72,729
                                                              =========   =========   =========
* Acquisition of businesses net of cash acquired:
    Working capital, other than cash........................  $      59   $      --   $  (2,374)
    Property, plant and equipment...........................       (364)       (610)     (6,040)
    Other assets............................................       (159)         --     (41,728)
    Noncurrent liabilities..................................         --          --       1,762
                                                              ---------   ---------   ---------
    Cash used to acquire businesses.........................       (464)       (610)    (48,380)
    Cash to acquire Digital Communications Group............         --          --     (90,000)
                                                              ---------   ---------   ---------
          Total cash used to acquire businesses.............  $    (464)  $    (610)  $(138,380)
                                                              =========   =========   =========

      See the accompanying notes to the consolidated financial statements.

                                  GENTEK INC.
             CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)
                  FOR THE THREE YEARS ENDED DECEMBER 31, 2002
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     ACCUMULATED      RETAINED
                                                    CLASS B                             OTHER         EARNINGS
                                           COMMON   COMMON    TREASURY   PAID IN    COMPREHENSIVE   (ACCUMULATED
                                           STOCK     STOCK     STOCK     CAPITAL       (LOSS)         DEFICIT)       TOTAL
                                           -----     -----     -----     -------       ------        ---------       -----
Balance at December 31, 1999.............   $169     $ 40     $  (277)   $ 50,071     $ (2,109)      $   8,509     $  56,403
    Components of comprehensive income:
        Net income.......................     --       --          --          --           --          50,241        50,241
        Change in net unrealized loss on
          securities (net of tax of $64).     --       --          --          --          (97)             --           (97)
        Foreign currency translation
          adjustments (net of tax of
          $4,559)........................     --       --          --          --       (6,969)             --        (6,969)
                                                                                                                   ---------
    Comprehensive income.................                                                                             43,175
    Dividends (per share $.20)...........     --       --          --          --           --          (5,005)       (5,005)
    Capital contributions................     --       --          --         879           --              --           879
    Rights offering......................     34        8          --      37,915           --              --        37,957
    Exercise of stock options............      1       --          --         291           --              --           292
    Long-term incentive plan grants, net.     --       --          --       1,392           --              --         1,392
    Purchase of treasury stock...........     --       --        (597)         --           --              --          (597)
    Digital acquisition (net of tax of
      $3,162)............................     --       --          --     (86,838)          --              --       (86,838)
                                            ----     ----     -------    --------     --------       ---------     ---------
Balance at December 31, 2000.............    204       48        (874)      3,710       (9,175)         53,745        47,658
    Components of comprehensive loss:
        Net loss.........................     --       --          --          --           --        (170,844)     (170,844)
        Change in net unrealized loss on
          securities (net of tax of $84).     --       --          --          --         (129)             --          (129)
        Minimum pension liability
          adjustments (net of tax of
          $748)..........................     --       --          --          --       (1,144)             --        (1,144)
        Cumulative effect of accounting
          change (net of tax of $1,941)..     --       --          --          --       (2,966)             --        (2,966)
        Change in net unrealized loss on
          derivative instruments (net of
          tax of $2,238).................     --       --          --          --       (3,421)             --        (3,421)
        Foreign currency translation
          adjustments (net of tax of
          $4,884)........................     --       --          --          --       (7,467)             --        (7,467)
                                                                                                                   ---------
    Comprehensive loss...................                                                                           (185,971)
    Dividends (per share $.15)...........     --       --          --          --           --          (3,777)       (3,777)
    Exercise of stock options............      3       --          --         206           --              --           209
    Long-term incentive plan grants, net.     --       --          --         (86)          --              --           (86)
    Purchase of treasury stock...........     --       --        (370)         --           --              --          (370)
                                            ----     ----     -------    --------     --------       ---------     ---------
Balance at December 31, 2001.............    207       48      (1,244)      3,830      (24,302)       (120,876)     (142,337)
    Components of comprehensive loss:
        Net loss.........................     --       --          --          --           --        (360,649)     (360,649)
        Change in net unrealized loss on
          securities (net of tax of $148)     --       --          --          --          226              --           226
        Minimum pension liability
          adjustments....................     --       --          --          --      (24,346)             --       (24,346)
        Change in net unrealized loss on
          derivative instruments (net of
          tax of $(39))..................     --       --          --          --        2,544              --         2,544
        Foreign currency translation
          adjustments (net of tax of
          $4,322)........................     --       --          --          --       14,767              --        14,767
                                                                                                                   ---------
    Comprehensive loss...................                                                                           (367,458)
    Conversion of Class B Common Stock to
      Common Stock.......................      9       (9)         --          --           --              --            --
    Long-term incentive plan grants, net.     --       --          --        (525)          --              --          (525)
    Purchase of treasury stock...........     --       --          (1)         --           --              --            (1)
                                            ----     ----     -------    --------     --------       ---------     ---------
Balance at December 31, 2002.............   $216     $ 39     $(1,245)   $  3,305     $(31,111)      $(481,525)    $(510,321)
                                            ====     ====     =======    ========     ========       =========     =========

      See the accompanying notes to the consolidated financial statements.

                                  GENTEK INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- BASIS OF PRESENTATION

    GenTek Inc. ('GenTek' or the 'Company') was spun off from The General Chemical Group Inc. ('GCG') on April 30, 1999 (the 'Spinoff'). The Spinoff has been treated as a reverse spinoff for financial statement purposes because a greater proportion of the former assets and operations of GCG are held by GenTek.

    On August 25, 2000, the Company acquired the Digital Communications Group ('Digital') of Prestolite Wire Corporation ('Prestolite') for $90,000 and reflected such payment as a reduction to paid in capital. As Prestolite is controlled by the controlling stockholder of GenTek, the transaction has been accounted for in a manner similar to a pooling of interests, and accordingly, the accompanying financial information has been restated to include the accounts of Digital for all periods presented. Digital manufactures voice- and data-quality copper and fiber-optic cable for the telecommunications industry.

    Adjustments represent elimination of intercompany sales. There were no material adjustments to conform accounting policies.

    On October 11, 2002, GenTek and 31 of its direct and indirect subsidiaries, including its Noma Company subsidiary (collectively, the 'Debtors'), filed voluntary petitions for reorganization relief (the 'Filing') under Chapter 11 of the United States Bankruptcy Code (the 'Bankruptcy Code') in the United States Bankruptcy Court for the District of Delaware (the 'Bankruptcy Court'). The Debtors' cases are being jointly administered as Case No. 02-12986 (MFW). As a result of the Filing, an automatic stay was imposed against efforts by claimants to collect amounts due or to proceed against property of the Debtors. The Debtors have been operating, and will continue to operate, their respective businesses as 'debtors-in-possession' under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As such, they are permitted to engage in ordinary course of business transactions without prior approval of the Bankruptcy Court. Transactions outside of the ordinary course of business, including certain sales of assets and certain requests for additional financings, will require approval by the Bankruptcy Court. There is no assurance that such approvals will be granted if requested.

    On December 10, 2002, Noma Company sought and obtained from the Ontario Superior Court of Justice, Canada (the 'Ontario Court'), an initial order pursuant to section 18.6 of the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended ('CCAA'), recognizing the Filing and granting Noma Company, among other things, a stay against claims, proceedings and the exercise of any contractual rights against it or its property in Canada, and recognizing various orders granted by the Bankruptcy Court.

    The Debtors filed for relief under Chapter 11 as a result of the Company's inability to obtain an amendment to its senior credit facility. The Company believes that the protection afforded by Chapter 11 best preserves the Debtors' ability to continue to serve their customers and preserve the value of their businesses, while it reorganizes, and develops and implements a new strategic plan to deleverage the Company's balance sheet and create an improved long-term capital structure.

    Since the Filing, the Company's available cash and continued cash flow from operations have been adequate to fund ongoing operations and meet anticipated obligations to customers, vendors and employees in the ordinary course of business during the Chapter 11 process, and management believes it will continue to remain adequate. Further, in order to augment its financial flexibility during the Chapter 11 process, the Company negotiated with certain members of its pre-petition bank syndicate, and received approval from the Bankruptcy Court on March 6, 2003, and approval from the Ontario Court on March 13, 2003, to enter into a debtor-in-possession credit facility. The new facility will enable the Company to issue up to $50,000 of letters of credit, including approximately $30,000 of letters of credit issued under the pre-petition credit facility, to support the Company and its subsidiaries' undertakings (other than ordinary trade credit) and will provide the Company's Noma Company subsidiary with a $10,000 revolving credit facility for working capital and other general corporate

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

purposes of Noma Company. The facility matures on September 30, 2003, but may be extended to December 31, 2003 by the holders of a majority of the commitments. To support the payment obligations under the new facility, the Bankruptcy Court awarded super-priority administrative expense status to such obligations and granted the lenders senior priming liens (with certain exceptions) on the Debtors' assets.

    At hearings held on October 17, 2002 and November 7, 2002, the Bankruptcy Court granted the Debtors' 'first day' motions for various relief designed to stabilize their operations and business relationships with their customers, vendors, employees and other entities, and entered orders granting authority to the Debtors to, among other things: (1) pay certain pre-petition and post-petition employee wages, benefits and other employee obligations;
(2) honor customer programs; (3) pay certain pre-petition taxes and fees;
(4) pay certain pre-petition obligations to foreign vendors; (5) pay certain pre-petition shipping charges; and (6) pay certain pre-petition claims of critical vendors. The Bankruptcy Court also entered orders authorizing the Debtors to use cash collateral of their senior lenders, and Noma Company to use GenTek's cash collateral, on terms specified in such orders. All such orders were also recognized by the Ontario Court.

    As a result of the Filing, pending pre-petition litigation and claims against the Debtors have been stayed automatically in accordance with Section 362 of the Bankruptcy Code and no party may take any action to seek payment on its pre-petition claims or to proceed against property of the Debtors' estates except pursuant to further order of the Bankruptcy Court. The Filing resulted in an immediate acceleration of the Company's senior credit facility and 11% Senior Subordinated Notes, subject to the automatic stay.

    As a general rule, all of the Debtors' contracts and leases continue in effect in accordance with their terms notwithstanding the Filing, unless otherwise ordered by the Bankruptcy Court. The Bankruptcy Court provides the Debtors with the opportunity to reject any contracts or leases that are burdensome or assume any contracts or leases that are favorable or otherwise necessary to their business operations. In the event of a rejection of a contract or lease by the Debtors, the affected parties may file rejection damage claims, which are considered to be pre-petition claims. As a condition to assumption of a contract or lease, the Debtors are required to cure breaches under such agreements, including, without limitation, payment of any amounts due and owing.

    GenTek and the other Debtors have incurred, and will continue to incur, significant administrative and reorganization expenses resulting from the Filing and the continuing Chapter 11 proceedings. The amount of these expenses, which are being expensed as incurred and reported as reorganization items, are expected to have a material effect on the Company's results of operations.

    The potential adverse publicity associated with the Filing and the continuing Chapter 11 proceedings, and the resulting uncertainty regarding the Company's future prospects may hinder the Company's ongoing business activities and its ability to operate, fund and execute its business plan by: impairing relations with existing and potential customers; limiting the Company's ability to obtain trade credit; impairing present and future relationships with vendors; and negatively impacting the ability of the Company to attract, retain and compensate key employees and to retain employees generally.

    The Company anticipates that most liabilities of the Debtors as of the date of the Filing will be treated in accordance with one or more Chapter 11 plans of reorganization which will be proposed to be voted on by interested parties and approved by the Bankruptcy Court in accordance with the provisions of the Bankruptcy Code. Although the Debtors expect to file a plan that may provide for its emergence from Chapter 11 during 2003, there can be no assurance that a plan will be proposed by the Debtors or confirmed by the Bankruptcy Court, or that any such plan will be consummated. At this time, it is not possible for the Company to predict the effect of the Chapter 11 reorganization process on the Company's businesses, various creditors and security holders, or when it may be possible for the Debtors to emerge from Chapter 11.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The ultimate treatment of and recovery, if any, by creditors and security holders will not be determined until confirmation of a plan or plans of reorganization. GenTek and the other Debtors are unable to predict at this time what the treatment of creditors and equity holders of the respective Debtors will ultimately be under any plan or plans of reorganization finally confirmed. Although until a plan is approved there is substantial uncertainty as to the treatment of creditors and equity holders, based upon information available to it, the Company currently believes that its proposed reorganization plan will provide for the cancellation of existing equity interests and for limited recoveries by holders of debt securities. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in any of these securities.

    The consolidated financial statements have been prepared in accordance with Statement of Position 90-7 ('SOP 90-7'), 'Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,' and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Filing, such realization of assets and liquidation of liabilities are subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code and subject to Bankruptcy Court approval or otherwise as permitted in the normal course of business, the Debtors may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements. Further, a plan of reorganization could materially change the amounts and classifications reported in the consolidated financial statements, which do not give effect to any adjustments to the carrying value of assets or amount of liabilities that might be necessary as consequence of a plan of reorganization. Liabilities and obligations whose treatment and satisfaction is dependent on the outcome of the Chapter 11 cases have been segregated and classified as liabilities subject to compromise in the consolidated balance sheets.

    Pursuant to the Bankruptcy Code, schedules have been filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the date of Filing. Differences between amounts recorded by the Debtors and claims filed by creditors will be investigated and resolved as part of the proceedings in the Chapter 11 cases. A bar date of April 14, 2003 has been set for the filing of proofs of claim against the Debtors. Accordingly, the ultimate number and allowed amount of such claims are not presently known.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The consolidated financial statements include the accounts of the Company and all of its majority owned subsidiaries. Investments in affiliates in which ownership is at least 20 percent, but less than a majority voting interest, are accounted for using the equity method. Investments in less than 20 percent owned affiliates are accounted for using the cost method. Intercompany balances and transactions are eliminated in consolidation.

    All highly liquid instruments purchased with a maturity of three months or less are considered to be cash equivalents.

    Inventories are valued at the lower of cost or market, using the last-in, first-out ('LIFO') method for certain domestic production inventories and the first-in, first-out ('FIFO') or average-cost method for all other inventories. Production inventory costs include material, labor and factory overhead.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    Property, plant and equipment are carried at cost and are depreciated principally using the straight-line method. Estimated lives range from five to 35 years for buildings and leasehold improvements and three to 15 years for machinery and equipment.

    The Company reviews long-lived assets for impairment whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of these assets against the estimated undiscounted future cash flows to be generated by the assets. At the time such evaluations indicate that the future cash flows are not sufficient to recover the carrying value of such assets, the carrying values are adjusted to their fair values, which have been determined on a discounted cash flow basis. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell.

    The Company reviews goodwill and other intangible assets for impairment annually and whenever events and circumstances indicate that the recorded value of the assets might be more than its fair value. Estimated fair values are determined based upon independent appraisals and current operating forecasts.

    Accruals for product warranties are estimated based upon historical warranty experience and are recorded at the time revenue is recognized.

    Accruals for environmental liabilities are recorded based on current interpretations of environmental laws and regulations when it is probable that a liability has been incurred and the amount of such a liability can be reasonably estimated.

    Revenue is recognized from product sales consistent with the related shipping terms, generally at the time products are shipped.

    Compensation cost for stock-based employee compensation plans is recognized using the intrinsic value method. The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value based method to recognize stock-based employee compensation.

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2002        2001       2000
                                                              ---------   ---------   -------
Net income (loss) as reported...............................  $(360,649)  $(170,844)  $50,241
Deduct: Total stock-based employee compensation expense
  determined under fair value based method for all awards,
  net of related tax effects................................     (1,623)     (1,737)   (2,560)
                                                              ----------  ----------  --------
Pro forma net income (loss).................................  $(362,272)  $(172,581)  $47,681
                                                              ==========  ==========  ========
Earnings (loss) per share:
    Basic -- as reported....................................  $  (14.13)  $   (6.72)  $  2.04
                                                              ==========  ==========  ========

    Basic -- pro forma......................................  $  (14.19)  $   (6.79)  $  1.93
                                                              ==========  ==========  ========

    Diluted -- as reported..................................  $  (14.13)  $   (6.72)  $  1.99
                                                              ==========  ==========  ========

    Diluted -- pro forma....................................  $  (14.19)  $   (6.79)  $  1.89
                                                              ==========  ==========  ========

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    For purposes of this calculation, the fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions (N/A for 2002 as there were no grants made):

                                                     2002      2001      2000
                                                    ------   -------    -------

Dividend yield.....................................  N/A       2.8%       2.0%
Expected volatility................................  N/A        87%        57%
Risk-free interest rate............................  N/A       4.0%       6.4%
Expected holding period (in years).................  N/A         6          6
Weighted average fair value........................  N/A     $1.15      $5.29


    Research and development costs are expensed as incurred and are included in selling, general and administrative expenses. Research and development costs for the years ended December 31, 2002, 2001 and 2000, were $7,096, $12,778, and
$12,892, respectively.

    The Company does not hold or issue financial instruments for trading purposes. The Company uses derivative financial instruments primarily for purposes of hedging exposures to fluctuations in interest rates and foreign currency exchange rates. The differential to be paid or received on interest rate swaps is recognized as an adjustment to interest expense. Gains and losses on hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and ultimately recognized in earnings. Gains and losses related to qualifying hedges of firm commitments or anticipated transactions are deferred and are recognized in earnings or as adjustments of carrying amounts when the hedged transaction occurs.

    The components of accumulated other comprehensive loss are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------

Foreign currency translation................................  $ 1,778   $16,545
Net unrealized loss on securities...........................       --       226
Minimum pension liability adjustments.......................   25,490     1,144
Net unrealized loss on derivative instruments...............    3,843     6,387
                                                              -------   -------
Accumulated other comprehensive loss........................  $31,111   $24,302
                                                              =======   =======


    In June 2000, the Financial Accounting Standards Board ('FASB') issued SFAS No. 138, 'Accounting for Certain Derivative Financial Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133.' This statement amends the accounting and reporting standards of SFAS 133 for certain derivative instruments and for certain hedging activities. The Company adopted SFAS 133 and SFAS 138 on January 1, 2001. The effect of the adoption of these pronouncements was a reduction of approximately $2,966 ($4,907 pre-tax) to other comprehensive income attributable to the net liability to be recorded for cash flow hedges.

    In July 2001, the FASB issued SFAS No. 141 'Business Combinations' and SFAS No. 142 'Goodwill and Other Intangible Assets.' SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 were adopted by the Company on January 1, 2002, and accordingly, the Company ceased amortizing goodwill. Upon adoption of SFAS No. 142, the Company recorded a

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

charge of $161,125 (net of a tax benefit of $39,760) as a cumulative effect of a change in accounting principle. The following illustrates what net income (loss) and income (loss) per share would have been had these provisions been adopted for all periods presented:

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2002        2001       2000
                                                              ---------   ---------   -------
Reported net income (loss)..................................  $(360,649)  $(170,844)  $50,241
    Add back: goodwill amortization.........................         --      13,519    12,914
                                                              ---------   ---------   -------
    Adjusted net income (loss)..............................  $(360,649)  $(157,325)  $63,155
                                                              =========   =========   =======
Income (loss) per share, basic:
    Reported net income (loss)..............................  $  (14.13)  $   (6.72)  $  2.04
    Add back: goodwill amortization.........................         --         .53       .52
                                                              ---------   ---------   -------
    Adjusted net income (loss)..............................  $  (14.13)  $   (6.19)  $  2.56
                                                              =========   =========   =======
 ncome (loss) per share, assuming dilution:
    Reported net income (loss)..............................  $  (14.13)  $   (6.72)  $  1.99
    Add back: goodwill amortization.........................         --         .53       .51
                                                              ---------   ---------   -------
    Adjusted net income (loss)..............................  $  (14.13)  $   (6.19)  $  2.50
                                                              =========   =========   =======

    Carrying amount of goodwill by segment is as follows:

                                            PERFORMANCE
                                             PRODUCTS     MANUFACTURING   COMMUNICATIONS   CONSOLIDATED
                                             --------     -------------   --------------   ------------
Balance at December 31, 2000..............   $ 74,839       $174,739        $ 126,927       $ 376,505
Amortization..............................     (3,230)        (5,130)          (5,159)        (13,519)
Impairments...............................     (5,844)       (15,346)          (7,381)        (28,571)
Foreign currency translation..............         --            (89)          (5,351)         (5,440)
                                             --------       --------        ---------       ---------
Balance at December 31, 2001..............     65,765        154,174          109,036         328,975
Adoption of SFAS No. 142..................    (44,027)       (48,200)        (109,036)       (201,263)
Foreign currency translation..............         --             12               --              12
                                             --------       --------        ---------       ---------
Balance at December 31, 2002..............   $ 21,738       $105,986        $      --       $ 127,724
                                             ========       ========        =========       =========

    Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

    In July 2001, the FASB issued SFAS No. 143 'Accounting for Asset Retirement Obligations,' which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and the associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for years beginning after June 15, 2002. The Company is currently evaluating the impact that adoption of this standard will have on its consolidated financial statements.

    In August 2001, the FASB issued SFAS No. 144 'Accounting for the Impairment or Disposal of Long-lived Assets,' which requires all long-lived assets classified as held for sale to be valued at the lower of their carrying amount or fair value less cost to sell and which broadens the presentation of discontinued operations to include more disposal transactions. The Company adopted this standard on

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

January 1, 2002. There was no effect upon adoption on the Company's consolidated financial statements.

    In July 2002, the FASB issued SFAS No. 146 'Accounting for Costs Associated with Exit or Disposal Activities,' which requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. This differs from prior guidance, which required the liability to be recognized when a commitment plan was put into place. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect that the adoption of this standard will have a material impact on its financial position, results of operations or cash flow.

    In November 2002, the FASB issued Interpretation No. 45, 'Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements
No. 5, 57 and a rescission of FASB Interpretation No. 34,' which expands on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company's financial statements. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002.

    In December 2002, the FASB issued SFAS No. 148 'Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement
No. 123,' which requires expanded disclosure regarding stock-based compensation in the Summary of Significant Accounting Policies. The Company has adopted this standard for its 2002 financial statements, and has included the expanded disclosure in Note 2.

    Certain prior-period amounts have been reclassified to conform with the current presentation.

NOTE 3 -- DEBTOR FINANCIAL INFORMATION

    The condensed combined financial statements of the Debtors are presented below. These statements reflect the financial position, results of operations and cash flows of the Debtors on a combined basis, including certain amounts and transactions between Debtors and non-debtor subsidiaries of the Company which are eliminated in the consolidated financial statements.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

CONDENSED COMBINED STATEMENT OF OPERATIONS

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    2002
                                                                ------------

Net revenues................................................      $ 881,483
Cost of sales...............................................        723,651
Selling, general and administrative expense.................        109,804
Restructuring and impairment charges........................         23,285
                                                                  ---------
    Operating profit........................................         24,743
Interest expense (contractual interest for 2002 was
  $57,827)..................................................         42,544
Reorganization items........................................         11,631
Other expense, net..........................................         13,531
                                                                  ---------
    Loss before income taxes and cumulative effect of a
      change in accounting principle........................        (42,963)
Income tax provision........................................        125,603
Cumulative effect of a change in accounting principle.......        (95,048)
Equity in loss from subsidiaries............................        (97,035)
                                                                  ---------
    Net loss................................................      $(360,649)
                                                                  =========


CONDENSED COMBINED BALANCE SHEET

                                                                DECEMBER 31,
                                                                    2002
                                                                ------------
Current assets:
    Cash and cash equivalents...............................     $   94,708
    Receivables, net........................................        132,089
    Inventories.............................................         66,395
    Other current assets....................................         21,754
                                                                 ----------
        Total current assets................................        314,946
Property, plant and equipment, net..........................        231,505
Goodwill....................................................        126,563
Intercompany receivable (payable)...........................         12,653
Investment in subsidiaries..................................         96,481
Other assets................................................         21,848
                                                                 ----------
        Total assets........................................     $  803,996
                                                                 ==========
Current liabilities:
    Accounts payable........................................     $   31,978
    Accrued liabilities.....................................         98,147
    Current portion of long-term debt.......................            101
                                                                 ----------
        Total current liabilities...........................        130,226
Long-term debt..............................................            596
Liabilities subject to compromise...........................      1,143,765
Other liabilities...........................................         39,730
                                                                 ----------
        Total liabilities...................................      1,314,317
Deficit.....................................................       (510,321)
                                                                 ----------
        Total liabilities and deficit.......................     $  803,996
                                                                 ==========

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

CONDENSED COMBINED STATEMENT OF CASH FLOWS


                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    2002
                                                                 ----------

Net cash provided by operating activities...................     $   21,944
                                                                 ----------
Net cash used for reorganization items......................           (464)
                                                                 ----------
Net cash used for investing activities......................        (31,608)
                                                                 ----------
Cash flows from financing activities:
    Intercompany cash transfers.............................        (30,650)
    Other...................................................        142,143
                                                                 ----------
Net cash provided by financing activities...................        111,493
                                                                 ----------
Increase in cash and cash equivalents.......................        101,365
Cash and cash equivalents at beginning of year..............         (6,657)
                                                                 ----------
Cash and cash equivalents at end of year....................     $   94,708
                                                                 ==========


    Liabilities subject to compromise in the Consolidated and Debtor-in-Possession balance sheets consist of the following items at December 31, 2002:

    Accounts payable.......................................      $   44,331
    Accrued interest payable................................         17,795
    Accrued liabilities.....................................         12,644
    Long-term debt..........................................        921,986
    Long-term liabilities...................................        147,009
                                                                 ----------
                                                                 $1,143,765
                                                                 ==========

    Reorganization items in the Consolidated and Debtor-in-Possession statement of operations consist of the following for the year ended December 31, 2002:

    Professional fees.......................................     $    6,006
    Employee costs..........................................          2,528
    Interest income.........................................           (185)
    Settlement of pre-petition liabilities..................           (990)
    Other...................................................          4,272
                                                                 ----------
                                                                 $   11,631
                                                                 ==========

NOTE 4 -- SPECIAL CHARGES

RESTRUCTURING CHARGES

    The Company's 2002 restructuring program consists of a workforce reduction in its communications segment. The Company recorded charges of $13,152 related to employee termination costs for 430 employees and $267 for lease obligations and other closure costs at three facilities that will no longer be used. As of December 31, 2002, approximately 240 employees have been terminated pursuant to the 2002 restructuring program.

    The Company's 2001 restructuring program consists of a workforce reduction, several plant closings and the discontinuation of certain product lines. During the year ended December 31, 2001, the Company recorded restructuring charges of $37,384 consisting of: $20,160 related to employee termination costs for approximately 2,000 employees; $11,920 associated with the write-down of assets resulting from plant closings and product line discontinuance; and $5,304 related primarily to lease obligations and other closure costs at facilities that will no longer be used. The employee terminations impacted all of the Company's business segments, with the majority of the terminations occurring in the

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

manufacturing and communications segments. As of December 31, 2002, approximately 1,350 employees had been terminated pursuant to the 2001 restructuring program.

    The Company expects to substantially complete implementation of its restructuring programs by the end of 2003. Management does not expect that its restructuring programs will have a material impact on the Company's revenues.

    The following tables summarize the Company's accruals for restructuring costs:

                                                         EMPLOYEE
                                                        TERMINATION    FACILITY
                                                           COSTS      EXIT COSTS
                                                           -----      ----------

Provisions.............................................   $20,160      $ 5,304
Amounts paid...........................................    (8,539)        (676)
                                                          -------      -------
Balance at December 31, 2001...........................    11,621        4,628
Provisions.............................................    13,152          267
Reclassified to liabilities subject to compromise......    (1,338)      (2,196)
Amounts paid...........................................    (9,542)      (1,547)
                                                          -------      -------
Balance at December 31, 2002...........................   $13,893      $ 1,152
                                                          =======      =======

IMPAIRMENT CHARGES

    The Company has continued to experience significant declines in its communications businesses resulting in operating losses for several business units in 2002. The Company's revised forecast for these businesses indicated that, based upon continuing diminished prospects in the market served by these operations, the cash flow to be generated by these businesses would not be sufficient to recover the carrying value of the long-lived assets at these operations. In the second quarter of 2002, the Company recorded non-cash impairment charges totaling $22,417 million primarily related to fixed assets at two manufacturing facilities in the communications segment. In the third quarter of 2002, the Company recorded non-cash impairment charges totaling $42,402 million primarily related to fixed assets in the Company's connectivity products business in the communications segment. The charges were due to changes in the principal markets served by these operations. The fair values of the assets were determined based upon a calculation of the present value of the expected future cash flows.

    In the early part of 2001, operating losses were experienced in certain of the Company's operations. Additionally, forecasts updated at that time indicated significantly diminished prospects for these operations. As a result of these circumstances, management determined that the long-lived assets of these operations should be assessed for impairment. Based on the outcome of this assessment, the Company recorded a non-cash asset impairment charge of $83,623 in the second quarter of 2001. This charge includes write-downs of fixed assets of $57,298, goodwill and intangible assets of $23,905 and an investment and other long-term assets of $2,420. The second-quarter charge primarily related to nine facilities in the performance products segment totaling $59,185 and certain intangible assets in the communications segment totaling $21,956. The charge for eight of the nine performance products facilities was due to changes in the principal markets served by these units. The fair values of the assets of these facilities were determined based upon a calculation of the present value of the expected future cash flows to be generated by these facilities. The charge for one performance products facility resulted from the facility's principal customer's decision to close its plant. The fair value of the assets at this facility was based upon a third-party appraisal. The impairment charge for the Company's communications segment is related to certain purchased technologies acquired in 2000 for the purpose of developing new products and services and expanding existing product offerings, and was due to the significant downturn in the telecommunications market to be served by these acquisitions. The Company determined the fair values of the related goodwill and intangible assets using a calculation of the present value of the expected future cash flows. During 2001, development of new products and service offerings based upon these purchased technologies was ultimately discontinued.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    As 2001 progressed, the Company experienced a significant decline in certain other businesses resulting in operating losses for these business units. The Company's revised forecast prepared in the fourth quarter indicated that, based upon diminished prospects in the markets served by certain operations, the cash flows to be generated by these businesses would not be sufficient to recover the carrying value of the long-lived assets at these operations. In the fourth quarter of 2001, the Company recorded additional non-cash impairment charges for long-lived assets totaling $66,410, of which $54,728 related to fixed assets, $8,795 to goodwill and intangibles and $2,887 to an equity investment. The charge primarily related to two facilities in the communications segment totaling $45,753 and two facilities and an equity investment in the manufacturing segment totaling $20,538. The charge for one facility in the manufacturing segment relates to notification by its largest customer in the fourth quarter that the customer was terminating its contract. As a result, management re-evaluated the forecast for this business and deemed it appropriate to test the carrying value of long-lived assets for impairment. The charge was recorded to reduce the carrying value to fair value, as determined using the present value of expected future cash flows. The charge for the other facilities was due to changes in the principal markets served by these units. The fair values of the assets were determined based upon a calculation of the present value of the expected future cash flows.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

    Included in selling, general and administrative expense for the year ended December 31, 2001 is a $28,646 charge principally related to a loss provision for accounts receivable for certain customers who have filed for bankruptcy or whose financial condition and payment history indicate payment is doubtful. The Company will continue to monitor the status of these accounts and further adjustments may be necessary.

COST OF SALES

    Included in cost of sales for the year ended December 31, 2001 is a $31,367 charge principally related to a loss provision for obsolete and excess inventory due to a significant decline in actual and forecasted revenue for certain of the Company's product lines as well as the discontinuation of certain of the Company's product lines.

NOTE 5 -- EARNINGS PER SHARE

    The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share assumes the foregoing and, in addition, the exercise of all stock options and restricted units, using the treasury stock method.

    The components of the denominator for basic earnings per common share and diluted earnings per common share are reconciled as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                   ------------------------------------
                                                      2002         2001         2000
                                                      ----         ----         ----
Basic earnings per common share:
    Weighted average common shares outstanding...  25,527,570   25,434,802   24,670,854
                                                   ----------   ----------   ----------
Diluted earnings per common share:
    Weighted average common shares outstanding...  25,527,570   25,434,802   24,670,854
    Options and restricted units.................          --           --      542,117
                                                   ----------   ----------   ----------
        Total....................................  25,527,570   25,434,802   25,212,971
                                                   ==========   ==========   ==========

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    During 2002 and 2001, options and restricted units were not included in the computation of diluted earnings per common share due to their antidilutive effect. Options to purchase 748,625 shares of common stock were outstanding during 2000, but were not included in the computation of diluted earnings per common share because the exercise price was greater than the average market price of the common shares.

NOTE 6 -- ACQUISITIONS -- PURCHASE METHOD

    GenTek has made a number of acquisitions which have been recorded using the purchase method of accounting. Accordingly, the net assets and results of operations of the acquisitions have been included in the financial statements from their respective acquisition date. Prior to 2002, goodwill was amortized on a straight-line basis over periods ranging from five to 35 years.

    On May 31, 2000, the Company acquired approximately 85 percent (81 percent on a fully diluted basis) of the outstanding stock of CON-X Corporation for approximately $18,000. During the third quarter of 2000 the Company received a definitive appraisal of the tangible and intangible assets acquired, including in-process research and development. Accordingly, the Company recorded a non-cash charge of $5,800 as this technology had not yet reached technological feasibility and had no alternative future use. The value assigned to purchased in-process research and development was determined by employment of a discounted cash flow model. The estimated cash flows span a 12-year period. These net cash flows were discounted back to their present value using a risk adjusted discount rate of 60 percent. The remaining purchase price was allocated to tangible and intangible assets, including goodwill and existing technology, less liabilities assumed. During 2001, development of new CON-X products was discontinued and all of the remaining acquired intangible assets were written off. The proforma impact of acquisitions made in 2000 in the aggregate is not material.

NOTE 7 -- INCOME TAXES

    Income from continuing operations before income taxes is as follows:

                                                YEARS ENDED DECEMBER 31,
                                             ------------------------------
                                               2002       2001       2000
                                               ----       ----       ----

United States..............................  $(89,931)  $(260,549)  $28,759
Foreign....................................    (2,996)     14,806    60,068
                                             --------   ---------   -------
    Total..................................  $(92,927)  $(245,743)  $88,827
                                             ========   =========   =======


    The components of the income tax provision are as follows:


                                                 YEARS ENDED DECEMBER 31,
                                               -----------------------------
                                                 2002       2001      2000
                                                 ----       ----      ----
United States:
    Current..................................  $ (8,674)  $(20,025)  $13,203
    Deferred.................................   104,238    (43,732)    4,515
Foreign:
    Current..................................     5,728      6,968     9,391
    Deferred.................................    (8,703)    (2,120)    9,453
State:
    Current..................................     1,166     (7,264)      886
    Deferred.................................    12,842     (8,726)    1,138
                                               --------   --------   -------
        Total................................  $106,597   $(74,899)  $38,586
                                               ========   ========   =======

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    A summary of the components of deferred tax assets and liabilities is as follows:

                                                             DECEMBER 31,
                                                          -------------------
                                                            2002       2001
                                                            ----       ----

Net operating loss carry forwards.......................  $ 30,439   $ 16,398
Postretirement benefits.................................    37,030     35,465
Nondeductible accruals..................................    71,851     82,670
Goodwill................................................    38,668      4,892
Foreign operations......................................     6,044      6,044
Deferred tax on comprehensive income....................    16,838     15,899
Other...................................................     9,600      7,102
                                                          --------   --------
    Deferred tax assets.................................   210,470    168,470
                                                          --------   --------
Property, plant and equipment...........................    20,848     47,113
                                                          --------   --------
    Deferred tax liabilities............................    20,848     47,113
Valuation allowance.....................................   148,861      6,044
                                                          --------   --------
    Net deferred tax assets.............................  $ 40,761   $115,313
                                                          ========   ========

    At December 31, 2002 and 2001, the Company has deferred tax assets of $6,044 related to foreign tax credits, for which a full valuation allowance had been provided. Net operating loss carryforwards in the United States expire through 2017. Net operating loss carryforwards in Germany do not expire. The Company has concluded that it is more likely than not that it will not be able to realize its domestic net deferred tax assets. Accordingly, during 2002 the Company recorded an increase to its valuation allowance of $143 million effectively reducing the carrying value of its domestic net deferred tax assets to zero. The Company will continue to monitor the likelihood of realizing its net deferred tax assets and future adjustments to the deferred tax asset valuation allowances will be recorded as necessary.

    The difference between the Company's effective income tax rate and the United States statutory rate is reconciled below:

                                                             YEARS ENDED DECEMBER 31,
                                                          ------------------------------
                                                           2002        2001        2000
                                                           ----        ----        ----
U.S. federal statutory rate.............................   (35.0)%     (35.0)%      35.0 %
State income taxes, net of federal benefit..............    (4.4)       (4.2)        1.8
Tax effect of foreign operations........................     3.5         5.8         3.8
Income from S-Corporations not subject to income tax....      --          --        (3.0)
Non-deductible goodwill.................................      --         3.5         1.9
Revaluation of deferred taxes...........................      --          --         3.2
Valuation allowance.....................................   151.7          --          --
Other...................................................    (1.1)        (.6)         .7
                                                          ------      -------     ------
    Total...............................................   114.7 %     (30.5)%      43.4 %
                                                          ======      =======     ======

    Prior to its acquisition, Digital was a division of Prestolite, which is an S-Corporation and, consequently, is not subject to federal income taxes. The pro forma income tax provision that would have been reported by the Company had Prestolite not been an S-Corporation prior to the acquisition was $40,759 for the year ended December 31, 2000.

    On July 14, 2000, legislation was enacted in Germany reducing income tax rates beginning January 1, 2001. Accordingly, the Company recorded a charge of $2,800 to income tax expense reflecting the revaluation of deferred tax assets at the new, lower effective tax rates.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    In connection with the Spinoff, GenTek entered into a tax sharing agreement with GCG which requires GenTek to indemnify and hold harmless GCG for consolidated tax liabilities attributable to periods before the Spinoff.

NOTE 8 -- PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

    The Company maintains several defined benefit pension plans covering certain employees in Canada, Germany, Ireland and the United States. A participating employee's annual postretirement pension benefit is determined by the employee's credited service and, in most plans, final average annual earnings with the Company. Vesting requirements are from two to five years. The Company's funding policy is to annually contribute the statutorily required minimum amount as actuarially determined.

    The Company also sponsors several defined contribution pension plans covering certain employees in Canada, Hong Kong and the United States. The Company's contributions are based upon a formula utilizing an employee's credited service and average annual salary. Vesting requirements are from two to five years. The Company's cost to provide this benefit was $1,132, $1,217 and $1,013 for the years ended December 31, 2002, 2001, and 2000, respectively.

    The Company also maintains several plans providing postretirement benefits other than pensions covering certain hourly and salaried employees in Canada and the United States. The Company funds these benefits on a pay-as-you-go basis.

                                                                                    OTHER
                                                 PENSION BENEFITS          POSTRETIREMENT BENEFITS
                                             YEARS ENDED DECEMBER 31,      YEARS ENDED DECEMBER 31,
                                          ------------------------------   ------------------------
                                            2002       2001       2000      2002     2001     2000
                                            ----       ----       ----      ----     ----     ----
UNITED STATES:
Components of net periodic benefit
  cost:
    Service cost.......................   $  4,167   $  3,825   $  4,179   $1,108   $1,016   $  908
    Interest cost......................     12,138     11,529     11,355    3,573    3,170    3,047
    Expected return on plan assets.....    (14,649)   (14,075)   (12,926)      --       --       --
    Amortization of net:
        Prior service cost.............        300        346        263     (782)    (739)    (739)
        (Gain)/loss....................       (371)      (778)      (258)      30     (428)    (640)
                                          --------   --------   --------   ------   ------   ------
    Net periodic benefit cost..........   $  1,585   $    847   $  2,613   $3,929   $3,019   $2,576
                                          ========   ========   ========   ======   ======   ======

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      OTHER
                                                        PENSION BENEFITS     POSTRETIREMENT BENEFITS
                                                          DECEMBER 31,            DECEMBER 31,
                                                       -------------------   -----------------------
                                                         2002       2001        2002         2001
                                                         ----       ----        ----         ----
Change in benefit obligation:
    Benefit obligation at prior measurement date.....  $172,139   $164,380    $ 51,440     $ 43,512
    Service cost.....................................     4,167      3,825       1,108        1,016
    Interest cost....................................    12,138     11,529       3,573        3,170
    Actuarial loss...................................    17,776        520       5,871        6,976
    Benefits paid....................................    (9,947)    (9,492)     (3,539)      (3,234)
    Plan amendments..................................      (239)     1,377        (441)          --
                                                       --------   --------    --------     --------
    Benefit obligation at measurement date...........  $196,034   $172,139    $ 58,012     $ 51,440
                                                       ========   ========    ========     ========
Change in plan assets:
    Fair value of assets at prior measurement date...  $145,162   $169,481    $     --     $     --
    Actual return on plan assets.....................   (12,114)   (15,741)         --           --
    Employer contributions...........................       844        914       3,539        3,234
    Benefits paid....................................    (9,947)    (9,492)     (3,539)      (3,234)
                                                       --------   --------    --------     --------
    Fair value of assets at measurement date.........  $123,945   $145,162    $     --     $     --
                                                       ========   ========    ========     ========
Reconciliation of funded status:
    Funded status....................................  $(72,089)  $(26,977)   $(58,012)    $(51,440)
    Unrecognized net:
        Prior service cost...........................     1,619      1,918      (1,785)      (2,126)
        (Gain)/loss..................................    48,191      3,521       5,130         (712)
                                                       --------   --------    --------     --------
    Net amount recognized............................  $(22,279)  $(21,538)   $(54,667)    $(54,278)
                                                       ========   ========    ========     ========

    For pension plans included above with accumulated benefit obligations in excess of plan assets, for 2002 and 2001, the projected benefit obligations were $196,034 and $159,275, respectively, the accumulated benefit obligations were $171,662 and $139,649, respectively, and the fair values of plan assets for those plans were $123,945 and $133,119, respectively.

    The weighted-average assumptions used in accounting for the plans were:

                                                                 2002          2001          2000
                                                                 ----          ----          ----
Discount rate.............................................       6 1/2%        7 1/4%        7 1/2%
Long-term rate of return on assets........................           9%            9%            9%
Average rate of increase in employee compensation.........           5%            5%            5%

    The health care cost trend rate used in accounting for the medical plans was 11 percent in 2001 and 10 percent in 2002 (decreasing to 6 percent in the year 2007 and beyond). A one percent increase in the health care trend rate would increase the accumulated postretirement benefit obligation by $4,267 at year-end 2002 and the net periodic cost by $409 for the year. A one percent decrease in the health care trend rate would decrease the accumulated postretirement benefit obligation by $4,601 at year-end 2002 and the net periodic cost by $439 for the year.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The dates used to measure plan assets and liabilities were October 31, 2002 and 2001 for all plans. Pension plan assets are invested primarily in stocks, bonds, short-term securities and cash equivalents.

                                                                                      OTHER
                                                 PENSION BENEFITS            POSTRETIREMENT BENEFITS
                                             YEARS ENDED DECEMBER 31,       YEARS ENDED DECEMBER 31,
                                          -------------------------------   -------------------------
                                           2002        2001        2000      2002     2001     2000
FOREIGN:                                   ----        ----        ----      ----     ----     ----
Components of net periodic benefit cost:
    Service cost........................  $  630      $  590      $   587    $16      $14       $13
    Interest cost.......................   2,980       2,774        2,817     74       64        66
    Expected return on plan assets......    (705)       (786)      (1,087)    --       --        --
    Amortization of net:
        Prior service cost..............       6           6            6     --       --        --
        (Gain)/loss.....................     141          --          355      7       --        --
                                          ------      ------      -------   -----   ------    -----
    Net periodic benefit cost...........  $3,052      $2,584      $ 2,678    $97      $78       $79
                                          ======      ======      =======   =====   ======    ======

                                                                                         OTHER
                                                                                    POSTRETIREMENT
                                                         PENSION BENEFITS              BENEFITS
                                                           DECEMBER 31,              DECEMBER 31,
                                                      ----------------------      -------------------
                                                        2002          2001         2002         2001
                                                        ----          ----         ----         ----
Change in benefit obligation:
    Benefit obligation at prior measurement date....   $49,175       $49,553         $909       $884
    Service cost....................................       630           590           16         14
    Employee contributions..........................       130            29           --         --
    Interest cost...................................     2,980         2,774           74         64
    Actuarial loss..................................        47         1,517          853         37
    Foreign currency translation....................     8,277        (2,796)           9        (51)
    Benefits paid...................................    (2,748)       (2,492)         (43)       (39)
                                                      --------      --------      -------      -----
    Benefit obligation at measurement date..........  $ 58,491      $ 49,175      $ 1,818      $ 909
                                                      ========      ========      =======      =====
Change in plan assets:
    Fair value of assets at prior measurement
      date..........................................  $  8,198      $  9,663      $    --      $  --
    Actual return on plan assets....................    (1,068)         (997)          --         --
    Employer contributions..........................     3,063         2,519           43         39
    Employee contributions..........................       130            29           --         --
    Foreign currency translation....................       753          (524)          --         --
    Benefits paid...................................    (2,748)       (2,492)         (43)       (39)
                                                      --------      --------      -------      -----
    Fair value of assets at measurement date........  $  8,328      $  8,198      $    --      $  --
                                                      ========      ========      =======      =====
Reconciliation of funded status:
    Funded status...................................  $(50,163)     $(40,977)     $(1,818)     $(909)
    Unrecognized net:
        Prior service cost..........................        20            26           --         --
        Loss........................................     4,687         2,984          856         11
                                                      --------      --------      -------      -----
    Net amount recognized...........................  $(45,456)     $(37,967)     $  (962)     $(898)
                                                      ========      ========      =======      =====

    For pension plans included above with accumulated benefit obligations in excess of plan assets, for 2002 and 2001, the projected benefit obligations were $54,557 and $45,086, respectively, the accumulated benefit obligations were $53,364 and $43,599, respectively, and the fair values of plan assets for those plans were $4,537 and $4,102, respectively.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The weighted-average assumptions used in accounting for the plans were:

                                                           2002       2001       2000
                                                           ----       ----       ----
Discount rate............................................  5 3/4%        6%       6%
Long-term rate of return on assets.......................      8%    8 1/2%       9%
Average rate of increase in employee compensation........  3 3/4%        5%       5%

    The health care cost trend rate used in accounting for the medical plan was 10 percent in 2002 (decreasing to 5 percent in the year 2010 and beyond) and 7.2 percent in 2001 (decreasing to 6 percent in the year 2003 and beyond). A one percent increase in the health care trend rate would increase the accumulated postretirement benefit obligation by $334 at year-end 2002 and the net periodic cost by $34 for the year. A one percent decrease in the health care trend rate would decrease the accumulated postretirement benefit obligation by $275 at year-end 2002 and the net periodic cost by $27 for the year.

    The dates used to measure plan assets and liabilities were October 31, 2002 and 2001 for all plans. Pension plan assets are invested primarily in stocks, bonds, short-term securities and cash equivalents.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

    Future minimum rental payments for operating leases (primarily for transportation equipment, offices and warehouses) having initial or remaining noncancellable lease terms in excess of one year as of December 31, 2002 are as follows:

YEAR ENDING
DECEMBER 31,
-------------
  2003......................................................  $10,166
  2004......................................................    6,621
  2005......................................................    5,259
  2006......................................................    4,599
  2007......................................................    2,828
  thereafter................................................    4,395
                                                              -------
                                                              $33,868
                                                              =======

    Rental expense for the years ended December 31, 2002, 2001 and 2000 was $17,185, $20,355 and $18,938, respectively.

ENVIRONMENTAL MATTERS

    Accruals for environmental liabilities are recorded based on current interpretations of applicable environmental laws and regulations when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Estimates are established based upon information available to management to date, the nature and extent of the environmental liability, the Company's experience with similar activities undertaken, estimates obtained from outside consultants and the legal and regulatory framework in the jurisdiction in which the liability arose. The potential costs related to environmental matters and their estimated impact on future operations are difficult to predict due to the uncertainties regarding the extent of any required remediation, the complexity and interpretation of applicable laws and regulations, possible modification of existing laws and regulations or the adoption of new laws or regulations in the future, and the numerous alternative remediation methods and their related varying costs. The material components of the Company's environmental accruals include potential costs, as applicable, for investigation, monitoring, remediation and ongoing maintenance activities at any affected site. Accrued liabilities for environmental matters were $27,363 and $24,657 at December 31, 2002 and 2001, respectively. These amounts do not include third-party recoveries nor have they been discounted.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

PRODUCT WARRANTIES

    Accruals for product warranties are estimated based upon historical warranty experience and are recorded at the time revenue is recognized. Activity in the aggregate product warranty liability is summarized as follows:

                                                           2002         2001
                                                          ------       -------

Balance at beginning of period..........................  $6,119       $ 6,474
Accruals................................................   2,711         1,329
Payments................................................    (968)       (1,530)
Adjustments and other...................................    (749)         (154)
                                                          ------       -------
Balance at end of period................................  $7,113       $ 6,119
                                                          ======       =======

CONTINGENCIES

    The Company is involved in various claims, litigation, administrative proceedings and investigations. Although the amount of any ultimate liability which could arise with respect to these matters cannot be accurately predicted, it is the opinion of management, based upon currently available information, that any such liability will have no material adverse effect on the Company's financial condition, results of operations or cash flows.

NOTE 10 -- RELATED PARTY TRANSACTIONS

ALLOCATIONS

    Prior to its acquisition, Digital was a division of Prestolite Wire Corporation. Prestolite provided certain services to Digital such as accounting, legal, human resources, information technology and other corporate services. The accompanying statements of operations include allocations of $2,292 for the year ended December 31, 2000. Interest expense of $3,518 for the year ended December 31, 2000 has been charged to Digital based on a net assets basis utilizing Prestolite's effective interest rate and the cash flows of Digital. These allocations were made consistently in each period, and management believes the allocations are reasonable. However, such allocations are not necessarily indicative of the level of expenses that might have been incurred had Digital been operating as a stand-alone entity or which might be expected to be incurred as part of GenTek.

MANAGEMENT AGREEMENT

    The Company is party to a management agreement with Latona Associates Inc., which is controlled by a stockholder of the Company, under which the Company receives corporate supervisory and administrative services and strategic guidance. The Company was charged $5,017, $4,864, and $4,655, for the years 2002, 2001 and 2000, respectively. In addition, the Company paid $600 in connection with acquisitions during 2000.

OTHER TRANSACTIONS

    GenTek provides GCG with certain administrative services pursuant to a transition support agreement entered into in connection with the Spinoff. For the years ended December 31, 2002, 2001, and 2000, GenTek charged GCG $1,383, $1,355 and $1,692, respectively, related to this agreement. GCG supplies soda ash and calcium chloride to GenTek. For the years ended December 31, 2002, 2001, and 2000, purchases from GCG amounted to $2,794, $4,036 and $4,389, respectively.

    In connection with the acquisition of Digital, Prestolite provided GenTek with various corporate and administrative transition services in respect of the digital business. The Company was charged $250

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

for the year ended December 31, 2000. GenTek provides Prestolite with corporate and administrative services, pursuant to a management agreement. For the years ended December 31, 2002 and 2001, GenTek charged Prestolite $2,078 and $2,529. GenTek and Prestolite buy and sell certain wire and cable products from each other. Purchases from Prestolite for the years ended December 31, 2002, 2001 and 2000 were $11,021, $9,805 and $22,324, respectively. Sales to Prestolite for the years ended December 31, 2002, 2001 and 2000 were $3,761, $2,613 and $2,707, respectively. In addition, the Company permits Prestolite to utilize a portion of its Nogales, Arizona warehouse, for which Prestolite currently pays the Company a portion of the cost of leasing and operating the facility. Payments from Prestolite for the years ended December 31, 2002 and 2001 were $228 and $165, respectively. Certain of Prestolite's insurance is written under the Company's policies. Prestolite pays its ratable share of the Company's premium for this insurance. Payments from Prestolite for the years ended December 31, 2002, 2001 and 2000 were $268, $111 and $146, respectively. Prestolite permits one of the Company's subsidiaries to share its Southfield, Michigan corporate location. The Company pays Prestolite 25 percent of the cost of leasing and operating the Southfield premises. Payments by the Company for the years ended December 31, 2002 and 2001 were $113 and $76, respectively.

    To the extent that any of the agreements with related parties are executory contracts under the Bankruptcy Code, the Company has the right to seek an order authorizing their assumption or their rejection.

NOTE 11 -- ADDITIONAL FINANCIAL INFORMATION

    RECEIVABLES

                                                             DECEMBER 31,
                                                          -------------------
                                                            2002       2001
                                                            ----       ----

    Trade...............................................  $189,281   $199,718
    Other...............................................    18,822     16,306
    Allowance for doubtful accounts.....................   (22,278)   (32,062)
                                                          --------   --------
                                                          $185,825   $183,962
                                                          ========   ========

    INVENTORIES

                                                             DECEMBER 31,
                                                          -------------------
                                                            2002       2001
                                                            ----       ----

    Raw materials.......................................  $ 41,003   $ 47,112
    Work in process.....................................    16,363     15,156
    Finished products...................................    42,077     40,795
    Supplies and containers.............................     5,275      4,611
                                                          --------   --------
                                                          $104,718   $107,674
                                                          ========   ========

    Inventories valued at LIFO amounted to $27,011 and $25,401 at December 31, 2002 and 2001, respectively, which were below estimated replacement cost by $1,114 and $913, respectively. The impact of LIFO liquidations in 2002, 2001 and 2000 was not significant.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    PROPERTY, PLANT AND EQUIPMENT


                                                             DECEMBER 31,
                                                          -------------------
                                                            2002       2001
                                                            ----       ----

    Land and improvements...............................  $ 39,437   $ 37,402
    Machinery and equipment.............................   525,797    508,995
    Buildings and leasehold improvements................    93,346     90,583
    Construction in progress............................    48,883     52,659
                                                          --------   --------
                                                           707,463    689,639
    Less accumulated depreciation and amortization......  (398,638)  (331,113)
                                                          --------   --------
                                                          $308,825   $358,526
                                                          ========   ========

    ACCRUED LIABILITIES

                                                             DECEMBER 31,
                                                          -------------------
                                                            2002       2001
                                                            ----       ----

    Wages, salaries and benefits........................  $ 33,959   $ 36,547
    Interest............................................        14     12,166
    Income taxes........................................       850      5,908
    Taxes, other than income taxes......................     6,982      7,109
    Other...............................................    86,909     81,027
                                                          --------   --------
                                                          $128,714   $142,757
                                                          ========   ========


NOTE 12 -- LONG-TERM DEBT

                                                                        DECEMBER 31,
                                                                     -------------------
                                                       MATURITIES      2002       2001
                                                       ----------      ----       ----
Bank term loans -- floating rates...................    2002-2007    $463,401   $486,250
Revolving credit facility -- floating rate..........      2005        264,718    115,000
Senior Subordinated Notes -- 11%....................      2009        193,867    200,000
Other debt -- floating rate.........................    2002-2018      17,543     31,176
                                                                     --------   --------
    Total debt......................................                  939,529    832,426
    Less: current portion...........................                   15,091     32,674
    Liabilities subject to compromise...............                  921,986         --
                                                                     --------   --------
    Net long-term debt..............................                 $  2,452   $799,752
                                                                     ========   ========

    Aggregate maturities of long term debt, exclusive of liabilities subject to compromise, are as follows: 2003, $15,091; 2004, $1,651; 2005, $308; 2006, $210;
2007, $25; thereafter, $258.

    On August 9, 2000, the Company entered into a restated and amended credit agreement, which provides for $500,000 in term loans and a $300,000 revolving credit facility, which includes letters of credit up to $50,000. On August 1, 2001, the Company entered into an amendment of its credit facility which made certain modifications to the financial covenants and other terms of the credit facility. The unused letter of credit balance was $330 and $20,253 at December 31, 2002 and 2001, respectively. The term loans and revolving credit facility bear interest at a rate equal to a spread over a reference rate. The rate in effect for the revolving credit facility at December 31, 2002 and 2001 was 5.8 percent and 5.0 percent, respectively. The weighted average rate in effect for the term loans at December 31, 2002 and 2001 was 6.3 percent and 5.3 percent, respectively. The facility is secured by a first priority security interest in all of the capital stock of the Company's domestic subsidiaries, 65 percent of the capital stock of the Company's foreign subsidiaries and a security interest in certain real property, intellectual property and other assets of the Company in the United States and Canada.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    On October 11, 2002, the Company and 31 of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. The filing of a bankruptcy petition resulted in an immediate acceleration of the principal amount and accrued and unpaid interest on the Company's senior credit facility and 11% Senior Subordinated Notes. Outstanding balances for the senior credit facility and the 11% Senior Subordinated Notes have been reclassified to liabilities subject to compromise. In connection with its use of cash collateral under the credit facility, the Company is currently making adequate protection payments to its senior creditors, based upon the interest rates stated above for its credit facility, which are being recorded as reductions in principle for accounting purposes. See Note 1 for further discussion of the Company's bankruptcy.

    Commitment fees paid for the Company's credit facilities were $92, $624, and $556 for 2002, 2001 and 2000, respectively.

    In order to augment its financial flexibility during the Chapter 11 process, the Company negotiated with certain members of its pre-petition bank syndicate, and received approval from the Bankruptcy Court on March 6, 2003, and approval from the Ontario Court on March 13, 2003, to enter into a debtor-in-possession credit facility. The new facility will enable the Company to issue up to $50,000 of letters of credit, including approximately $30,000 of letters of credit issued under the pre-petition credit facility, to support the Company and its subsidiaries' undertakings (other than ordinary trade credit) and will provide the Company's Noma Company subsidiary with a $10,000 revolving credit facility for working capital and other general corporate purposes of Noma Company. Borrowings under the revolving credit facility will bear interest at variable rates based on prime plus 2.3 percent or LIBOR plus 3.5 percent. The facility matures on September 30, 2003, but may be extended to December 31, 2003 by the holders of a majority of the commitments. To support the payment obligations under the new facility, the Bankruptcy Court awarded super-priority administrative expense status to such obligations and granted the lenders senior priming liens (with certain exceptions) on the Debtors' assets.

NOTE 13 -- CAPITAL STOCK

    The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.01 per share, of which 21,439,310 and 20,567,403 were outstanding at December 31, 2002 and 2001, respectively, and 40,000,000 shares of Class B Common Stock, par value $.01 per share, which has ten votes per share, is subject to significant restrictions on transfer and is convertible at any time into Common Stock on a share-for-share basis, of which 3,896,860 and 4,750,107 shares were outstanding at December 31, 2002 and 2001, respectively. The Common Stock and Class B Common Stock are substantially identical, except for the disparity in voting power, restriction on transfer and conversion provisions.

    The Company's Preferred Stock, par value $.01 per share, consists of 10,000,000 authorized shares, none of which were outstanding at December 31, 2002 and 2001.

    On February 22, 2000, the Company issued 3,371,340 shares of Common Stock and 791,685 shares of Class B Common Stock in connection with the Company's rights offering. Pursuant to the rights offering, the holders of record of the Company's Common Stock and Class B Common Stock as of January 24, 2000 received, at no cost, 0.20 rights to purchase one share of Common Stock or Class B Common stock of the Company, as appropriate, for each share of such stock they held as of the record date. Each whole right entitled the holder to purchase one share of Common Stock or Class B Stock, as the case may be, at the price of $9.43 per share. The net proceeds to the Company from this issuance of Common Stock and Class B Common Stock were approximately $38,000.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 14 -- STOCK INCENTIVE PLANS

    The Company has several long-term incentive plans pursuant to which stock options and other equity-related incentive awards may be granted to officers, non-employee directors and other key people. Stock options generally are granted with an exercise price equal to the market price on the day the option is granted, vest over three years and have a maximum term of 10 years. Restricted units, which represent common stock to be issued to the participant upon vesting, vest over five years for employees and four years for non-employee directors. Compensation cost (income) recorded for stock-based compensation under those plans was $(525), $(86), and $1,392, for the years ended
December 31, 2002, 2001 and 2000, respectively. As of December 31, 2002, the total number of shares authorized for grants under these plans was approximately 4,900,000, with approximately 1,300,000 shares available for grant.

    Information with respect to all stock options is summarized below:

                                      2002                            2001                            2000
                           --------------------------      --------------------------      --------------------------
                                          WEIGHTED                        WEIGHTED                        WEIGHTED
                                          AVERAGE                         AVERAGE                         AVERAGE
                            SHARES     EXERCISE PRICE       SHARES     EXERCISE PRICE       SHARES     EXERCISE PRICE
                            ------     --------------       ------     --------------       ------     --------------
Outstanding at beginning
  of year................  3,004,000       $11.60          3,100,700       $12.32          1,933,800       $13.66
Options granted..........         --           --            313,000         2.62          1,221,000        10.27
Options exercised........         --           --             21,900         9.43             22,000        13.29
Options cancelled........    163,000        10.56            387,800        10.26             32,100        14.18
                           ---------                       ---------                       ---------
Outstanding at end of
  year...................  2,841,000       $11.66          3,004,000       $11.60          3,100,700       $12.32
                           =========                       =========                       =========
Exercisable at end of
  year...................  1,950,200       $12.45          1,387,400       $13.26            739,400       $14.20

    The following table summarizes information about stock options outstanding at December 31, 2002:

                                                   OUTSTANDING                           EXERCISABLE
                                  ---------------------------------------------   --------------------------
                                              WEIGHTED AVERAGE
                                                 REMAINING          WEIGHTED                     WEIGHTED
                                  NUMBER OF     CONTRACTUAL         AVERAGE       NUMBER OF      AVERAGE
 RANGE OF EXERCISE PRICES          OPTIONS          LIFE         EXERCISE PRICE    OPTIONS    EXERCISE PRICE
 ------------------------          -------          ----         --------------    -------    --------------
$ 1.11 -- $ 5.00................    210,000         8.8              $ 1.33          63,000       $ 1.33
$ 5.00 -- $10.00................    903,500         7.0              $ 9.48         609,700       $ 9.53
$10.00 -- $15.00................  1,374,000         4.2              $13.05         940,000       $13.08
$15.00 -- $18.73................    353,500         5.0              $17.99         337,500       $18.05
                                  ---------                                       ---------
                                  2,841,000                                       1,950,200
                                  =========                                       =========

NOTE 15 -- FINANCIAL INSTRUMENTS

INVESTMENTS

    All marketable equity securities are classified as available-for-sale, with net unrealized gains and losses shown as a component of accumulated other comprehensive income (loss). At December 31, 2002, there were no marketable equity securities held by the Company. At December 31, 2001, gross unrealized losses were $375. At December 31, 2000, gross unrealized gains and losses were $254 and $415, respectively. Realized gains and losses are determined on the average cost method. Sales of investments were as follows:

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            YEARS ENDED
                                                           DECEMBER 31,
                                                      ----------------------
                                                      2002    2001     2000
                                                      ----    ----     ----

Proceeds............................................  $561   $4,582   $4,140
Gross realized gains................................    --   $1,123   $1,893
Gross realized losses...............................  $386   $  564       --


SWAP AGREEMENTS

    The Company periodically enters into interest rate swap agreements to effectively convert a portion of its floating-rate to fixed-rate debt in order to reduce the Company's exposure to movements in interest rates and achieve a desired proportion of variable versus fixed-rate debt, in accordance with the Company's policy. Such agreements involve the exchange of fixed and floating interest rate payments over the life of the agreement without the exchange of the underlying principal amounts. Accordingly, the impact of fluctuations in interest rates on these interest rate swap agreements is fully offset by the opposite impact on the related debt. Swap agreements are only entered into with strong creditworthy counterparties. All swap agreements have been designated as cash flow hedges, and all were 100 percent effective. As a result, there is no impact to earnings due to hedge ineffectiveness. As a result of the Filing, the Company discontinued hedge accounting for its interest rate swaps since it was no longer probable that the forecasted variable interest payments would occur. Additionally, a charge of $4,272 was recorded in reorganization items, which represents amounts which would have been reclassified from accumulated other comprehensive income amounts to the statement of operations had interest payments been made during the estimated period of time the Company will be reorganizing under Chapter 11. During 2002, the Company received notices from counterparties to the Company's interest rate swap agreements that they were exercising their rights to terminate the agreements. The termination payment demands received totaled $12,941, which has not been paid and is recorded as liabilities subject to compromise. The swap agreements in effect were as follows:

                                                                INTEREST RATE
                                     NOTIONAL                -------------------
                                      AMOUNT    MATURITIES   RECEIVE(1)   PAY(2)
                                      ------    ----------   ----------   ------

December 2001......................  $175,000   2002-2006       2.0%       6.8%


----------
(1)  Three-month LIBOR.
(2)  Represents the weighted average rate.


FAIR VALUE OF FINANCIAL INSTRUMENTS

                                       DECEMBER 31, 2002     DECEMBER 31, 2001
                                      -------------------   -------------------
                                      CARRYING     FAIR     CARRYING     FAIR
                                       AMOUNT     VALUE      AMOUNT     VALUE
                                       ------     -----      ------     -----

Marketable equity securities.........       --         --   $    572   $    572
Long-term debt....................... $939,529   $442,657   $832,426   $748,426
Interest rate swap agreements........       --         --   $(10,566)  $(10,566)


    The fair values of cash and cash equivalents, receivables and payables approximate their carrying values due to the short-term nature of the instruments. The fair value of the Company's investments in marketable equity securities is based on quoted market prices. The fair value of the Company's long-term debt was based on quoted market prices for traded debt and discounted cash flow analyses on its nontraded debt. The fair value of the Company's interest rate swap agreements is the estimated amount the Company would have to pay or receive to terminate the swap agreements based upon quoted market prices as provided by financial institutions which are counterparties to the swap agreements.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 16 -- GEOGRAPHIC AND INDUSTRY SEGMENT INFORMATION

    GenTek operates through three primary business segments: communications, manufacturing and performance products. The business segments were determined based on several factors including products and services provided and markets served. Each segment is managed separately. The communications segment is a global provider of products, systems and services, including copper and fiber-optic cabling and connection products, for local and wide area data and communications networks. The manufacturing segment provides a broad range of engineered components and services to the automotive, appliance and electronic and industrial markets. The performance products segment manufactures a broad range of products and services to four principal markets: environmental services, pharmaceutical and personal care, chemical processing and technology. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

    Industry segment information is summarized as follows:

                                        NET REVENUES                   OPERATING PROFIT (LOSS)
                                  YEARS ENDED DECEMBER 31,             YEARS ENDED DECEMBER 31,
                            ------------------------------------   --------------------------------
                               2002         2001         2000        2002        2001        2000
                               ----         ----         ----        ----        ----        ----
Performance Products......  $  357,427   $  360,927   $  353,125   $  28,657   $ (30,444)  $ 40,024
Manufacturing.............     477,113      478,488      553,262      44,807     (10,831)    64,206
Communications............     293,993      405,005      507,800     (89,519)   (119,108)    59,851
                            ----------   ----------   ----------   ---------   ---------   --------
    Total segments........   1,128,533    1,244,420    1,414,187     (16,055)   (160,383)   164,081
Eliminations and other
  corporate expenses......          --           --           --      (9,016)    (12,363)    (4,790)
                            ----------   ----------   ----------   ---------   ---------   --------
Consolidated..............  $1,128,533   $1,244,420   $1,414,187     (25,071)   (172,746)   159,291
                            ==========   ==========   ==========
Interest expense..........                                            60,135      74,980     74,948
Other (income), expense
  net.....................                                             7,721      (1,983)    (4,484)
                                                                   ---------   ---------   --------
Consolidated income (loss)
  before income taxes and
  cumulative effect of a
  change in accounting
  principle...............                                         $ (92,927)  $(245,743)  $ 88,827
                                                                   =========   =========   ========

                                           CAPITAL EXPENDITURES       DEPRECIATION AND AMORTIZATION
                                         YEARS ENDED DECEMBER 31,        YEARS ENDED DECEMBER 31,
                                        ---------------------------   ------------------------------
                                         2002      2001      2000       2002       2001       2000
                                         ----      ----      ----       ----       ----       ----
Performance Products..................  $23,808   $20,554   $20,023   $15,484    $21,203    $23,346
Manufacturing.........................   15,855    12,383    16,376    16,891     23,043     23,115
Communications........................   12,777    44,841    44,899    15,528     24,071     22,512
                                        -------   -------   -------   -------    -------    -------
Consolidated..........................  $52,440   $77,778   $81,298   $47,903    $68,317    $68,973
                                        =======   =======   =======   =======    =======    =======

                                                           IDENTIFIABLE ASSETS
                                                              DECEMBER 31,
                                                           -------------------
                                                             2002        2001
                                                           --------   ----------

Performance Products...................................    $249,326   $  303,788
Manufacturing(1).......................................     369,415      409,006
Communications.........................................     258,595      426,767
Corporate..............................................      79,649       25,282
                                                           --------   ----------
Consolidated...........................................    $956,985   $1,164,843
                                                           ========   ==========


----------
(1)  Includes equity method investments of $18,274 and $21,608, respectively.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    Geographic area information is summarized as follows:

                                                EXTERNAL REVENUES(1)           LONG-LIVED ASSETS(2)
                                              YEARS ENDED DECEMBER 31,             DECEMBER 31,
                                        ------------------------------------   ---------------------
                                           2002         2001         2000        2002        2001
                                           ----         ----         ----        ----        ----
United States.........................  $  746,492   $  811,788   $  951,608   $276,705    $376,638
Canada................................     115,957       99,647      113,574    112,881     159,993
Other Foreign.........................     266,084      332,985      349,005     73,682     195,108
                                        ----------   ----------   ----------   --------    --------
Consolidated..........................  $1,128,533   $1,244,420   $1,414,187   $463,268    $731,739
                                        ==========   ==========   ==========   ========    ========

----------
(1) Revenues are attributed to geographic areas based on the locations of customers.

(2) Represents all non-current assets except deferred tax assets and financial instruments.

NOTE 17 -- SUMMARIZED FINANCIAL INFORMATION

    The Company's Senior Subordinated Notes due 2009 are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company's wholly owned, domestic subsidiaries ('Subsidiary Guarantors'). The non-guarantor subsidiaries are foreign.

    The following condensed consolidating financial information illustrates the composition of the combined Subsidiary Guarantors. The Company believes that the separate complete financial statements of the respective guarantors would not provide additional material information which would be useful in assessing the financial composition of the Subsidiary Guarantors.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2002

                                                                    NON-
                                                   SUBSIDIARY    GUARANTOR
                                        PARENT     GUARANTORS   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                        ------     ----------   ------------   ------------   ------------
Net revenues.........................  $      --   $ 725,087     $ 442,333       $(38,887)     $1,128,533
Cost of sales........................         --     588,978       349,086        (38,887)        899,177
Selling, general and administrative
  expense............................      1,362     100,571        74,256             --         176,189
Restructuring and impairment
  charges............................         --      23,285        54,953             --          78,238
                                       ---------   ---------     ---------       --------      ----------
    Operating profit (loss)..........     (1,362)     12,253       (35,962)            --         (25,071)
Interest expense.....................     48,354      46,521         8,551        (43,291)         60,135
Other (income) expense, net..........    (39,512)      4,797          (855)        43,291           7,721
                                       ---------   ---------     ---------       --------      ----------
    Income (loss) before income taxes
      and cumulative effect of a
      change in accounting
      principle......................    (10,204)    (39,065)      (43,658)            --         (92,927)
Income tax provision (benefit).......    138,911     (15,001)      (17,313)            --         106,597
Cumulative effect of a change in
  accounting principle...............         --     (65,359)      (95,766)            --        (161,125)
Equity in loss from subsidiaries.....   (211,534)   (122,111)           --        333,645              --
                                       ---------   ---------     ---------       --------      ----------
    Net loss.........................  $(360,649)  $(211,534)    $(122,111)      $333,645      $ (360,649)
                                       =========   =========     =========       ========      ==========

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

                                                                    NON-
                                                   SUBSIDIARY    GUARANTOR
                                        PARENT     GUARANTORS   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                        ------     ----------   ------------   ------------   ------------
Net revenues.........................  $      --   $ 766,783      $517,181       $(39,544)     $1,244,420
Cost of sales........................         --     643,812       389,678        (39,544)        993,946
Selling, general and administrative
  expense............................      2,801     149,322        83,680             --         235,803
Restructuring and impairment
  charges............................         --     161,150        26,267             --         187,417
                                       ---------   ---------      --------       --------      ----------
    Operating profit (loss)..........     (2,801)   (187,501)       17,556             --        (172,746)
Interest expense.....................     60,123      69,567        17,005        (71,715)         74,980
Other (income) expense, net..........    (56,318)    (10,094)       (7,286)        71,715          (1,983)
                                       ---------   ---------      --------       --------      ----------
    Income (loss) before income
      taxes..........................     (6,606)   (246,974)        7,837             --        (245,743)
Income tax provision (benefit).......     (2,008)    (75,273)        2,382             --         (74,899)
Equity in income (loss) from
  subsidiaries.......................   (166,246)      5,455            --        160,791              --
                                       ---------   ---------      --------       --------      ----------
    Net income (loss)................  $(170,844)  $(166,246)     $  5,455       $160,791      $ (170,844)
                                       =========   =========      ========       ========      ==========

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2000

                                                                    NON-
                                                   SUBSIDIARY    GUARANTOR
                                         PARENT    GUARANTORS   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                         ------    ----------   ------------   ------------   ------------
Net revenues..........................  $     --    $901,743      $554,593       $(42,149)     $1,414,187
Cost of sales.........................        --     687,025       391,487        (42,149)      1,036,363
Selling, general and administrative
  expense.............................     2,298     127,891        88,344             --         218,533
                                        --------    --------      --------       --------      ----------
    Operating profit (loss)...........    (2,298)     86,827        74,762             --         159,291
Interest expense......................    53,278      58,678        19,574        (56,582)         74,948
Other (income) expense, net...........   (52,896)     (8,801)          631         56,582          (4,484)
                                        --------    --------      --------       --------      ----------
    Income (loss) before income
      taxes...........................    (2,680)     36,950        54,557             --          88,827
Income tax provision (benefit)........    (1,072)     20,662        18,996             --          38,586
Equity in income from subsidiaries....    51,849      35,561            --        (87,410)             --
                                        --------    --------      --------       --------      ----------
    Net income........................  $ 50,241    $ 51,849      $ 35,561       $(87,410)     $   50,241
                                        ========    ========      ========       ========      ==========

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2002

                                                                   NON-
                                                  SUBSIDIARY    GUARANTOR
                                       PARENT     GUARANTORS   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       ------     ----------   ------------   ------------   ------------
Current assets:
    Cash and cash equivalents.......  $  64,046   $  22,230      $ 46,754       $     --      $  133,030
    Receivables, net................      8,674      95,978        81,173             --         185,825
    Inventories.....................         --      51,776        52,942             --         104,718
    Other current assets............    (29,129)     46,215        10,269             --          27,355
                                      ---------   ---------      --------       --------      ----------
    Total current assets............     43,591     216,199       191,138             --         450,928
Property, plant and equipment,
  net...............................         --     211,525        97,300             --         308,825
Goodwill............................         --      45,005        82,719             --         127,724
Intercompany receivable (payable)...    714,357    (696,631)      (17,726)            --              --
Investment in subsidiaries..........   (335,365)     83,305            --        252,060              --
Other assets........................    (83,903)     90,104        63,307             --          69,508
                                      ---------   ---------      --------       --------      ----------
    Total assets....................  $ 338,680   $ (50,493)     $416,738       $252,060      $  956,985
                                      =========   =========      ========       ========      ==========

Current liabilities:
    Accounts payable................  $       6   $  24,445      $ 26,401       $     --      $   50,852
    Accrued liabilities.............     25,036      53,071        50,607             --         128,714
    Current portion of long-term
      debt..........................         --         101        14,990             --          15,091
                                      ---------   ---------      --------       --------      ----------
    Total current liabilities.......     25,042      77,617        91,998             --         194,657
Long-term debt......................         --         596         1,856             --           2,452
Liabilities subject to compromise...    821,895     169,960       151,910             --       1,143,765
Other liabilities...................      2,064      36,699        87,669             --         126,432
                                      ---------   ---------      --------       --------      ----------
    Total liabilities...............    849,001     284,872       333,433             --       1,467,306
Equity (deficit)....................   (510,321)   (335,365)       83,305        252,060        (510,321)
                                      ---------   ---------      --------       --------      ----------
    Total liabilities and equity
      (deficit).....................  $ 338,680   $ (50,493)     $416,738       $252,060      $  956,985
                                      =========   =========      ========       ========      ==========

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2001

                                                                   NON-
                                                  SUBSIDIARY    GUARANTOR
                                        PARENT    GUARANTORS   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                        ------    ----------   ------------   ------------   ------------
Current assets:
    Cash and cash equivalents........  $     --   $     443      $  8,762      $      --      $    9,205
    Receivables, net.................        --     105,246        78,716             --         183,962
    Inventories......................        --      55,205        52,469             --         107,674
    Other current assets.............     1,488      43,633         7,695             --          52,816
                                       --------   ---------      --------      ---------      ----------
    Total current assets.............     1,488     204,527       147,642             --         353,657
Property, plant and equipment, net...        --     270,780        87,746             --         358,526
Goodwill.............................        --     161,664       167,311             --         328,975
Intercompany receivable (payable)....   643,909    (742,123)       98,214             --              --
Investment in subsidiaries...........   (88,541)    203,931            --       (115,390)             --
Other assets.........................     3,995     110,242         9,448             --         123,685
                                       --------   ---------      --------      ---------      ----------
    Total assets.....................  $560,851   $ 209,021      $510,361      $(115,390)     $1,164,843
                                       ========   =========      ========      =========      ==========
Current liabilities:
    Accounts payable.................  $    274   $  66,062      $ 33,383      $      --      $   99,719
    Accrued liabilities..............    37,211      60,243        45,303             --         142,757
    Current portion of long-term
      debt...........................    15,125         110        17,439             --          32,674
                                       --------   ---------      --------      ---------      ----------
    Total current liabilities........    52,610     126,415        96,125             --         275,150
Long-term debt.......................   639,875         678       159,199             --         799,752
Other liabilities....................    10,703     170,469        51,106             --         232,278
                                       --------   ---------      --------      ---------      ----------
    Total liabilities................   703,188     297,562       306,430             --       1,307,180
Equity (deficit).....................  (142,337)    (88,541)      203,931       (115,390)       (142,337)
                                       --------   ---------      --------      ---------      ----------
    Total liabilities and equity
      (deficit)......................  $560,851   $ 209,021      $510,361      $(115,390)     $1,164,843
                                       ========   =========      ========      =========      ==========

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2002

                                                                               NON-
                                                              SUBSIDIARY    GUARANTOR
                                                    PARENT    GUARANTORS   SUBSIDIARIES   CONSOLIDATED
                                                    ------    ----------   ------------   ------------
Net cash (used for) provided by operating
  activities.....................................  $ (5,786)   $ 28,097      $ 23,316       $ 45,627
                                                   --------    --------      --------       --------
Net cash used for investing activities...........        --     (29,829)       (9,533)       (39,362)
                                                   --------    --------      --------       --------
Cash flows from financing activities:
    Intercompany cash transfers..................   (65,879)     24,205        41,674             --
    Other........................................   135,711        (686)      (19,183)       115,842
                                                   --------    --------      --------       --------
Net cash provided by financing activities........    69,832      23,519        22,491        115,842
                                                   --------    --------      --------       --------
Effect of exchange rates on cash.................        --          --         1,718          1,718
                                                   --------    --------      --------       --------
Increase in cash and cash equivalents............    64,046      21,787        37,992        123,825
Cash and cash equivalents at beginning of year...        --         443         8,762          9,205
                                                   --------    --------      --------       --------
Cash and cash equivalents at end of year.........  $ 64,046    $ 22,230      $ 46,754       $133,030
                                                   ========    ========      ========       ========

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2001

                                                                               NON-
                                                              SUBSIDIARY    GUARANTOR
                                                    PARENT    GUARANTORS   SUBSIDIARIES   CONSOLIDATED
                                                    ------    ----------   ------------   ------------
Net cash provided by operating activities........  $ 11,506    $ 14,629      $ 42,272       $ 68,407
                                                   --------    --------      --------       --------
Net cash used for investing activities...........        --     (53,154)      (17,725)       (70,879)
                                                   --------    --------      --------       --------
Cash flows from financing activities:
    Intercompany cash transfers..................   (20,943)     41,316       (20,373)            --
    Other........................................     9,437       2,541        (3,880)         8,098
                                                   --------    --------      --------       --------
Net cash provided by (used for) financing
  activities.....................................   (11,506)     43,857       (24,253)         8,098
                                                   --------    --------      --------       --------
Effect of exchange rates on cash.................        --          --          (880)          (880)
                                                   --------    --------      --------       --------
Increase (decrease) in cash and cash
  equivalents....................................        --       5,332          (586)         4,746
Cash and cash equivalents at beginning of year...        --      (4,889)        9,348          4,459
                                                   --------    --------      --------       --------
Cash and cash equivalents at end of year.........  $     --    $    443      $  8,762       $  9,205
                                                   ========    ========      ========       ========

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2000

                                                                               NON-
                                                              SUBSIDIARY    GUARANTOR
                                                   PARENT     GUARANTORS   SUBSIDIARIES   CONSOLIDATED
                                                   ------     ----------   ------------   ------------
Net cash provided by (used for) operating
  activities....................................  $  18,971   $ 132,721      $(64,422)     $  87,270
                                                  ---------   ---------      --------      ---------
Cash flows from investing activities:
    Acquisition of businesses net of cash
      acquired..................................         --    (138,380)           --       (138,380)
    Other.......................................         --     (77,035)      (16,034)       (93,069)
                                                  ---------   ---------      --------      ---------
Net cash used for investing activities..........         --    (215,415)      (16,034)      (231,449)
                                                  ---------   ---------      --------      ---------
Cash flows from financing activities:
    Proceeds from sale of stock.................     37,957          --            --         37,957
    Intercompany cash transfers.................    300,883    (400,106)       99,223             --
    Other.......................................   (357,862)    471,736       (22,212)        91,662
                                                  ---------   ---------      --------      ---------
Net cash provided by (used for) financing
  activities....................................    (19,022)     71,630        77,011        129,619
                                                  ---------   ---------      --------      ---------
Effect of exchange rates on cash................         --          --        (1,668)        (1,668)
                                                  ---------   ---------      --------      ---------
Decrease in cash and cash equivalents...........        (51)    (11,064)       (5,113)       (16,228)
Cash and cash equivalents at beginning of
  year..........................................         51       6,175        14,461         20,687
                                                  ---------   ---------      --------      ---------
Cash and cash equivalents at end of year........  $      --   $  (4,889)     $  9,348      $   4,459
                                                  =========   =========      ========      =========

NOTE 18 -- SUBSEQUENT EVENT

    On February 28, 2003, the Company announced a plan to wind down and close operations in Claymont, Delaware at the South Plant of the Delaware Valley Works complex, an industrial facility owned and operated by the Company. The plan is subject to approval by the Bankruptcy Court. A motion seeking such approval was filed on March 4, 2003. If approved by the Bankruptcy Court, the South Plant is expected to cease production on or about September 30, 2003. Failure of the Company to achieve such approval could have a material adverse effect on the Company's results of operations. The South Plant contains sulfuric acid regeneration and production facilities as well as other operations. The Company intends to comply fully with all of its environmental obligations in connection with the

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

decommissioning of the facility including, without limitation, those relating to any investigation and remediation of the facility required by law. Depending on the scope of any investigation and any remedial activity required as a result, additional costs above those currently estimated could be incurred over a period of the next several years. The Company is currently unable to estimate the nature and extent of these potential additional costs. As such, it is possible that the final outcome could have a material adverse effect on the Company's results of operations, cash flows and financial condition. Operations at the Delaware Valley Works' other manufacturing areas located in the North Plant of the facility, including the production of sulfur, fluorine, potassium and ammonia-based compounds and warehousing, distribution and transportation operations, will continue.

    To minimize the impact of the South Plant closure on its sulfuric acid regeneration and merchant acid customers, the Company has made arrangements to continue offering products and services to these customers through its four other sulfuric acid facilities, supplemented by agreements with certain strategic partners. In particular, the Company has negotiated with Rhodia Inc. to assume responsibility for five of its sulfuric acid regeneration contracts, subject to entering into appropriate modified contracts with the customers. A motion seeking the Bankruptcy Court's approval of the transaction with Rhodia Inc. was filed on March 11, 2003.

NOTE 19 -- UNAUDITED QUARTERLY INFORMATION

                                                                 2002
                               ------------------------------------------------------------------------
                                 FIRST          SECOND          THIRD          FOURTH           YEAR
                                 -----          ------          -----          ------           ----
Net revenues.................  $ 276,937       $ 302,729       $279,458       $269,409       $1,128,533
Gross profit.................     55,308          63,415         58,510         52,123          229,356
Income (loss) before
  cumulative effect of a
  change in accounting
  principle..................     (3,148)       (146,213)       (57,832)         7,669         (199,524)
Net income (loss)............   (164,273)(1)    (146,213)(2)    (57,832)(3)      7,669(4)      (360,649)
                                ========        ========       ========       ========         ========

Earnings (loss) per common
  share -- basic:
Income (loss) before
  cumulative effect of a
  change in accounting
  principle..................  $    (.12)      $   (5.73)      $  (2.26)      $    .30       $    (7.82)
                                ========        ========       ========       ========         ========

Net income (loss)............  $   (6.45)      $   (5.73)      $  (2.26)      $    .30       $   (14.13)
                                ========        ========       ========       ========         ========

Earnings (loss) per common
  share -- diluted:
Income (loss) before
  cumulative effect of a
  change in accounting
  principle..................  $    (.12)      $   (5.73)      $  (2.26)      $    .30       $    (7.82)
                                ========        ========       ========       ========         ========

Net income (loss)............  $   (6.45)      $   (5.73)      $  (2.26)      $    .30       $   (14.13)
                                ========        ========       ========       ========         ========

- ---------
(1) Includes the cumulative effect of a change in accounting principle of $161,125 or $6.33 per share.

(2)  Includes restructuring and impairment charges of $23,618.

(3)  Includes restructuring and impairment charges of $49,722.

(4)  Includes restructuring charges of $4,898.

                                  GENTEK INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 2001
                                  -------------------------------------------------------------------
                                   FIRST      SECOND          THIRD          FOURTH           YEAR
                                   -----      ------          -----          ------           ----
Net revenues....................  $339,962   $ 319,474       $299,698       $285,286       $1,244,420
Gross profit....................    76,395      55,493 (1)     66,889         51,697 (3)      250,474
Net income (loss)...............     2,475    (102,429)(1)        190(2)     (71,080)(3)     (170,844)
                                  ========   =========       ========       ========       ==========
Earnings (loss) per common
  share -- basic:...............  $    .10   $   (4.03)      $    .01       $  (2.79)      $    (6.72)
                                  ========   =========       ========       ========       ==========
Earnings (loss) per common
  share -- assuming dilution:...  $    .10   $   (4.03)      $    .01       $  (2.79)      $    (6.72)
                                  ========   =========       ========       ========       ==========

- ---------
(1) Includes charges to income totaling $150,769 ($99,333 after tax or $3.91 per share), which includes restructuring and impairment charges of $108,018, charges included in cost of sales of $16,431, principally related to loss provisions for obsolete and excess inventory, and charges included in selling, general administrative expenses of $26,320, principally related to loss provisions for accounts receivable.

(2) Includes restructuring charges of $2,910 ($1,759 after tax or $.07 per share).

(3) Includes charges to income totaling $93,751 ($66,005 after tax or $2.59 per share), which includes restructuring and impairment charges of $76,489, charges included in cost of sales of $14,936, principally related to loss provisions for obsolete and excess inventory, and charges included in selling, general and administrative expenses of $2,326, principally related to loss provisions for accounts receivable.

                                  APPENDIX E

                             LIQUIDATION ANALYSIS
                             --------------------

                                  APPENDIX E

                             LIQUIDATION ANALYSIS

         Section 1129(a)(7) of the Bankruptcy Code (often called the "Best Interests Test"), requires that each holder of an impaired Claim or Equity Interest either (a) accept the Plan, or (b) receive or retain under the Plan property of a value, as of the Plan's Effective Date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were to be liquidated under Chapter 7 of the Bankruptcy Code on the assumed date of conversion to a Chapter 7 (the "Conversion Date"). In determining whether the Best Interests Test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors' assets in Chapter 7. The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtors' assets and the cash held by the Debtors at the commencement of its Chapter 7 case. Such amount is reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the use of Chapter 7 for purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with Section 726 of the Bankruptcy Code.

         A general summary of the assumptions used in preparing the liquidation analysis follows.

         THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HEREIN.

        ANALYSIS METHODOLOGY

         Hypothetical recoveries to stakeholders of the Debtors in a liquidation were determined through multiple steps, as set forth below. In some cases Noma Company is considered separately rather than as part of GenTek and the other Subsidiary Debtors (the Debtors, excluding Noma Company, the "GenTek Debtor Entities").

         |_| The Debtors, with guidance from Lazard regarding the mechanics of a Chapter 7 liquidation, estimated proceeds from the liquidation of each of the Debtors' assets. This includes assets of both the GenTek Debtor Entities as well as Noma Company.

         |_| Proceeds from the sale of the GenTek Debtor Entities' interests in their foreign subsidiaries were estimated. Such sales are assumed to occur on a going concern basis (using a reduced multiple to reflect a distressed sale).

         |_| Estimated recoveries were reduced by estimated liquidation costs. These include estimated operating costs during the liquidation process, as well as trustee fees and professional fees. Fees related to the sale of the GenTek Debtor Entities' interests in these foreign subsidiaries were also deducted from gross proceeds.

         |_| The letters of credit outstanding under the DIP Facility (estimated at $33.5 million) were assumed to be drawn, and the lenders party to the DIP Facility were assumed to receive a superpriority administrative claim at each entity where they have a guarantee. No amounts were assumed to be outstanding on the portion of the DIP Facility attributable to Noma Company.

         |_| Recoveries occur at each entity on an absolute priority basis according to the claims outstanding at that entity. No marshalling of claims asserted against multiple entities is assumed.

         |_| In the case of the stock of foreign subsidiaries owned by certain of the Debtors, the Existing Lenders are secured by a pledge of 65% of the stock of the foreign subsidiaries. The proceeds from the sale of the remaining 35% of the stock of foreign subsidiaries are assumed to be distributed to remaining creditors of the Debtor owning such stock according to the absolute priority rule (excluding the Existing Lender Secured Claim), with the assumption that the Existing Lenders are able to recover a portion of this amount through the assertion of their deficiency claims at that Debtor.

               Estimate of Net Proceeds

         Estimates were made of the cash proceeds that might be realized from the liquidation of the Debtors' assets. The Liquidation Analysis also assumes that the sale of the assets of the Debtors would occur under the direction of a Court-appointed Chapter 7 trustee. For certain assets, estimates of the liquidation proceeds were made for each asset individually. For other assets, liquidation values were assessed for general classes of assets by estimating the percentage recoveries that a Chapter 7 trustee might achieve through their disposition. The proceeds of these sale transactions would be conveyed to the Debtors' creditors. The liquidation period (estimated to be six to twelve months) would allow for an expedited sales process and the documentation and closing of such sale transactions.

         This Liquidation Analysis does not reflect any recoveries that might be realized by the Chapter 7 trustee's pursuit of any avoidance actions, as the Debtors believe that any such recoveries are highly speculative in light of, among other things, the various defenses that would likely be asserted. Accordingly, the Liquidation Analysis has valued any such recoveries at zero, including those attributable to the Chapter 7 trustee's pursuit of Preference Rights. To the extent that any recoveries are obtained, the Debtors do not believe that such recoveries would materially alter the distributions to unsecured creditors.

         Estimate of Costs

         The Debtors' liquidation costs under Chapter 7 would include the fees payable to a Chapter 7 trustee, as well as those that might be payable to attorneys and other professionals that such a trustee may engage. In accordance with the priority of payments provided for in the Bankruptcy Code, once these costs of liquidation were satisfied, payments would include any obligations and unpaid expenses incurred by the Debtors during the Chapter 11 case and allowed in the Chapter 7 case, such as compensation for attorneys, financial advisers, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. Moreover, additional claims could arise by reason of the breach or rejection of obligations incurred and executory contracts or leases entered into by the Debtors both prior to and during the pendency of the Chapter 11 case.

         Distribution of Net Proceeds under Absolute Priority

         Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full.

         After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a Chapter 11 case, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail, and (iii) substantial increases in claims which are likely to arise in a liquidation, the Debtors have determined, as summarized on the charts below, that confirmation of the Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

         The Liquidation Analysis was prepared by management with the assistance of Lazard, based on the Debtors' preliminary unaudited balance sheets as of May 31, 2003. The Liquidation Analysis assumes that the unaudited May 31, 2003 balance sheets, on which the analysis is based, are a proxy for the balance sheets that would exist upon the Conversion Date. Certain key assumptions underlying the Liquidation Analysis are listed in the footnotes immediately following each hypothetical liquidation analysis chart.

         THE DEBTORS' LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. IT IS ASSUMED THAT THE COSTS ASSOCIATED WITH ANY LIQUIDATION PROCESS FOR THE CANADIAN ASSETS OF NOMA COMPANY WOULD BE SIMILAR TO THOSE ESTIMATED FOR A CHAPTER 7 LIQUIDATION. NO ADDITIONAL PROVISION HAS BEEN MADE FOR SUCH COSTS.

         Underlying the liquidation are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Debtors or a Chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtors' assets will result in an accurate estimate of the proceeds that would be realized were the Debtors to undergo an actual liquidation. The actual amounts of claims against the Estates could vary significantly from the Debtors' estimates, depending on the claims asserted during the pendency of the Chapter 7 case. This Liquidation Analysis does not include liabilities that may arise as a result of litigation, additional claims by environmental agencies, certain new tax assessments, or other potential claims. This analysis also does not include potential recoveries from avoidance actions. Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided herein.

A.      ESTIMATED ASSET RECOVERIES.


                                         Hypothetical Liquidation Analysis -- Noma Company
  ($ in millions)
  Estimated Liquidation Proceeds
  -------------------------------------------------------------------------------------------------------------------------------
                                           Book Value (1)                   Hypothetical Liquidation Value Range
                                         -----------------    --------------------------------------------------------------
                                                                    Recovery %                       Amount
                                                              ----------------------    ------------------------------------
                                                                Low          High            Low                  High
                                                             ----------    ---------    -------------           ------------
  Cash and Equivalents (2)                     $12.1          100.0%        100.0%           $12.1                $12.1
  Trade Receivables (3)                         28.7           66.4%         81.8%            19.1                 23.5
  Other Receivables (4)                          2.1           75.0%         90.0%             1.5                  1.8
  Inventory (5)                                 16.3           56.0%         67.8%             9.2                 11.1
  Other Current Assets (6)                       3.1            0.0%         10.0%             0.0                  0.3
  PP&E  (7)                                     22.7           28.5%         41.7%             6.5                  9.5
  Goodwill (8)                                  81.6            0.0%          0.0%             0.0                  0.0
  Other Long-Term Assets (9)                     3.0          100.0%        100.0%             3.0                  3.0
                                           ----------                                  ------------              -------
      Total Liquidation Proceeds              $169.6           30.3%         36.2%           $51.3                $61.3
                                           ----------                                  ------------              -------


  Distribution of Liquidation Proceeds
  --------------------------------------------------------------------------------------------------------------------------
  Liquidation Fees and Expenses (10)
      Chapter 7 Trustee Fees                                    3.0%          3.0%           ($1.5)               ($1.8)
      Chapter 7 Professional Fees                               0.7%          0.7%            (0.4)                (0.4)
      Mechanics/Workmen's Liens and Other Secured Claims                                       0.0                  0.0
      Operating Expenses                                                                     (12.0)               (12.0)
                                                                                          ----------            ---------
          Total Fees and Expenses                                                           ($13.9)              ($14.3)
                                                                                          ----------            ---------

  --------------------------------------------------------------------------------------------------------------------------
  Net Estimated Proceeds Available for Distribution to Stakeholders                          $37.4                $47.1
  --------------------------------------------------------------------------------------------------------------------------



Hypothetical Liquidation Analysis--GenTek Debtor Entities (ex. Noma and Interests in Foreign Subsidiaries)

 ($ in millions)
 Estimated Liquidation Proceeds
 ----------------------------------------------------------------------------------------------------------------------------
                                            Book Value (1)                   Hypothetical Liquidation Value Range
                                            -------------- ---------------------------------------------------------------
                                                                      Recovery %                        Amount
                                                           -------------------------------- ------------------------------
                                                              Low                  High           Low           High
                                                           ----------    -----------------  --------------   -------------
 Cash and Equivalents (2)                        $59.0      100.0%               100.0%      $59.0             $59.0
 Trade Receivables (3)                            93.9       59.8%                74.4%       56.1              69.9
 Other Receivables (4)                            13.5       45.3%                56.4%        6.1               7.6
 Inventory (5)                                    51.8       42.9%                57.9%       22.2              30.0
 Other Current Assets (6)                         17.1       16.4%                25.1%        2.8               4.3
 PP&E  (7)                                       182.2       21.7%                32.7%       39.5              59.5
 Goodwill (8)                                     45.0        0.0%                 0.0%        0.0               0.0
 Other Long-Term Assets (9)                       19.5       23.6%                40.5%        4.6               7.9
                                           ------------                                     -------         ---------
     Total Liquidation Proceeds                 $437.0       43.6%                54.5%      190.4            $238.2
                                           ------------                                     -------         ---------

 Distribution of Liquidation Proceeds
 --------------------------------------------------------------------------------------------------------------------
 Liquidation Fees and Expenses (10)
     Chapter 7 Trustee Fees                                   3.0%                 3.0%      ($5.7)            ($7.1)
     Chapter 7 Professional Fees                              0.7%                 0.7%       (1.3)             (1.7)
     Mechanics/Workmen's Liens and Other Secured Claims                                       (0.3)             (0.3)
     Operating Expenses                                                                      (68.0)            (68.0)
                                                                                            --------        ----------
         Total Fees and Expenses                                                            ($75.4)           ($77.1)
                                                                                            --------        ----------

 ----------------------------------------------------------------------------------------------------------------------
 Net Estimated Proceeds Available for Distribution to Stakeholders                          $115.0            $161.1
 ----------------------------------------------------------------------------------------------------------------------



B.      ESTIMATED DISTRIBUTIONS OF PROCEEDS.

          1.                 Hypothetical Distribution of Liquidation Proceeds -- Noma Company
          ($ in millions)

          Distributable Proceeds:
             Proceeds From Asset Recoveries (Net of Liquidation Costs and Operating Expenses) $37.4          $47.1
             Other Proceeds                                                                     0.0            0.0

          ---------------------------------------------------------------------------------------------------------
          Net Estimated Proceeds Available for Distribution to Stakeholders                   $37.4          $47.1
          ---------------------------------------------------------------------------------------------------------

          BNS Loan (Acquired by GenTek) (11)                                                   $6.0           $6.0
             Recovery Amount                                                                    6.0            6.0
             % of Claim                                                                      100.0%         100.0%

          Proceeds Available for Payment of Remaining Prepetition Secured Claims              $31.4          $41.1

          Prepetition Secured Claims (11)                                                    $144.8         $144.8
             Recovery Amount                                                                   31.4           41.1
             % of Claim                                                                       21.7%          28.4%

          Proceeds Available for Payment of Administrative and Priority Claims
                                                                                               $0.0           $0.0

          Administrative and Priority Claims (11)                                             $17.5          $17.5
             Recovery Amount                                                                    0.0            0.0
             % of Claim                                                                        0.0%           0.0%

          Proceeds Available for Payment of Unsecured Claims                                   $0.0           $0.0

          Unsecured Claims (11)                                                                $8.1           $8.1
             Recovery Amount                                                                    0.0            0.0
             % of Claim                                                                        0.0%           0.0%

          Proceeds Available for Payment of Equity Interests                                   $0.0           $0.0


   Hypothetical Distribution of Liquidation Proceeds -- GenTek Debtor Entities (DIP Facility and Existing Lender Collateral)
          ($ in millions)
          Distributable Proceeds: (12)
             Asset Recoveries (Net of Liquidation Costs and Operating Expenses)              $115.0         $161.1
             Sale of Foreign Subsidiaries (Net of Transaction Costs)                           65.6           78.8
             Noma Company Senior Secured Debt (BNS Claim)                                       6.0            6.0
             Noma Equity                                                                        0.0            0.0

          ---------------------------------------------------------------------------------------------------------
          Net Estimated Proceeds Available for Distribution to Stakeholders                  $186.6         $245.8
          ---------------------------------------------------------------------------------------------------------

          DIP/Letter of Credit Balance (13)                                                   $33.5          $33.5
             Recovery Amount                                                                   33.5           33.5
             % of Claim                                                                      100.0%         100.0%

          Proceeds Available for Payment of Prepetition Secured Claims                       $153.1         $212.3

          Prepetition Secured Claims (13)                                                    $756.0         $756.0
             Recovery Amount                                                                  153.1          212.3
             % of Claim                                                                       20.3%          28.1%

          Proceeds Available for Payment of Administrative and Priority Claims
                                                                                               $0.0          ($0.0)

          Administrative and Priority Claims (13)                                             $72.7          $72.7
             Recovery Amount                                                                    0.0            0.0
             % of Claim                                                                        0.0%           0.0%

          Proceeds Available for Payment of Unsecured Claims                                   $0.0          ($0.0)

          Unsecured Claims (13)                                                              $450.3         $450.3
             Recovery Amount                                                                    0.0            0.0
             % of Claim                                                                        0.0%           0.0%

          Proceeds Available for Payment of Equity Interests                                   $0.0          ($0.0)


          Hypothetical Distribution of Liquidation Proceeds -- GenTek Debtor Entities (Other Claims)
          ($ in millions)
          Distributable Proceeds: (14)
             Asset Recoveries (Net of Liquidation Costs and Operating Expenses)                $0.0           $0.0
             Sale of Foreign Subsidiaries (Net of Transaction Costs)                            5.3            6.6
             Noma Company Senior Secured Debt (BNS Claim)                                       0.0            0.0
             Noma Equity                                                                        0.0            0.0

          ---------------------------------------------------------------------------------------------------------
          Net Estimated Proceeds Available for Distribution to Stakeholders                    $5.3           $6.6
          ---------------------------------------------------------------------------------------------------------

          DIP/Letter of Credit Balance (15)                                                    $0.0           $0.0
             Recovery Amount                                                                     NM             NM
             % of Claim                                                                          NM             NM

          Proceeds Available for Payment of Prepetition Secured Claims                         $5.3           $6.6

          Prepetition Secured Claims (15)                                                      $0.0           $0.0
             Recovery Amount                                                                     NM             NM
             % of Claim                                                                          NM             NM

          Proceeds Available for Payment of Administrative and Priority Claims
                                                                                               $5.3           $6.6

          Administrative and Priority Claims (15)                                             $72.7          $72.7
             Recovery Amount                                                                    5.3            6.6
             % of Claim                                                                        7.3%           9.1%

          Proceeds Available for Payment of Unsecured Claims                                   $0.0           $0.0

          Unsecured Claims (15)                                                            $1,206.2       $1,206.2
             Recovery Amount                                                                    0.0            0.0
             % of Claim                                                                        0.0%           0.0%

          Proceeds Available for Payment of Equity Interests                                   $0.0           $0.0


C.      RECOVERY SUMMARY.


                                                       Hypothetical Stakeholder Recoveries

  ($ in millons)
                                                    Claim                                  Recovery
                                                   ----------         ----------------------------------------------------
                                                                                Amount                 Percent of Claim
                                                                      ---------------------------    ---------------------
                                                                          Low              High          Low        High
                                                                      ----------         --------    ----------   --------
        DIP Facility                                 $33.5                $33.5           $33.5        100.0%      100.0%

        Senior Secured Claims -- Existing Lenders:
        ------------------------------------------
            All Tranches ex. Tranche B               611.2                123.8           171.6         20.3%       28.1%
            Tranche B
               Noma                                     NA                 31.4            41.1
               GenTek                                   NA                 29.3            40.7
                                                  ---------            ---------          ------
                   Total Tranche B                   144.8                 60.8            81.7         42.0%       56.4%
                                                  ---------            ---------          ------

        Administrative and
            Priority Claims                           90.2                  5.3             6.6          5.9%        7.4%

        Unsecured Claims                             458.3                  0.0             0.0          0.0%        0.0%



FOOTNOTES TO LIQUIDATION ANALYSIS
---------------------------------

         A summary of the assumptions used in preparing the Liquidation Analysis is set forth below.

         Note 1 - Book Values as of May 31, 2002
         ---------------------------------------

         Unless otherwise stated, the book values used in this Liquidation Analysis are the preliminary unaudited book values as of May 31, 2002, and are assumed to be representative of the Debtors' assets and liabilities as of the assumed Conversion Date. The book values stated correspond to the book values of the Debtors only, and do not reflect their consolidated book values, i.e., those including the Debtors' non-debtor subsidiaries.

         Note 2 - Cash and Cash Equivalents
         ----------------------------------

         Cash consists of all cash in banks or operating accounts and liquid investments with maturities of three months or less. Cash is assumed to be fully recoverable. All Cash is assumed to be collateral of the Existing Lender Claims as per the Cash Collateral Orders.

         Note 3 - Trade Accounts Receivable
         ----------------------------------

         For the GenTek Debtor Entities, accounts receivable reflect a recovery rate, which varies by entity, of approximately 40% to 90% for receivables outstanding for 0-30 days, 40% to 80% for receivables outstanding for 31-60 days, 40% to 70% for receivables outstanding for 61-90 days, and 20% to 40% for receivables outstanding for over 91 days. Estimated collections for accounts aged 61 days and over are reduced by 100% of allowances for doubtful accounts.

         For Noma Company, accounts receivable reflect a recovery rate of 75% to 90% for receivables outstanding for 0-30 days, 65% to 80% for receivables outstanding for 31-60 days, 55% to 70% for receivables outstanding for 61-90 days, and 25% to 40% for receivables outstanding for over 91 days. Estimated collections for accounts aged 61 days and over are reduced by 100% of allowances for doubtful accounts.

         Note 4 - Other Accounts Receivable
         ----------------------------------

         Other accounts receivable for the GenTek Debtor Entities reflect miscellaneous receivables and vary by entity, with most entities reflecting recoveries of approximately 0% to 10% and certain entities recovering 70% to 100%, relating to tax refunds due. Other accounts receivable at Noma Company reflect tax refunds due and reflect an assumed recovery rate of 90% to 100%.

         Note 5 - Inventory
         ------------------

         For the GenTek Debtor Entities, estimated inventory recoveries vary by entity and reflect the following recovery ranges: raw materials (10% to 60%); work in process (5% to 70%), finished goods (35% to 90%); and other (50% to 70%). Copper inventories reflect recoveries of 80% to 90%.

         For Noma Company, inventory reflects the following recovery rates: raw materials (50% to 60%); work in process (5% to 15%); finished goods (75% to 90%); and other (50% to 70%); and copper (80% to 90%).

         Note 6 - Other Current Assets
         -----------------------------

         For the GenTek Debtor Entities, other current assets reflect a recovery rate of 0% to 20% except for advances to employees, prepaid taxes and vendor prepayments, which reflect a 90% to 100% recovery rate. For Noma Company, other current assets reflect a 0% to 10% recovery rate.

         Note 7 - Plant, Property and Equipment
         --------------------------------------

         Property, Plant, and Equipment includes land, buildings, improvements, furniture, fixtures, machinery, and other fixed assets. For the GenTek Debtor Entities, recoveries of net property, plant, and equipment, which vary by entity, range as follows: land and land improvements (70% to 100%); buildings and leasehold improvements (30% to 50%); machinery and equipment (10% to 30%); and other (10% to 30%). For Noma Company, recoveries of net property, plant, and equipment, range as follows: land and land improvements (80% to 100%); buildings and leasehold improvements (30% to 50%); machinery and equipment (20% to 30%); and other (20% to 30%).

         Note 8 - Goodwill
         -----------------

         Goodwill is assumed to have no recovery at both the GenTek Debtor Entities as well as Noma Company.

         Note 9 - Other Long Term Assets
         -------------------------------

         Other long term assets include deferred tax assets, nonconsolidated equity holdings and certain intangible assets, including patents and trademarks. Estimated recoveries at the GenTek Debtor entities vary by entity and reflect estimated recovery rates of nonconsolidated equity holdings. Deferred tax assets, patents and trademarks of the GenTek Debtor entities are assumed to have no recovery. Other long term asset recoveries at Noma Company reflect the estimated realized value on its trademarks.

         Note 10 - Liquidation Fees and Expenses
         ---------------------------------------

         Chapter 7 trustee fees are estimated to be 3.0% of gross sale proceeds, and professional fees are estimated to be 0.7% of gross sale proceeds. Aggregate Operating Expenses are assumed to be $80 million, reflecting approximately nine months of business unit level SG&A expense and three months of corporate SG&A expense. These costs would include maintenance, security, and utility costs during the liquidation period, salaries of financial and operating employees, severance pay, stay bonuses, and other related costs that would be incurred during a Chapter 7 liquidation. Operating expenses are estimated to be allocated 85% to the GenTek Debtor Entities ($68 million) and 15% to Noma Company ($12 million). Payments to remove liens from assets sold are also included in liquidation fees and expenses and reflect current mechanics and workmen's liens filed against the GenTek Debtor Entities. Note that Canadian liquidation expenses are assumed to be similar to those incurred in the United States, although these amounts may differ due to different statutory requirements.

         Note 11 - Noma Company Claims
         -----------------------------

         Noma Company is estimated to have approximately $176 million of claims outstanding. These include:

         |_| A senior secured loan from the Bank of Nova Scotia, which GenTek has acquired. This represents a claim of approximately $6 million and is secured by a first priority lien against the assets of Noma Company. This claim is entitled to recover in full before all other claims at Noma Company.

         |_| Approximately $145 million of Existing Lender debt. This represents the Tranche B Term Loan Facility, under which Tranche B Lenders have a senior secured claim against Noma Company. The Tranche B Lender Secured Claim is entitled to recover, to the extent of collateral value, before all other claims at Noma Company, with the exception of the BNS Secured Claim.

         |_| Approximately $18 million of administrative claims and priority claims. These reflect the adjusted value of post-petition trade payables and accrued and other liabilities as of May 31, 2003. Administrative claims and priority claims are entitled to recover to the extent of any unencumbered proceeds before prepetition, non-priority unsecured claims.

         |_| Approximately $8 million of unsecured claims. These are entitled to recover after all other claims have recovered in full. Unsecured claims must recover in full prior to any distributions to equity.

         Note 12 - GenTek Debtor Entity Proceeds (DIP Facility and Existing
         ------------------------------------------------------------------
Lender Collateral)
------------------

         DIP Facility Claims and Existing Lender Secured Claims are entitled to recover all of the proceeds from operating assets through their respective superpriority and senior secured claims at each of the GenTek Debtor Entities. In addition to proceeds from operating assets, the GenTek Debtor Entities are assumed to receive proceeds from:

         |_| Foreign subsidiaries: Interests in foreign subsidiaries are assumed to be sold on a going concern basis at a distressed value. Transaction costs are estimated to be 2% of gross proceeds. DIP Facility Claims and Existing Lender Secured Claims are assumed to recover the proceeds from repayment of any loans made by GenTek and its affiliates to such subsidiaries, as well as 65% of the equity value of such subsidiary. As to the interests of certain foreign subsidiaries held at entities where there are no administrative and priority claims, the DIP Facility Claims and Existing Lender Secured Claims are assumed to share in the recovery of the remaining 35% of equity value to the extent of their deficiency claims at such entities.

         |_| Noma Company Senior Secured Debt: GenTek acquired Noma Company Senior Secured Debt from the Bank of Nova Scotia. This claim is assumed to recover on a first priority senior secured basis at Noma Company.

         |_| Noma Company Equity: The GenTek Debtor Entities own 100% of the equity of Noma Company. Such equity is assumed to have no value, as the analysis indicates that senior claims at Noma Company do not recover in full.

         Note 13 - GenTek Debtor Entity Claims
         -------------------------------------

         The GenTek Debtor Entities are estimated to have approximately $1.3 billion of claims outstanding. These include:

         |_| A DIP Facility loan balance of $33.5 million. Upon commencement of a liquidation, holders of approximately $33.5 million of letters of credit secured by the DIP Facility are assumed to draw on those letters of credit. As a result, the DIP Facility Lenders, by virtue of their superpriority status, are assumed to have a first priority claim on the GenTek Debtor Entity assets. This claim is assumed to recover in full before all other claims at the GenTek Debtor Entities.

         |_| Approximately $756 million of Existing Lender debt. This comprises approximately $743 million outstanding under the Existing Credit Agreement and swap transactions of approximately $13 million. The Tranche B Lenders have a senior secured claim against Noma Company, and are assumed to assert their full claim amount against the GenTek Debtor Entities as well, in light of the Tranche B Lenders' incomplete recovery at Noma Company. After satisfaction of the DIP Facility Claim, Existing Lender Claims are assumed to be entitled to recovery of their claim to the extent of their collateral value.

         |_| Approximately $73 million of administrative and priority claims. These reflect the adjusted value of post-petition trade payables and accrued and other liabilities as of May 31, 2003. Administrative claims and priority claims are entitled to recover to the extent of any unencumbered proceeds before unsecured claims.

         |_| Approximately $450 million of unsecured claims. These reflect the estimated amounts of claims for Classes 7, 8, and 9, plus certain estimated pension, postretirement, and environmental claims that are not compromised under the plan but would recover as unsecured claimants in Chapter 7 liquidation. Unsecured claims must recover in full before equity interests.

         Note 14 - GenTek Debtor Entity Proceeds (Other Claims)
         ------------------------------------------------------

         As noted, the DIP Facility Claims and Existing Lender Claims at the GenTek Debtor Entities do not have a lien on 35% of the equity of foreign subsidiaries ("Foreign Subsidiary Equity"). At entities that hold this equity and have other outstanding claims, those claims are assumed to share in the recovery of such equity on an absolute priority basis. As noted, foreign subsidiaries are assumed to be sold on a going concern basis at a distressed value, with transaction costs of 2% of gross proceeds. Values shown reflect 35% of estimated proceeds from the sale of Foreign Subsidiary Equity, less recovery to DIP Facility Claims and Existing Lender Claims through their deficiency claims where applicable.

         Note 15 - GenTek Debtor Entity Claims - Other Claims
         ----------------------------------------------------

         No DIP Facility Claims or secured claims are assumed to have priority in these recoveries. Administrative claims and priority claims are assumed to recover the full amount of these proceeds, as they are not paid in full. Unsecured claims represent the Existing Lender Deficiency Claims in addition to other unsecured claims identified in Note 13. DIP Facility Claims are assumed to be paid in full and thereby do not have deficiency claims.

                                  APPENDIX F

                POST-EFFECTIVE DATE CORPORATE STRUCTURE CHART


                                  [GRAPHIC]